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Index to the financial statements of Western Asset Mortgage Capital Corporation

As filed with the Securities and Exchange Commission on September 27, 2012

Registration Statement No. 333-183840

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

Western Asset Mortgage Capital Corporation
(Exact name of registrant as specified in its governing instruments)

Western Asset Mortgage Capital Corporation
385 East Colorado Boulevard
Pasadena, California 91101
(626) 844-9400
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Charles A. Ruys de Perez
c/o Western Asset Management Company
385 East Colorado Boulevard
Pasadena, California 91101
(626) 844-9400
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Tel (212) 735-3574 Fax (917) 777-3574	Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 31 West 52 Street New York, New York 10019 Tel (212) 878-8000 Fax (212) 878-8375

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

          If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee(1)(2)(3)

Common Stock, par value $0.01	$350,000,000	$40,110

(1)
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

(2)
Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(3)
The Registrant previously paid $11,460 of this amount in connection with the initial filing of this Registration Statement.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Preliminary Prospectus dated September 27, 2012

PROSPECTUS

12,000,000 Shares

Common Stock

        Western Asset Mortgage Capital Corporation is a Delaware corporation focused on investing in, financing and managing primarily Agency RMBS, which are residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government agency, such as the Government National Mortgage Association, or a U.S. Government-sponsored entity, such as the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation. Although our core investment strategy is focused on Agency RMBS, we may opportunistically supplement our portfolio with residential mortgage-backed securities that are not guaranteed by a U.S. Government agency or sponsored entity, commercial mortgage-backed securities and other asset-backed securities. We are externally managed and advised by Western Asset Management Company, or our Manager, an investment advisor registered with the Securities and Exchange Commission and a wholly-owned subsidiary of Legg Mason, Inc. (NYSE: LM).We are offering 12,000,000 shares of our common stock, par value $0.01 per share, as described in this prospectus. Our common stock is listed on the New York Stock Exchange under the symbol "WMC." On September 26, 2012, the last reported price of our common stock was $23.90 per share.

        We intend to elect and qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2012. To assist us in qualifying as a real estate investment trust, stockholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock. Our amended and restated certificate of incorporation contains various other restrictions on the ownership and transfer of our common stock. See "Description of capital stock—Restrictions on ownership and transfer of our capital stock."

        We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act.

        Investing in our common stock involves risks. See "Risk factors" beginning on page 24 of this prospectus for a discussion of the following and other risks.

	Per Share	Total

Public offering	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

        The underwriters may also purchase up to an additional 1,800,000 shares of our common stock from us at the initial public offering price, less the underwriting discount, within 30 days after the date of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares will be ready for delivery on or about                    , 2012.

Deutsche Bank Securities	Citigroup	J.P. Morgan	Jefferies

The date of this prospectus is                    , 2012.

        You should rely only on the information contained in this prospectus or in any free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Summary

        This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under "Risk Factors" and the other information included in this prospectus. Except where the context suggests otherwise, the terms "company," "we," "us," and "our" refer to Western Asset Mortgage Capital Corporation, a Delaware corporation, and "our Manager" refers to Western Asset Management Company, a California corporation, our external manager. Unless indicated otherwise, the information in this prospectus assumes no exercise by the underwriters of their option to purchase up to an additional 1,800,000 shares of our common stock.

Our Company

        We are organized as a Delaware corporation focused on investing in, financing and managing primarily residential mortgage-backed securities, or RMBS, for which the principal and interest payments are guaranteed by a U.S. Government agency, such as the Government National Mortgage Association, or GNMA, or a U.S. Government-sponsored entity, including the Federal National Mortgage Association, or FNMA, and the Federal Home Loan Mortgage Corporation, or FHLMC. We refer to these types of securities as Agency RMBS. Although our core investment strategy is focused on Agency RMBS, we may opportunistically supplement our portfolio with RMBS that are not guaranteed by a U.S. Government agency or U.S. Government-sponsored entity, or non-Agency RMBS, commercial mortgage-backed securities, or CMBS, and other asset-backed securities, or ABS. We refer to these assets as our potential target assets. We finance our investments in Agency RMBS and intend to finance our potential target assets primarily through the use of repurchase agreements.

        Our objective is to provide attractive risk-adjusted returns to our investors over the long term, primarily through dividends and secondarily through capital appreciation without sacrificing capital preservation. In pursuing this objective, we rely on our Manager's expertise to construct and manage a diversified mortgage investment portfolio by identifying asset classes that, when properly financed and hedged, are designed to produce attractive returns across a variety of market conditions and economic cycles, while considering the risks associated with owning such investments.

        We are externally managed and advised by our Manager, an investment advisor registered with the U.S. Securities and Exchange Commission, or the SEC, and a wholly-owned subsidiary of Legg Mason, Inc., or Legg Mason (NYSE: LM). Our Manager is responsible for administering our business activities and day-to-day operations, subject to the supervision and oversight of our board of directors.

        We were organized as a Delaware corporation on June 3, 2009. We commenced operations on May 15, 2012 following the completion of our initial public offering, or IPO, and the two concurrent private placements, as further described under "—Our IPO and concurrent private placements".

        We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2012. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our net taxable income to stockholders and maintain our intended qualification as a REIT. We also operate our business in a manner that permits us to maintain our exemption from registration under the Investment Company Act of 1940, or the 1940 Act.

Current market opportunities

        Since the height of the financial crisis in 2008, there have been a number of proposals put forward regarding the reform of the housing finance market. We believe the most important theme of these proposals, as highlighted in the U.S. Department of Treasury and Department of Housing and Urban Development report to Congress on February 11, 2011, is the reduction of the government's role in, and the return of private capital to, the housing finance market. Several tools intended to encourage investment of private capital were recommended in the U.S. Department of Treasury and Department of Housing and Urban Development report including increasing guarantee fees, decreasing loan limits and tightening underwriting criteria for conforming loans. We believe these recommended changes, some of which have begun to be implemented, such as the tightening of conforming loan limits in October 2011 and the announcement in August 2012 that FNMA and FHLMC would increase guarantee fees by the end of 2012, will reduce the future supply of Agency RMBS, limit mortgage refinancing and associated prepayment risk, and reduce the future volatility of the Agency RMBS market, which we view as positive developments for existing Agency RMBS.

        We believe investors continue to seek incremental spreads relative to U.S. Treasury Notes in a low yield environment and financial institutions continue to prefer high quality, liquid Agency RMBS. In addition, our Manager has observed that the long-standing correlation between the prepayment rates of borrowers and their ability to refinance mortgage loans (as defined by the difference between available rates in the market and the legacy rates being paid by borrowers) has become partially de-linked in the past several years. Our Manager believes this is primarily a result of the inability of many borrowers to refinance their existing mortgages because of the significant decrease in the equity value of those borrowers' homes and more stringent underwriting standards. With yield spreads on Agency RMBS at what our Manager views as attractive levels, our Manager believes there will continue to be strong demand for Agency RMBS.

        Although our core investment strategy is focused on Agency RMBS, we may opportunistically supplement our portfolio with non-Agency RMBS, which are collateralized by non-conforming residential mortgages. While we anticipate mortgage loan delinquencies and credit losses may continue to rise and housing conditions may continue to deteriorate, we believe that current prices for certain non-Agency RMBS offer the potential for attractive risk-adjusted returns. Over time, we believe reform of U.S. Government-sponsored entities will accelerate the demand for private capital into the housing finance sector, and we expect that we will be well positioned to make attractive risk-adjusted investments in new residential-mortgage assets.

        The current interest rate environment is characterized by a steep yield curve with the spread between two-year U.S. Treasury Notes and 10-year U.S. Treasury Notes well above the average spread over the last three decades. The Federal Reserve Board has maintained a near-zero target for the federal funds rate. On August 1, 2012, the Federal Open Market Committee released a statement indicating that it would maintain the target range for the federal funds rate at 0% to 0.25% and that it continues to anticipate that economic conditions, including low rates of resource utilization and a subdued outlook for inflation over the medium term, are likely to warrant exceptionally low levels for the federal funds rate at least through late 2014, reiterating previous statements by the Federal Open Market Committee from January and April 2012. Our Manager believes recent economic data suggest an improvement in U.S. economic growth. However, certain indicators such as high unemployment, low levels of capacity utilization, the current large shadow inventory of non-performing loans, declining or stagnant home prices in most markets and continued stress in the housing and construction markets all point to a muted recovery. We believe this slow growth environment should keep the yield curve relatively steep and promote continued demand for Agency and non-Agency RMBS.

        As the capital markets have recovered, commercial banks have re-entered the secured lending market which has quickened the pace of the recovery of asset values in the credit markets. Financing of Agency and non-Agency RMBS is currently widely available through, among other vehicles, repurchase agreements. Haircuts, or the discount attributed to the value of securities sold under repurchase agreements, average between 3% and 10% for Agency RMBS and average between 10% and 50% for non-Agency RMBS, depending on the specific security used as collateral for such repurchase agreements. We use leverage to seek to increase potential returns to our stockholders by borrowing against existing assets through repurchase agreements and using the proceeds to acquire additional assets.

        Our Manager's views of the current market opportunities are based on its own assessments. There can be no assurance that our investment and financing strategies based on our Manager's views will be able to generate attractive returns for our stockholders. For additional information regarding recent developments impacting the RMBS market, see "—Recent developments".

Our Manager

        We are externally managed and advised by Western Asset Management Company. Established in 1971 and acquired by Legg Mason in 1986, our Manager is a registered investment advisor headquartered in Pasadena, California, that specializes in fixed-income asset management. From offices in Pasadena, Dubai, Hong Kong, London, Melbourne, New York, São Paulo, Singapore and Tokyo, our Manager's 889 employees provide investment services for a wide variety of global clients, including mutual funds, corporate, public, insurance, health care, union organizations and charitable foundations. Client portfolios range across an equally wide variety of mandates, from money markets to emerging markets. As of June 30, 2012, our Manager had 516 clients, representing 40 countries and 1,057 accounts. By concentrating resources on fixed-income, our Manager is able to fully commit to serving clients of all types within the fixed-income sector.

        As of June 30, 2012, our Manager and its investment advisory affiliates over which our Manager has operational responsibility, or its supervised affiliates, had approximately $446 billion in assets under management. As of June 30, 2012, our Manager had approximately $65.8 billion in assets under management in the asset classes corresponding to Agency RMBS and our potential target assets, of which approximately $40.5 billion was invested in Agency RMBS, approximately $13.2 billion in non-Agency RMBS, approximately $2.6 billion in CMBS and approximately $9.5 billion in ABS. Our Manager manages these assets using a range of specific strategies and investment vehicles, including mutual and private funds, private commingled vehicles and separately managed accounts. Our Manager's investment professionals and other staff have extensive experience in managing fixed-income assets, including Agency RMBS, non-Agency RMBS, CMBS, ABS and other such instruments.

        Our chief investment officer, Stephen P. Fulton, who also serves as the head of our Manager's Agency RMBS team, is, along with two senior portfolio managers from the Agency RMBS team, primarily responsible for overseeing the management of our assets. The Agency RMBS team works alongside and is able to utilize the resources of our Manager's structured products team, which focuses on managing and evaluating our potential target assets, including non-Agency RMBS, CMBS and ABS. The Agency RMBS team is also able to call on the experience of a number of our Manager's other investment professionals, not specifically dedicated to managing our assets, but with expertise that covers certain aspects of our potential target assets as well as on specialists in derivatives and liquidity who are part of our Manager's broader investment team. The collective team operates under the purview of our Manager's U.S. broad markets committee which sets overall sector allocations for broad market accounts. Our Manager seeks to unite groups of specialists dedicated to different market sectors. The daily interaction among the different teams is designed to develop a consensus approach that draws on the expertise of all team members. Our Manager's overall investment management team consists of 124 investment professionals.

Our investment strategy

        Our Manager's investment philosophy, which developed from a singular focus in fixed-income asset management over a variety of credit cycles and conditions, is to provide clients with diversified, tightly controlled, long-term value-oriented portfolios. Through rigorous analysis of all sectors of the fixed-income market, our Manager seeks to identify assets with the greatest risk-adjusted total value potential. In making investment decisions on our behalf, our Manager incorporates its views on the economic environment and the outlook for the mortgage markets, including relative valuation, supply and demand trends, the level of interest rates, the shape of the yield curve, prepayment rates, financing and liquidity, commercial and residential real estate prices, delinquencies, default rates, recovery of various segments of the economy and vintage of collateral, subject to maintaining our REIT qualification and our exemption from registration under the 1940 Act. We benefit from the breadth and depth of our Manager's overall investment philosophy, which focuses on a macroeconomic analysis as well as an in-depth analysis of individual assets and their relative value.

        We rely on our Manager's expertise in asset allocation and identifying attractive assets within our investment strategy. Although our core investment strategy is focused on Agency RMBS, our Manager's expertise in related investment disciplines such as non-Agency RMBS, CMBS and ABS provides our Manager with both (1) valuable investment insights to our RMBS investment selection and strategy and (2) flexibility to invest in assets other than Agency RMBS opportunistically as market conditions warrant.

        We purchase and sell Agency RMBS and may, in the future, purchase and sell our potential target assets. Our Manager does not purchase securities on our behalf with a view to selling them shortly after purchase. However, in order to maximize returns and manage portfolio risk while remaining opportunistic, we may dispose of securities earlier than anticipated or hold securities longer than anticipated depending upon prevailing market conditions, credit performance, availability of leverage or other factors regarding a particular security or our capital position.

Agency RMBS

        Agency RMBS, which are RMBS for which the principal and interest payments are guaranteed by a U.S. Government agency, such as the GNMA, or a U.S. Government-sponsored entity, such as the FNMA or the FHLMC. The Agency RMBS we acquire could be secured by fixed-rate mortgages, adjustable-rate mortgages or hybrid adjustable-rate mortgages. Fixed-rate mortgages have interest rates that are fixed for the term of the loan and do not adjust. The interest rates on adjustable-rate mortgages generally adjust annually (although some may adjust more frequently) to an increment over a specified interest rate index. Hybrid adjustable-rate mortgages have interest rates that are fixed for a specified period of time (typically three, five, seven or ten years) and, thereafter, adjust to an increment over a specified interest rate index. Adjustable-rate mortgages and hybrid adjustable-rate mortgages generally have periodic and lifetime constraints on how much the loan interest rate can change on any predetermined interest rate reset date. As of June 30, 2012, all of our Agency RMBS were secured by fixed-rate mortgages.

        We have invested the proceeds of our IPO and concurrent private placements and expect to continue to focus on investing in the following types of securities:

        Mortgage pass-through certificates.    Mortgage pass-through certificates are securities representing interests in "pools" of mortgage loans secured by residential real property where payments of both interest and principal, plus pre-paid principal, on the securities are made monthly to holders of the securities, in effect "passing through" monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities.

Agency Derivatives

        We refer to Agency Interest-Only Strips and Agency Inverse Interest-Only Strips as Agency Derivatives. Both of these are Agency RMBS that represent a type of Collateralized Mortgage Obligation.

        Agency Interest-Only Strips.    This type of security only entitles the holder to interest payments. The yield to maturity of Agency Interest-Only Strips is extremely sensitive to the rate of principal payments (particularly prepayments) on the underlying pool of mortgages. We invest in these types of securities primarily to take advantage of particularly attractive prepayment-related or structural opportunities in the Agency RMBS markets, as well as to help manage the duration of our overall portfolio.

        Agency Inverse Interest-Only RMBS.    This type of security has a coupon with an inverse relationship to its index and is subject to caps and floors. Agency Inverse Interest-Only RMBS entitles the holder to interest only payments based on a notional principal balance, which is typically equal to a fixed rate of interest on the notional principal balance less a floating rate of interest on the notional principal balance that adjusts according to an index subject to set minimum and maximum rates. The value of Agency Inverse Interest-Only RMBS will generally decrease when its related index rate increases and increase when its related index rate decreases.

        Collateralized Mortgage Obligations, or CMOs.    CMOs are securities that are structured from residential pass-through certificates, which receive monthly payments of principal and interest. CMOs divide the cash flows which come from the underlying mortgage pass-through certificates into different classes of securities that may have different maturities and different weighted average lives than the underlying pass-through certificates.

        Other Agency RMBS we intend to invest in, but have not yet done so, are described below.

        TBAs.    We may utilize "to-be-announced" forward contracts, or TBAs, in order to invest in Agency RMBS. Pursuant to these TBAs, we would agree to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered would not be identified until shortly before the TBA settlement date. Our ability to purchase Agency RMBS through TBAs may be limited by the 75% income and asset tests applicable to REITs. See "U.S. federal income tax considerations—Taxation of Western Asset Mortgage Capital Corporation."

        The following table presents certain information about our investment portfolio at June 30, 2012:

	Principal Balance(1)	Unamortized Premium (Discount)	Amortized Cost(1)	Unrealized Gain (Loss)	Estimated Fair Value(1)	Net Weighted Average Coupon(2)		Weighted Average Yield(3)
30-Year Mortgage
Coupon Rate:
3.00%	$159,816	$3,034	$162,850	$1,189	$164,039	3.0%		2.8%
3.50%	784,902	40,643	825,545	2,639	828,184	3.5%		3.0%
4.00%	419,065	31,108	450,173	(77)	450,096	4.0%		3.0%
7.00%	77,035	12,449	89,484	179	89,663	7.0%		0.9%

	1,440,818	87,234	1,528,052	3,930	1,531,982	3.8%		2.8%
20-Year Mortgage
Coupon Rate:
3.50%	186,074	11,062	197,136	(252)	196,884	3.5%		2.4%
4.00%	24,916	2,008	26,924	(88)	26,836	4.0%		2.3%

	210,990	13,070	224,060	(340)	223,720	3.6%		2.4%
CMO—Fixed Rate	66,000	11,124	77,124	(316)	76,808	6.5%		4.9%
IOs and IIOs(4)			58,827	651	59,478	4.3%		8.6%
Agency interest-only strips accounted for as derivatives(4)					26,844	4.2	%(5)	1.6%

					86,322	4.3%		6.4%

Total			$1,888,063	$3,925	$1,918,832	4.0%		3.0%

(1)
Includes unsettled purchases with an aggregate cost of $105,912 and estimated fair value of $106,019 at June 30, 2012.

(2)
Net weighted average coupon as of June 30, 2012 is presented net of servicing and other fees.

(3)
Weighted average yield as of June 30, 2012 incorporates estimates for future prepayment and loss assumptions.

(4)
IOs and IIOs and Agency Interest-Only Strips accounted for as derivatives have no principal balances and bear interest based on a notional balance. The notional balance is used solely to determine interest distributions on interest-only class of securities.

(5)
Interest on these securities is reported as a component of Loss on derivative instruments.

        Since June 30, 2012, we have made certain acquisitions and dispositions of Agency RMBS that have resulted in adjustments to our investment portfolio's allocation of the subcategories of Agency RMBS described above; however, these adjustments have not been material.

Potential target assets

        Although our core investment strategy is focused on Agency RMBS, we may opportunistically supplement our portfolio with the types of assets described below.

        Non-Agency RMBS.    RMBS that are not guaranteed by a U.S. Government agency or U.S. Government-sponsored entity, with an emphasis on securities that when originally issued were rated in the highest rating category by one or more of the nationally recognized statistical rating organizations.

        The mortgage loan collateral for non-Agency RMBS consists of residential mortgage loans that do not generally conform to underwriting guidelines issued by a U.S. Government agency or U.S. Government-sponsored entity due to certain factors, including mortgage balances in excess of agency underwriting guidelines, borrower characteristics, loan characteristics and level of documentation, and therefore are not issued or guaranteed by an agency. The mortgage loan collateral may be classified as subprime, Alternative-A or prime depending on the borrower's credit rating. The non-Agency RMBS we may acquire could be secured by fixed-rate mortgages, adjustable-rate mortgages or hybrid adjustable-rate mortgages.

        CMBS.    Fixed and floating rate CMBS, with an emphasis on securities that when originally issued were rated in the highest rating category by one or more of the nationally recognized statistical rating organizations. We have not established a minimum current rating requirement.

        ABS.    Debt and equity tranches of securitizations backed by various asset classes including, but not limited to, small balance commercial mortgages, aircrafts, automobiles, credit cards, equipment, manufactured housing, franchises, recreational vehicles and student loans with an emphasis on securities that when originally issued were rated in the highest rating category by one or more of the nationally recognized statistical rating organizations. Investments in ABS generally are not qualifying assets for purposes of the 75% asset test applicable to REITs and generally do not generate qualifying income for purposes of the 75% income test applicable to REITs. As a result, we may be limited in our ability to invest in such assets. See "U.S. federal income tax considerations—Taxation of Western Asset Mortgage Capital Corporation.

        Other Agency MBS.    We may also invest in mortgage-backed securities, or MBS, for which the principal and interest payments are guaranteed by a U.S. Government-sponsored entity, but for which the underlying mortgage loans are secured by real property other than single family residences. These may include, but are not limited to the FNMA's DUS (Delegated Underwriting and Servicing) MBS, the FHLMC's Multifamily Mortgage Participation Certificates and the GNMA's project loan pools, or CMOs structured from such collateral.

Our competitive advantages

        We believe that our competitive advantages include the following:

Significant experience of our Manager

        Our Manager has utilized Agency RMBS as a vital component within its investment strategy since its inception in 1971 and has managed through several interest rate, housing, and credit cycles. Our Manager has extensive experience managing Agency RMBS strategies as separately-managed accounts, commingled vehicles, and mutual funds. These strategies include Agency RMBS only, the GNMA's RMBS only and several Agency RMBS strategies with varying degrees of non-Agency RMBS exposure. Agency RMBS has also been a significant portion of our Manager's broad market strategies since 1971. Moreover, our Manager has been an active investor in non-Agency RMBS, CMBS and ABS for over 20 years as those markets have developed. Our Manager manages these assets in broad market accounts as well as non-Agency RMBS specific strategies, including commingled funds and mutual funds. We have access to our Manager's dedicated Agency RMBS team, which is led by our chief investment officer. In addition, we utilize the resources of our Manager's structured products team, which focuses on our potential target assets, including non-Agency RMBS, CMBS and ABS. We also call on the experience of specialists in derivatives and liquidity who are part of our Manager's broader investment team. In addition, we believe that our Manager's senior management team, which has a long track record and broad experience in managing mortgage-related assets through a variety of credit and interest rate environments, has demonstrated the ability to generate attractive risk-adjusted returns under different market conditions and cycles and provides us with a competitive advantage.

Extensive strategic relationships

        Our Manager and its supervised affiliates maintain extensive long-term relationships with other financial intermediaries, including primary dealers, leading investment banks, brokerage firms, leading mortgage originators and commercial banks. As one of the largest fixed-income investment managers in the world, our Manager has access to deal flow and secondary trading opportunities to which smaller firms do not have access. Additionally, our Manager's size and broad market access are valuable in developing and implementing our investment strategy. We believe these relationships enhance our ability to source, finance and hedge investment opportunities and, thus, will enable us to grow in various credit and interest rate environments. In addition, we believe the contacts our Manager and its supervised affiliates have with numerous investment grade derivative and lending counterparties assist us in implementing our financing and hedging strategies.

Disciplined investment approach

        Our Manager takes a value-oriented approach to managing Agency RMBS. Using that approach, our Manager seeks to optimize yield while adjusting for prepayment and interest rate risk.

        From a macroeconomic perspective, our Manager examines current and forward interest rates, the shape of the yield curve, gross domestic product, or GDP, growth and inflation expectations, regional and local property trends, local employment conditions, national loan modification initiatives and mortgage servicer timelines and techniques. At the security level, our Manager examines borrower and collateral characteristics such as the incentives a homeowner might have to refinance and the level of equity in the home.

Access to our Manager's analytical tools and infrastructure

        Our Manager uses its analytical and portfolio management modeling tools and processes to seek to generate positive net interest margins for our assets. We employ a combination of proprietary and third-party tools in an effort to identify investments in the Agency RMBS sector with the most attractive risk-adjusted returns.

        Our Manager analyzes macroeconomic factors to seek to determine the appropriate sector mix and strategy for us that best capitalizes on the market knowledge, experience and relationships within our Manager's existing platform. We capitalize on the market knowledge and ready access to data across our target markets that our Manager obtains through these tools and processes and believe that our Manager's sophisticated analysis of both macro and micro economic factors positions us to manage cash flows from Agency RMBS and our potential target assets and make distributions to our stockholders while preserving capital. We believe we also benefit from our Manager's comprehensive finance and administrative infrastructure, including its risk management and financial reporting operations, as well as its business development, legal and compliance teams.

Alignment of our Manager's interests

        We have taken steps to structure our relationship with our Manager so that our interests and those of our Manager are closely aligned. Concurrently with the closing of our IPO, we issued and sold in a private placement 46,043 shares of our common stock at $20.00 per share to our Manager's deferred compensation plan, which made such investment on behalf of the beneficiaries of the plan, which includes certain executives and other employees of our Manager and its affiliates. These shares are subject to a two year lock-up agreement from the date of our IPO with the underwriters of that offering.

        In addition, our equity incentive plans allow us to grant common stock-based awards to our Manager and its employees, including our executive officers, representing up to 3.0% of the total number of issued and outstanding shares of our common stock (on a fully diluted basis) at the time of each award (other than any shares issued or subject to awards made pursuant to one of our equity incentive plans). Upon the consummation of our IPO, we granted 51,159 shares of our restricted common stock to our Manager under one of our equity incentive plans. One-third of these shares vest on each of the first, second and third anniversaries of the grant date.

Investment guidelines

        Our board of directors has adopted a set of investment guidelines that sets forth our target asset classes and other criteria to be used by our Manager to evaluate specific assets as well as our overall portfolio composition. Our Manager makes determinations as to the percentage of our assets that will be invested in each of our target asset classes, consistent with the investment guidelines adopted by our board of directors and the limits necessary to maintain compliance with REIT tax rules and our exemption under the 1940 Act. Our Manager's investment decisions depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of our assets that will be invested in any of our target asset classes at any given time, although we are focused on investing in Agency RMBS, and to date have invested almost exclusively in Agency RMBS. We believe that the diversification of our portfolio of assets, our Manager's extensive experience in investing in Agency RMBS and our potential target assets and the flexibility of our strategy, combined with our Manager's and its supervised affiliates' general investment and advisory expertise and comprehensive finance and administrative infrastructure, will enable us to achieve attractive risk-adjusted returns under a variety of market conditions and economic cycles.

        Our investment guidelines may be changed from time to time by our board of directors without the approval of our stockholders. Changes to our investment guidelines may include, without limitation, modification or expansion of the types of assets in which we may invest.

Our financing strategy and leverage

        We fund the acquisition of our assets through the use of leverage from a number of financing sources, subject to maintaining our qualification as a REIT. We finance purchases of Agency RMBS and intend to finance future purchases of our potential target assets primarily through the use of repurchase agreements.

        We use leverage to increase potential returns to our stockholders. We accomplish this by borrowing against existing assets through repurchase agreements and using the proceeds to acquire additional assets. There are no limits on the maximum amount of leverage that we may use, and we are not required to maintain any particular debt-to-equity leverage ratio. We may also change our financing strategy and leverage without the consent of our stockholders.

        We currently borrow between seven to eleven times the amount of our stockholders' equity (calculated in accordance with accounting principles generally accepted in the United States, or U.S. GAAP), although there is no minimum or maximum leverage that our investment policies explicitly require. Depending on the different cost of borrowing funds at different maturities, we vary the maturities of our borrowed funds to attempt to produce lower borrowing costs and reduce interest rate risk. We have entered into repurchase agreements only with institutions that are rated investment grade by at least one nationally-recognized statistical rating organization. As of June 30, 2012, we had entered into repurchase agreements with nine counterparties and had borrowings of approximately $1.7 billion as of that date with those counterparties.

        The leverage that we employ is specific to each asset class and is determined based on several factors, including potential asset price volatility, margin requirements, the current cycle for interest rates, the shape of the yield curve, the outlook for interest rates and our ability to use and the effectiveness of interest rate hedges. We analyze both historical volatility and market-driven implied volatility for each asset class in order to determine potential asset price volatility. Our leverage targets attempt to risk-adjust asset classes based on each asset class's potential price volatility. The goal of our leverage strategy is to ensure that, at all times, our investment portfolio's overall leverage ratio is appropriate for the level of risk inherent in the investment portfolio, and that each asset class has individual leverage targets that are appropriate for its potential price volatility.

        The following table presents information about our repurchase agreements as of June 30, 2012:

(dollars in thousands) Repurchase Agreement Counterparties	Amount Outstanding	Percent of Total Amount Outstanding	Company MBS Held as Collateral(1)
Merrill Lynch Pierce Fenner & Smith Inc.	$271,316	15.6%	$281,668
Barclays Capital Inc.	160,818	9.3%	169,684
BNP Paribas Securities Corporation	70,904	4.1%	75,678
Credit Suisse Securities (USA) LLC	255,720	14.7%	267,024
Deutsche Bank Securities LLC	246,903	14.2%	260,938
Goldman Sachs Bank USA	97,064	5.6%	102,477
JP Morgan Securities LLC	299,274	17.2%	308,641
Morgan Stanley & Co. LLC	192,469	11.1%	203,063
RBC Capital Markets LLC	142,025	8.2%	149,916

Total	$1,736,493	100.0%	$1,819,089

(1)
At fair value.

        Since June 30, 2012, we have entered into repurchase agreements with an additional four counterparties.

Risk management

        As part of our risk management strategy, our Manager may seek to actively manage the financing, interest rate, credit, prepayment and convexity risks associated with holding a portfolio of Agency RMBS and our potential target assets. We rely on our Manager's expertise to manage these risks on our behalf and our Manager may incorporate various hedging, asset/liability risk management and credit risk mitigation techniques in order to facilitate our risk management. We may engage in a variety of interest rate management techniques that seek on one hand to mitigate the influence of interest rate changes on the values of some of our assets, and on the other hand help us achieve our risk management objectives. Subject to maintaining our qualification as a REIT and exemption from registration under the 1940 Act, we have utilized or may utilize derivative financial instruments, including, among others, puts and calls on securities or indices of securities, interest rate swaps, interest rate caps, interest rate swaptions (options on interest rate swaps), exchange-traded derivatives, U.S. Treasury securities and options on U.S. Treasury securities and interest rate floors to hedge all or a portion of the interest rate risk associated with the financing of our investment portfolio. We have also purchased or may purchase interest rate swaps, interest rate swaptions, interest cancellable swaps, interest rate caps, interest rate corridors (long interest rate cap positions combined with short interest rate cap positions; a buyer of a corridor purchases a cap position with a lower strike price while selling a cap position with a higher strike price), Eurodollar futures contracts and options on such contracts, and other interest rate and non-interest rate derivatives, including, but not limited to, total return swaps. As of June 30, 2012, we had entered into interest rate swap contracts for a total notional amount of approximately $1 billion.

        The following table presents information about our interest rate swaps as of June 30, 2012 (dollars in thousands):

Remaining Interest Rate interest rate swap Term	Notional Amount	Average Fixed Pay Rate	Average Maturity (Years)
Greater than 1 year and less than 3 years	$320,000	0.7%	2.4
Greater than 3 years and less than 5 years	165,000	1.1	4.6
Greater than 5 years	530,500	1.8	10.0

Total	$1,015,500	1.3%	6.7

        In utilizing leverage and interest rate hedges, our objective is to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a favorable spread between the yield on our assets and the cost of our financing. However, through the employment of financial leverage in funding our portfolio, mismatches in the maturities of our assets and liabilities can create the risk that we will need to continually renew or otherwise refinance our liabilities. We also retain the risk of potential credit losses on the loans underlying the non-Agency RMBS, CMBS and ABS we may hold. We may seek to manage this risk through our pre-acquisition due diligence process, through the use of non-recourse financing that limits our credit loss exposure to the specific assets that are subject to the non-recourse financing and through the use of derivative financial instruments.

        Our Manager actively employs portfolio-wide and security-specific risk measurement and management processes in our daily operations through tools which include software and services licensed or purchased from third parties, in addition to proprietary systems and analytical methods developed internally. There can be no assurance, however, that these tools and the other risk management techniques described above will protect us from these risks.

        In addition, our Manager has appointed an investment oversight committee made up of senior investment personnel from our Manager, which is tasked with reviewing, considering and approving our interest rate, hedging and leverage strategies. The investment oversight committee meets as frequently as necessary in order for us to make rapid investment decisions. The investment oversight committee also periodically reviews our investment portfolio and is available to provide updates to our board of directors in connection with its reviews of our investment performance.

Summary risk factors

        An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under the heading "Risk factors" beginning on page 23 of this prospectus before purchasing our common stock. If any of the following risks occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline and you may lose some or all of your investment.

  •
  We have a limited operating history and may not be able to successfully operate our business or generate sufficient revenue to make or sustain distributions to our stockholders.

  •
  We are dependent on our Manager and its key personnel for our success.

  •
  There are conflicts of interest in our relationship with our Manager that could result in decisions that are not in the best interests of our stockholders.

  •
  Our Manager's management fee is payable regardless of our performance.

  •
  We may change any of our strategies, policies or procedures without stockholder consent.

  •
  We have not yet identified any specific investments we may make with the net proceeds of this offering.

  •
  We may pay distributions from offering proceeds, borrowings or the sale of assets to the extent that distributions exceed earnings or cash flow from our operations.

  •
  We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable investments in Agency RMBS and our potential target assets and could also affect the pricing of these securities.

  •
  A lack of liquidity in our investments may adversely affect our business.

  •
  Adverse developments in the broader residential mortgage market may adversely affect the value of the assets in which we invest.

  •
  The mortgage loans underlying the non-Agency RMBS and the CMBS we may acquire will be subject to defaults, foreclosure, timeline extension, fraud and residential/commercial price depreciation and unfavorable modification of loan principal amount, interest rate and amortization of principal, which could result in losses to us.

  •
  We may be affected by alleged or actual deficiencies in foreclosure practices of third parties, as well as related delays in the foreclosure process.

  •
  Most of our investments are recorded at fair value, and quoted prices or observable inputs may not be available to determine such value, resulting in the use of significant unobservable inputs to determine value.

  •
  Declines in value of the assets in which we invest will adversely affect our financial position and results of operations, and make it more costly to finance these assets.

  •
  Changes in prepayment rates may adversely affect our profitability.

  •
  Loss of our exemption from regulation pursuant to the 1940 Act would adversely affect us.

  •
  We use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our stockholders, as well as increase losses when economic conditions are unfavorable.

  •
  The federal conservatorship of the FNMA and the FHLMC and related efforts, along with any changes in laws and regulations affecting the relationship between these agencies and the U.S. Government, may adversely affect our business.

  •
  Mortgage loan modification and refinancing programs and future legislative action may adversely affect the value of, and our returns on, Agency RMBS and our potential target assets.

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  Actions of the U.S. Government, including the U.S. Congress, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies, to stabilize or reform the financial markets may not achieve their intended effect and may adversely affect our business.

  •
  We are subject to the risk that U.S. Government agencies and/or U.S. Government-sponsored entities may not be able to fully satisfy their guarantees of Agency RMBS or that these guarantee obligations may be repudiated, which may adversely affect the value of our assets and our ability to sell or finance these securities.

  •
  If a counterparty to our repurchase transactions defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of that term, or if we default on our obligations under the repurchase agreement, we will lose money on our repurchase transactions.

  •
  Failure to procure adequate repurchase agreement financing, which generally have short terms, or to renew or replace repurchase agreement financing as it matures, would adversely affect our results of operations.

  •
  An increase in our borrowing costs relative to the interest we receive on our assets may adversely affect our profitability and cash available for distribution to our stockholders.

  •
  Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

  •
  Our Manager has limited experience operating a REIT and we cannot assure you that our Manager's past experience will be sufficient to successfully manage our business as a REIT.

  •
  Our board of directors has approved very broad investment guidelines for our Manager and does not approve each investment and financing decision made by our Manager.

  •
  The Management Agreement with our Manager was not negotiated on an arm's-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

  •
  The dilutive effect of our outstanding warrants, including in certain circumstances, upon the issuance of common stock in this offering as well as future issuances of our common stock, could have an adverse effect on the future market price of our common stock or otherwise adversely affect the interests of our common stockholders.

  •
  If we do not qualify as a REIT or if we fail to remain qualified as a REIT, we will be subject to tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders.

  •
  Complying with REIT requirements may cause us to forgo otherwise attractive opportunities.

Management agreement

        We are externally managed and advised by our Manager, which is our promoter with respect to this offering. Our Manager's parent company, Legg Mason, is also our promoter with respect to this offering.. We benefit from the personnel, infrastructure, relationships and experience of our Manager to enhance the growth of our business. All of our officers, apart from our chief financial officer, Steven M. Sherwyn, are employees of our Manager. In addition two, of our directors, James W. Hirschmann III and Gavin L. James, are also employees of our Manager. We do not have any employees other than our chief financial officer. Our Manager does not serve us exclusively and is not obligated to dedicate any of its personnel to us, nor is our Manager or its personnel obligated to dedicate any specific portion of its or their time to our business.

        On May 9, 2012, we entered into a management agreement, or the Management Agreement, with our Manager. Pursuant to the Management Agreement, our Manager is responsible for the implementation of our business strategy and performs certain services for us, subject to oversight by our board of directors. Our Manager is responsible for, among other duties, (1) performing all of our day-to-day functions, (2) determining investment criteria in conjunction with our board of directors, (3) sourcing, analyzing and executing investments, asset sales and financings, (4) performing asset management duties and (5) performing financial and accounting management.

        The initial term of the Management Agreement ends three years after the closing of our IPO, May 15, 2015, with automatic one-year renewal terms that end on the anniversary of the closing of our IPO. Our independent directors review our Manager's performance annually and, following the initial three-year term, the Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) our Manager's unsatisfactory performance that is materially detrimental to us or (2) our determination that any fees payable to our Manager are not fair, subject to our Manager's right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We are required to provide our Manager with 180 days prior notice of such termination. Upon such a termination, we are required to pay our Manager a termination fee as described in the table below. We may also terminate the Management Agreement at any time, including during the initial term, with 30 days prior notice from our board of directors, without payment of a termination fee, for cause, as defined in the Management Agreement. Our Manager may terminate the Management Agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we are not required to pay a termination fee. Our Manager may also decline to renew the Management Agreement by providing us with 180 days written notice, in which case we are not required to pay a termination fee.

        The following table summarizes the fees and expense reimbursements that we pay to our Manager:

Type	Description	Payment
Management fee	Our Manager is entitled to a management fee equal to 1.5% per annum, calculated and payable quarterly in arrears, of our stockholders' equity.	Quarterly in cash.

For purposes of calculating the management fee, our "stockholders' equity" means the sum of the net proceeds from any issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings, calculated in accordance with U.S. GAAP, at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay for repurchases of our shares of common stock, excluding any unrealized gains, losses or other non-cash items that have impacted stockholders' equity as reported in our financial statements prepared in accordance with U.S. GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income, and excluding one-time events pursuant to changes in U.S. GAAP and certain other non-cash charges after discussions between our Manager and our independent directors and after approval by a majority of our independent directors. However, if our stockholders' equity for any given quarter is negative based on the calculation described above, our Manager will not be entitled to receive any management fee for that quarter.

Assuming that we sell 12,000,000 shares of common stock in this offering (which assumes no exercise of the underwriters' option to purchase up to an additional 1,800,000 shares), the management fee payable to our Manager for the 12-month period beginning on October 1, 2012 (assuming no additional equity is issued within this 12-month period) would be approximately $      million. The management fee that was payable for the period from May 15, 2012 (commencement of operations) through June 30, 2012 was approximately $0.4 million.

Expense reimbursement

Reimbursement of operating expenses related to us incurred by our Manager, including legal, accounting, due diligence and other services. We do not reimburse our Manager or its affiliates for the salaries and other compensation of their personnel.

Monthly in cash.

Type	Description	Payment
Termination fee

Termination fee equal to three times the average annual management fee earned by our Manager during the prior 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter prior to such termination. See "Our Manager and the Management Agreement—Management agreement—Term and termination."

Upon termination of the Management Agreement by us without cause or by our Manager if we materially breach the Management Agreement.
Equity incentive plans

Our equity incentive plans include provisions for grants of restricted common stock and other equity based awards to our Manager and its employees and to our directors and officers. The total number of shares that may be made subject to awards under our equity incentive plans will be equal to an aggregate of 3.0% of the total number of issued and outstanding shares of our common stock (on a fully diluted basis) at the time of each award (other than any shares issued or subject to awards made pursuant to one of our equity incentive plans). As of the date of this prospectus, we have granted 66,114 shares of our restricted common stock under our equity incentive plans.

Administered by the compensation committee of our board of directors.
See "Management—Equity incentive plans" for a further description of the vesting terms of these grants of restricted common stock.

Our IPO and the concurrent private placements

        On May 15, 2012, we completed our IPO in which we sold a total of 8.0 million shares of our common stock for $20.00 per share. Concurrently with the completion of our IPO, on May 15, 2012, we completed an institutional private placement in which we sold 2,231,787 of our units (as further described below) to certain "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) for $20.00 per unit. On May 15, 2012, we also completed a private placement in which we sold 46,043 shares of our common stock to our Manager's deferred compensation plan for $20.00 per share. Our Manager's deferred compensation plan made this investment on behalf of the beneficiaries of the plan, which includes certain executives and other employees of our Manager and its affiliates. Our aggregate net proceeds from our IPO and these two private placements was approximately $204.4 million, after deducting estimated organizational and offering expenses payable by us.

        Each of the 2,231,787 units sold in the institutional private placement described above consisted of one share of our common stock and a warrant to purchase 0.5 of a share of our common stock, which immediately separated upon issuance. As of the date of this prospectus, the qualified institutional buyers that purchased our units in the institutional private placement described above hold an aggregate of 2,231,787 shares of our common stock and warrants entitling them to purchase an aggregate of 1,115,893 shares of our common stock. Each of these warrants has an initial exercise price of $20.50 per share, subject to adjustment upon the occurrence of customary events triggering an anti-dilution adjustment and certain sales of our common stock and subject to certain limitations on exercise. The warrants expire on May 15, 2019. This offering will trigger an adjustment to the exercise price of the warrants if the offering price (after deduction of the underwriting discount and other expenses incurred by us that are attributable to the offering) is less than the closing price of our common stock immediately prior to the announcement of this offering.

        We have entered into a registration rights agreement with the purchasers of our units in the institutional private placement described above, the trustee of our Manager's deferred compensation plan and our Manager pursuant to which we have agreed to register the resale of the 2,231,787 shares of common stock originally comprising a part of the units, the 1,115,893 shares of common stock issuable upon exercise of the warrants, the 46,043 shares of common stock sold to our Manager's deferred compensation plan, and any shares of common stock that we have granted or may grant to our Manager under the Manager Equity Plan, which we collectively refer to as the registrable shares. Pursuant to the registration rights agreement, all holders of the registrable shares (other than our Manager) and their direct and indirect transferees have the right to demand that we cause their registrable shares to be registered for resale on a registration statement; however, we will not be required to file such registration statement until November 11, 2012. The registration rights agreement also requires us to file a "shelf registration statement" for the remaining registerable shares as soon as practicable after we become eligible to use Form S-3 and we must maintain the effectiveness of this shelf registration statement until all the registerable shares have been sold under the shelf registration statement or sold pursuant to Rule 144 under the Securities Act. At any time prior to the filing of this shelf registration statement, if we file a registration statement providing for a public offering (such as the registration statement that includes this prospectus), we must notify the holders of registerable shares of the proposed offering within five business days of the initial filing of the registration statement and the holders of registerable shares have 20 days to request to have their shares included on this registration statement subject to customary exceptions pursuant to the registration rights agreement. All holders of registrable shares have waived their rights to sell shares of our common stock in this offering. See "Shares eligible for future sale—Registration rights."

Conflicts of interest

Dependence on our Manager and its personnel

        We are dependent on our Manager for our day-to-day management. All of our officers, apart from our chief financial officer, Steven M. Sherwyn, are employees of our Manager. In addition two, of our directors, James W. Hirschmann III and Gavin L. James, are also employees of our Manager. We do not have any employees other than our chief financial officer. Our Manager does not serve us exclusively and is not obligated to dedicate any of its personnel to us. Because our Manager serves other clients in addition to us, it is difficult to estimate the amount of time our Manager or its personnel will allocate to our business. The obligations of our Manager and its officers and personnel to engage in other business activities may reduce the time our Manager and its officers and personnel spend managing us.

Management agreement and fees

        Our Management Agreement with our Manager was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm's length with an unaffiliated third party.

        We pay our Manager a management fee that is not tied to our performance. The management fee may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns for us. This could hurt both our ability to make distributions to our stockholders and the market price of our common stock.

Investment allocation policies

        Our Manager has an investment allocation policy in place that is designed to treat all of its client accounts fairly and equitably with the goal of providing all clients with the best execution under the circumstances for transactions in fixed-income securities. Our Manager's investment allocation policy provides that no single client is intentionally favored over another and the procedures associated with this policy require our Manager's investment management department to allocate trades in a fair and equitable manner. When possible, in order to minimize transaction costs and seek best execution for all client accounts, transactions may be bunched or blocked together, with securities generally allocated to client accounts on a pro rata basis. According to our Manager's investment allocation policy, investments may be allocated by taking into account factors, including but not limited to investment goals or guidelines, available cash, liquidity requirements, odd lot positions, minimum allocations, existing portfolio holdings compared to target weightings, regulatory and legal restrictions and the tax implications of an investment. Our Manager's investment allocation policy requires that these bunched or blocked trades be allocated on the same day they are executed and requires that all clients receive the same average cost for the transaction.

        Our Manager periodically reviews its client accounts to identify situations where a potential conflict may exist, and when appropriate, may design specific procedures to address these situations. The investment allocation policy may be amended by our Manager at any time without our consent. To the extent that our Manager's or our business changes in such a way as to give rise to conflicts not currently addressed by our Manager's investment allocation policy, our Manager may need to refine its investment allocation policy to address such situation. Our independent directors review our Manager's compliance with its investment allocation policy and the conflicts or potential conflicts of interest surrounding our Manager. In addition, to avoid any actual or perceived conflicts of interest with our Manager, prior to an acquisition of any security structured or issued by an entity managed by our Manager or any of its affiliates or the purchase or sale of any asset from or to an entity managed by our Manager or any of its affiliates, such transaction must be approved by our board of directors, including a majority of our independent directors.

Other clients of our Manager

        We do not have any agreement or understanding with our Manager that would give us any priority over any other client of our Manager in opportunities to invest in Agency RMBS or any class of our potential target assets. Accordingly, we may compete for investment opportunities in these asset classes directly with other investment portfolios managed by our Manager. As discussed further below, several investment portfolios managed by our Manager invest primarily in real estate or real estate-related assets, including Agency RMBS and our potential target assets and a substantial number of investment portfolios managed by our Manager have exposure to Agency RMBS and our potential target assets. In addition, our Manager may in the future have additional clients that may compete with us for investment opportunities in Agency RMBS and our potential our target assets.

        As of June 30, 2012, our Manager had approximately $446 billion in assets under management. Of this total, approximately $65.8 billion was invested in Agency RMBS and our potential target assets, of which approximately $40.5 billion was invested in Agency RMBS, approximately $13.2 billion in non-Agency RMBS, approximately $2.6 billion in CMBS and $9.5 billion in ABS. Our Manager manages a number of portfolios in strategies that invest primarily in real estate or real estate-related assets, including Agency RMBS and our potential target assets. These portfolios include mutual funds, private commingled investment vehicles and separate accounts. As of June 30, 2012, our Manager managed approximately $3.1 billion in 15 separate accounts and $5.9 billion in six commingled investment vehicles, which include mutual funds and private commingled investment vehicles, that invest primarily in Agency RMBS and our potential target assets. For additional information, see "Management—Conflicts of interest—Other clients of our manager."

        Our Manager also manages broad market portfolios that may have a material allocation to real estate or real estate-related assets, including Agency RMBS and our potential target assets, but have not invested primarily in real estate or real estate-related assets. Our Manager's broad market strategies that have exposure to Agency RMBS and our potential target assets but do not invest primarily in real estate or real estate-related assets are described in "Management—Conflicts of interest—Other clients of our manager."

Other business activities of our affiliates

        We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us. However, subject to our Manager's investment allocation policy, our code of conduct contains a conflicts of interest policy that prohibits our directors, officers and personnel, as well as employees of our Manager who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us.

REIT qualification

        We intend to elect and qualify as a REIT commencing with our taxable year ending December 31, 2012. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

        So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property.

1940 Act exemption

        We conduct our business so as not to become regulated as an investment company under the 1940 Act in reliance on the exemption provided by Section 3(c)(5)(C) of the 1940 Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires us to invest at least 55% of our assets in "mortgages and other liens on and interest in real estate," or "qualifying real estate interests," and at least 80% of our assets in qualifying real estate interests plus "real estate-related assets." In satisfying this 55% requirement, based on pronouncements of the SEC staff, we may treat Agency RMBS issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate interests. The SEC staff has not issued guidance with respect to whole pool Non-Agency RMBS. Accordingly, based on our own judgment and analysis of the SEC's pronouncements with respect to whole pool Agency RMBS, we may also treat Non-Agency RMBS issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate interests. We may also treat whole mortgage loans that we acquire directly as qualifying real estate interests provided that 100% of the loan is secured by real estate when we acquire it and we have the unilateral right to foreclose on the mortgage. We currently treat partial pool Agency and, to the extent we acquire such assets, will treat Non-Agency RMBS and partial pool CMBS as real estate-related assets. We treat any interest rate swaps or other derivative hedging transactions we enter into as miscellaneous assets that will not exceed 20% of our total assets. We rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets.

        The SEC recently solicited public comment on a wide range of issues relating to Section 3(c)(5)(C), including the nature of the assets that qualify for purposes of the exemption and whether mortgage REITs should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the 1940 Act status of REITs, including the guidance of the Division of Investment Management of the SEC regarding this exemption, will not change in a manner that adversely affects our operations. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could require us to hold assets we might wish to sell or to sell assets we might wish to hold. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the exemption we rely on from the 1940 Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

        See "Business—Operating and regulatory structure—1940 Act exemption" for a further discussion of the exemption from registration under the 1940 Act that we rely on and the treatment of certain of our targeted asset classes for purposes of such exemptions.

        Qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. See "Risk factors—Risks related to our business—Loss of our exemption from regulation pursuant to the 1940 Act would adversely affect us."

Restrictions on ownership of our common stock

        To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, among other purposes, our amended and restated certificate of incorporation prohibits, with certain exceptions, any stockholder from beneficially or constructively owning, applying certain attribution rules under the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock. Our board of directors may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular stockholder; provided, however, that our board of directors may only waive the 9.8% ownership limit after it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. Our board of directors has granted waivers of the 9.8% ownership limit to Pine River Fixed Income Master Fund Ltd., Pine River Financial Services Master Fund Ltd. and Southern California Edison Company Retirement Plan Trust, with ownership limits set at 15% for Pine River Fixed Income Master Fund Ltd. and Pine River Master Fund Ltd., and Southern California Edison Company Retirement Plan Trust, respectively.

        Our amended and restated certificate of incorporation also prohibits any person from, among other things:

  •
  beneficially or constructively owning shares of our capital stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code, or otherwise cause us to fail to qualify as a REIT; and

  •
  transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons.

        In addition, our amended and restated certificate of incorporation provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary and the purported owner or transferee acquiring no rights in such shares. If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer resulting in such violation will be void from the time of such purported transfer.

Emerging growth company status

        We are an "emerging growth company," as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We have not made a decision whether to take advantage of all of these exemptions. If we do take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

        In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We currently take advantage of such an extended transition period. Since we are not required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to elect to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

        We could remain an "emerging growth company" for up to five years from the completion of our IPO, or until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) December 31 of the fiscal year that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Recent developments

        On September 20, 2012, we declared a dividend of $0.85 per share for the period from July 1, 2012 to September 30, 2012, to be paid October 25, 2012 to holders of record as of October 1, 2012, with an ex-dividend date of September 27, 2012.

        On September 20, 2012, we also announced that our estimated book value per share, as of September 14, 2012, was $22.68. The estimate of our book value per share as of September 14, 2012 may differ from the book value per share that is ultimately reflected in our third quarter financial statements. Please see "Forward-looking statements" in this prospectus for important information regarding estimates and other forward-looking statements.

        On September 13, 2012, the U.S. Federal Reserve announced an open-ended program to expand its holdings of long-term securities by purchasing an additional $40 billion of Agency RMBS per month until key economic indicators, such as the unemployment rate, showed signs of improvement. This program, which we refer to as QE3, when combined with existing programs to extend the average maturity of the Federal Reserve's holdings of securities and reinvest principal payments from the Federal Reserve's holdings of agency debt and Agency RMBS into Agency RMBS, is expected to increase the Federal Reserve's holdings of long-term securities by $85 billion each month through the end of 2012. The Federal Reserve also announced that it will keep the federal funds range between zero and 0.25% through at least mid-2015, which is six months longer than previously expected. The Federal Reserve expects these measures to put downward pressure on long-term interest rates. While the Federal Reserve hopes that QE3 will expedite an economic recovery, stabilize prices, reduce unemployment and restart business and household spending, there is no way of knowing what impact QE3 or any future actions by the Federal Reserve will have on the prices and liquidity of Agency RMBS or other securities in which we invest.

Our corporate information

        Our principal executive offices are located at 385 East Colorado Boulevard, Pasadena, California 91101. Our telephone number is (626) 844-9400. Our website is www.westernassetmcc.com. The contents of our website are not a part of this prospectus. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

The offering

Common stock offered by us	12,000,000 shares (plus up to an additional 1,800,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters' option to purchase up to an additional 1,800,000 shares).
Common stock to be outstanding after this offering	22,343,944 shares.(1)
Use of proceeds

In this offering, we are offering 12,000,000 shares of our common stock at $        per share. Assuming no shares are issued pursuant to the underwriters' option to purchase up to an additional 1,800,000 shares, this offering would result in gross proceeds of $      million to us. We currently estimate the expenses attributable to this offering to be $      million. Therefore, we estimate that our aggregate net proceeds from this offering will be $      million, after deducting our estimated offering expenses (or $      million, if the underwriters exercise their option to purchase up to an additional 1,800,000 shares in full).

We plan to use the net proceeds from this offering to purchase Agency RMBS and our potential target assets, focusing predominantly on Agency RMBS.

Until appropriate investments can be identified, our Manager may invest these proceeds in interest-bearing short-term investments, including money market accounts and/or funds, that are consistent with our intention to qualify as a REIT and maintain exemption from registration under the 1940 Act. These initial investments, if any, are expected to provide a lower net return than we seek to achieve from investments in Agency RMBS and our potential target assets. We anticipate that we will be able to identify a sufficient amount of Agency RMBS and our potential target assets within approximately one month after the closing of this offering. However, depending on the availability of appropriate investment opportunities and subject to prevailing market conditions, there can be no assurance that we will be able to identify a sufficient amount of investments within this timeframe. See "Use of proceeds."

Distribution policy

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its net taxable income and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We generally intend to make total annual distributions equal to all or substantially all of our taxable income for that year. On July 26, 2012, we declared a dividend of $0.38 per share for the period from May 15, 2012 to June 30, 2012, which was paid August 14, 2012 to holders of record as of August 6, 2012. On September 20, 2012, we declared a dividend of $0.85 per share for the period from July 1, 2012 to September 30, 2012, to be paid October 25, 2012 to holders of record as of October 1, 2012.

We cannot assure you that we will make any distributions to our stockholders. Any distributions that we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information, see "Distribution policy."

New York Stock Exchange symbol	"WMC"
Ownership and transfer restrictions

To assist us in complying with limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, among other purposes, our amended and restated certificate of incorporation generally prohibits, among other prohibitions, any stockholder from beneficially or constructively owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock. See "Description of Capital Stock—Restrictions on ownership and transfer of our capital stock."

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading "Risk factors" beginning on page 23 of this prospectus and all other information in this prospectus before investing in our common stock.

(1)
Does not include the 1,115,893 shares of our common stock initially issuable upon the exercise of the warrants and the shares of our common stock that may be granted under our Equity Plan or Manager Equity Plan.

Risk factors

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks related to our business

We have a limited operating history and may not be able to successfully operate our business or generate sufficient revenue to make or sustain distributions to our stockholders.

        We were organized as a Delaware corporation on June 3, 2009, but did not commence operations until the completion of our IPO on May 15, 2012. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies as described in this prospectus. The results of our operations depend on several factors, including the availability of opportunities for the acquisition of assets, the level and volatility of interest rates, the availability of adequate short and long-term financing, conditions in the financial markets and economic conditions.

We may change any of our strategies, policies or procedures without stockholder consent.

        We may change any of our strategies, policies or procedures with respect to investments, acquisitions, growth, operations, indebtedness, capitalization, distributions, financing strategy and leverage at any time without the consent of our stockholders, which could result in an investment portfolio with a different risk profile. A change in our investment strategy may increase our exposure to interest rate risk, default risk and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our making investments in asset categories different from those described in this prospectus. These changes could adversely affect our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.

We have not yet identified any specific investments we may make with the net proceeds of this offering.

        We have not yet identified any specific investments we may make with the net proceeds of this offering and as a result, you will only be able to evaluate our existing investments as of June 30, 2012 before purchasing shares of our common stock. Additionally, our investments will be selected by our Manager and our stockholders will not have input into such investment decisions. Both of these factors will increase the uncertainty, and thus the risk, of investing in shares of our common stock.

        Until appropriate investments can be identified, our Manager may invest the net proceeds of this offering in interest-bearing short-term investments, including money market accounts and/or funds, that are consistent with our intention to qualify as a REIT. These investments, if any, are expected to provide a lower net return than we will seek to achieve from investments in Agency RMBS. We anticipate that we will be able to identify a sufficient amount of investments in Agency RMBS within approximately one to two months after the closing of this offering. However, depending on the availability of appropriate investment opportunities and subject to prevailing market conditions, there can be no assurance that we will be able to identify a sufficient amount of investments within this timeframe. See "Use of proceeds." Our Manager intends to conduct due diligence with respect to each investment and suitable investment opportunities may not be immediately available. Even if opportunities are available, there can be no assurance that our Manager's due diligence processes will uncover all relevant facts or that any investment will be successful.

        Furthermore, you will be unable to evaluate the manner in which the net proceeds of this offering will be invested or the economic merit of our expected investments and, as a result, we may use the net proceeds from these offerings to make investments with which you may not agree. The failure of our management to apply these proceeds effectively or find investments that meet our investment criteria in sufficient time or on acceptable terms could result in unfavorable returns, could cause a material adverse effect on our business, financial condition, liquidity, results of operations and ability to make distributions to our stockholders, and could cause the value of our common stock to decline.

There is no certainty what effect "QE3" will have on the price and liquidity of Agency RMBS and other securities in which we invest, although the Federal Reserve's actions could increase the prices of our target assets and reduce the spread on our investments.

        On November 25, 2008, the Federal Reserve announced a program to purchase Agency RMBS in the open market. The stated goal of this program was to provide support to mortgage and housing markets and to foster improved conditions in financial markets more generally. On March 18, 2009, this program was expanded to a target size of $1.25 trillion. The Federal Reserve completed this purchase program in March 2010. In October 2010, the Federal Reserve announced plans for a second round of quantitative easing, and on November 3, 2010, announced that it intended to purchase a further $600 billion of longer-term Treasury securities by the end of the second quarter of 2011, a pace of about $75 billion per month. On September 13, 2012, the U.S. Federal Reserve announced QE3 to expand its holdings of long-term securities by purchasing an additional $40 billion of Agency RMBS per month until key economic indicators, such as the unemployment rate, showed signs of improvement. This program when combined with existing programs to extend the average maturity of the Federal Reserve's holdings of securities and reinvest principal payments from the Federal Reserve's holdings of agency debt and Agency RMBS into Agency RMBS, is expected to increase the Federal Reserve's holdings of long-term securities by $85 billion each month through the end of 2012. The Federal Reserve also announced that it will keep the target federal funds range between zero and 0.25% through at least mid-2015, which is six months longer than previously expected. The Federal Reserve expects these measures to put downward pressure on long-term interest rates. While the Federal Reserve hopes that QE3 will expedite an economic recovery, stabilize prices, reduce unemployment and restart business and household spending, there is no way of knowing what impact QE3 or any future actions by the Federal Reserve will have on the prices and liquidity of Agency RMBS or other securities in which we invest, although the Federal Reserve's actions could increase the prices of our target assets and reduce the spread on our investments.

Risks related to our investing strategy

Mortgage loan modification and refinancing programs and future legislative action may adversely affect the value of, and our returns on, Agency RMBS and our potential target assets.

        The U.S. Government, through the U.S. Federal Reserve, the Federal Housing Administration, or the FHA, and the Federal Deposit Insurance Corporation, has implemented a number of federal programs designed to assist homeowners, including the Home Affordable Modification Program, or HAMP, which provides homeowners with assistance in avoiding residential mortgage loan foreclosures, the Hope for Homeowners Program, or H4H Program, which allows certain distressed borrowers to refinance their mortgages into FHA-insured loans in order to avoid residential mortgage loan foreclosures, and the Home Affordable Refinance Program, or HARP, which allows borrowers who are current on their mortgage payments to refinance and reduce their monthly mortgage payments at loan-to-value ratios up to 125% (and, in some cases, above 125%) without new mortgage insurance. HAMP, the H4H Program and other loss mitigation programs may involve, among other things, the modification of mortgage loans to reduce the principal amount of the loans (through forbearance and/or forgiveness) and/or the rate of interest payable on the loans, or the extension of payment terms of the loans.

        In September 2011, the White House announced they are working on a major plan to allow certain homeowners who owe more on their mortgages than their homes are worth to refinance. In October 2011, the FHFA announced changes to the HARP to expand access to refinancing for qualified individuals and families whose homes have lost value, including increasing the HARP loan-to-value ratio above 125%. However, this would only apply to mortgages guaranteed by the U.S. government-sponsored entities. There are many challenging issues to this proposal, notably the question as to whether a loan with a loan-to-value ratio of 125% qualifies as a mortgage or an unsecured consumer loan. The chances of this initiative's success have created additional uncertainty in the Agency RMBS market, particularly with respect to possible increases in prepayment rates. On January 4, 2012, the U.S. Federal Reserve issued a white paper outlining additional ideas with regard to refinancings and loan modifications. On July 31, 2012, the FHLMC announced plans to expand its Relief Refinance Mortgage Program, which includes HARP, by aligning requirements for mortgages with loan-to-value ratios that are equal to or less than 80% with those for mortgages with loan-to-value ratios greater than 80%. It is likely that loan modifications would result in increased prepayments on some Agency RMBS.

        Especially with non-Agency RMBS, a significant number of loan modifications with respect to a given security, including, but not limited to, those related to principal forgiveness and coupon reduction, resulting in increased prepayment rates, could negatively impact the realized yields and cash flows on such security. These loan modification programs, future legislative or regulatory actions, including possible amendments to the bankruptcy laws, which result in the modification of outstanding residential mortgage loans, as well as changes in the requirements necessary to qualify for refinancing mortgage loans with the FNMA, the FHLMC or the GNMA may adversely affect the value of, and the returns on, Agency RMBS and our potential target assets that we may purchase.

Actions of the U.S. Government, including the U.S. Congress, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies, to stabilize or reform the financial markets, or market responses to those actions, may not achieve the intended effect and may adversely affect our business.

        In response to the financial issues affecting the banking system and financial markets and going concern threats to commercial banks, investment banks and other financial institutions, the Emergency Economic Stabilization Act, or EESA, was enacted by the U.S. Congress in 2008. There can be no assurance that the EESA or any other U.S. government actions will have a beneficial impact on the financial markets. To the extent the markets do not respond favorably to any such actions by the U.S. government or such actions do not function as intended, our business may not receive the anticipated positive impact from the legislation and such result may have broad adverse market implications.

        In July 2010, the U.S. Congress enacted the Dodd Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, in part to impose significant investment restrictions and capital requirements on banking entities and other organizations that are significant to U.S. financial markets. For instance, the Dodd-Frank Act will impose significant restrictions on the proprietary trading activities of certain banking entities and subject other systemically significant organizations regulated by the U.S. Federal Reserve to increased capital requirements and quantitative limits for engaging in such activities. The Dodd-Frank Act also seeks to reform the asset-backed securitization market (including the mortgage-backed securities market) by requiring the retention of a portion of the credit risk inherent in the pool of securitized assets and by imposing additional registration and disclosure requirements. Certain of the new requirements and restrictions exempt Agency RMBS, other government issued or guaranteed securities, or other securities. Nonetheless, the Dodd-Frank Act also imposes significant regulatory restrictions on the origination of residential mortgage loans. While the full impact of the Dodd-Frank Act cannot be assessed until all implementing regulations are released, the Dodd-Frank Act's extensive requirements may have a significant effect on the financial markets, and may affect the availability or terms of financing from our lender counterparties and the availability or terms of mortgage-backed securities, both of which may have an adverse effect on our financial condition and results of operations.

        In addition, the U.S. Government, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis. We cannot predict whether or when such actions may occur or what effect, if any, such actions could have on our business, results of operations and financial condition.

The federal conservatorship of FNMA and FHLMC and related efforts, along with any changes in laws and regulations affecting the relationship between these agencies and the U.S. Government, may adversely affect our business.

        The payments of principal and interest we receive on our Agency RMBS, which depend directly upon payments on the mortgages underlying such securities, are guaranteed by FNMA, FHLMC and GNMA. FNMA and FHLMC are U.S. Government-sponsored entities, or GSEs, but their guarantees are not backed by the full faith and credit of the United States. GNMA is part of a U.S. Government agency and its guarantees are backed by the full faith and credit of the United States.

        In response to general market instability and, more specifically, the financial conditions of FNMA and FHLMC, in July 2008, the Housing and Economic Recovery Act of 2008, or HERA, established a new regulator for FNMA and FHLMC, the U.S. Federal Housing Finance Agency, or the FHFA. In September 2008, the U.S. Treasury, the FHFA and the U.S. Federal Reserve announced a comprehensive action plan to help stabilize the financial markets, support the availability of mortgage financing and protect taxpayers. Under this plan, among other things, the FHFA was appointed as conservator of both FNMA and FHLMC, allowing the FHFA to control the actions of the two GSEs, without forcing them to liquidate, which would be the case under receivership. Importantly, the primary focus of the plan was to increase the availability of mortgage financing by allowing these GSEs to continue to grow their guarantee business without limit, while limiting the size of their retained mortgage and agency security portfolios and requiring that these portfolios be reduced over time.

        Although the U.S. Government has committed to support the positive net worth of FNMA and FHLMC through 2012, there can be no assurance that these actions will be adequate for their needs. These uncertainties lead to questions about the availability of, and trading market for, Agency RMBS. Despite the steps taken by the U.S. Government, FNMA and FHLMC could default on their guarantee obligations which would materially and adversely affect the value of our Agency RMBS. Accordingly, if these government actions are inadequate and the GSEs continue to suffer losses or cease to exist, our business, operations and financial condition could be materially and adversely affected.

        In addition, the problems faced by FNMA and FHLMC resulting in their being placed into federal conservatorship and receiving significant U.S. Government support have sparked serious debate among federal policy makers regarding the continued role of the U.S. Government in providing liquidity for mortgage loans. The future roles of FNMA and FHLMC could be significantly reduced and the nature of their guarantee obligations could be considerably limited relative to historical measurements. Any such changes to the nature of their guarantee obligations could redefine what constitutes an agency security and could have broad adverse implications for the market and our business, operations and financial condition. If FNMA or FHLMC were eliminated, or their structures were to change radically (i.e., limitation or removal of the guarantee obligation), or their market share reduced because of required price increases or lower limits on the loans they can guarantee, we could be unable to acquire additional Agency RMBS and our existing Agency RMBS could be materially and adversely impacted.

        We could be negatively affected in a number of ways depending on the manner in which related events unfold for FNMA and FHLMC. We currently rely on our Agency RMBS as collateral for our financings under our repurchase agreements. Any decline in their value, or perceived market uncertainty about their value, would make it more difficult for us to obtain financing on our Agency

RMBS on acceptable terms or at all, or to maintain our compliance with the terms of any financing transactions. Further, the current support provided by the U.S. Treasury to FNMA and FHLMC, and any additional support it may provide in the future, could have the effect of lowering the interest rates we expect to receive from Agency RMBS, thereby tightening the spread between the interest we earn on our Agency RMBS and the cost of financing those assets. A reduction in the supply of Agency RMBS could also negatively affect the pricing of Agency RMBS by reducing the spread between the interest we earn on our investment portfolio of Agency RMBS and our cost of financing that portfolio.

        As indicated above, recent legislation has changed the relationship between FNMA and FHLMC and the U.S. Government. Future legislation could further change the relationship between FNMA and FHLMC and the U.S. Government, and could also nationalize, privatize, or eliminate such entities entirely. Any law affecting these GSEs may create market uncertainty and have the effect of reducing the actual or perceived credit quality of securities issued or guaranteed by FNMA or FHLMC. As a result, such laws could increase the risk of loss on our investments in Agency RMBS guaranteed by FNMA and/or FHLMC. It also is possible that such laws could adversely impact the market for such securities and spreads at which they trade. All of the foregoing could materially and adversely affect our financial condition and results of operations.

We are subject to the risk that U.S. Government agencies and/or GSEs may not be able to fully satisfy their guarantees of Agency RMBS or that these guarantee obligations may be repudiated, which may adversely affect the value of our assets and our ability to sell or finance these securities.

        The interest and principal payments we receive on the Agency RMBS in which we invest are guaranteed by FNMA, FHLMC or the GNMA. Unlike the GNMA securities in which we may invest, the principal and interest on securities issued by FNMA and FHLMC are not guaranteed by the U.S. government. All the Agency RMBS in which we invest depend on a steady stream of payments on the mortgages underlying the securities.

        As conservator of FNMA and FHLMC, the FHFA may disaffirm or repudiate contracts (subject to certain limitations for qualified financial contracts) that FHLMC or FNMA entered into prior to the FHFA's appointment as conservator if it determines, in its sole discretion, that performance of the contract is burdensome and that disaffirmation or repudiation of the contract promotes the orderly administration of its affairs. The HERA requires the FHFA to exercise its right to disaffirm or repudiate most contracts within a reasonable period of time after its appointment as conservator. FNMA and FHLMC have disclosed that the FHFA has disaffirmed certain consulting and other contracts that these entities entered into prior to the FHFA's appointment as conservator. FHLMC and FNMA have also disclosed that the FHFA has advised that it does not intend to repudiate any guarantee obligation relating to FNMA and FHLMC's mortgage-related securities, because the FHFA views repudiation as incompatible with the goals of the conservatorship. In addition, the HERA provides that mortgage loans and mortgage-related assets that have been transferred to a FHLMC or FNMA securitization trust must be held for the beneficial owners of the related mortgage-related securities, and cannot be used to satisfy the general creditors of FHLMC or FNMA.

        If the guarantee obligations of FHLMC or FNMA were repudiated by FHFA, payments of principal and/or interest to holders of Agency RMBS issued by FHLMC or FNMA would be reduced in the event of any borrowers' late payments or failure to pay or a servicer's failure to remit borrower payments to the trust. In that case, trust administration and servicing fees could be paid from mortgage payments prior to distributions to holders of Agency RMBS. Any actual direct compensatory damages owed due to the repudiation of FHLMC or FNMA's guarantee obligations may not be sufficient to offset any shortfalls experienced by holders of Agency RMBS. FHFA also has the right to transfer or sell any asset or liability of FHLMC or FNMA, including its guarantee obligation, without any approval, assignment or consent. If FHFA were to transfer FHLMC or FNMA's guarantee obligations to another party, holders of Agency RMBS would have to rely on that party for satisfaction of the guarantee obligation and would be exposed to the credit risk of that party.

We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable investments in Agency RMBS and our potential target assets and could also affect the pricing of these securities.

        We operate in a highly competitive market for investment opportunities. Currently, our profitability depends, in large part, on our ability to acquire Agency RMBS and our potential target assets at attractive prices. In acquiring these assets, we compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds (including other funds managed by our Manager), commercial and investment banks, commercial finance and insurance companies and other financial institutions. Many of our competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us, such as funding from the U.S. Government. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exemption from the 1940 Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, competition for investments in Agency RMBS and our potential target assets may lead to the price of such assets increasing, which may further limit our ability to generate desired returns. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, desirable investments in these assets may be limited in the future and we may not be able to take advantage of attractive investment opportunities from time to time, as we can provide no assurance that we will be able to identify and make investments that are consistent with our investment objectives.

A lack of liquidity in our investments may adversely affect our business.

        The assets we acquire are not publicly traded. A lack of liquidity may result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale or the unavailability of financing for these assets. In addition, mortgage-related assets generally experience periods of illiquidity, including the recent period of delinquencies and defaults with respect to residential and commercial mortgage loans. The illiquidity of our investments may make it difficult for us to sell such investments if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we or our Manager has or could be attributed with material, non-public information regarding such business entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

Adverse developments in the broader residential mortgage market may adversely affect the value of the assets in which we invest.

        Since 2007, the residential mortgage market in the United States has experienced a variety of unprecedented difficulties and changed economic conditions, including defaults, credit losses and liquidity concerns. Certain commercial banks, investment banks and insurance companies announced extensive losses from exposure to the residential mortgage market. These losses reduced financial industry capital, leading to reduced liquidity for some institutions. These factors have impacted investor perception of the risk associated with real estate-related assets, including Agency RMBS and other high-quality RMBS assets. As a result, values for RMBS assets, including some Agency RMBS and other AAA-rated RMBS assets, have experienced a certain amount of volatility. Further increased volatility and deterioration in the broader residential mortgage and RMBS markets may adversely affect the performance and market value of the Agency RMBS in which we invest and the non-Agency RMBS in which we may invest.

        We invest in Agency RMBS and may invest in non-Agency RMBS. We need to rely on our securities as collateral for our financings. Any decline in their value, or perceived market uncertainty about their value, would likely make it difficult for us to obtain financing on favorable terms or at all, or maintain our compliance with terms of any financing arrangements already in place. The securities we acquire are classified for accounting purposes as available-for-sale. All assets classified as available-for-sale are reported at fair value, based on market prices from third-party sources. We have elected to include any unrealized gains and losses in our earnings. If market conditions result in a decline in the fair value of our assets, our financial position and results of operations could be adversely affected.

A prolonged economic recession and further declining real estate values could impair our assets and harm our operations.

        The risks associated with our business are more severe during economic recessions and are compounded by declining real estate values. The non-Agency RMBS in which we may invest a part of our capital will be particularly sensitive to these risks. Declining real estate values will likely reduce the level of new mortgage loan originations since borrowers often use appreciation in the value of their existing properties to support the purchase of additional properties. Borrowers will also be less able to pay principal and interest on loans underlying the securities in which we invest if the value of residential real estate weakens further. Further, declining real estate values significantly increase the likelihood that we will incur losses on non-Agency RMBS, which we may acquire in the future, in the event of default because the value of collateral on the mortgages underlying such securities may be insufficient to cover the outstanding principal amount of the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from non-Agency RMBS, if any, in our portfolio, which could have an adverse effect on our financial condition, results of operations and our ability to make distributions to our stockholders.

Our investments in non-Agency RMBS are generally subject to losses.

        We may acquire non-Agency RMBS. In general, losses on a mortgaged property securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, then by the holder of a mezzanine loan or B-Note, if any, then by the "first loss" subordinated security holder and then by the holder of a higher-rated security. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit, mezzanine loans or B-Notes, and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related non-Agency RMBS. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments.

The mortgage loans underlying the non-Agency RMBS that we may acquire will be subject to defaults, foreclosure timeline extension, fraud and residential price depreciation and unfavorable modification of loan principal amount, interest rate and amortization of principal, which could result in losses to us.

        Our potential investments in non-Agency RMBS will be subject to the risks of defaults, foreclosure timeline extension, fraud and home price depreciation and unfavorable modification of loan principal amount, interest rate and amortization of principal, accompanying the underlying residential mortgage loans. The ability of a borrower to repay a mortgage loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors may impair borrowers' abilities to repay their loans, including:

  •
  adverse changes in national and local economic and market conditions;

  •
  changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

  •
  costs of remediation and liabilities associated with environmental conditions such as indoor mold;

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  the potential for uninsured or under-insured property losses;

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  acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses; and

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  acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001.

        In the event of defaults on the residential mortgage loans that underlie our investments in non-Agency RMBS, if any, and the exhaustion of any underlying or any additional credit support, we may not realize our anticipated return on our investments and we may incur a loss on these investments. In addition, to the extent we elect to invest in such assets, our investments in non-Agency RMBS will be backed by residential real property but, in contrast to Agency RMBS, their principal and interest will not be guaranteed by a U.S. Government agency or a GSE. The ability of a borrower to repay these loans or other financial assets is dependent upon the income or assets of these borrowers.

We may be affected by alleged or actual deficiencies in foreclosure practices of third parties, as well as related delays in the foreclosure process.

        Allegations of deficiencies in servicing and foreclosure practices among several large sellers and servicers of residential mortgage loans that surfaced in 2010 raised various concerns relating to such practices, including the improper execution of the documents used in foreclosure proceedings (so-called "robo signing"), inadequate documentation of transfers and registrations of mortgages and assignments of loans, improper modifications of loans, violations of representations and warranties at the date of securitization and failure to enforce put-backs.

        As a result of alleged deficiencies in foreclosure practices, a number of servicers temporarily suspended foreclosure proceedings beginning in the second half of 2010 while they evaluated their foreclosure practices. In late 2010, a group of state attorneys general and state bank and mortgage regulators representing nearly all 50 states and the District of Columbia, along with the U.S. Justice Department and the Department of Housing and Urban Development, began an investigation into foreclosure practices of banks and servicers. The investigations and lawsuits by several state attorneys general led to a proposed settlement agreement in early February 2012 with five of the nation's largest banks, pursuant to which the banks agreed to pay more than $25 billion to settle claims relating to improper foreclosure practices. The proposed settlement does not prohibit the states, the federal government, individuals or investors in RMBS from pursuing additional actions against the banks and servicers in the future.

        The integrity of the servicing and foreclosure processes are critical to the value of the mortgage loan portfolios underlying the RMBS in which we invest, and our financial results could be adversely affected by deficiencies in the conduct of those processes. For example, delays in the foreclosure process that have resulted from investigations into improper servicing practices may adversely affect the values of, and our losses on, the non-Agency RMBS we may acquire. Foreclosure delays may also increase the administrative expenses of the securitization trusts for the non-Agency RMBS, thereby reducing the amount of funds available for distribution to investors. In addition, the subordinate classes of securities issued by the securitization trusts may continue to receive interest payments while the defaulted loans remain in the trusts, rather than absorbing the default losses. This may reduce the amount of credit support available for the senior classes we may own, thus possibly adversely affecting these securities. Additionally, a substantial portion of the proposed $25 billion settlement is intended to be a "credit" to the banks and servicers for principal write-downs or reductions they may make to certain mortgages underlying RMBS. There remains considerable uncertainty as to how these principal reductions will work and what effect they will have on the value of related RMBS; as a result, there can be no assurance that any such principal reductions will not adversely affect the value of certain of the RMBS in which we invest.

        While we believe that the sellers and servicers would be in violation of their servicing contracts to the extent that they have improperly serviced mortgage loans or improperly executed documents in foreclosure or bankruptcy proceedings, or do not comply with the terms of servicing contracts when deciding whether to apply principal reductions, it may be difficult, expensive, and time consuming for us to enforce our contractual rights. We continue to monitor and review the issues raised by the alleged improper foreclosure practices. While we cannot predict exactly how the servicing and foreclosure matters or the resulting litigation or settlement agreements will affect our business, there can be no assurance that these matters will not have an adverse impact on our results of operations and financial condition.

The commercial mortgage loans underlying the CMBS we may acquire will be subject to defaults, foreclosure timeline extension, fraud and commercial price depreciation and unfavorable modification of loan principal amount, interest rate and amortization of principal, which could result in losses to us.

        CMBS are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that may be greater than similar risks associated with loans made on the security of residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability or willingness to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things,

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  tenant mix;

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  success of tenant businesses;

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  property management decisions;

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  property location and condition;

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  competition from comparable types of properties;

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  changes in laws that increase operating expenses or limit rents that may be charged;

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  any need to address environmental contamination at the property or the occurrence of any uninsured casualty at the property;

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  changes in national, regional or local economic conditions and/or specific industry segments;

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  declines in regional or local real estate values;

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  declines in regional or local rental or occupancy rates;

  •
  increases in interest rates;

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  real estate tax rates and other operating expenses;

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  changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

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  acts of God, terrorist attacks, social unrest and civil disturbances.

If our Manager overestimates the loss-adjusted yields of our CMBS investments, we may experience losses.

        Our Manager will value any CMBS investments we may acquire based on loss-adjusted yields, taking into account estimated future losses on the mortgage loans included in the securitization's pool of loans, and the estimated impact of these losses on expected future cash flows. Our Manager's loss estimates may not prove accurate, as actual results may vary from estimates. In the event that our Manager underestimates the pool level losses relative to the price we pay for a particular CMBS investment, we may experience losses with respect to such investment.

We may not control the special servicing of the mortgage loans included in the CMBS in which we invest and, in such cases, the special servicer may take actions that could adversely affect our interests.

        With respect to CMBS in which we invest, overall control over the special servicing of the related underlying mortgage loans will be held by a "directing certificateholder" or a "controlling class representative," which is appointed by the holders of the most subordinate class of CMBS in such series. We may not have the right to appoint the directing certificateholder. In connection with the servicing of the specially serviced mortgage loans, the related special servicer may, at the direction of the directing certificateholder, take actions with respect to the specially serviced mortgage loans that could adversely affect our interests.

The receivables underlying the ABS we may acquire are subject to credit exposure, which could result in losses to us.

        ABS are securities backed by various asset classes including auto loans, student loans, credit card loans, equipment loans, floor plan loans and small business loans fully guaranteed as to principal and interest by the U.S. Small Business Administration, or the SBA. ABS remain subject to the credit exposure of the underlying receivables. In the event of increased rates of delinquency with respect to any receivables underlying our ABS, we may not realize our anticipated return on these investments.

Most of our investments are recorded at fair value, and quoted prices or observable inputs may not be available to determine such value, resulting in the use of significant unobservable inputs to determine value.

        We expect that the values of some of our investments may not be readily determinable. We measure the fair value of these investments on at least a monthly basis. The fair value at which our assets are recorded may not be an indication of their realizable value. Ultimate realization of the value of an asset depends to a great extent on economic and other conditions that are beyond the control of our Manager, our Company or our board of directors. Further, fair value is only an estimate based on good faith judgment of the price at which an investment can be sold since market prices of investments can only be determined by negotiation between a willing buyer and seller. If we were to liquidate a particular asset, the realized value may be more than or less than the amount at which such asset is valued. Accordingly, the value of our common stock could be adversely affected by our determinations regarding the fair value of our investments, whether in the applicable period or in the future. Additionally, such valuations may fluctuate over short periods of time.

        Our determination of the fair value of our investments include inputs provided by third-party dealers and pricing services. Valuations of certain investments in which we invest are often difficult to obtain. In general, dealers and pricing services heavily disclaim their valuations. Dealers may claim to furnish valuations only as an accommodation and without special compensation, and so they may disclaim any and all liability for any direct, incidental, or consequential damages arising out of any inaccuracy or incompleteness in valuations, including any act of negligence or breach of any warranty. Depending on the complexity and illiquidity of a security, valuations of the same security can vary substantially from one dealer or pricing service to another. Therefore, our results of operations for a given period could be adversely affected if our determinations regarding the fair market value of these investments are materially different than the values that we ultimately realize upon their disposal. The valuation process has been particularly challenging recently as market events have made valuations of certain assets more difficult, unpredictable and volatile.

Declines in value of the assets in which we invest will adversely affect our financial position and results of operations, and make it more costly to finance these assets.

        We use our investments as collateral for our financings. Any decline in their value, or perceived market uncertainty about their value, would likely make it difficult for us to obtain financing on favorable terms or at all, or maintain our compliance with terms of any financing arrangements already in place. Our investments in mortgage-backed securities are recorded at fair value under a fair value option election at the time of purchase with changes in fair value reported in earnings. As a result, a decline in fair values of our mortgage-backed securities could reduce both our earnings and stockholders' equity. If market conditions result in a decline in the fair value of our assets, our financial position and results of operations could be adversely affected.

An increase in interest rates may cause a decrease in the volume of certain of our assets, which could adversely affect our ability to acquire assets that satisfy our investment objectives and to generate income and make distributions.

        Rising interest rates generally reduce the demand for mortgage loans due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of Agency RMBS and our potential target assets available to us, which could adversely affect our ability to acquire assets that satisfy our investment objectives. Rising interest rates may also cause our assets that were issued prior to an interest rate increase to provide yields that are below prevailing market interest rates. If rising interest rates cause us to be unable to acquire a sufficient volume of Agency RMBS and our potential target assets with a yield that is above our borrowing cost, our ability to satisfy our investment objectives and to generate income and make distributions may be materially and adversely affected.

        The relationship between short-term and longer-term interest rates is often referred to as the "yield curve." Ordinarily, short-term interest rates are lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because our investments, on average, generally bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our net assets. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested, the spread between the yields on the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses.

Increases in interest rates could adversely affect the value of our investments and cause our interest expense to increase, which could result in reduced earnings or losses and negatively affect our profitability as well as the cash available for distribution to our stockholders.

        We invest in Agency RMBS, and may also invest in non-Agency RMBS, CMBS and ABS. In a normal yield curve environment, an investment in such assets will generally decline in value if long-term interest rates increase. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders.

        A significant risk associated with Agency RMBS and our potential target assets is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates increased significantly, the market value of these investments would decline, and the duration and weighted average life of the investments would increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on any repurchase agreements we may enter into.

        Market values of our investments may decline without any general increase in interest rates for a number of reasons, such as increases or expected increases in defaults, or increases or expected increases in voluntary prepayments for those investments that are subject to prepayment risk or widening of credit spreads.

        In addition, in a period of rising interest rates, our operating results will depend in large part on the difference between the income from our assets and our financing costs. We anticipate that, in most cases, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets.

Interest rate mismatches between our RMBS backed by ARMs or hybrid ARMs and our borrowings used to fund our purchases of these assets may cause us to suffer losses.

        We may fund our RMBS with borrowings that have interest rates that adjust more frequently than the interest rate indices and repricing terms of RMBS backed by adjustable-rate mortgages, or ARMs, or hybrid ARMs. Accordingly, if short-term interest rates increase, our borrowing costs may increase faster than the interest rates on RMBS backed by ARMs or hybrid ARMs adjust. As a result, in a period of rising interest rates, we could experience a decrease in net income or a net loss.

        In most cases, the interest rate indices and repricing terms of RMBS backed by ARMs or hybrid ARMs and our borrowings will not be identical, thereby potentially creating an interest rate mismatch between our investments and our borrowings. While the historical spread between relevant short-term interest rate indices has been relatively stable, there have been periods when the spread between these indices was volatile. During periods of changing interest rates, these interest rate index mismatches could reduce our net income or produce a net loss, and adversely affect the level of our dividends and the market price of our common stock.

        In addition, RMBS backed by ARMs or hybrid ARMs will typically be subject to lifetime interest rate caps that limit the amount an interest rate can increase through the maturity of the RMBS. However, our borrowings under repurchase agreements typically are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while caps could limit the interest rates on these types of RMBS. This problem is magnified for RMBS backed by ARMs or hybrid ARMs that are not fully indexed. Further, some RMBS backed by ARMs or hybrid ARMs may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on these types of RMBS than we need to pay interest on our related borrowings. These factors could reduce our net interest income and cause us to suffer a loss during periods of rising interest rates.

Interest rate fluctuations may adversely affect the level of our net income and the value of our assets and common stock.

        Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations present a variety of risks, including the risk of a narrowing of the difference between asset yields and borrowing rates, flattening or inversion of the yield curve and fluctuating prepayment rates, and may adversely affect our income and the value of our assets and common stock.

        Increases in interest rates may negatively affect the market value of the fixed-rate mortgages, or FRMs, and hybrid ARMs in which we invest. Our investments in these mortgage-backed securities are recorded at fair value under a fair value option election at the time of purchase with changes in fair value reported in earnings and any decrease in our earnings could cause the market value of our common stock to decline. In addition, rising interest rates generally reduce the demand for consumer credit, including mortgage loans, due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of RMBS available to us, which could affect our ability to acquire assets that satisfy our investment objectives.

Changes in prepayment rates may adversely affect our profitability.

        The RMBS assets we acquire are backed by pools of residential mortgage loans. We receive payments, generally, from the payments that are made on these underlying residential mortgage loans. When borrowers prepay their residential mortgage loans at rates that are faster than expected, this results in prepayments that are faster than expected on the related RMBS. These faster than expected payments may adversely affect our profitability.

        We may purchase RMBS assets that have a higher interest rate than the then prevailing market interest rate. In exchange for this higher interest rate, we may pay a premium to par value to acquire the asset. In accordance with accounting rules, we amortize this premium over the expected term of the asset based on our prepayment assumptions. If the asset is prepaid in whole or in part at a faster than expected rate, however, we must expense all or a part of the remaining unamortized portion of the premium that was paid at the time of the purchase, which will adversely affect our profitability.

        Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayments can also occur when borrowers default on their residential mortgages and the mortgages are prepaid from the proceeds of a foreclosure sale of the property, or when borrowers sell the property and use the sale proceeds to prepay the mortgage as part of a physical relocation. Prepayment rates also may be affected by conditions in the housing and financial markets, increasing defaults on residential mortgage loans, which could lead to an acceleration of the payment of the related principal, general economic conditions and the relative interest rates on FRMs and ARMs. While we seek to manage prepayment risk, in selecting RMBS investments we must balance prepayment risk against other risks, the potential returns of each investment and the cost of hedging our risks. No strategy can completely insulate us from prepayment or other such risks, and we may deliberately retain exposure to prepayment or other risks.

        In addition, a decrease in prepayment rates may adversely affect our profitability. When borrowers prepay their residential mortgage loans at slower than expected rates, prepayments on the RMBS may be slower than expected. These slower than expected payments may adversely affect our profitability. We may purchase RMBS assets that have a lower interest rate than the then prevailing market interest rate. In exchange for this lower interest rate, we may pay a discount to par value to acquire the asset. In accordance with accounting rules, we accrete this discount over the expected term of the asset based on our prepayment assumptions. If the asset is prepaid at a slower than expected rate, however, we must accrete the remaining portion of the discount at a slower than expected rate. This will extend the expected life of the asset and result in a lower than expected yield on assets purchased at a discount to par.

We are highly dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to make distributions to all stockholders.

        Our business is highly dependent on communications and information systems of our Manager. Any failure or interruption of our Manager's systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to make distributions to our stockholders.

Loss of our exemption from regulation pursuant to the 1940 Act would adversely affect us.

        We conduct our business so as not to become regulated as an investment company under the 1940 Act in reliance on the exemption provided by Section 3(c)(5)(C) of the 1940 Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires that: (i) at least 55% of our investment portfolio consist of "mortgages and other liens on and interest in real estate," or "qualifying real estate interests," and (ii) at least 80% of our investment portfolio consist of qualifying real estate interests plus "real estate-related assets." In satisfying this 55% requirement, based on pronouncements of the SEC staff, we may treat whole pool Agency RMBS as qualifying real estate interests. The SEC staff has not issued guidance with respect to whole pool Non-Agency RMBS. Accordingly, based on our own judgment and analysis of the SEC's pronouncements with respect to whole pool Agency RMBS, we may also treat Non-Agency RMBS issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate interests. We may also treat whole mortgage loans that we acquire directly as qualifying real estate interests provided that 100% of the loan is secured by real estate when we acquire it and we have the unilateral right to foreclose on the mortgage. We currently treat partial pool Agency and, to the extent we acquire such assets, we treat Non-Agency RMBS and partial pool CMBS as real estate-related assets. We treat any interest rate swaps or other derivative hedging transactions we enter into as miscellaneous assets that will not exceed 20% of our total assets. We rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets.

        The SEC recently solicited public comment on a wide range of issues relating to Section 3(c)(5)(C), including the nature of the assets that qualify for purposes of the exemption and whether mortgage REITs should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the 1940 Act status of REITs, including the guidance of the Division of Investment Management of the SEC regarding this exemption, will not change in a manner that adversely affects our operations. To the extent that the SEC or its staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could require us to hold assets we might wish to sell or to sell assets we might wish to hold. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the exemption we rely on from the 1940 Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

        The mortgage related investments that we acquire are limited by the provisions of the 1940 Act and the rules and regulations promulgated thereunder. If the SEC determines that any of these securities are not qualifying interests in real estate or real estate-related assets, adopts a contrary interpretation with respect to these securities or otherwise believes we do not satisfy the above exceptions or changes its interpretation of the above exceptions, we could be required to restructure our activities or sell certain of our assets. We may be required at times to adopt less efficient methods of financing certain of our mortgage related investments and we may be precluded from acquiring certain types of higher yielding securities. The net effect of these factors would be to lower our net interest income. If we fail to qualify for an exemption from registration as an investment company or an exclusion from the definition of an investment company, our ability to use leverage would be substantially reduced. Our business will be materially and adversely affected if we fail to qualify for this exemption from regulation pursuant to the 1940 Act. In addition, the loss of our 1940 Act exemption would also permit our Manager to terminate the Management Agreement, which could result in material adverse effect on our business and results of operations.

The downgrade of the U.S. government's or certain European countries' credit ratings and any future downgrades of the U.S. government's or certain European countries' credit ratings may materially adversely affect our business, financial condition and results of operations.

        On August 5, 2011, Standard & Poor's downgraded the U.S. government's credit rating for the first time in history. Because FNMA and FHLMC are in conservatorship of the U.S. government, downgrades to the U.S. government's credit rating could impact the credit risk associated with Agency RMBS and, therefore, decrease the value of the Agency RMBS in which we invest. In addition, the downgrade of the U.S. government's credit rating and the credit ratings of certain European countries has created broader financial turmoil and uncertainty, which has recently weighed heavily on the global banking system. Therefore, the downgrade of the U.S. government's credit rating and the credit ratings of certain European countries and any future downgrades of the U.S. government's credit rating or the credit ratings of certain European countries may materially adversely affect our business, financial condition and results of operations.

Certain actions by the U.S. Federal Reserve could cause a flattening of the yield curve, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

        On September 21, 2011, the U.S. Federal Reserve announced "Operation Twist," a program by which it purchased, by the end of June 2012, $400 billion of U.S. Treasury securities with remaining maturities between six and 30 years and sold an equal amount of U.S. Treasury securities with remaining maturities of three years or less. On June 20, 2012, the U.S. Federal Reserve announced that it would extend "Operation Twist" through 2012 by purchasing and selling an additional $267 billion of such securities. Further, in a statement issued at the conclusion of its August 1, 2012 meeting, the U.S. Federal Reserve Board acknowledged that despite some signs of improvement, the U.S. housing sector remains depressed. Based on the deceleration in economic and employment growth as well as the expectation for continued low inflation, the U.S. Federal Reserve Board announced that it would continue its highly accommodative fiscal policy and extend through the end of the year its program to extend the average maturity of its holdings of securities by continuing to reinvest principal payments received on its holdings of Agency debt and Agency RMBS in additional Agency RMBS. The effect of Operation Twist could be a flattening in the yield curve, which could result in increased prepayment rates due to lower long-term interest rates and a narrowing of our net interest margin. Consequently, Operation Twist and any other future securities purchase programs by the U.S. Federal Reserve could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Risks related to financing and hedging

Our strategy involves significant leverage, which may amplify losses.

        Our leverage currently ranges between seven to eleven times the amount of our stockholders' equity (calculated in accordance with U.S. GAAP). We incur this leverage by borrowing against a substantial portion of the market value of our assets. By incurring this leverage, we could enhance our returns. Nevertheless, this leverage, which is fundamental to our investment strategy, also creates significant risks.

        As a result of our significant leverage, we may incur substantial losses if our borrowing costs increase. Our borrowing costs may increase for any of the following reasons:

  •
  short-term interest rates increase;

  •
  the market value of our securities decreases;

  •
  interest rate volatility increases; or

  •
  the availability of financing in the market decreases.

There can be no assurance that our Manager will be able to prevent mismatches in the maturities of our assets and liabilities.

        Because we employ financial leverage in funding our portfolio, mismatches in the maturities of our assets and liabilities can create risk in the need to continually renew or otherwise refinance our liabilities. Our net interest margins are dependent upon a positive spread between the returns on our asset portfolio and our overall cost of funding. Our Manager actively employs portfolio-wide and security-specific risk measurement and management processes in our daily operations. Our Manager's risk management tools include software and services licensed or purchased from third parties, in addition to proprietary systems and analytical methods developed internally. There can be no assurance that these tools and the other risk management techniques described above will protect us from asset/liability risks.

We may be subject to margin calls under our master repurchase agreements, which could result in defaults or force us to sell assets under adverse market conditions or through foreclosure.

        We have entered into master repurchase agreements with various financial institutions and borrow under these master repurchase agreements to finance the acquisition of assets for our investment portfolio. Pursuant to the terms of borrowings under our master repurchase agreements, a decline in the value of the subject assets may result in our lenders initiating margin calls. A margin call means that the lender requires us to pledge additional collateral to re-establish the ratio of the value of the collateral to the amount of the borrowing. The specific collateral value to borrowing ratio that would trigger a margin call is not set in the master repurchase agreements and will not be determined until we engage in a repurchase transaction under these agreements. Our fixed-rate securities generally are more susceptible to margin calls as increases in interest rates tend to more negatively affect the market value of fixed-rate securities. If we are unable to satisfy margin calls, our lenders may foreclose on our collateral. The threat of or occurrence of a margin call could force us to sell our assets, either directly or through a foreclosure, under adverse market conditions. Because of the significant leverage we have, we may incur substantial losses upon the threat or occurrence of a margin call.

If a counterparty to our repurchase transactions defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of that term, or if we default on our obligations under the repurchase agreement, we will lose money on our repurchase transactions.

        When we engage in repurchase transactions, we generally sell securities to lenders (repurchase agreement counterparties) and receive cash from these lenders. The lenders are obligated to resell the same securities back to us at the end of the term of the transaction. Because the cash we receive from the lender when we initially sell the securities to the lender will be less than the value of those securities (this difference is the haircut), if the lender defaults on its obligation to resell the same securities back to us we may incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities). We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Further, if we default on one of our obligations under a repurchase transaction, the lender can terminate the transaction and cease entering into any other repurchase transactions with us. Our repurchase agreements contain cross-default provisions, such that if a default occurs under an agreement with any specific lender, that lender could also declare a default under other repurchase agreements or other financing or derivative contracts, if any, with such lender. Any losses we incur on our repurchase transactions could adversely affect our earnings and thus our cash available for distribution to our stockholders.

If a counterparty to one of our swap agreements or TBAs defaults on its obligations, we may incur losses.

        If a counterparty to one of the swap agreements that we enter into or TBAs that we may enter into defaults on its obligations under the agreement, we may not receive payments due under the agreement, and thus, we may lose any unrealized gain associated with the agreement. If any such swap agreement hedged a liability, such liability could cease to be hedged upon the default of a counterparty. Additionally, we may also risk the loss of any collateral we have pledged to secure our obligations under a swap agreement if the counterparty becomes insolvent or files for bankruptcy.

Failure to procure adequate repurchase agreement financing, which generally have short terms, or to renew or replace repurchase agreement financing as it matures, would adversely affect our results of operations.

        We use repurchase agreement financing as a strategy to increase the return on our investment portfolio. However, we may not be able to achieve our desired leverage ratio for a number of reasons, including if the following events occur:

  •
  our lenders do not make repurchase agreement financing available to us at acceptable rates;

  •
  certain of our lenders exit the repurchase market;

  •
  our lenders require that we pledge additional collateral to cover our borrowings, which we may be unable to do; or

  •
  we determine that the leverage would expose us to excessive risk.

        We cannot assure you that any, or sufficient, repurchase agreement financing will be available to us on terms that are acceptable to us. In recent years, investors and financial institutions that lend in the securities repurchase market, have tightened lending standards in response to the difficulties and changed economic conditions that have materially adversely affected the RMBS market. These market disruptions have been most pronounced in the non-Agency RMBS market, and the impact has also extended to Agency RMBS, which has made the value of these assets unstable and relatively illiquid compared to prior periods. Any decline in their value, or perceived market uncertainty about their value, would make it more difficult for us to obtain financing on favorable terms or at all, or maintain our compliance with terms of any financing arrangements then in place. Additionally, the lenders from which we seek to obtain repurchase agreement financing may have owned or financed RMBS that have declined in value and caused the lender to suffer losses as a result of the recent downturn in the residential mortgage market. If these conditions persist, these institutions may be forced to exit the repurchase market, become insolvent or further tighten lending standards or increase the amount of equity capital or haircut required to obtain financing, and in such event, could make it more difficult for us to obtain financing on favorable terms or at all. In the event that we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the value of our common stock and our ability to make distributions, and you may lose part or all of your investment.

        Furthermore, because we rely primarily on short-term borrowings, our ability to achieve our investment objective will depend not only on our ability to borrow money in sufficient amounts and on favorable terms, but also on our ability to renew or replace on a continuous basis our maturing short-term borrowings. If we are not able to renew or replace maturing borrowings, we will have to sell some or all of our assets, possibly under adverse market conditions. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to significantly increase the cost of the financing that they provide to us. Our lenders also may revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk, particularly with respect to assignee liability.

Our repurchase agreement financing may require us to provide additional collateral and may restrict us from leveraging our assets as fully as desired.

        We use repurchase agreements to finance acquisitions of Agency RMBS and our potential target assets. If the market value of the asset pledged or sold by us to a financing institution pursuant to a repurchase agreement declines, we may be required by the financing institution to provide additional collateral or pay down a portion of the funds advanced, but we may not have the funds available to do so, which could result in defaults. Posting additional collateral to support our credit will reduce our liquidity and limit our ability to leverage our assets, which could adversely affect our business. In the event we do not have sufficient liquidity to meet such requirements, financing institutions can accelerate repayment of our indebtedness, increase interest rates, liquidate our collateral or terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for bankruptcy protection.

        Further, financial institutions providing the repurchase facilities may require us to maintain a certain amount of cash uninvested or to set aside non-levered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. If we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

Lenders may require us to enter into restrictive covenants relating to our operations.

        When we obtain further financing, lenders could impose restrictions on us that would affect our ability to incur additional debt, our capability to make distributions to stockholders and our flexibility to determine our operating policies. Loan documents we execute may contain negative covenants that limit, among other things, our ability to repurchase stock, distribute more than a certain amount of our funds from operations, and employ leverage beyond certain amounts.

Our rights under repurchase agreements may be subject to the effects of the bankruptcy laws in the event of the bankruptcy or insolvency of us or our counterparties under the repurchase agreements.

        In the event of our insolvency or bankruptcy, certain repurchase agreements may qualify for special treatment under the U.S. Bankruptcy Code, the effect of which, among other things, would be to allow the lender under the applicable repurchase agreement to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to take possession of and liquidate the assets that we have pledged under their repurchase agreements. In the event of the insolvency or bankruptcy of a lender during the term of a repurchase agreement, the lender may be permitted, under applicable insolvency laws, to repudiate the contract, and our claim against the lender for damages may be treated simply as an unsecured creditor. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, our ability to exercise our rights to recover our securities under a repurchase agreement or to be compensated for any damages resulting from the lender's insolvency may be further limited by those statutes. These claims would be subject to significant delay and, if and when received, may be substantially less than the damages we actually incur.

An increase in our borrowing costs relative to the interest that we receive on investments in Agency RMBS and our potential target assets may adversely affect our profitability and cash available for distribution to our stockholders.

        As our financings mature, we will be required either to enter into new borrowings or to sell certain of our investments. An increase in short-term interest rates at the time that we seek to enter into new borrowings would reduce the spread between our returns on our assets and the cost of our borrowings. This would adversely affect our returns on our assets, which might reduce earnings and, in turn, cash available for distribution to our stockholders.

We may enter into hedging transactions that could expose us to contingent liabilities in the future.

        Subject to maintaining our qualification as a REIT and exemption from registration under the 1940 Act, part of our investment strategy may involve entering into hedging transactions that could require us to fund cash payments in certain circumstances (such as the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition.

Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

        Subject to maintaining our qualification as a REIT and exemption from registration under the 1940 Act, we pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity varies in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

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  interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

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  available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

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  due to a credit loss, the duration of the hedge may not match the duration of the related liability;

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  the amount of income that a REIT may earn from hedging transactions (other than hedging transactions that satisfy certain requirements of the Internal Revenue Code or that are done through a taxable REIT subsidiary, or TRS) to offset interest rate losses is limited by U.S. federal tax provisions governing REITs;

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  the value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value. Downward adjustments or "mark-to-market losses," would reduce our stockholders' equity;

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  the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

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  the hedging counterparty owing money in the hedging transaction may default on its obligation to pay.

        Our hedging transactions, which are intended to limit losses, may actually adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

        In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction would most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although generally we seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for any hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Risks associated with our relationship with our Manager

Our Manager has limited experience operating a REIT and we cannot assure you that our Manager's past experience will be sufficient to successfully manage our business as a REIT.

        Our Manager has limited experience operating a REIT. The REIT provisions of the Internal Revenue Code are complex, and any failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or force us to pay unexpected taxes and penalties. In such event, our net income would be reduced and we could incur a loss.

Our board of directors has approved very broad investment guidelines for our Manager and does not approve each investment and financing decision made by our Manager.

        Our Manager is authorized to follow very broad investment guidelines. Our board of directors periodically reviews our investment guidelines and our investment portfolio but does not, and is not be required to, review all of our proposed investments, except that an investment in a security structured or issued by another entity managed by our Manager must be approved by a majority of our independent directors prior to such investment. In addition, in conducting periodic reviews, our board of directors may rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies, and transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. Our Manager has great latitude within the broad parameters of our investment guidelines in determining the types and amounts of Agency RMBS, non-Agency RMBS, CMBS and ABS investments it may decide are attractive investments for us, which could result in investment returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. Further, decisions made and investments and financing arrangements entered into by our Manager may not fully reflect the best interests of our stockholders.

There are conflicts of interest in our relationship with our Manager that could result in decisions that are not in the best interests of our stockholders.

        We are subject to conflicts of interest arising out of our relationship with our Manager. All of our officers apart from our chief financial officer, Steven M. Sherwyn, and two of our directors, James W. Hirschmann III and Gavin L. James, are employees of our Manager. We do not have any employees other than our chief financial officer. Our Management Agreement with our Manager was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm's length with an unaffiliated third party. In addition, the obligations of our Manager and its officers and personnel to engage in other business activities may reduce the time our Manager and its officers and personnel spend managing us.

        We compete for investment opportunities directly with other client portfolios managed by our Manager. Clients of our Manager may have investment mandates and objectives that target the same assets as us. A substantial number of client accounts managed by our Manager have exposure to Agency RMBS and our potential target assets and may have similar investment mandates and objectives. In addition, our Manager may have additional clients that compete directly with us for investment opportunities in the future. Our Manager has an investment allocation policy in place that is intended to ensure that no single client is intentionally favored over another and that trades are allocated in a fair and equitable manner. We may compete with our Manager or its other clients for investment or financing opportunities sourced by our Manager; however, we may either not be presented with the opportunity or have to compete with our Manager to acquire these investments or have access to these sources of financing. Our Manager and our executive officers may choose to allocate favorable investments to itself or to its or other clients instead of to us. Further, at times when there are turbulent conditions in the mortgage markets or distress in the credit markets or other times when we will need focused support and assistance from our Manager, our Manager's other clients will likewise require greater focus and attention, placing our Manager's resources in high demand. In such situations, we may not receive the level of support and assistance that we may receive if we were internally managed or if our Manager did not act as a manager for other entities. There is no assurance that our Manager's allocation policies that address some of the conflicts relating to our access to investment and financing sources, which are described under "Management—Conflicts of interest," will be adequate to address all of the conflicts that may arise.

        We pay our Manager a management fee that is not tied to our performance. The management fee may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns for us. This could hurt both our ability to make distributions to our stockholders and the market price of our common stock. Furthermore, the compensation payable to our Manager will increase as a result of future issuances of our equity securities, even if the issuances are dilutive to existing stockholders.

        Concurrently with our IPO, we sold 46,043 shares of our common stock to our Manager's deferred compensation plan, which made such investment on behalf of the beneficiaries of the plan, including certain executives and other employees of our Manager and its affiliates. These shares are subject to a two-year lock-up agreement from the date of our IPO with the underwriters from that offering. To the extent these shares are sold, our Manager's interests may be less aligned with our interests.

We are dependent on our Manager and its key personnel for our success.

        We have no separate facilities and are completely reliant on our Manager. All of our executive officers apart from our chief financial officer, and two of our directors are employees of our Manager. We do not have any employees other than our chief financial officer. Our Manager has significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success will depend to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the executive officers and key personnel of our Manager. The executive officers and key personnel of our Manager evaluate, negotiate, close and monitor our investments; therefore, our success depends on their continued service. The departure of any of the executive officers or key personnel of our Manager could have a material adverse effect on our performance. In addition, we offer no assurance that our Manager will remain our investment manager or that we will continue to have access to our Manager's principals and professionals. The initial term of our Management Agreement with our Manager only extends until the third anniversary of the closing of our IPO, May 15, 2015, with automatic one-year renewals thereafter. If the Management Agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan. Moreover, our Manager is not obligated to dedicate any of its personnel exclusively to us nor is it obligated to dedicate any specific portion of its time to our business, and none of our Manager's personnel are contractually dedicated to us under our Management Agreement with our Manager.

The Management Agreement with our Manager was not negotiated on an arm's-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

        Our executive officers apart from our chief financial officer, and two of our directors are employees of our Manager. Our Management Agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

        Termination of the Management Agreement with our Manager without cause is difficult and costly. Our independent directors review our Manager's performance and any fees payable to our Manager annually and, following the initial three-year term, the Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) our Manager's unsatisfactory performance that is materially detrimental to us, or (2) our determination that any fees payable to our Manager are not fair, subject to our Manager's right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We are required to provide our Manager 180 days prior notice of any such termination. Unless terminated for cause, we are required to pay our Manager a termination fee equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination. This provision increases the effective cost to us of electing not to renew, or defaulting in our obligations under, the Management Agreement, thereby adversely affecting our inclination to end our relationship with our Manager, even if we believe our Manager's performance is not satisfactory.

        Our Manager is only contractually committed to serve us until the third anniversary of the closing of our IPO, May 15, 2015. Thereafter, the Management Agreement is automatically renewable for one-year terms; provided, however, that our Manager may terminate the Management Agreement annually upon 180 days prior notice. If the Management Agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

        Pursuant to the Management Agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the Management Agreement, our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager are not liable to us, our directors, our stockholders or any partners for acts or omissions performed in accordance with and pursuant to the Management Agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the Management Agreement. In addition, we indemnify our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement.

Our Manager's management fee is payable regardless of our performance.

        We pay our Manager a management fee regardless of the performance of our portfolio. Our Manager's entitlement to non-performance-based compensation might reduce its incentive to devote its time and effort to seeking assets that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our common stock.

Our Manager is subject to extensive regulation as an investment advisor, which could adversely affect its ability to manage our business.

        Our Manager is subject to regulation as an investment advisor by various regulatory authorities that are charged with protecting the interests of its clients, including us. Instances of criminal activity and fraud by participants in the investment management industry and disclosures of trading and other abuses by participants in the financial services industry have led the U.S. government and regulators to consider increasing the rules and regulations governing, and oversight of, the U.S. financial system. This activity is expected to result in changes to the laws and regulations governing the investment management industry and more aggressive enforcement of the existing laws and regulations. Our Manager could be subject to civil liability, criminal liability, or sanction, including revocation of its registration as an investment adviser, revocation of the licenses of its employees, censures, fines, or temporary suspension or permanent bar from conducting business, if it is found to have violate any of these laws or regulations. Any such liability or sanction could adversely affect its ability to manage our business.

        Our Manager must continually address conflicts between its interests and those of its clients, including us. In addition, the SEC and other regulators have increased their scrutiny of potential conflicts of interest. We believe our Manager has procedures and controls that are reasonably designed to address these issues. However, appropriately dealing with conflicts of interest is complex and difficult and if our Manager fails, or appears to fail, to deal appropriately with conflicts of interest, it could face litigation or regulatory proceedings or penalties, any of which could adversely affect its ability to manage our business.

Risks related to our common stock

The market price and trading volume of our common stock may vary substantially.

        Our common stock is listed on the NYSE under the symbol "WMC". The stock markets, including the NYSE, have experienced significant price and volume fluctuations over the past several years. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.

        Some of the factors that could negatively affect the market price of our common stock include:

  •
  actual or anticipated variations in our quarterly operating results;

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  changes in our earnings estimates or publication of research reports about us or the real estate industry;

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  changes in market valuations of similar companies;

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  adverse market reaction to any increased indebtedness we incur in the future;

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  additions to or departures of our Manager's key personnel;

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  actions by our stockholders; and

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  speculation in the press or investment community.

        Market factors unrelated to our performance could also negatively impact the market price of our common stock. One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in the capital markets can affect the market value of our common stock. For instance, if interest rates rise, it is likely that the market price of our common stock will decrease as market rates on interest-bearing securities increase.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

        In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for "emerging growth companies," including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years from the date of our IPO, unlike other public companies, we will not be required to (1) provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (2) comply with any new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies under Section 102(b)(1) of the JOBS Act, (3) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (4) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (5) provide certain disclosure regarding executive compensation required of larger public companies or (6) hold shareholder advisory votes on executive compensation. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

        As noted above, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies. We currently take advantage of such extended transition period. Since we are not required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to elect to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Investing in our common stock may involve a high degree of risk.

        The investments that we make in accordance with our investment objectives may result in a high amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, and therefore an investment in our common stock may not be suitable for someone with lower risk tolerance.

Common stock eligible for future sale may have adverse effects on our share price.

        We are offering 12,000,000 shares of our common stock as described in this prospectus. Immediately prior to this offering, we had 10,343,944 shares of our common stock issued and outstanding. Of those shares, 8,000,000 shares were sold in our IPO and are freely transferable. In addition, in connection with the concurrent private placements, we issued warrants entitling the holders to purchase up to an additional 1,115,893 shares of common stock, and under our equity incentive plans, we are able to issue a number of shares of common stock equivalent to 3.0% of our issued and outstanding common stock (on a fully diluted basis) at the time of the award (other than any shares subject to awards made under any of these plans).

        We, our Manager, each of our directors and executive officers, and each of the executive officers of our Manager have entered into lock up agreements with the underwriters of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 60 days after the date of this prospectus, may not, without the prior written consent of the representatives of the underwriters, sell or transfer any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. In addition, in connection with our IPO, our Manager, our directors and executive officers, and the executive officers of our Manager entered into similar lock up agreements with the representatives of the underwriters of that offering, except that these lock up agreements will apply for a period of 180 days from our IPO. Further, on May 15, 2012, we sold 46,043 shares of our common stock to our Manager's deferred compensation plan, which made such investment on behalf of the beneficiaries of this plan, including certain executives and other employees of our Manager and its affiliates. These shares are subject to a two-year lock-up agreement from the date of our IPO with the representatives of the underwriters of that offering. The terms of this two-year lock-up agreement are substantially similar to the 180-day lock up agreements described above except that it will apply until May 14, 2014.

        The representatives of the underwriters of this offering or the IPO may, in their sole discretion, at any time from time to time, waive in writing the terms and conditions of the 60-day, 180-day or two-year lock-up agreements described above. However, each of our directors, our Manager and executive officers and each executive officer of our Manager may transfer or dispose of our shares during the applicable restricted period in the case of gifts or for distributions to their respective members or shareholders where the donee or transferee agrees to a similar lock-up agreement for the remainder of the restricted period. Assuming the underwriters do not exercise their option to purchase additional shares, approximately        % of our shares of common stock will be subject to lock-up agreements. When the lock-up periods expire, these shares of common stock will become eligible for sale, in some cases subject to the requirements of Rule 144 under the Securities Act, which are described under "Shares eligible for future sale."

        We cannot predict the effect, if any, of this offering, future sales of our common stock, or the availability of shares for future sales, on the market price of our common stock. The market price of our common stock may decline significantly when the restrictions on resale (or lock up agreements) by certain of our stockholders lapse. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

        Also, we may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share issuances, which may dilute the existing stockholders' interests in us.

We have not established a minimum distribution payment level and we cannot assure you of our ability to pay distributions in the future.

        We intend to pay quarterly distributions and to make distributions to our stockholders in an amount such that we distribute all or substantially all of our net taxable income in each year. We have not established a minimum distribution payment level and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, debt covenants, maintenance of our REIT qualification and other factors as our board of directors may deem relevant from time to time. We believe that a change in any one of the following factors could adversely affect our results of operations and impair our ability to pay distributions to our stockholders:

  •
  the profitability of our existing investments and the investment of the net proceeds of this offering;

  •
  our ability to make profitable investments;

  •
  margin calls or other expenses that reduce our cash flow;

  •
  decreases in the value of our portfolio or defaults in our asset portfolio; and

  •
  the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

        We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions in the future. In addition, some of our distributions may include a return in capital.

Future offerings of debt or equity securities, which would rank senior to our common stock, may adversely affect the market price of our common stock.

        If we decide to issue debt or equity securities in the future, which would rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us. Furthermore, the compensation payable to our Manager will increase as a result of future issuances of our equity securities, including issuances upon exercise of the warrants, even if the issuances are dilutive to existing stockholders.

The dilutive effect of our outstanding warrants, including in certain circumstances, upon the issuance of common stock in this offering as well as future issuances of our common stock, could have an adverse effect on the future market price of our common stock or otherwise adversely affect the interests of our common stockholders.

        On May 15, 2012, we issued and sold to certain institutional investors a number of warrants entitling them to purchase up to an aggregate of 1,115,893 shares of our common stock. These warrants have an initial exercise price of $20.50 per share (subject to adjustment and limitation on exercise in certain circumstances) and are exercisable for seven years after the date of the warrants' issuance, or earlier upon notice of redemption by us. The exercise of the warrants in the future would be dilutive to holders of our common stock if our book value per share or the market price of our common stock is higher than the exercise price at the time of exercise. The potential for dilution from the warrants could have an adverse effect on the future market price of our common stock.

        Further, the exercise price of the warrants will be adjusted under certain circumstances, including, subject to certain exceptions, if we sell common stock (or other securities convertible into or exchangeable for our common stock) in a public offering or private placement such as this offering, for cash at a price per share (after deduction of underwriting discounts or placement fees and other expenses incurred by us that are attributable to the offering) that is less than the closing price of our common stock immediately prior to (a) the announcement of the proposed sale in the case of public offerings or (b) the execution of the purchase agreement in the case of private placements. Accordingly, we expect the exercise price to be adjusted downward in connection with this offering and increase the dilutive effect of the warrants. Furthermore, any similar public offerings or private placements of our common stock we conduct in the future including this offering will likely increase the dilutive effect of the warrants.

Risks related to our organization and structure

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

        Our amended and restated certificate of incorporation authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our amended and restated certificate of incorporation to increase the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

        In order for us to qualify as a REIT for each taxable year after 2012, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. "Individuals" for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To assist us in maintaining our qualification as a REIT, our amended and restated certificate of incorporation generally prohibits any person from directly or indirectly owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock. This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

Provisions in our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law may have the effect of preventing or hindering a change in control and adversely affecting the market price of our common stock.

        Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price our common stock.

We may pay distributions from offering proceeds, borrowings or the sale of assets to the extent that distributions exceed earnings or cash flow from our operations.

        We may pay distributions from offering proceeds, borrowings or the sale of assets to the extent that distributions exceed earnings or cash flow from our operations. Such distributions would reduce the amount of cash we have available for investing and other purposes and could be dilutive to our financial results. In addition, funding our distributions from our net proceeds may constitute a return of capital to our investors, which would have the effect of reducing each stockholder's basis in its shares of common stock.

Tax risks

If we do not qualify as a REIT or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders.

        We believe we have operated and intend to continue to operate in a manner that will allow us to qualify as a REIT commencing with our taxable year ending December 31, 2012. Although we have not requested a ruling from the Internal Revenue Service, or the IRS, as to our REIT qualification, we will receive an opinion of our counsel, Skadden, Arps, Slate, Meagher & Flom LLP, with respect to our qualification as a REIT in connection with this offering. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP will represent only the view of our counsel based on our counsel's review and analysis of existing law and on certain representations as to factual matters and covenants made by us and our Manager, including representations relating to the values of our assets and the sources of our income. The opinion will be expressed as of the date issued. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in securities of other issuers will not cause a violation of the REIT requirements.

        If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of our common stock. Unless we were entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

        The maximum tax rate applicable to income from "qualified dividends" payable to domestic stockholders that are individuals, trusts and estates is 15% through the end of 2012. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

REIT distribution requirements could adversely affect our ability to execute our business plan.

        We generally must distribute annually at least 90% of our net taxable income in order for U.S. federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our net taxable income, we will be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code.

        From time to time, we may generate taxable income greater than our income for financial reporting purposes prepared in accordance with U.S. GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. If we do not have other funds available in these situations we could be required to borrow funds on unfavorable terms, sell investments at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

        Even if we remain qualified for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes, such as mortgage recording taxes. See "U.S. federal income tax considerations—

Taxation of Western Asset Mortgage Capital Corporation." Any of these taxes would decrease cash available for distribution to our stockholders. In addition, in order to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we intend to hold some of our assets through a TRS or other subsidiary corporations that will be subject to corporate-level income tax at regular rates. Any of these taxes would decrease cash available for distribution to our stockholders.

Complying with REIT requirements may cause us to liquidate or forgo otherwise attractive opportunities.

        To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and securities. The remainder of our investments (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. See "U.S. federal income tax considerations—Taxation of Western Asset Mortgage Capital Corporation." If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our investment portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

        In addition to the asset tests set forth above, to qualify as a REIT we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to our stockholders and the ownership of our stock. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

We may be required to report taxable income for certain investments in excess of the economic income we ultimately realize from them.

        We may acquire mortgage-backed securities in the secondary market for less than their face amount. In addition, pursuant to our ownership of certain mortgage-backed securities, we may be treated as holding certain debt instruments acquired in the secondary market for less than their face amount. The discount at which such securities or debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as "market discount" for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the mortgage-backed security or debt instrument is made. If we collect less on the mortgage-backed security or debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions. In addition, pursuant to our ownership of certain mortgage-backed securities, we may be treated as holding distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are "significant modifications" under applicable Treasury regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed.

        Moreover, some of the mortgage-backed securities that we acquire may have been issued with original issue discount. We are required to report such original issue discount based on a constant yield method and will be taxed based on the assumption that all future projected payments due on such mortgage-backed securities will be made. If such mortgage-backed securities turn out not to be fully collectable, an offsetting loss deduction will become available only in the later year that uncollectability is provable.

        Finally, in the event that mortgage-backed securities or any debt instruments we are treated as holding pursuant to our investments in mortgage-backed securities are delinquent as to mandatory principal and interest payments, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received or are ultimately collectable. In each case, while we would in general ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectable, the utility of that deduction could depend on our having taxable income in that later year or thereafter.

Certain apportionment rules may affect our ability to comply with the REIT asset and gross income tests.

        The Internal Revenue Code provides that a regular or a residual interest in a real estate mortgage investment conduit, or REMIC, is generally treated as a real estate asset for the purpose of the REIT asset tests, and any amount includible in our gross income with respect to such an interest is generally treated as interest on an obligation secured by a mortgage on real property for the purpose of the REIT gross income tests. If, however, less than 95% of the assets of a REMIC in which we hold an interest consist of real estate assets (determined as if we held such assets), we will be treated as holding our proportionate share of the assets of the REMIC for the purpose of the REIT asset tests and receiving directly our proportionate share of the income of the REMIC for the purpose of determining the amount of income from the REMIC that is treated as interest on an obligation secured by a mortgage on real property. In connection with the recently expanded Agency RMBS-backed HARP loan program in which we may invest, the IRS recently issued guidance providing that, among other things, if a REIT holds a regular interest in an "eligible REMIC," or a residual interest in an "eligible REMIC" that informs the REIT that at least 80% of the REMIC's assets constitute real estate assets, then the REIT may treat 80% of the interest in the REMIC as a real estate asset for the purpose of the REIT income and asset tests. Although the portion of the income from such a REMIC interest that does not qualify for purposes of the REIT 75% gross income test would likely be qualifying income for the purpose of the 95% REIT gross income test, the remaining 20% of the REMIC interest generally would not qualify as a real estate asset, which could adversely affect our ability to satisfy the REIT asset tests. Accordingly, owning such a REMIC interest could adversely affect our ability to qualify as a REIT.

The "taxable mortgage pool" rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

        Securitizations could result in the creation of taxable mortgage pools for U.S. federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we generally would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt "disqualified organizations," such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, we may incur a corporate level tax on a portion of our income from the taxable mortgage pool. In that case, we may reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax. Moreover, we would be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

Our ability to invest in and dispose of "to be announced" securities could be limited by our election to be subject to tax as a REIT.

        We may purchase Agency RMBS through "to-be-announced" forward contracts, or TBAs. In certain instances, rather than take delivery of the Agency RMBS subject to a TBA, we may dispose of the TBA through a dollar roll transaction in which we agree to purchase similar securities in the future at a predetermined price or otherwise, which may result in the recognition of income or gains. We account for dollar roll transactions as purchases and sales of securities. The law is unclear regarding whether TBAs will be qualifying assets for the 75% asset test and whether income and gains from dispositions of TBAs will be qualifying income for the 75% gross income test. Accordingly, our ability to purchase Agency RMBS through TBAs and to dispose of TBAs, through dollar roll transactions or otherwise, could be limited.

The failure of securities subject to repurchase agreements to qualify as real estate assets could adversely affect our ability to qualify as a REIT.

        We enter into financing arrangements that are structured as sale and repurchase agreements pursuant to which we nominally sell certain of our securities to a counterparty and simultaneously enter into an agreement to repurchase these securities at a later date in exchange for a purchase price. Economically, these agreements are financings which are secured by the securities sold pursuant thereto. We believe that we will be treated for REIT asset and income test purposes as the owner of the securities that are the subject of any such sale and repurchase agreement notwithstanding that such agreements may transfer record ownership of the securities to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the securities during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

Liquidation of assets may jeopardize our REIT qualification.

        To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

        The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge our assets and liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute "gross income" for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. See "U.S. federal income tax considerations—Taxation of Western Asset Mortgage Capital Corporation." As a result of these rules, we limit our use of advantageous hedging techniques or implement those hedges through a domestic TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRS.

Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code.

        Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

Forward-looking statements

        We believe that some of the information in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. They include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

  •
  use of proceeds of this offering;

  •
  our business and investment strategy;

  •
  our projected operating results;

  •
  our estimate of our book value per share as of September 14, 2012, which is described in "Summary—Recent developments";

  •
  our ability to obtain financing arrangements;

  •
  financing and advance rates for Agency RMBS and our potential target assets;

  •
  our expected leverage;

  •
  general volatility of the securities markets in which we invest and the market price of our common stock;

  •
  our expected investments;

  •
  interest rate mismatches between Agency RMBS and our potential target assets and our borrowings used to fund such investments;

  •
  changes in interest rates and the market value of Agency RMBS and our potential target assets;

  •
  changes in prepayment rates on Agency RMBS and non-Agency RMBS;

  •
  effects of hedging instruments on Agency RMBS and our potential target assets;

  •
  rates of default or decreased recovery rates on Agency RMBS and our potential target assets;

  •
  the degree to which any hedging strategies may or may not protect us from interest rate volatility;

  •
  impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

  •
  our ability to maintain our qualification as a REIT;

  •
  our ability to maintain our exemption from registration under the 1940 Act;

  •
  availability of investment opportunities in mortgage-related, real estate-related and other securities;

  •
  availability of qualified personnel;

  •
  estimates relating to our ability to make distributions to our stockholders in the future;

  •
  our understanding of our competition; and

  •
  market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy, including, without limitation, the impact of QE3 on our investments and business.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings "Summary," "Risk factors," "Management's discussion and analysis of financial condition and results of operations" and "Business." If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        In addition, the estimate of our book value per share as of September 14, 2012 may differ from the book value per share that is ultimately reflected in our financial statements as of and for the period ending September 30, 2012. Fair values for our securities are dependent upon a number of market-based assumptions including future interest rates, prepayment rates, discount rates, credit loss rates, and the timing of credit losses.

Use of proceeds

        In this offering, we are offering 12,000,000 shares of our common stock at $        per share. Assuming no shares are issued pursuant to the underwriters' option to purchase up to an additional 1,800,000 shares, this offering would result in gross proceeds of $         million to us. We currently estimate the expenses attributable to this offering to be $         million. Therefore, we estimate that our aggregate net proceeds from this offering will be $         million, after deducting our estimated offering expenses (or $         million, if the underwriters exercise their option to purchase up to an additional 1,800,000 shares, in full).

        We plan to use the net proceeds from this offering to purchase Agency RMBS and our potential target assets, focusing predominantly on Agency RMBS. Subject to prevailing market conditions at the time of purchase, we currently expect that the capital we deploy will be used initially to purchase Agency RMBS and our potential target assets in order to construct an overall portfolio with asset allocations in the following ranges: approximately 85-100% Agency RMBS, approximately 0-15% non-Agency RMBS, approximately 0-5% CMBS and approximately 0-5% ABS. Until appropriate investments can be identified, our Manager may invest the net proceeds from this offering in interest-bearing short-term investments, including money market accounts and/or funds, that are consistent with our intention to qualify as a REIT and maintain our exemption from registration under the 1940 Act. These initial investments, if any, are expected to provide a lower net return than we seek to achieve from investments in Agency RMBS and our potential target assets. We anticipate that we will be able to identify a sufficient amount of investments in Agency RMBS and our potential target assets within approximately one to two months after the closing of this offering. However, depending on the availability of appropriate investment opportunities and subject to market prevailing conditions, there can be no assurance that we will be able to identify a sufficient amount of investments within this timeframe.

        Prior to the time we have fully used the net proceeds of this offering to acquire Agency RMBS and our potential target assets, we may fund our quarterly distributions out of such net proceeds.

 Market prices and distribution policy

        Our common stock is listed on the NYSE under the symbol "WMC". On September 26, 2012, the closing price of our common stock was reported by the NYSE was $23.90. As of September 27, 2012, we had 15 stockholders of record.

        The following table sets forth the range of high and low sales prices of our common stock as reported on NYSE and our dividends paid or declared for the period from May 10, 2012 (date trading commenced) to September 26, 2012.

	Sales Price
			Dividends Declared
Period	High	Low
For the period from May 10 to June 30, 2012	$19.89	$17.57	$0.38
For the period from July 1, 2012 to September 26, 2012	$24.72	$19.25	$0.85

        We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its net taxable income and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We generally intend to make total annual distributions equal to all or substantially all of our taxable income for that year. On July 26, 2012, we declared a dividend of $0.38 per share for the period from May 15, 2012 to June 30, 2012, which was paid August 14, 2012 to holders of record as of August 6, 2012. On September 20, 2012, we declared a dividend of $0.85 per share for the period from July 1, 2012 to September 30, 2012, to be paid October 25, 2012 to holders of record as of October 1, 2012.

        If we pay a taxable stock distribution, our stockholders would be sent a form that would allow each stockholder to elect to receive its proportionate share of such distribution in all cash or in all stock, and the distribution will be made in accordance with such elections, provided that if the stockholders' elections, in the aggregate, would result in the payment of cash in excess of the maximum amount of cash to be distributed, then cash payments to stockholders who elect to receive cash will be prorated, and the excess of each such stockholder's entitlement in the distribution, less such prorated cash payment, would be paid to such stockholder in shares of our common stock.

        To the extent that in respect of any calendar year, cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. In addition, prior to the time we have fully invested the net proceeds of this offering, we may fund our quarterly distributions out of such net proceeds, which would reduce the amount of cash we have available for investing and other purposes. We will generally not be required to make distributions with respect to activities conducted through any TRSs. For more information, see "U.S. federal income tax considerations—Taxation of Western Asset Mortgage Capital Corporation."

        To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions and to distribute all or substantially all of our net taxable income on an annual basis to holders of our common stock out of assets legally available therefor. The amount of cash available for distribution will be decreased by any fees or expenses payable by us to our Manager under the Management Agreement. Any distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, debt covenants, funding or margin requirements under repurchase agreements, warehouse facilities or other secured and unsecured borrowing agreements, maintenance of our REIT qualification, restrictions under Delaware law, and such other factors as our board of directors deems relevant. Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, see "Risk factors."

        We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain, or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, see "U.S. federal income tax considerations—Taxation of stockholders—Taxation of taxable domestic stockholders."

 Capitalization

        The following table sets forth (1) our actual capitalization at June 30, 2012, and (2) our capitalization as adjusted to reflect the effect of:

  •
  The sale of 12,000,000 shares of our common stock in this offering at an offering price of $            per share;

  •
  the deduction of our estimated offering expenses of $             million.

        You should read this table together with "Use of proceeds" included elsewhere in this prospectus.

	As of June 30, 2012
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$26,781	$
Liabilities:
Borrowings under repurchase agreements	$1,736,493		$1,736,493
Other liabilities	119,695		119,695
Total liabilities	$1,856,188		$1,856,188
Stockholder's equity:
Common stock, par value $0.01 per share; 500,000,000 shares authorized and 10,343,944 shares issued and outstanding, actual and 500,000,000 shares authorized and 22,343,944 shares issued and outstanding , as adjusted(1)	$103	$
Preferred stock, par value $0.01 per share; 100,000,000 shares authorized and 0 shares issued and outstanding, actual and as adjusted	—		—
Additional paid in capital(2)	204,308
Retained earnings	4,261		4,261

Total stockholder's equity	$208,672	$

(1)
Does not include (i) the approximately 1,115,893 shares initially issuable upon exercise of our outstanding warrants, and (ii) the shares of our common stock available for future grants under our equity incentive plans, which is expected to be equal to 602,221 shares of our common stock at the completion of this offering (after deduction of the grant of 51,159 shares of restricted common stock to our Manager and an aggregate of 4,500 shares of restricted common stock to our three independent directors upon the consummation of our IPO and the grant of 10,455 shares of restricted common stock to our chief financial officer on June 25, 2012).

(2)
Additional paid-in-capital, as adjusted has been reduced by our estimated offering expenses, which we currently estimate to be $         million.

Selected financial information

        The following table presents selected financial information as of June 30, 2012 and for the period May 15, 2012 to June 30, 2012 that has been derived from our historical financial statements and the related notes included elsewhere in this prospectus.

        The following selected financial information is only a summary and is qualified by reference to and should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our audited balance sheet as of March 31, 2012 and our unaudited financial statements as of June 30, 2012 and for the period May 15, 2012 to June 30, 2012 and the related notes thereto included elsewhere in this prospectus.

Statement of operations data:

For the period from May 15, 2012 (commencement of operations) through June 30, 2012
(in thousands)
Net Interest Income:
Interest income	$6,850
Interest expense	725

Net Interest Income	6,125

Other Income (Loss):
Realized gain on sale of Residential mortgage-backed securities and other securities, net	1,120
Other loss on Residential mortgage-backed securities	(605)
Unrealized gain on Residential mortgage-backed securities and other securities, net	3,925
Loss on derivative instruments (includes ($5,408) mark-to-market adjustments on derivative instruments), net	(5,313)

Other Income (Loss), net	(873)

Operating Expenses:
General and administrative (includes $54 non-cash stock based compensation)	584
Management fee—related party	407

Total Operating Expenses	991

Net income available to Common Stock and participating securities	$4,261

Earnings per Common Share—Basic and Diluted	$0.41

Basic and diluted weighted average number of common shares outstanding	10,334,824
Dividends Declared per Share of Common Stock	$—

Balance sheet data:

	June 30, 2012	December 31, 2011
	(in thousands)
Assets:
Cash and cash equivalents	$26,781	$1
Residential mortgage-backed securities, at fair value ($1,819,089 pledged as collateral, at fair value)	1,918,832	—
Investment related receivables	102,336	—
Accrued interest receivable	7,076	—
Due from counterparties	8,000	—
Derivative assets, at fair value	1,283	—
Other assets	552	—

Total Assets	2,064,860	1

Liabilities and Stockholders' Equity:
Liabilities:
Borrowings under repurchase agreements	$1,736,493	$—
Investment related payables	106,019	—
Accrued interest payable	1,000	—
Due to counterparties	4,309	—
Derivative liability, at fair value	6,327	—
Accounts payable and accrued expenses	433	—
Payable to related party	1,607	—

Total Liabilities	1,856,188	—

Commitments and contingencies
Stockholders' Equity:
Common stock, $0.01 par value, 500,000,000 and 100,000 shares authorized, 10,343,944 and 100 shares issued and outstanding, respectively	103	—
Preferred stock, $0.01 par value, 100,000,000 shares authorized and no shares outstanding	—	—
Additional paid-in capital	204,308	1
Retained earnings	4,261	—

Total Stockholders' Equity	208,672	1

Total Liabilities and Stockholders' Equity	$2,064,860	$1

Management's discussion and analysis of financial condition
and results of operations

        You should read the following discussion in conjunction with the sections of this prospectus entitled "Risk factors," "Forward-looking statements" and "Business" and our audited balance sheet dated as of March 31, 2012 and our unaudited financial statements dated as of June 30, 2012 and for the period May 15, 2012 to June 30, 2012 and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk factors" and elsewhere in this prospectus.

Overview

        We are primarily focused on investing in, financing and managing Agency RMBS. Although our core investment strategy is focused on Agency RMBS, we may opportunistically supplement our portfolio with non-Agency RMBS, CMBS and ABS, which we refer to as our potential target assets. We finance investments in Agency RMBS and our potential target assets primarily through the use of repurchase agreements.

        We are organized as a Delaware corporation. We intend to elect and qualify to be taxed as a REIT, commencing with our taxable year ending December 31, 2012. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our net taxable income to stockholders and maintain our intended qualification as a REIT. We also operate our business in a manner that will permit us to maintain our exemption from registration under the 1940 Act.

        We are externally managed and advised by our Manager, an SEC-registered investment advisor and a wholly-owned subsidiary of Legg Mason. Our Manager is responsible for administering our business activities and our day-to-day operations, subject to the supervision of our board of directors. On May 9, 2012, we entered into: (i) a binding underwriting agreement with a group of underwriters to sell 8.0 million shares of our common stock for $20.00 per share in our IPO for an aggregate offering price of $160.0 million; (ii) unit purchase agreements pursuant to a private placement with certain institutional investors to sell 2,231,787 units for $20.00 per unit for an aggregate offering price of approximately $44.6 million; and (iii) a securities purchase agreement to sell 46,043 shares of our common stock for $20.00 per share to our Manager's deferred compensation plan in another private placement for an aggregate offering price of approximately $0.9 million.

        Each of the aforementioned units consists of one share of our common stock and a warrant to purchase 0.5 of a share of our common stock. Each warrant has an exercise price of $20.50 per share, subject to adjustment upon the occurrence of customary events triggering an anti-dilution adjustment and certain sales of our common stock and subject to certain limitations on exercise.

        The net proceeds from our IPO and concurrent private placements were received on May 15, 2012. The net proceeds to us were approximately $204.4 million, net of offering expenses of $1.2 million for which we agreed to be responsible. Our Manager agreed to be responsible for: (i) all offering expenses in excess of $1.2 million; and (ii) the underwriting discount and other costs in our IPO and the placement agent fees in the two private placements (in the aggregate, approximately $7.8 million).

        We use leverage, currently comprised of borrowings under repurchase agreements, as part of our business strategy in order to increase potential returns to stockholders. We accomplish this by borrowing against existing mortgage-backed securities through repurchase agreements. There are no limits on the maximum amount of leverage that we may use, and we are not required to maintain any particular debt-to-equity leverage ratio. We may also change our financing strategy and leverage without the consent of stockholders.

        As of June 30, 2012, we had entered into master repurchase agreements with nine counterparties representing over $1.9 billion of potential funding capacity. Since June 30, 2012, we have entered into repurchase agreements with an additional four counterparties, and we are in discussions with other financial institutions for additional repurchase agreement capacity. As of June 30, 2012, we had approximately $1.7 billion of borrowings outstanding under our repurchase agreements collateralized by approximately $1.8 billion of Agency RMBS. We have entered into swaps to effectively fix (for the life of the swap) the floating interest rate of approximately $1.0 billion of borrowings under our repurchase agreements as of June 30, 2012. As of June 30, 2012, our debt-to-equity ratio was approximately 8.3 to 1.

Recent market conditions and strategy

        Our business is affected by general U.S. residential real estate fundamentals and the overall U.S. economic environment. In particular, our strategy is influenced by the specific characteristics of these markets, including prepayment rates and interest rate levels. We expect the results of our operations to be affected by various factors, many of which are beyond our control. Our results of operations will primarily depend on, among other things, the level of our net interest income, the market value of our investment portfolio and the supply of and demand for mortgage-related securities. Our net interest income, which includes the amortization of purchase premiums and accretion of discounts, will vary primarily as a result of changes in interest rates, borrowing costs, and prepayment speeds on our RMBS investments, which is a measurement of how quickly borrowers pay down the unpaid principal balance on their residential mortgage loans.

        The current economic and market outlook are shaped in a significant manner by the unprecedented level of fiscal and monetary stimulus that the U.S. Government and U.S. Federal Reserve Board provided in the aftermath of the 2008 credit crisis. The current rate environment is characterized by a steep yield curve with the spread between two-year U.S. Treasury Notes and ten-year U.S. Treasury Notes well above the average spread over the last three decades. The U.S. Federal Reserve Board has maintained a near-zero target for the federal funds rate, and has reiterated its commitment to fulfilling its mandate to promote higher growth and lower unemployment and to maintain price stability in the U.S. economy.

        It is our Manager's view that while recent economic data suggests an improvement in U.S. economic growth, the significant mortgage debt burden, run-off of fiscal stimulus and budget discipline at both the U.S. federal and state level will serve as a heavy anchor to real GDP and employment growth in 2012 and 2013. Recent inflation data has been relatively modest, and we do not believe core rates will increase meaningfully, largely due to a plentiful supply of labor preventing wage pressure and low rates of resource utilization. For these reasons, and considering its dual mandate to manage both inflation and unemployment, we believe that the U.S. Federal Reserve Board will exercise patience before unwinding any form of monetary stimulus now in effect. We expect this type of muted recovery to keep the yield curve relatively steep and, barring any system shocks to the capital markets, for healthy demand for Agency RMBS to continue.

        We believe investors continue to seek incremental spreads relative to U.S. Treasury Notes in a low yield environment and financial institutions continue to prefer high quality, liquid Agency RMBS. Yield spreads on Agency RMBS securities are attractive relative to historical spread levels. Prepayments that are being made at rates less than the historical average should provide opportunity to capture such spread, which we refer to as the carry premium. As the capital markets have recovered, commercial banks have re-entered the secured lending market, which has quickened the pace of asset recovery, and the return to more normalized credit spreads. Financing of Agency and non-Agency RMBS is currently widely available through, among other vehicles, repurchase agreements. Haircuts, or the discount attributed to the value of securities sold under repurchase agreements, average between 3% and 10% for Agency RMBS and average between 10% and 50% for non-Agency RMBS, depending on the specific security used as collateral for such repurchase agreements.

        The U.S. government, through the FHA, the Federal Deposit Insurance Corporation, or FDIC, and the U.S. Treasury, has commenced or proposed implementation of programs designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures. These loan modification and refinance programs, future U.S. federal, state and/or local legislative or regulatory actions that result in the modification of outstanding mortgage loans, as well as changes in the requirements necessary to qualify for refinancing mortgage loans with FNMA, FHLMC or GNMA, may adversely affect the value of, and the returns on, residential mortgage loans, RMBS, real estate-related securities and various other asset classes in which we may invest. In addition to the foregoing, the U.S. Congress and/or various states and local legislators may enact additional legislation or regulatory action designed to address the current economic crisis or for other purposes that could have a material adverse effect on our ability to execute our business strategies.

        On January 4, 2012, the U.S. Federal Reserve Board released a report titled "The U.S. Housing Market: Current Conditions and Policy Considerations" to Congress providing a framework for thinking about certain issues and tradeoffs that policy makers might consider. It is unclear how future legislation may impact the housing finance market and the investing environment for agency securities as the method of reform is undecided and has not yet been defined by the regulators.

        In a statement issued at the conclusion of its August 1, 2012 meeting, the U.S. Federal Reserve Board acknowledged that despite some signs of improvement, the U.S. housing sector remains depressed. Based on the deceleration in economic and employment growth as well as the expectation for continued low inflation, the U.S. Federal Reserve Board announced that it would continue its highly accommodative fiscal policy and extend through the end of the year its program to extend the average maturity of its holdings of securities by continuing to reinvest principal payments received on its holdings of Agency debt and Agency RMBS in additional Agency RMBS. This program, dubbed "Operation Twist," was originally announced in September 2011. On June 20, 2012, the U.S. Federal Reserve announced that it would extend "Operation Twist" through 2012 by purchasing and selling an additional $267 billion of such securities. By extending the average maturity of securities held by the U.S. Federal Reserve Board in its portfolio, the expectation is that such action will create downward pressure on longer-term interest rates, which, in turn, will ease financial conditions in the U.S. and provide additional stimulus to support the economic recovery. For additional information regarding recent developments impacting the RMBS market, see "Summary—Recent developments".

Investment strategy

        Our Manager's investment philosophy, which developed from a singular focus in fixed-income asset management over a variety of credit cycles and conditions, is to provide clients with diversified, tightly controlled, long-term value-oriented portfolios. Through rigorous analysis of all sectors of the fixed-income market, our Manager seeks to identify assets with the greatest risk-adjusted total value potential. In making investment decisions on our behalf, our Manager incorporates its views on the economic environment and the outlook for the mortgage markets, including relative valuation, supply and demand trends, the level of interest rates, the shape of the yield curve, prepayment rates, financing and liquidity, commercial and residential real estate prices, delinquencies, default rates, recovery of various segments of the economy and vintage of collateral, subject to maintaining our REIT qualification and our exemption from registration under the 1940 Act. We benefit from the breadth and depth of our Manager's overall investment philosophy, which focuses on a macroeconomic analysis as well as an in-depth analysis of individual assets and their relative value.

        We rely on our Manager's expertise in asset allocation and identifying attractive assets within our investment strategy. Although our core investment strategy is currently focused on Agency RMBS, our Manager's expertise in related investment disciplines such as non-Agency RMBS, CMBS, and ABS provides our Manager with both: (1) valuable investment insights to our Agency RMBS investment selection and strategy; and (2) flexibility to invest in assets other than Agency RMBS opportunistically as market conditions warrant.

        We currently purchase and sell Agency RMBS and, in the future, may purchase and sell our other potential target assets. Our Manager has not and does not purchase securities on our behalf with a view to selling them shortly after purchase. However, in order to maximize returns and manage portfolio risk while remaining opportunistic, we may dispose of securities earlier than anticipated or hold securities longer than anticipated depending upon prevailing market conditions, credit performance, availability of leverage or other factors regarding a particular security or our capital position.

Target assets

        We have invested the proceeds of our IPO and concurrent private placements and expect to continue to focus on investing in the following types of securities:

Agency RMBS

        Agency RMBS, which are RMBS for which the principal and interest payments are guaranteed by a U.S. Government agency, such as GNMA, or a U.S. Government-sponsored entity, such as FNMA or FHLMC. The Agency RMBS we acquire could be secured by fixed-rate mortgages, adjustable-rate mortgages or hybrid adjustable-rate mortgages. Fixed-rate mortgages have interest rates that are fixed for the term of the loan and do not adjust. The interest rates on adjustable-rate mortgages generally adjust annually (although some may adjust more frequently) to an increment over a specified interest rate index. Hybrid adjustable-rate mortgages have interest rates that are fixed for a specified period of time (typically three, five, seven or ten years) and, thereafter, adjust to an increment over a specified interest rate index. Adjustable-rate mortgages and hybrid adjustable-rate mortgages generally have periodic and lifetime constraints on how much the loan interest rate can change on any predetermined interest rate reset date. As of June 30, 2012, all of our Agency RMBS were secured by fixed-rate mortgages.

        Mortgage pass-through certificates.    Mortgage pass-through certificates are securities representing interests in "pools" of mortgage loans secured by residential real property where payments of both interest and principal, plus pre-paid principal, on the securities are made monthly to holders of the securities, in effect "passing through" monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities

Agency Derivatives

        Agency Interest-Only Strips.    This type of security only entitles the holder to interest payments. The yield to maturity of Agency Interest-Only Strips is extremely sensitive to the rate of principal payments (particularly prepayments) on the underlying pool of mortgages. We invest in these types of securities primarily to take advantage of particularly attractive prepayment-related or structural opportunities in the Agency RMBS markets, as well as to help manage the duration of our overall portfolio.

        Agency Inverse Interest-Only RMBS.    This type of security has a coupon with an inverse relationship to its index and is subject to caps and floors. Agency Inverse Interest-Only RMBS entitles the holder to interest only payments based on a notional principal balance, which is typically equal to a fixed rate of interest on the notional principal balance less a floating rate of interest on the notional principal balance that adjusts according to an index subject to set minimum and maximum rates. The value of Agency Inverse Interest-Only RMBS will generally decrease when its related index rate increases and increase when its related index rate decreases.

        Collateralized Mortgage Obligations, or CMOs.    CMOs are securities that are structured from residential pass-through certificates, which receive monthly payments of principal and interest. CMOs divide the cash flows which come from the underlying mortgage pass-through certificates into different classes of securities that may have different maturities and different weighted average lives than the underlying pass-through certificates.

        One type of Agency RMBS we intend to invest in, but have not yet done so, is described below.

        TBAs.    We may utilize "to-be-announced" forward contracts, or TBAs, in order to invest in Agency RMBS. Pursuant to these TBAs, we would agree to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered would not be identified until shortly before the TBA settlement date. Our ability to purchase Agency RMBS through TBAs may be limited by the 75% income and asset tests applicable to REITs.

Potential target assets

        Although our core investment strategy is focused on Agency RMBS, we may opportunistically supplement our portfolio with the types of assets described below.

        Non-Agency RMBS.—RMBS that are not guaranteed by a U.S. Government agency or U.S. Government-sponsored entity, with an emphasis on securities that, when originally issued, were rated in the highest rating category by one or more of the nationally recognized statistical rating organizations.

        The mortgage loan collateral for non-Agency RMBS consists of residential mortgage loans that do not generally conform to underwriting guidelines issued by a U.S. Government agency or U.S. Government-sponsored entity due to certain factors, including mortgage balances in excess of agency underwriting guidelines, borrower characteristics, loan characteristics and level of documentation, and therefore are not issued or guaranteed by an Agency. The mortgage loan collateral may be classified as subprime, Alternative-A or prime depending on the borrower's credit rating and the underlying level of documentation. The non-Agency RMBS we may acquire could be secured by fixed-rate mortgages, adjustable-rate mortgages or hybrid adjustable-rate mortgages.

        CMBS.—Fixed and floating rate CMBS, with an emphasis on securities that, when originally issued, were rated in the highest rating category by one or more of the nationally recognized statistical rating organizations. We have not established a minimum current rating requirement.

        ABS.—Debt and/or equity tranches of securitizations backed by various asset classes including, but not limited to, small balance commercial mortgages, aircrafts, automobiles, credit cards, equipment, manufactured housing, franchises, recreational vehicles and student loans with an emphasis on securities that when originally issued were rated in the highest rating category by one or more of the nationally recognized statistical rating organizations. Investments in ABS generally are not qualifying assets for purposes of the 75% asset test applicable to REITs and generally do not generate qualifying income for purposes of the 75% income test applicable to REITs. As a result, we may be limited in our ability to invest in such assets.

        Other Agency MBS.—We may also invest in mortgage-backed securities, or MBS, for which the principal and interest payments are guaranteed by a U.S. Government agency or U.S. Government-sponsored entity, but for which the underlying mortgage loans are secured by real property other than single family residences. These may include, but are not limited to FNMA DUS (Delegated

Underwriting and Servicing) MBS, FHLMC Multifamily Mortgage Participation Certificates and GNMA project loan pools, and/or CMOs structured from such collateral.

Financing strategy

        The leverage that we employ is specific to each asset class and is determined based on several factors, including potential asset price volatility, margin requirements, the current cycle for interest rates, the shape of the yield curve, the outlook for interest rates and our ability to use and the effectiveness of interest rate hedges. We analyze both historical volatility and market-driven implied volatility for each asset class in order to determine potential asset price volatility. Our leverage targets attempt to risk-adjust asset classes based on each asset class's potential price volatility. The goal of our leverage strategy is to ensure that, at all times, our investment portfolio's overall leverage ratio is appropriate for the level of risk inherent in the investment portfolio, and that each asset class has individual leverage targets that are appropriate for its potential price volatility.

        We fund the acquisition of our assets through the use of leverage from a number of financing sources, subject to maintaining our qualification as a REIT. We finance purchases of Agency RMBS and fund our potential target assets primarily through the use of repurchase agreements.

        Our operating results depend in large part on differences between the income earned on our assets and our cost of borrowing and hedging activities. We use leverage to increase potential returns to our stockholders. We accomplish this by borrowing against existing assets through repurchase agreements. There are no limits on the maximum amount of leverage that we may use, and we are not required to maintain any particular debt-to-equity leverage ratio. We may also change our financing strategy and leverage without the consent of our stockholders.

        The costs associated with our borrowings are generally based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase while the yields earned on our existing portfolio of leveraged fixed-rate RMBS will remain static. This could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time, as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our assets. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could adversely affect our liquidity and results of operations.

        We currently maintain a debt to equity ratio between seven to eleven times the amount of our stockholders' equity (calculated in accordance with U.S. GAAP), although there is no minimum or maximum leverage that our investment policies explicitly require. Depending on the different cost of borrowing funds at different maturities, we vary the maturities of our borrowed funds to attempt to produce lower borrowing costs and reduce interest rate risk. We enter into collateralized borrowings only with institutions that are rated investment grade by at least one nationally-recognized statistical rating organization. We rely on financing to acquire, on a leveraged basis, the target assets in which we invest. If market conditions deteriorate, our lenders may exit the repurchase market, and tighten lending standards, or increase the amount of equity capital required to obtain financing making it more difficult and costly for us to obtain financing.

        For the period from May 15, 2012 (commencement of operations) through June 30, 2012, we financed Agency RMBS with repurchase agreements employing, on a debt-to-equity basis, approximately eight-to-one leverage. In the future, we may, however, be limited or restricted in the amount of leverage we may employ by the terms and provisions of any financing or other agreements, and may be subject to margin calls as a result of its financing activity. We had an aggregate debt-to-equity ratio of approximately 8.3 to 1 at June 30, 2012.

        We initially financed our Agency RMBS with repurchase agreement financing with maturities from one to three months, but in some cases may be longer. At June 30, 2012, we had entered into master repurchase agreements with nine counterparties representing over $1.9 billion of potential funding capacity, and are in discussions with additional financial institutions in order to potentially provide us with additional repurchase agreement capacity. As of June 30, 2012, we had approximately $1.7 billion outstanding under our repurchase facilities.

Hedging Strategy

        Subject to maintaining our qualification as a REIT for U.S. federal income purposes, we pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. The U.S. federal income tax rules applicable to REITs may require us to implement certain of these techniques through a domestic TRS that is fully subject to federal corporate income taxation. At this stage we do not utilize a domestic TRS, although we may consider doing so in future. Our hedging activity varies in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. As of June 30, 2012, we had entered into swaps designed to mitigate the effects of increases in interest rates under a portion of our repurchase agreements. These swaps provide for fixed interest rates indexed off of LIBOR and effectively fix the floating interest rates on approximately $1.0 billion of borrowings under our repurchase agreements as of June 30, 2012. To date, we have not elected to apply hedge accounting for our derivatives and, as a result, we record the change in estimated fair value of our derivatives and the associated interest in earnings.

        Our hedging techniques are partly based on assumed levels of prepayments of our target assets. If prepayments are slower or faster than assumed, the life of the investment will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions. Hedging strategies involving the use of derivative securities are highly complex and may produce volatile returns.

Critical accounting policies

        Our financial statements are prepared in accordance with U.S. GAAP, which requires the use of estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. In accordance with SEC guidance, the following discussion addresses the accounting policies that we apply. Our most critical accounting policies involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements have been based were reasonable at the time made and based upon information available to us at that time. We rely on independent pricing of our assets at each quarter's end to arrive at what we believe to be reasonable estimates of fair market value. We have identified what we believe will be our most critical accounting policies to be the following:

  Investments

        We have elected the fair value option for all of our RMBS at the date of purchase, which permits us to measure these securities at estimated fair value with the change in estimated fair value included as a component of earnings.

  Valuation of financial instruments

        We disclose the estimated fair value of our financial instruments according to a fair value hierarchy (Levels I, II, and III, as defined below). In accordance with U.S. GAAP, we are required to provide enhanced disclosures regarding instruments in the Level III category (which require significant management judgment), including a separate reconciliation of the beginning and ending balances for each major category of assets and liabilities. U.S. GAAP establishes a framework for measuring estimated fair value in accordance with U.S. GAAP and expands financial statement disclosure requirements for fair value measurements. U.S. GAAP further specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

          Level I—Quoted prices in active markets for identical assets or liabilities.

          Level II—Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

          Level III—Prices are determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used.

        The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

        When available, we use quoted market prices to determine the estimated fair value of an asset or liability. If quoted market prices are not available, we consult with independent pricing services or third party broker quotes, provided that there is no ongoing material event that affects the issuer of the securities being valued or the market thereof. If there is such an ongoing event, or if quoted market prices are not available, our Manager determines the estimated fair value of the securities using valuation techniques that use, when possible, current market-based or independently-sourced market parameters, such as interest rates. In the event pricing is based on broker quotes, our Manager performs additional analysis on prices received based on broker quotes to validate the prices and adjustments are made as deemed necessary by our Manager to capture current market information.

        Valuation techniques for RMBS may be based on models that consider the estimated cash flows of each debt tranche of the issuer, establish a benchmark yield, and develop an estimated tranche-specific spread to the benchmark yield based on the unique attributes of the tranche including, but not limited to, assumptions related to prepayment speed, the frequency of defaults and, for non-Agency RMBS, severity of defaults, and attributes of the collateral underlying such securities. To the extent the inputs are observable and timely, the values would be categorized in Level II of the fair value hierarchy; otherwise they would be categorized as Level III.

        Fair value under U.S. GAAP represents an exit price in the normal course of business, not a forced liquidation price. If we were forced to sell assets in a short period to meet liquidity needs, the prices we receive could be substantially less than the recorded fair values of our assets. Furthermore, the analysis of whether it is more likely than not that we will be required to sell securities in an unrealized loss position prior to an expected recovery in value (if any), the amount of such expected required sales, and the projected identification of which securities would be sold is also subject to significant judgment, particularly in times of market illiquidity.

        We determine the estimated fair value of derivative financial instruments and obtain quotations from a third party to facilitate the process of determining these fair values.

        We review any changes to the valuation methodology to ensure the changes are appropriate. As markets and products develop and the pricing for certain products becomes more transparent, we continue to refine our valuation methodologies. The methods used may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while we anticipate that our valuation methods will be appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the estimated fair value of certain financial instruments could result in a different estimate of estimated fair value at the reporting date. We use inputs that are current as of the measurement date, which may include periods of market dislocation, during which price transparency may be reduced.

  Interest income

        Interest income on mortgage-backed securities is accrued based on the outstanding principal balance and their contractual terms. Premiums and discounts associated with Agency RMBS and non-Agency RMBS rated AA and higher at the time of purchase are amortized into interest income over the estimated life of such securities using the effective yield method. We estimate prepayments for our securities and, as a result, if prepayments increase (or are expected to increase), we will accelerate the rate of amortization on premiums or discounts and make a retrospective adjustment to historical amortization. Alternatively, if prepayments decrease (or are expected to decrease) we will reduce the rate of amortization on the premiums or discounts and make a retrospective adjustment to historical amortization.

        Interest income on the non-Agency RMBS purchased at a discount to par value and/or rated below AA at the time of purchase and Agency Interest-Only Strips not classified as derivatives is recognized based on the effective yield method. The effective yield on these securities is based on the projected cash flows from each security, which are estimated based on our observation of current information and events and include assumptions related to interest rates, prepayment rates and the timing and amount of credit losses. To the extent we invest in such securities, our Manager, on no less that a quarterly basis, will review and, if appropriate, make adjustments to its cash flow projections based on input and analysis received from external sources, internal models, and its judgment about interest rates, prepayment rates, the timing and amount of credit losses, and other factors. Changes in cash flows from those originally projected, or from those estimated at the prior evaluation, may result in a change in the yield/interest income recognized on such securities. Actual maturities of these securities are affected by the contractual lives of the associated mortgage collateral, periodic payments of principal, and prepayments of principal. Therefore, actual maturities of these securities are generally shorter than stated contractual maturities. As of June 30, 2012, we had not invested in any non-Agency RMBS.

        Based on the projected cash flows from any non-Agency RMBS which we may purchase at a discount to par value, a portion of the purchase discount may be designated as credit protection against future credit losses and, therefore, not accreted into interest income. The amount designated as credit discount may be adjusted over time, based on the actual performance of the security, its underlying collateral, actual and projected cash flow from such collateral, economic conditions and other factors. If the performance of a security with a credit discount is more favorable than forecasted, a portion of the amount designated as credit discount may be accreted into interest income prospectively.

  Repurchase agreements

        Mortgage-backed securities sold under repurchase agreements are treated as collateralized financing transactions, unless they meet sales treatment. Securities financed through a repurchase agreement remain on our balance sheet as an asset and cash received from the lender is recorded in our balance sheet as a liability. Interest paid in accordance with repurchase agreements is recorded as interest expense.

        In instances where we acquire securities through repurchase agreements with the same counterparty from which the securities were purchased, we account for the purchase commitment and repurchase agreement on a net basis and record a forward commitment to purchase securities as a derivative instrument if the transaction does not comply with the criteria for gross presentation. Such forward commitments are recorded at fair value with subsequent changes in fair value recognized in income. Additionally, we record the cash portion of our investment in securities as a mortgage-related receivable from the counterparty on our balance sheet. If the transaction complies with the criteria for gross presentation, we record the assets and the related financing on a gross basis in our balance sheet, and the corresponding interest income and interest expense in our statements of operations.

  Derivatives and hedging activities

        Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we utilize derivative financial instruments to hedge the interest rate risk associated with our borrowings. Derivatives are used for hedging purposes rather than speculation. We determine their estimated fair value and obtain quotations from a third party to facilitate the process of determining these estimated fair values. If our hedging activities do not achieve the desired results, reported earnings may be adversely affected.

        U.S. GAAP requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and to measure those instruments at estimated fair value. Fair value adjustments are recorded in earnings immediately, if the reporting entity does not elect hedge accounting for a derivative instrument.

        We have elected not to apply hedge accounting for these derivative instruments and record the change in estimated fair value and net interest rate swap payments (including accrued amounts) related to interest rate swaps in earnings.

        We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, we use a variation of the adjusted Black-Scholes option valuation model to value the derivative instruments at inception.

        We also invest in Agency Interest-Only Strips. We have evaluated the terms and conditions of our holdings of Agency Interest-Only Strips to determine if these instruments have the characteristics of an investment or should be considered a derivative under U.S. GAAP. Accordingly, interest-only strips having the characteristics of derivatives have been accounted for at fair value with changes in recognized in Loss on derivative instruments in our statement of operations, along with any interest received. The carrying value of these Agency Interest-Only Strips is included in Residential mortgage-backed securities on the balance sheet.

  Income taxes

        We intend to elect and qualify to be taxed as a REIT commencing with our taxable year ending December 31, 2012. Accordingly, we will generally not be subject to corporate U.S. federal or state income tax to the extent that we make qualifying distributions to our stockholders, and provided that we satisfy on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and stock ownership tests. If we fail to qualify as a REIT, and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which we lost our REIT qualification. Accordingly, our failure to qualify as a REIT could have a material adverse impact on our results of operations and amounts available for distribution to our stockholders.

        Our dividends paid deduction for qualifying dividends paid to our stockholders is computed using our taxable income as opposed to net income reported on the financial statements. Taxable income, generally, will differ from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles.

        We may elect to treat certain of our subsidiaries as TRSs. In general, a TRS of ours may hold assets and engage in activities that we cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes. While a TRS will generate net income, a TRS can declare dividends to us, which will be included in our taxable income and necessitate a distribution to our stockholders. Conversely, if we retain earnings at a TRS level, no distribution is required and we can increase book equity of the consolidated entity. As of June 30, 2012, we did not have a TRS, or any other subsidiary.

  Warrants

        We account for the warrants comprising a part of the units issued in the concurrent private placement to certain institutional investors in accordance with Accounting Standards Codification 815, Accounting for Derivative Instruments and Hedging Activities, which provides guidance on the specific accounting treatment of a multitude of derivative instruments. The warrants issued have been evaluated by us and have been recorded at their relative fair value as a component of equity, using a variation of the adjusted Black-Scholes option valuation model to record these financial instruments at their relative fair values at issuance.

  Share-Based Compensation

        We account for share-based compensation to our independent directors, to our officers and employees, to our Manager and to employees of our Manager and its affiliates using the fair value based methodology prescribed by U.S. GAAP. Compensation cost related to restricted common stock issued to our independent directors and employees is measured at its estimated fair value at the grant date, and amortized into expense over the vesting period on a straight-line basis. Compensation costs related to restricted common stock issued to our Manager and to employees of our Manager and its affiliates are initially measured at estimated fair value at the grant date, and remeasured on subsequent dates to the extent the awards are unvested and are reported in the statement of operations as non-cash stock based compensation.

Accounting standards applicable to emerging growth companies

        The JOBS Act contains provisions that relax certain requirements for "emerging growth companies which we qualify as. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to: (i) comply with any new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies under Section 102(b)(1) of the JOBS Act; (ii) provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (iii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; or (iv) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise. We have not made a decision whether to take advantage of all of these exemptions, but we may take advantage of any or all of such exemptions.

        As noted above, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies. We currently take advantage of such extended transition period. Since we are not required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to elect to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Recent accounting pronouncements

        In May 2011, the Finacial Accounting Standards Board, or FASB, issued guidance that clarifies its intent regarding the application of existing fair value measurement requirements including: 1) prohibiting the inclusion of block discounts in all fair value measurements, not just Level I measurements; 2) adding guidance on when to include other premiums and discounts in fair value measurements; 3) clarifying that the concepts of "highest and best use" and "valuation premise" apply only when measuring the fair value of non-financial assets; and 4) adding an exception that allows the measurement of a group of financial assets and liabilities with offsetting risks (a portfolio of derivative contracts) at their net exposure to a particular risk if certain criteria are met. For non-public entities, this guidance is effective for fiscal years beginning after December 15, 2011. We do not hold any Level III assets and, therefore, this update is not expected to have a material impact on our financial statements.

        In December 2011, the FASB issued guidance requiring additional disclosure information about offsetting and related arrangements. Entities will be required to disclose both gross information and net information about both instruments and transactions eligible for offset in the balance sheet as well as instruments and transactions subject to an agreement similar to a master netting arrangement. This scope would include derivatives, sale and repurchase agreements and reverse sale and repurchase agreements. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards. The guidance is effective for periods beginning on or after January 1, 2013 and interim periods within those annual periods. While this guidance may result in certain additional disclosures, it is not expected to have a material impact on our financial statements.

Results of operations

        The following discussion of our results of operations highlights our performance for the period from May 15, 2012 (commencement of operations) through June 30, 2012. We commenced operations on May 15, 2012 and, accordingly, our results discussed below reflect our ramp up period and are not necessarily indicative of a fully invested portfolio over such period.

Investments

        The following table presents certain information about our investment portfolio at June 30, 2012:

	Principal Balance(1)	Unamortized Premium (Discount)	Amortized Cost(1)	Unrealized Gain (Loss)	Estimated Fair Value(1)	Net Weighted Average Coupon(2)	Weighted Average Yield(3)
30-Year Mortgage
Coupon Rate:
3.00%	$159,816	$3,034	$162,850	$1,189	$164,039	3.0%	2.8%
3.50%	784,902	40,643	825,545	2,639	828,184	3.5%	3.0%
4.00%	419,065	31,108	450,173	(77)	450,096	4.0%	3.0%
7.00%	77,035	12,449	89,484	179	89,663	7.0%	0.9%

	1,440,818	87,234	1,528,052	3,930	1,531,982	3.8%	2.8%
20-Year Mortgage
Coupon Rate:
3.50%	186,074	11,062	197,136	(252)	196,884	3.5%	2.4%
4.00%	24,916	2,008	26,924	(88)	26,836	4.0%	2.3%

	210,990	13,070	224,060	(340)	223,720	3.6%	2.4%
CMO—Fixed Rate	66,000	11,124	77,124	(316)	76,808	6.5%	4.9%
IOs and IIOs(4)			58,827	651	59,478	4.3%	8.6%
Agency interest-only strips accounted for as derivatives(4)					26,844	4.2% (5)	1.6%

					86,322	4.3%	6.4%

Total			$1,888,063	$3,925	$1,918,832	4.0%	3.0%

(1)
Includes unsettled purchases with an aggregate cost of $105,912 and estimated fair value of $106,019 at June 30, 2012.

(2)
Net weighted average coupon as of June 30, 2012 is presented net of servicing and other fees.

(3)
Weighted average yield as of June 30, 2012 incorporates estimates for future prepayment and loss assumptions.

(4)
IOs and IIOs and Agency Interest-Only Strips accounted for as derivatives have no principal balances and bear interest based on a notional balance. The notional balance is used solely to determine interest distributions on interest-only class of securities.

(5)
Interest on these securities is reported as a component of Loss on derivative instruments.

        As of June 30, 2012, our portfolio consisted primarily of fixed rate RMBS which our Manager believes exhibit prepayment mitigation attributes, including Agency RMBS collateralized by low loan balances or loans where the underlying borrower is unable to access the Making Home Affordable Program, including the HARP.

Investment activity

        RMBS, Agency Derivatives and Other Securities.    For the period from May 15, 2012 (commencement of operations) through June 30, 2012, we acquired approximately $2.2 billion of Agency RMBS, including Agency Derivatives and $100.7 million of other securities consisting of U.S Treasury Notes. During the same period, we received principal payments of approximately $8.0 million for Agency RMBS. Proceeds from sales received for the period from May 15, 2012 (commencement of operations) through June 30, 2012 were approximately $238.9 million for Agency RMBS, including Agency Derivatives and $100.9 million for other securities. The average unlevered yield on Agency

RMBS for the period from May 15, 2012 (commencement of operations) through June 30, 2012 was 3.04%.

        Financing and Other Liabilities.    We have entered into repurchase agreements to finance a substantial majority of our Agency RMBS. These agreements are secured by substantially all of our Agency RMBS and bear interest at rates that have historically moved in close relationship to LIBOR. For the period from May 15, 2012 (commencement of operations) through June 30, 2012, we received proceeds of approximately $3.2 billion and made repayments of approximately $1.5 billion under repurchase agreements. At June 30, 2012, we had outstanding repurchase agreement borrowings with the following nine counterparties totaling approximately $1.7 billion:

(dollars in thousands) Repurchase Agreement Counterparties	Amount Outstanding	Percent of Total Amount Outstanding	Company MBS Held as Collateral(1)
Merrill Lynch Pierce Fenner & Smith Inc.	$271,316	15.6%	$281,668
Barclays Capital Inc.	160,818	9.3%	169,684
BNP Paribas Securities Corporation	70,904	4.1%	75,678
Credit Suisse Securities (USA) LLC	255,720	14.7%	267,024
Deutsche Bank Securities LLC	246,903	14.2%	260,938
Goldman Sachs Bank USA	97,064	5.6%	102,477
JP Morgan Securities LLC	299,274	17.2%	308,641
Morgan Stanley & Co. LLC	192,469	11.1%	203,063
RBC Capital Markets LLC	142,025	8.2%	149,916

Total	$1,736,493	100.0%	$1,819,089

(1)
At fair value.

        We record the liability for RMBS purchased, for which settlement has not taken place as an investment related payable. As of June 30, 2012, we had investment related payables of approximately $106.0 million, of which no items were outstanding greater than 30 days.

        The following table presents our borrowings by type of collateral pledged as of June 30, 2012, and the respective Effective Cost of Funds (a non-GAAP financial measure) for the period then ended (dollars in thousands). See "—Non-GAAP financial measures":

Collateral	Balance June 30, 2012	Weighted Average Cost of Funds for the period ended June 30, 2012	Weighted Average Effective Cost of Funds for the period ended June 30, 2012(1)
Agency RMBS	$1,736,493	0.38%	0.76%

Total	$1,736,493	0.38%	0.76%

(1)
The effective cost of funds for the period presented is calculated on an annualized basis and includes interest expense for the period and net payments on interest rate swaps of approximately $0.7 million. While swaps are not accounted for using hedge accounting, such instruments are viewed by us as an economic hedge against increases in interest rates.

        Derivative Instruments.    As of June 30, 2012, we had entered into swaps designed to mitigate the effects of increases in interest rates under a portion of our repurchase agreements. These swaps provide for fixed interest rates indexed off of LIBOR and are viewed by us to effectively fix the floating interest rates on approximately $1.0 billion of borrowings under our repurchase agreements as of June 30, 2012.

        The following table presents information about our interest rate swaps as of June 30, 2012 (dollars in thousands):

Remaining Interest Rate interest rate swap Term	Notional Amount	Average Fixed Pay Rate	Average Maturity (Years)
Greater than 1 year and less than 3 years	$320,000	0.7%	2.4
Greater than 3 years and less than 5 years	165,000	1.1	4.6
Greater than 5 years	530,500	1.8	10.0

Total	$1,015,500	1.3%	6.7

Net interest income

        We earned interest income of approximately $6.9 million for the period from May 15, 2012 (commencement of operations) through June 30, 2012, representing interest earned on our assets. We incurred interest expense of approximately $0.7 million for the period from May 15, 2012 (commencement of operations) through June 30, 2012, which was related to borrowings from repurchase agreements.

(dollars in thousands)
Average amortized cost of RMBS(1)	$1,724,206
Total interest income(2)	$6,850
Yield on average RMBS	3.04%
Average balance of repurchase agreements	$1,508,909
Total interest expense	$725
Average cost of funds(3)	0.38%
Net interest income	$6,125
Net interest rate spread	2.66%

(1)
Amount reflects amortized cost, which does not include net mark-to-market adjustments on Agency Interest-Only Strips accounted for as derivatives.

(2)
Amount includes net amortization of premiums and discounts of approximately $(2.2) million.

(3)
Cost of funds does not include accrual and settlement of interest associated with derivative instruments. In accordance with U.S. GAAP, those costs are included in gain (loss) on derivative instruments in the statement of operations.

        The following table sets forth certain information regarding our net investment income for the period from May 15, 2012 (commencement of operations) through June 30, 2012. See "—Non-GAAP financial measures":

Non-GAAP Financial Measures:
Average amortized cost of RMBS held including Agency Interest-Only Strips accounted for as derivatives	$1,752,229
Total interest income including interest income on Agency Interest-Only Strips accounted for as derivatives(1)	$7,230
Yield on average amortized cost of RMBS including adjustments related to purchase premiums and discounts on Agency Interest-Only Strips accounted for as derivatives	3.21%
Total interest expense including interest income (expense), net incurred on interest rate swaps(2)	$1,450
Average cost of funds including interest income on Agency Interest-Only Strips accounted for as derivatives	0.76%
Net interest income including interest income on Agency Interest-Only Strips accounted for as derivatives and net settlement costs on interest rate swaps	$5,780
Net interest rate spread including interest income on Agency Interest-Only Strips classified as derivatives and net settlement costs on interest rate swaps	2.45%

(1)
Amount also includes net amortization of premiums and discounts of approximately $(2.6 million) and approximately $0.4 million of amortization of premiums on Agency Interest-Only Strips accounted for as derivatives, not reported in interest income for U.S. GAAP.

(2)
Represents the net amount paid, including accrued amounts and realized termination gain (loss), for interest rate swaps during the period.

        Interest income is subject to interest rate risk.

Realized and unrealized gain (loss)

        During the period from May 15, 2012 (commencement of operations) through June 30, 2012, we sold Agency RMBS and other securities of approximately $339.7 million realizing gross gains of approximately $1.1 million and gross losses of approximately $25 thousand. We sold these RMBS in order to: (i) adjust the prepayment characteristics of our portfolio or (ii) adjust the duration of our portfolio.

        With respect to our RMBS, we elected the fair value option and, as a result, we record the change in estimated fair value related to RMBS in earnings. The following table presents amounts related to realized gains and losses as well as changes in estimated fair value of our RMBS portfolio and derivative instruments that are included in our statement of operations for the period from May 15, 2012 (commencement of operations) through June 30, 2012 (dollars in thousands):

Description	Interest Income (Expense), net	Other loss on Residential mortgage- backed securities		Unrealized Gain (Loss), net	Mark-to- market adjustments	Total
RMBS and Other Securities	$1,120	$		$3,925	$—	$5,045
IOs and IIOs			(605)			(605)
Interest rate swaps(1)	(722)			(5,044)	—	(5,766)
Agency Interest-Only Strips—accounted for as derivatives(2)	817			—	(364)	453

Total	$1,215		$(605)	$(1,724)	$(364)	$873

(1)
Interest Income (Expense), net on interest rate swaps represents the net amount paid, including accrued amounts, for swaps during the period and realized gains (losses) on swap terminations.

(2)
Mark-to-market adjustments on Agency Interest-Only Strips accounted for as derivatives represent interest income on these securities based on the actual coupon.

        In order to mitigate interest rate risk resulting from our repurchase agreements, we entered into interest rate swaps with an aggregate notional amount of approximately $1.0 billion. While not designated as a hedge for accounting purposes, our interest rate swaps are viewed as an economic hedge on a portion of our floating-rate borrowings. Since we do not apply hedge accounting for our interest rate swaps, we record the change in estimated fair value related to such agreements in earnings as unrealized gain or loss on derivative transactions. Included in realized gain or loss on derivative instruments are the net interest rate swap payments (including accrued amounts) associated with our interest rate swaps.

Expenses

General and administrative expenses

        We incurred general and administrative expenses of approximately $0.6 million for the period from May 15, 2012 (commencement of operations) through June 30, 2012, which represents professional fees, insurance, non-cash stock based compensation and overhead costs.

Management fee expense

        We incurred management fee expense of approximately $0.4 million for the period from May 15, 2012 (commencement of operations) through June 30, 2012, all of which was payable to our Manager under the Management Agreement. Pursuant to the terms of the Management Agreement, our Manager is paid a management fee equal to 1.5% per annum of our stockholders' equity (as defined in the Management Agreement), calculated and payable (in cash) quarterly in arrears.

Subsequent events

Dividends

        The following table presents cash dividends declared by us on our common stock:

Declaration Date	Record Date	Payment Date	Amount per Share
July 26, 2012	August 6, 2012	August 14, 2012	$0.38
September 20, 2012	October 1, 2012	October 25, 2012	$0.85

Liquidity and capital resources

General

        Our liquidity and capital resources are managed on a daily basis to ensure that we have sufficient liquidity to absorb market events that could negatively impact collateral valuations and result in margin calls and to ensure that we have the flexibility to manage our investment portfolio to take advantage of market opportunities.

        Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our stockholders and other general business needs. We use cash to purchase our target assets, repay principal and interest on our borrowings, make distributions to our stockholders and fund our operations.

        Under our repurchase agreements, lenders retain the right to mark the collateral pledged to estimated fair value. A reduction in the value of the collateral pledged will require us to provide additional collateral or fund cash margin calls. As part of our risk management process, our Manager closely monitors our liquidity position and subjects our balance sheet to scenario testing designed to assess our liquidity in the face of different economic and market developments. We believe we have sufficient current liquidity and access to additional liquidity to meet financial obligations for at least the next 12 months.

        Our primary sources of liquidity are as follows:

Cash generated from IPO and concurrent private placements

        On May 15, 2012, we completed our IPO and concurrent private placements generating net proceeds of approximately $204.4 million.

Borrowing under various financing arrangements

        As of June 30, 2012, we had master repurchase agreements with nine counterparties representing over $1.9 billion of potential funding capacity, and are in discussions with other financial institutions in order to potentially provide us with additional repurchase agreement capacity. We had borrowings under these repurchase agreements of approximately $1.7 billion at June 30, 2012. The following tables present our borrowings by type of collateral pledged as of June 30, 2012, and the respective effective cost of funds (a non-GAAP financial measure) for the period then ended (dollars in thousands). See "—Non-GAAP financial measures":

Collateral	Principal Balance	Fair Value of Collateral Pledged(1)	Weighted Average Interest Rate, end of period	Weighted Average Cost of Funds for the period ended June 30, 2012	Weighted Average Effective Cost of Funds for the period ended June 30, 2012(2)
Agency RMBS	$1,736,493	$1,819,089	0.42%	0.38%	0.76%

Total	$1,736,493	$1,819,089	0.42%	0.38%	0.76%

(1)
Includes $0 of cash collateral for Agency RMBS.

(2)
The effective cost of funds for the period presented is calculated on an annualized basis and includes interest expense for the period and net payments on interest rate swaps of approximately $0.7 million. While interest rate swaps are not accounted for using hedge accounting, such instruments are viewed by us as an economic hedge against increases in interest rates. See "—Non-GAAP financial measures".

        As of June 30, 2012, our nine repurchase facilities for Agency RMBS had haircuts (that the amount by which the collateral value must exceed the loan amount) ranging from a low of 3% to a high of 7%. Declines in the value of our Agency RMBS portfolio can trigger margin calls by our lenders under our repurchase agreements. An event of default or termination event would give some of our counterparties the option to terminate all existing repurchase transactions with us and require any amount due to the counterparties by us to be payable immediately.

        Under the repurchase agreements, the respective lenders, subject to the terms of the individual agreement, retain the right to mark the underlying collateral to fair value. A reduction in the value of pledged assets would require us to provide additional collateral or fund margin calls. In addition, certain of the repurchase agreements may be terminated by our counterparties if we do not maintain certain equity and leverage metrics. We were not aware of any failure to meet these tests at June 30, 2012. RMBS held by counterparties as security for repurchase agreements totaled approximately $1.8 billion. Cash collateral held by counterparties at June 30, 2012 was $8.0 million, which was included in Due from counterparties on our balance sheet, comprised of $0 held in connection with repurchase borrowings and $8.0 million held by our interest rate swap counterparties. Further, Due to counterparties included $4.3 million posted with us by our repurchase agreement counterparties.

        We had approximately $106.0 million of unsettled securities as of June 30, 2012, which would have increased our total outstanding borrowing balance at such time if the purchases had been settled with repurchase agreements at or prior to June 30, 2012.

Cash generated from operations

        Our operating activities provided net cash of approximately $1.7 million for the period from May 15, 2012 (commencement of operations) through June 30, 2012. The cash provided by operating activities was primarily a result of our operating income during our initial period of operation.

        Our investing activities used net cash of approximately $1.9 billion for the period from May 15, 2012 (commencement of operations) through June 30, 2012. During the period from May 15, 2012 (commencement of operations) through June 30, 2012, we utilized cash to purchase approximately $2.2 billion of Agency RMBS and other securities, which was offset by proceeds from asset sales of approximately $237.4 million and principal payments of approximately $8.0 million.

Other potential sources of financing

        We held cash of approximately $26.8 million at June 30, 2012. Our primary sources of cash currently consist of repurchase facility borrowings and investment income. In the future, we expect our primary sources of liquidity to consist of payments of principal and interest we receive on our portfolio of assets, unused borrowing capacity under our financing sources and future issuances of equity and debt securities.

        To maintain our qualification as a REIT under the Internal Revenue Code, we must distribute annually at least 90% of our net taxable income. This distribution requirement limits our ability to retain earnings and thereby replenish or increase capital for operations. We believe that as the credit markets return to normal conditions, our significant capital resources and access to financing will provide us with financial flexibility at levels sufficient to meet current and anticipated capital requirements, including funding new investment opportunities, paying distributions to our stockholders and servicing our debt obligations.

Contractual obligations and commitments

        Our contractual obligations as of June 30, 2012 were as follows (dollars in thousands):

	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Borrowings under repurchase agreements	$1,736,493	—	—	—	$1,736,493

Total	$1,736,493	—	—	—	$1,736,493

        As of June 30, 2012, we had an obligation for approximately $1.4 million in contractual interest payments related to our repurchase agreements through the respective maturity date of each repurchase agreement.

        The table above does not include amounts due under the management agreement with our Manager, as those obligations do not have fixed and determinable payments. For a description of the management agreement, see "Our Manager and the managmenet agreement—the management agreement."

        On May 9, 2012, we entered into the Management Agreement with our Manager pursuant to which our Manager is entitled to receive a management fee and reimbursement of certain expenses. Our Manager is responsible for: (1) performing all of our day-to-day functions, other than those provided by our chief financial officer; (2) determining investment criteria in conjunction with our board of directors; (3) sourcing, analyzing and executing investments, asset sales and financings; (4) performing asset management duties; and (5) performing financial and accounting management, subject to the direction and oversight of our board of directors. Pursuant to the terms of the Management Agreement, our Manager is paid a management fee equal to 1.5% per annum of our stockholders' equity, calculated and payable (in cash) quarterly in arrears. For purposes of calculating the management fee, "stockholders' equity" means the sum of the net proceeds from any issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus retained earnings, calculated in accordance with U.S. GAAP, at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount paid for repurchases of our shares of common stock, excluding any unrealized gains, losses or other non-cash items that have impacted stockholder's equity as reported in our financial statements prepared in accordance with U.S. GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income, and excluding one-time events pursuant to changes in U.S. GAAP and certain other non-cash charges after discussions between the Manager and our independent directors and after approval by a majority of our independent directors. However, if our stockholders' equity for any given quarter is negative based on the calculation described above, the Manager will not be entitled to receive any management fee for that quarter.

        In addition, under the Management Agreement, we are required to reimburse our Manager for the expenses described below. Expense reimbursements to the Manager are made in cash on a monthly basis following the end of each month. Our reimbursement obligation is not subject to any dollar limitation. Because our Manager's personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis. For the period May 15, 2012 (commencement of operations) through June 30, 2012, our Manager did not request any such reimbursements.

        The Management Agreement may be amended, supplemented or modified by agreement between our Manager and us. The initial term of the Management Agreement expires on May 15, 2015 and it is automatically renewed for one-year terms on each anniversary thereafter unless previously terminated as described below. Our independent directors will review the Manager's performance and any fees payable to the Manager annually and, following the initial term, the Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon: (1) our Manager's unsatisfactory performance that is materially detrimental to us; or (2) our determination that any fees payable to our Manager are not fair, subject to our Manager's right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We will provide our Manager 180 days prior notice of any such termination. Unless terminated for cause, we will pay the Manager a termination fee equal to three times the average annual management fee earned by the Manager during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

        We may also terminate the Management Agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from our board of directors for cause, which will be determined by a majority of our independent directors, which is defined as: i) our Manager's continued material breach of any provision of the Management Agreement (including our Manager's failure to comply with our investment guidelines); ii) our Manager's fraud, misappropriation of funds, or embezzlement against us; iii) the Manager's gross negligence in the performance of its duties under the Management Agreement; iv) the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition; v) our Manager is convicted (including a plea of nolo contendere) of a felony; or vi) the dissolution of our Manager.

Off-balance sheet arrangements

        We do not have any relationships with any entities or financial partnerships, such as entities often referred to as structured investment vehicles, or special purpose or variable interest entities, established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes.

        Further, we have not guaranteed any obligations of any entities or entered into any commitment to provide additional funding to any such entities.

Dividends

        We make regular quarterly dividend distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its net taxable income for the taxable year, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. During the course of our taxable year, we pay regular quarterly dividends to our stockholders based on our net taxable income, if and to the extent authorized by our board of directors. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service on our repurchase agreements and other debts payable. If our cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities.

Non-GAAP financial measures

Total Interest Income and Net Interest Income, including Interest Income on Agency Interest-Only Strips accounted for as derivatives and Effective Cost of Funds

        Each of total interest income including interest income on Agency Interest-Only Strips classified as derivatives and Effective Cost of Funds for the period from May 15, 2012 (commencement of operations) through June 30, 2012 constitutes a non-GAAP financial measure within the meaning of Regulation G promulgated by the SEC. We believe that these measures presented in this prospectus, when considered together with U.S. GAAP financial measures, provide information that is useful to investors in understanding our borrowing costs and net interest income. An analysis of any non-GAAP financial measure should be made in conjunction with results presented in accordance with U.S. GAAP.

        The following table reconciles total interest income to interest income including interest income on Agency IOs classified as derivatives for the period from May 15, 2012 (commencement of operations) through June 30, 2012:

Interest Income	$6,850
Contractual Interest income, net of amortization of premiums or discounts, net, on Agency Interest-Only Strips, classified as derivatives(1)	381

Total interest income including interest income on Agency Interest-Only Strips, classified as derivatives—Non-GAAP Financial Measure	$7,231

(1)
Reported in Loss on derivative instruments in the statement of operations.

        Effective Cost of Funds includes the net interest component related to our interest rate swaps. While we have not elected hedge accounting for our interest rate swaps, such derivative instruments are viewed by us as an economic hedge against increases in future market interest rates, and therefore the Effective Cost of Funds reflects interest expense adjusted to include the realized loss (i.e., the interest expense component) for all of our interest rate swaps.

        The following table reconciles the Effective Cost of Funds with interest expense for the period from May 15, 2012 (commencement of operations) through June 30, 2012:

(dollars in thousands)	Reconciliation	Cost of Funds/Effective Borrowing Costs
Interest expense	$725	0.38%
Adjustment:
Net interest paid—interest rate swaps	725	0.38%

Effective Borrowing Costs	$1,450	0.76%

Weighted average repurchase borrowings	$1,508,909

Core Earnings

        Our Core Earnings were approximately $4.8 million for the period from May 15, 2012 (commencement of operations) through June 30, 2012. Core Earnings is a non-GAAP financial measure that is used by us to approximate cash available for distribution and is defined as U.S. GAAP net income (loss) as adjusted, excluding: (i) net realized gain (loss) on investments and derivative contracts; (ii) net unrealized gain (loss) on investments; (iii) loss resulting from mark-to-market adjustments on derivative contracts; (iv) non-cash stock-based compensation expense; and (v) one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between the us, our Manager and our independent directors and after approval by a majority of our independent directors.

        In order to evaluate the effective yield of the portfolio, we use Core Earnings to reflect the net investment income of our portfolio as adjusted to reflect the net interest rate swap interest income (expense). Core Earnings allows us to isolate the interest income (expense) associated with our interest rate swaps in order to monitor and project our borrowing costs and interest rate spread. In addition, we utilize Core Earnings as a key metric in conjunction with other portfolio and market factors to determine the appropriate leverage and hedge ratios, as well as the overall structure of the portfolio. We believe that the presentation of Core Earnings is useful to investors because Core Earnings isolates the net interest rate swap interest income (expense) which provides investors with an additional metric to identify trends in our portfolio as they relate to the interest rate environment. We also believe that our investors use Core Earnings or a comparable supplemental performance measure to evaluate and compare our performance and our peers and, as such, we believe that the disclosure of Core Earnings is useful to our investors.

        Our presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, Core Earnings should not be considered as a substitute for our net income as a measure of our financial performance or any measure of our liquidity under U.S. GAAP.

        The table below summarizes the reconciliation from net income to Core Earnings for the period from May 15, 2012 (commencement of operations) through June 30, 2012:

(dollars in thousands)
Net Income—U.S. GAAP	$4,261
Adjustments:
Non-cash stock-based compensation expense	54
Unrealized gain on RMBS	(3,925)
Mark-to-market adjustments on derivative instruments	4,968
Other loss on Residential mortgage-backed securities	605
Realized gain on sale of RMBS	(1,120)
Total adjustments	582

Core Earnings—Non-GAAP Financial Measure	$4,843

Basic and Diluted Core Earnings per Share of Common Stock and Participating Securities—Non-GAAP Financial Measure	$0.47

Basic and diluted weighted average common shares and participating securities	10,334,824

Quantitative and qualitative disclosures about market risk

        We seek to manage the risks related to the credit quality of our assets, interest rates, liquidity, prepayment speeds and market values while, at the same time, seeking to provide an opportunity to stockholders to realize attractive risk-adjusted returns from our assets through ownership of our common stock. While we do not seek to avoid risk completely, our Manager seeks to actively manage risk for us, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

Credit Risk

        We are subject to varying degrees of credit risk in connection with our assets. Although we do not expect to encounter credit risk in our Agency RMBS, we do expect, to the extent we invests in such securities, to encounter credit risk related to non-Agency RMBS and any of our other target assets we may acquire. Investment decisions are made following a bottom-up credit analysis and specific risk assumptions. As part of the risk management process, our Manager uses detailed proprietary models to evaluate, depending on the asset class, house price appreciation and depreciation by region, prepayment speeds and foreclosure frequency, cost and timing. If our Manager determines that the proposed investment can meet the appropriate risk and return criteria as well as complement our existing asset portfolio, the investment will undergo a more thorough analysis.

Interest Rate Risk

        Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We are subject to interest rate risk in connection with our assets and our related financing obligations. In general, we expect to finance the acquisition of our assets through financings in the form of repurchase agreements, warehouse facilities, securitizations, resecuritizations, bank credit facilities (including term loans and revolving facilities) and public and private equity and debt issuances in addition to transaction or asset specific funding arrangements. Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we utilize derivative financial instruments to hedge the interest rate risk associated with our borrowings. We also may engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or other potential influences on the values of our assets.

Interest Rate Effect on Net Interest Income

        Our operating results will depend in large part on differences between the income earned on our assets and our borrowing costs. The cost of our borrowings is generally based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase and the yields earned on our leveraged FRM assets will remain static. Further, the cost of such financing could increase at a faster pace than the yields earned on our leveraged ARM and hybrid ARM assets, if any. This could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our assets. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could adversely affect our liquidity and results of operations.

Interest Rate Cap Risk

        If we elect to invest in adjustable-rate RMBS, such securities are generally subject to interest rate caps, which potentially could cause such RMBS to acquire many of the characteristics of fixed-rate securities if interest rates were to rise above the cap levels. This issue is magnified to the extent we acquire ARM and hybrid ARM assets that are not based on mortgages which are fully indexed. In addition, ARM and hybrid ARM assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. To the extent we invest in such ARM and/or hybrid ARM assets, it could potentially receive less cash income on such assets than we would need to pay the interest cost on our related borrowings. To mitigate interest rate mismatches, we may utilize the hedging strategies discussed above under "—Interest Rate Risk."

Interest Rate Effects on Estimated Fair Value

        Another component of interest rate risk is the effect that changes in interest rates will have on the market value of the assets that we acquire. We face the risk that the market value of our assets will increase or decrease at different rates than those of our liabilities, including our hedging instruments.

        The impact of changing interest rates on estimated fair value can change significantly when interest rates change materially. Therefore, the volatility in the estimated fair value of our assets could increase significantly in the event interest rates change materially. In addition, other factors impact the estimated fair value of our interest rate-sensitive investments and hedging instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, changes in actual interest rates may have a material adverse effect on us.

Market Risk

        Market value risk.    Our RMBS are reflected at their estimated fair value with unrealized gains and losses included in earnings. The estimated fair value of these securities fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of these securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of these securities would be expected to increase.

        The sensitivity analysis table presented below shows the estimated impact of an instantaneous parallel shift in the yield curve, up and down 50 and 100 basis points, on the market value of our interest rate-sensitive investments, including interest rate swaps, Interest Only Strips, and net interest income at June 30, 2012, assuming a static portfolio of assets. When evaluating the impact of changes in interest rates, prepayment assumptions and principal reinvestment rates are adjusted based on our Manager's expectations. The analysis presented utilizes our Manager's assumptions, models and estimates, which are based on our Manager's judgment and experience.

Change in Interest Rates	Percentage Change in Projected Net Interest Income	Percentage Change in Projected Portfolio Value
+1.00%	5.01%	(1.83)%
+0.50%	7.32%	(0.66)%
-0.50%	(17.8)%	0.10%
-1.00%	NA (1)	NA (1)

(1)
Not applicable, borrowing rate is below zero.

        While the table above reflects the estimated immediate impact of interest rate increases and decreases on a static portfolio, we rebalance our portfolio from time to time either to seek to take advantage of or reduce the impact of changes in interest rates. It is important to note that the impact of changing interest rates on market value and net interest income can change significantly when interest rates change beyond 100 basis points from current levels. Therefore, the volatility in the market value of our assets could increase significantly when interest rates change beyond amounts shown in the table above. In addition, other factors impact the market value of and net interest income from our interest rate-sensitive investments and derivative instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, interest income would likely differ from that shown above and such difference might be material and adverse to our stockholders.

        Certain assumptions have been made in connection with the calculation of the information set forth in the table above and, as such, there can be no assurance that assumed events will occur or that other events will not occur that would affect the outcomes. The base interest rate scenario assumes interest rates at June 30, 2012. The analysis presented utilizes assumptions and estimates based on our Manager's judgment and experience. Furthermore, while we generally expect to retain such assets and the associated interest rate risk, future purchases and sales of assets could materially change our interest rate risk profile.

Prepayment Risk

        The value of our assets may be affected by prepayment rates on residential mortgage loans. We acquire RMBS and anticipate that the underlying residential mortgages will prepay at a projected rate generating an expected yield. If we purchase assets at a premium to par value, when borrowers prepay their residential mortgage loans faster than expected, the corresponding prepayments on the RMBS may reduce the expected yield on such securities because we will have to amortize the related premium on an accelerated basis and make a retrospective adjustment to historical amortization. Conversely, if we purchase assets at a discount to par value, when borrowers prepay their residential mortgage loans slower than expected, the decrease in corresponding prepayments on the RMBS may reduce the expected yield on such securities because we will not be able to accrete the related discount as quickly as originally anticipated and will have to make a retrospective adjustment to historical amortization.

Counterparty Risk

        The following discussion on counterparty risk describes how these transactions work, rather than how they are presented for financial reporting purposes.

        When we engage in repurchase transactions, we generally sell securities to lenders (i.e., repurchase agreement counterparties) and receive cash from the lenders. The lenders are obligated to resell the same securities back to us at the end of the term of the transaction. Because the cash we receive from the lender when we initially sell the securities to the lender is less than the value of those securities (this difference is the haircut), if the lender defaults on its obligation to resell the same securities back to us, we could incur a loss on the transaction up to the amount of the haircut (assuming there was no change in the value of the securities).

        If a counterparty to an interest rate swap cannot perform under the terms of the interest rate swap, we may not receive payments due under that agreement, and thus, we may lose any unrealized gain associated with the interest rate swap. We may also risk the loss of any collateral we have pledged to secure our obligations under interest rate swap if the counterparty becomes insolvent or files for bankruptcy. In addition, the interest rate swap would no longer mitigate the impact of changes in interest rates as intended.

Funding Risk

        We have financed a substantial majority of our RMBS with repurchase agreement financing. Over time, as market conditions change, in addition to these financings, we may use other forms of leverage. Weakness in the financial markets, the residential mortgage markets and the economy generally could adversely affect one or more of its potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing.

Liquidity Risk

        Our liquidity risk is principally associated with the financing of long-maturity assets with short-term borrowings in the form of repurchase agreements. Although the interest rate adjustments of these assets and liabilities fall within the guidelines established by our operating policies, maturities are not required to be, nor are they, matched.

        Should the value of our assets pledged as collateral suddenly decrease, margin calls relating to our repurchase agreements could increase, causing an adverse change in our liquidity position. Our inability to post adequate collateral for a margin call by the counterparty could result in a condition of default under our repurchase agreements, thereby enabling the counterparty to liquidate the collateral pledged by us, which may have an material adverse consequence on our business and results of operations.

        Additionally, if one or more of our repurchase agreement counterparties chose not to provide on-going funding, our ability to finance would decline or exist at possibly less advantageous terms. Further, if we are unable to renew, replace or expand repurchase financing with other sources of financing on substantially similar terms it may have an adverse effect on our business and results of operations, due to the long term nature of our investments and relatively short-term maturities of our repurchase agreements. As such, we cannot assure that it will always be able to roll over its repurchase agreements.

        The costs associated with our borrowings are generally based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase while the yields earned on our existing portfolio of leveraged fixed-rate RMBS will remain static. This could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time, as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our assets. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could adversely affect our liquidity and results of operations.

        In addition, the assets that comprise our asset portfolio are not traded on a public exchange. A portion of these assets may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly-traded securities. The illiquidity of our assets may make it difficult for us to sell such assets if the need or desire arises, including in response to changes in economic and other conditions.

Inflation

        Virtually all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with U.S. GAAP and our distributions will be determined by our board of directors consistent with our obligation to distribute to our stockholders at least 90% of our net taxable income on an annual basis in order to maintain our REIT qualification; in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

Business

Our Company

        We are organized as a Delaware corporation focused on investing in, financing and managing primarily residential mortgage-backed securities, or RMBS, for which the principal and interest payments are guaranteed by a U.S. Government agency, such as the GNMA, or a U.S. Government-sponsored entity, or GSE, including the FNMA and the FHLMC. We refer to these types of securities as Agency RMBS. Although our core investment strategy will be focused on Agency RMBS, we may opportunistically supplement our portfolio with RMBS that are not guaranteed by a U.S. Government agency or GSE, or non-Agency RMBS, commercial mortgage-backed securities, or CMBS, and other asset-backed securities, or ABS. We refer to these assets as our potential target assets. We finance investments in Agency RMBS and intend to finance our potential target assets primarily through the use of repurchase agreements.

        Our objective is to provide attractive risk-adjusted returns to our investors over the long term, primarily through dividends and secondarily through capital appreciation without sacrificing caital preservation. We achieve this objective by selectively acquiring a diversified investment portfolio of assets designed to produce attractive returns across a variety of market conditions and economic cycles. We have constructed a diversified investment portfolio by focusing on the relative value of securities within various sectors of the mortgage markets and security selection.

        We are externally managed and advised by our Manager, an investment advisor registered with the U.S. Securities and Exchange Commission, or the SEC, and a wholly-owned subsidiary of Legg Mason, Inc., or Legg Mason (NYSE: LM). Our Manager is responsible for administering our business activities and day-to-day operations, subject to the supervision and oversight of our board of directors.

        We were organized as a Delaware corporation on June 3, 2009. We commenced operations on or around May 15, 2012 following the completion of our IPO and two concurrent private placements.

        We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2012. We generally will not be subject to U.S. federal income taxes on our net taxable income to the extent that we annually distribute all of our net taxable income to stockholders and maintain our intended qualification as a REIT. We also operate our business in a manner that permits us to maintain our exemption from registration under the 1940 Act.

Current market opportunities

        Since the height of the financial crisis in 2008, there have been a number of proposals put forward regarding the reform of the housing finance market. We believe the most important theme of these proposals, as highlighted in the U.S. Department of Treasury and Department of Housing and Urban Development report to Congress on February 11, 2011, is the reduction of the government's role in, and the return of private capital to, the housing finance market. Several tools intended to encourage investment of private capital were recommended in the U.S. Department of Treasury and Department of Housing and Urban Development report including increasing guarantee fees, decreasing loan limits and tightening underwriting criteria for conforming loans. We believe these recommended changes, some of which have begun to be implemented, such as the tightening of conforming loan limits in October 2011 and the announcement in August 2012 that FNMA and FHLMC would increase gauarntee fees by the end of 2012, will reduce the future supply of Agency RMBS, limit mortgage refinancing and associated prepayment risk, and reduce the future volatility of the Agency RMBS market, which we view as positive developments for existing Agency RMBS.

        We believe investors continue to seek incremental spreads relative to U.S. Treasury Notes in a low yield environment and financial institutions continue to prefer high quality, liquid Agency RMBS. In addition, our Manager has observed that the long-standing correlation between the prepayment rates of borrowers and their ability to refinance mortgage loans (as defined by the difference between available rates in the market and the legacy rates being paid by borrowers) has become partially de-linked in the past several years. Our Manager believes this is primarily a result of the inability of many borrowers to refinance their existing mortgages because of the significant decrease in the equity value of those borrowers' homes and more stringent underwriting standards. With yield spreads on Agency RMBS at what our Manager views as attractive levels, our Manager believes there will continue to be strong demand for Agency RMBS.

        Although our core investment strategy is focused on Agency RMBS, we may opportunistically supplement our portfolio with non-Agency RMBS, which are collateralized by non-conforming residential mortgages. While we anticipate mortgage loan delinquencies and credit losses may continue to rise and housing conditions may continue to deteriorate, we believe that current prices for certain non-Agency RMBS offer the potential for attractive risk-adjusted returns. Over time, we believe reform of GSEs, such as FNMA and FHLMC, will accelerate the demand for private capital into the housing finance sector, and we expect that we are well positioned to make attractive risk-adjusted investments in new residential-mortgage assets.

        The current interest rate environment is characterized by a steep yield curve with the spread between two-year U.S. Treasury Notes and 10-year U.S. Treasury Notes well above the average spread over the last three decades. The Federal Reserve Board has maintained a near-zero target for the federal funds rate. On August 1, 2012, the Federal Open Market Committee released a statement indicating that it would maintain the target range for the federal funds rate at 0% to 0.25% and that it continues to anticipate that economic conditions, including low rates of resource utilization and a subdued outlook for inflation over the medium term, are likely to warrant exceptionally low levels for the federal funds rate at least through late 2014, reiterating previous statements by the Federal Open Market Committee from January and April 2012. Our Manager believes recent economic data suggest an improvement in U.S. economic growth. However, certain indicators such as high unemployment, low levels of capacity utilization, the current large shadow inventory of non-performing loans, declining or stagnant home prices in most markets and continued stress in the housing and construction markets all point to a muted recovery. We believe this slow growth environment should keep the yield curve relatively steep and promote continued demand for Agency and non-Agency RMBS.

        As the capital markets have recovered, commercial banks have re-entered the secured lending market which has quickened the pace of the recovery of asset values in the credit markets. Financing of Agency and non-Agency RMBS is currently widely available through, among other vehicles, repurchase agreements. Haircuts, or the discount attributed to the value of securities sold under repurchase agreements, average between 3% and 10% for Agency RMBS and average between 10% and 50% for non-Agency RMBS, depending on the specific security used as collateral for such repurchase agreements. We use leverage to seek to increase potential returns to our stockholders by borrowing against existing assets through repurchase agreements and using the proceeds to acquire additional assets.

        Our Manager's views of the current market opportunities are based on its own assessments. There can be no assurance that our investment and financing strategies based on our Manager's views will be able to generate attractive returns for our stockholders. For additional information regarding recent developments impacting the RMBS market, see "Summary—Recent developments".

Our Manager

        We are externally managed and advised by Western Asset Management Company. Established in 1971 and acquired by Legg Mason in 1986, our Manager is a registered investment advisor headquartered in Pasadena, California, that specializes in fixed-income asset management. From offices in Pasadena, Dubai, Hong Kong, London, Melbourne, New York, São Paulo, Singapore and Tokyo, our Manager's 889 employees provide investment services for a wide variety of global clients, including mutual funds, corporate, public, insurance, health care, union organizations and charitable foundations. Client portfolios range across an equally wide variety of mandates, from money markets to emerging markets. As of June 30, 2012, our Manager had 516 clients, representing 40 countries and 1,057 accounts. By concentrating resources on fixed-income, our Manager is able to fully commit to serving clients of all types within the fixed-income sector.

        As of June 30, 2012, our Manager and its investment advisory affiliates over which our Manager has operational responsibility, or its supervised affiliates, had approximately $446 billion in assets under management. As of June 30, 2012, our Manager had approximately $65.8 billion in assets under management in the asset classes corresponding to Agency RMBS and our potential target assets, of which approximately $40.5 billion was invested in Agency RMBS, approximately $13.2 billion in non-Agency RMBS, approximately $2.6 billion in CMBS and approximately $9.5 billion in ABS. Our Manager manages these assets using a range of specific strategies and investment vehicles, including mutual and private funds, private commingled vehicles and separately managed accounts. Our Manager's investment professionals and other staff have extensive experience in managing fixed-income assets, including Agency RMBS, non-Agency RMBS, CMBS, ABS and other such instruments.

        Our chief investment officer, Stephen P. Fulton, who also serves as the head of our Manager's Agency RMBS team of five investment professionals averaging 18 years of experience, is, along with two senior portfolio managers from the Agency RMBS team, primarily responsible for overseeing the management of our assets. The Agency RMBS team works alongside and is able to utilize the resources of our Manager's structured products team, which is made up of 16 investment professionals averaging 12 years of experience and focuses on managing and evaluating our potential target assets, including non-Agency RMBS, CMBS and ABS. The Agency RMBS team is also able to call on the experience of a number of our Manager's other investment professionals, not specifically dedicated to managing our assets, but with expertise that covers certain aspects of our potential target assets as well as on specialists in our derivatives team, comprised of four investment professionals averaging 13 years of experience, and our liquidity team, comprised of 11 investment professionals averaging 23 years of experience, who are part of our Manager's broader investment team. The collective team operates under the purview of our Manager's U.S. broad markets committee which sets overall sector allocations for broad market accounts. Our Manager seeks to unite groups of specialists dedicated to different market sectors. The daily interaction among the different teams is designed to develop a consensus approach that draws on the expertise of all team members. Our Manager's overall investment management team consists of 124 investment professionals.

        Our Manager's investment process is based on a team approach using a combination of security-level research and macroeconomic analysis. Our Manager's investment style starts with developing a global investment outlook, as a part of which our Manager engages in forecasting economic growth, interest rates and inflation. Investment strategies are then driven by the difference between our Manager's reading of the underlying fundamentals and the macroeconomic trends that have been generally priced into securities by the market. Using a disciplined investment approach, our Manager sets targets for asset allocation and duration for each sector of the fixed-income market. This view is then weighed carefully against expectations already priced into the markets in order to arrive at an investment strategy and portfolio structure. Each of our Manager's sector teams is tasked with choosing the issues and issuers for a particular sector. Factors that are taken into consideration in evaluating specific securities include relative credit strength, liquidity, issue structure, event risk, covenant protection and market valuation, focusing on the selection of individual assets based upon a fundamental analysis of the asset and an evaluation of the asset's relative value. In addition, with respect to any particular target asset, our Manager's investment team evaluates, among other things, relative valuation, supply and demand trends, shape of yield curves, prepayment rates, delinquency and default rates, recovery of various segments of the economy and vintage of collateral.

        We also benefit from our Manager's portfolio management, finance and administration functions, which address securities valuation, risk management, legal, compliance, investor relations and operational matters, trade allocation and execution and information technologies in connection with the performance of its duties. Our Manager and its affiliates will continue to manage their existing portfolios and provide management services to their other clients.

Our investment strategy

        Our Manager's investment philosophy, which developed from a singular focus in fixed-income asset management over a variety of credit cycles and conditions, is to provide clients with diversified, tightly controlled, long-term value-oriented portfolios. Through rigorous analysis of all sectors of the fixed-income market, our Manager seeks to identify assets with the greatest risk-adjusted total value potential. In making investment decisions on our behalf, our Manager incorporates its views on the economic environment and the outlook for the mortgage markets, including relative valuation, supply and demand trends, the level of interest rates, the shape of the yield curve, prepayment rates, financing and liquidity, commercial and residential real estate prices, delinquencies, default rates, recovery of various segments of the economy and vintage of collateral, subject to maintaining our REIT qualification and our exemption from registration under the 1940 Act. We benefit from the breadth and depth of our Manager's overall investment philosophy, which focuses on a macroeconomic analysis as well as an in-depth analysis of individual assets and their relative value.

        We rely on our Manager's expertise in asset allocation and identifying attractive assets within our investment strategy. Although our core investment strategy is focused on Agency RMBS, our Manager's expertise in related investment disciplines such as non-Agency RMBS, CMBS, and ABS provides our Manager with both (1) valuable investment insights to our RMBS investment selection and strategy and (2) flexibility to invest in assets other than Agency RMBS opportunistically as market conditions warrant.

        We purchase and sell Agency RMBS and may, in the future, purchase and sell our potential target assets. Our Manager does not purchase securities on our behalf with a view to selling them shortly after purchase. However, in order to maximize returns and manage portfolio risk while remaining opportunistic, we may dispose of securities earlier than anticipated or hold securities longer than anticipated depending upon prevailing market conditions, credit performance, availability of leverage or other factors regarding a particular security or our capital position.

Agency RMBS

        Agency RMBS, which are RMBS for which the principal and interest payments are guaranteed by a U.S. Government agency, such as GNMA, or a U.S. Government-sponsored entity, such as FNMA or FHLMC. The Agency RMBS we acquire could be secured by fixed-rate mortgages, adjustable-rate mortgages or hybrid adjustable-rate mortgages. Fixed-rate mortgages have interest rates that are fixed for the term of the loan and do not adjust. The interest rates on adjustable-rate mortgages generally adjust annually (although some may adjust more frequently) to an increment over a specified interest rate index. Hybrid adjustable-rate mortgages have interest rates that are fixed for a specified period of time (typically three, five, seven or ten years) and, thereafter, adjust to an increment over a specified interest rate index. Adjustable-rate mortgages and hybrid adjustable-rate mortgages generally have periodic and lifetime constraints on how much the loan interest rate can change on any predetermined interest rate reset date. As of June 30, 2012, all of our Agency RMBS were secured by fixed-rate mortgages.

        We have invested the proceeds of our IPO and concurrent private placements and expect to continue to focus on investing in the following types of securities:

        Mortgage pass-through certificates.    Mortgage pass-through certificates are securities representing interests in "pools" of mortgage loans secured by residential real property where payments of both interest and principal, plus pre-paid principal, on the securities are made monthly to holders of the securities, in effect "passing through" monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities.

Agency Derivatives

        Agency Interest-Only Strips.    This type of security only entitles the holder to interest payments. The yield to maturity of Agency Interest-Only Strips is extremely sensitive to the rate of principal payments (particularly prepayments) on the underlying pool of mortgages. We invest in these types of securities primarily to take advantage of particularly attractive prepayment-related or structural opportunities in the Agency RMBS markets, as well as to help manage the duration of our overall portfolio.

        Agency Inverse Interest-Only RMBS.    This type of security has a coupon with an inverse relationship to its index and is subject to caps and floors. Agency Inverse Interest-Only RMBS entitles the holder to interest only payments based on a notional principal balance, which is typically equal to a fixed rate of interest on the notional principal balance less a floating rate of interest on the notional principal balance that adjusts according to an index subject to set minimum and maximum rates. The value of Agency Inverse Interest-Only RMBS will generally decrease when its related index rate increases and increase when its related index rate decreases.

        Collateralized Mortgage Obligations, or CMOs.    CMOs are securities that are structured from residential pass-through certificates, which receive monthly payments of principal and interest. CMOs divide the cash flows which come from the underlying mortgage pass-through certificates into different classes of securities that may have different maturities and different weighted average lives than the underlying pass-through certificates.

        The types of mortgage pass-through certificates in which we have invested, may invest, or which comprise or may comprise the CMOs in which we have invested or may invest, include, but are not limited to, the following.

FHLMC certificates

        FHLMC is a shareholder-owned, federally-chartered corporation created pursuant to an act of the U.S. Congress on July 24, 1970. The principal activity of FHLMC currently consists of the purchase of mortgage loans or participation interests in mortgage loans and the resale of the loans and participations in the form of guaranteed mortgage-backed securities. FHLMC guarantees to each holder of FHLMC certificates the timely payment of interest at the applicable pass-through rate and principal on the holder's pro rata share of the unpaid principal balance of the related mortgage loans. The obligations of FHLMC under its guarantees are solely those of FHLMC and are not backed by the full faith and credit of the United States. If FHLMC were unable to satisfy its obligations, distributions to holders of FHLMC certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, defaults and delinquencies on the underlying mortgage loans would adversely affect monthly distributions to holders of FHLMC certificates. (In September 2008, FHLMC was placed into the conservatorship of the U.S. Government and has been receiving significant support from the U.S. Government.)

        FHLMC certificates are backed by pools of single-family mortgage loans or multi-family mortgage loans. These underlying mortgage loans may have original terms to maturity of up to 40 years. FHLMC certificates may be issued under cash programs (composed of mortgage loans purchased from a number of sellers) or guarantor programs (composed of mortgage loans acquired from one seller in exchange for certificates representing interests in the mortgage loans purchased).

FNMA certificates

        FNMA is a shareholder-owned, federally-chartered corporation organized and existing under the Federal National Mortgage Association Charter Act, created in 1938 and rechartered in 1968 by Congress as a stockholder owned company. FNMA provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. FNMA guarantees to the registered holder of a FNMA certificate that it will distribute amounts representing scheduled principal and interest on the mortgage loans in the pool underlying the FNMA certificate, whether or not received, and the full principal amount of any such mortgage loan foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received. The obligations of FNMA under its guarantees are solely those of FNMA and are not backed by the full faith and credit of the United States. If FNMA were unable to satisfy its obligations, distributions to holders of FNMA certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, defaults and delinquencies on the underlying mortgage loans would adversely affect monthly distributions to holders of FNMA certificates. (In September 2008, FNMA was placed into the conservatorship of the U.S. Government and has been receiving significant support from the U.S. Government).

        FNMA certificates may be backed by pools of single-family or multi-family mortgage loans. The original term to maturity of any such mortgage loan generally does not exceed 40 years. FNMA certificates may pay interest at a fixed rate or an adjustable rate. Each series of FNMA ARM certificates bears an initial interest rate and margin tied to an index based on all loans in the related pool, less a fixed percentage representing servicing compensation and FNMA's guarantee fee. The specified index used in different series has included the Treasury Index, the 11th District Cost of Funds Index published by the Federal Home Loan Bank of San Francisco, LIBOR and other indices. Interest rates paid on fully-indexed FNMA ARM certificates equal the applicable index rate plus a specified number of percentage points. The majority of series of FNMA ARM certificates issued to date have evidenced pools of mortgage loans with monthly, semi-annual or annual interest rate adjustments. Adjustments in the interest rates paid are generally limited to an annual increase or decrease of either 1.00% or 2.00% and to a lifetime cap of 5.00% or 6.00% over the initial interest rate.

GNMA certificates

        GNMA is a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development, or HUD. The National Housing Act of 1934, or the Housing Act, authorizes GNMA to guarantee the timely payment of the principal of and interest on certificates which represent an interest in a pool of mortgages insured by the FHA or partially guaranteed by the Department of Veterans Affairs and other loans eligible for inclusion in mortgage pools underlying GNMA certificates. Section 306(g) of the Housing Act provides that the full faith and credit of the United States is pledged to the payment of all amounts which may be required to be paid under any guaranty by GNMA.

        At present, most GNMA certificates are backed by single-family mortgage loans. The interest rate paid on GNMA certificates may be a fixed rate or an adjustable rate. The interest rate on GNMA certificates issued under GNMA's standard ARM program adjusts annually in relation to the Treasury Index. Adjustments in the interest rate are generally limited to an annual increase or decrease of 1.00% and to a lifetime cap of 5.00% over the initial coupon rate.

TBAs

        We may utilize "to-be-announced" forward contracts, or TBAs, in order to invest in Agency RMBS. Pursuant to these TBAs, we would agree to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered would not be identified until shortly before the TBA settlement date. Our ability to purchase Agency RMBS through TBAs may be limited by the 75% income and asset tests applicable to REITs. See "U.S. federal income tax considerations—Taxation of Western Asset Mortgage Capital Corporation."

Our potential target assets

        Although our core investment strategy is focused on Agency RMBS, we may opportunistically supplement our portfolio with the types of assets described below. Subject to prevailing market conditions at the time of purchase, we currently expect that the capital we deploy will be used initially to purchase our potential target assets in the following ranges: approximately 0-15% non-Agency RMBS, approximately 0-5% CMBS and approximately 0-5% ABS.

Non-Agency RMBS

        Non-Agency RMBS are residential mortgage-backed securities that are not issued or guaranteed by a U.S. Government agency or GSE. Like Agency RMBS, non-Agency RMBS represent interests in "pools" of mortgage loans secured by residential real property.

        The mortgage loan collateral for non-Agency RMBS consists of residential mortgage loans that do not generally conform to underwriting guidelines issued by a federally chartered corporation, such as FNMA or FHLMC, or an agency of the U.S. Government, such as GNMA, due to certain factors, including mortgage balances in excess of agency underwriting guidelines, borrower characteristics, loan characteristics and level of documentation, and therefore are not issued or guaranteed by an agency. Senior RMBS typically are rated by at least one nationally recognized statistical rating organization, such as Moody's Investors Service, Inc., or Moody's, Standard & Poor's, or S&P, or Fitch, Inc., and are or were at the time of issuance AAA-rated by at least one of these rating agencies, although such ratings may have been subsequently downgraded.

        The non-Agency RMBS we acquire could be secured by FRMs, ARMs, or hybrid ARMs. Relative value analysis, including consideration of current market conditions, will determine our allocation to FRMs, ARMs and hybrid ARMs.

        Our allocation of our non-Agency RMBS collateralized by FRMs, ARMs or hybrid ARMs will depend on various factors including, but not limited to, relative value, expected future prepayment trends, home price appreciation trends, supply and demand, availability of financing, expected future interest rate volatility and the overall state of the non-Agency RMBS secondary market. Borrowers of the underlying loans that secure the non-Agency RMBS assets we may purchase can be divided into prime, Alternative-A and subprime borrowers based on their credit rating.

CMBS

        CMBS are securities backed by obligations (including certificates of participation in obligations) that are principally secured by commercial mortgages on real property or interests therein having a multifamily or commercial use, such as regional malls, other retail space, office buildings, industrial or warehouse properties, hotels, apartments, nursing homes and senior living facilities. Our emphasis will be on securities that when originally issued were rated in the highest rating category by one or more of the nationally recognized statistical rating organizations. We have not established a minimum current rating requirement.

        CMBS are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust's income to make specified interest and principal payments on such tranches. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive principal payments only after the more senior classes have received all principal payments to which they are entitled. The credit quality of CMBS depends on the credit quality of the underlying mortgage loans, which is a function of factors such as the principal amount of loans relative to the value of the related properties; the cash flow produced by the property; the mortgage loan terms, such as amortization; market assessment and geographic location; construction quality of the property; and the creditworthiness of the borrowers.

ABS

        ABS are securities backed by various asset classes including auto loans, student loans, credit card loans, equipment loans, floor plan loans and small business loans fully guaranteed as to principal and interest by the SBA. ABS remain subject to the credit exposure of the underlying receivables. Our emphasis will be on securities that when originally issued were rated in the highest rating category by one or more of the nationally recognized statistical rating organizations. We have not established a minimum current rating requirement. Subject to maintaining our qualification as a REIT and exemption from registration under the 1940 Act, we may acquire debt tranches from these securitizations.

Other Agency MBS

        We may also invest in mortgage-backed securities, or MBS, for which the principal and interest payments are guaranteed by a GSE, but for which the underlying mortgage loans are secured by real property other than single family residences. These may include, but are not limited to FNMA DUS (Delegated Underwriting and Servicing) MBS, FHLMC Multifamily Mortgage Participation Certificates, and GNMA project loan pools, or CMOs structured from such collateral.

Our competitive advantages

        We believe that our competitive advantages include the following:

Significant experience of our Manager

        Our Manager has utilized Agency RMBS as a vital component within its investment strategy since its inception in 1971 and has managed through several interest rate, housing, and credit cycles. Our Manager has extensive experience managing Agency RMBS strategies as separately-managed accounts, commingled vehicles, and mutual funds. These strategies include Agency RMBS only, GNMA's RMBS only and several Agency RMBS strategies with varying degrees of non-Agency RMBS exposure. Agency RMBS has also been a significant portion of our Manager's broad market strategies since 1971. Moreover, our Manager has been an active investor in non-Agency RMBS, CMBS and ABS for over 20 years as those markets have developed. Our Manager manages these assets in broad market accounts as well as non-Agency RMBS specific strategies, including commingled funds and mutual funds. We have access to our Manager's dedicated Agency RMBS team, which is led by our chief investment officer. In addition, we utilize the resources of our Manager's structured products team, which focuses on our potential target assets, including non-Agency RMBS, CMBS and ABS. We also call on the experience of specialists in derivatives and liquidity who are part of our Manager's broader investment team. In addition, we believe that our Manager's senior management team, which has a long track record and broad experience in managing mortgage-related assets through a variety of credit and interest rate environments, has demonstrated the ability to generate attractive risk-adjusted returns under different market conditions and cycles and provides us with a competitive advantage.

Extensive strategic relationships

        Our Manager and its supervised affiliates maintain extensive long-term relationships with other financial intermediaries, including primary dealers, leading investment banks, brokerage firms, leading mortgage originators and commercial banks. As one of the largest fixed-income investment managers in the world, our Manager has access to deal flow and secondary trading opportunities to which smaller firms do not have access. Additionally, our Manager's size and broad market access are valuable in developing and implementing our investment strategy. We believe these relationships enhance our ability to source, finance and hedge investment opportunities and, thus, will enable us to grow in various credit and interest rate environments. In addition, we believe the contacts our Manager and its supervised affiliates have with numerous investment grade derivative and lending counterparties assist us in implementing our financing and hedging strategies.

Disciplined investment approach

        Our Manager takes a value-oriented approach to managing Agency RMBS. Using that approach, our Manager seeks to optimize yield while adjusting for prepayment and interest rate risk.

        From a macroeconomic perspective, our Manager examines current and forward interest rates, the shape of the yield curve, gross domestic product, or GDP, growth and inflation expectations, regional and local property trends, local employment conditions, national loan modification initiatives and mortgage servicer timelines and techniques. At the security level, our Manager examines borrower and collateral characteristics such as the incentives a homeowner might have to refinance and the level of equity in the home.

Access to our Manager's analytical tools and infrastructure

        Our Manager uses its analytical and portfolio management modeling tools and processes to seek to generate positive net interest margins for our assets. We employ a combination of proprietary and third-party tools in an effort to identify investments in the Agency RMBS sector with the most attractive risk-adjusted returns.

        Our Manager analyzes macroeconomic factors to seek to determine the appropriate sector mix and strategy for us that best capitalizes on the market knowledge, experience and relationships within our Manager's existing platform. We capitalize on the market knowledge and ready access to data across our target markets that our Manager obtains through these tools and processes and believe that our Manager's sophisticated analysis of both macro and micro economic factors positions us to manage cash flows from Agency RMBS and our potential target assets and make distributions to our stockholders while preserving capital. We believe we also benefit from our Manager's comprehensive finance and administrative infrastructure, including its risk management and financial reporting operations, as well as its business development, legal and compliance teams.

Alignment of our Manager's interests

        We have taken steps to structure our relationship with our Manager so that our interests and those of our Manager are closely aligned. Concurrently with the closing of our IPO, we issued and sold in a private placement 46,043 shares of our common stock at $20.00 per share to our Manager's deferred compensation plan, which made such investment on behalf of the beneficiaries of the plan, which includes certain executives and other employees of our Manager and its affiliates. These shares are subject to a two year lock-up agreement from the date of our IPO with the underwriters of that offering.

        In addition, our equity incentive plans allow us to grant common stock-based awards to our Manager and its employees, including our executive officers, representing up to 3.0% of the total number of issued and outstanding shares of our common stock (on a fully diluted basis) at the time of each award (other than any shares issued or subject to awards made pursuant to one of our equity incentive plans). Upon the completion of our IPO, we granted 51,159 shares of our restricted common stock to our Manager. One-third of these shares vest on each of the first, second and third anniversaries of the grant date.

Our investment process and analysis

General

        Our Manager's strategic goal is to add value to client portfolios while adhering to a disciplined risk control process. Our Manager's investment philosophy combines traditional analysis with innovative technology applied to all sectors of the market. Our Manager believes inefficiencies exist in the fixed-income markets and attempts to add incremental value by exploiting these inefficiencies across all eligible market sectors. Our Manager's management style emphasizes the use of multiple strategies and active sector rotation and issue selection, while constraining overall interest rate risk.

        Our Manager's fixed-income discipline emphasizes a team approach that unites groups of specialists dedicated to different market sectors. The investment responsibilities of each sector group are distinct, yet results are derived from the constant interaction that unites the specialty groups into a cohesive investment management team. The sector teams are comprised of our Manager's senior portfolio managers and research analysts who are highly skilled and experienced in each major area of the fixed-income market. They exchange views on a daily basis and periodically meet more formally to review our Manager's economic outlook and investment strategy. This structure seeks to generate an investment consensus that draws on the expertise of all team members.

        Members of our Manager's U.S. and Global Broad Market Strategy Committees continually analyze the broad economic environment to determine its potential impact on sector performance. This group studies historical yield spreads, identifies the fundamental factors that influence yield spread relationships and relates these findings to our Manager's projections to determine attractive alternatives.

        Our Manager's analysts continually augment this process by providing detailed analyses of specific sectors. In particular, mortgage analysis includes the use of external research which integrates the components of prepayment, housing turnover, default and refinancing.

Issue selection

        Agency RMBS.    Our Manager takes a value-oriented approach to managing Agency RMBS. Using that approach, our Manager seeks to optimize yield while adjusting for prepayment and interest rate risk. Our Manager has historically focused its Agency RMBS investing almost exclusively on pass-through securities and CMOs for which the underlying collateral is FRMs or hybrid ARMs. Our Manager believes that hedging the embedded prepayment option and the changing effective duration of these securities to achieve a stable leveraged return profile can be an effective investment strategy. Our Manager believes that many of the financial models that predict prepayments and value mortgages have historically underestimated the changing nature of the refinancing process. These models have underestimated prepayments during periods of time when yields are falling or the availability of credit is increasing, and overestimated prepayments when rates are stable to rising or credit is tightening. Our Manager structures its Agency RMBS investment portfolio based on a conservative approach to the convexity (the measure of the sensitivity of the duration of a bond to changes in interest rates) of the mortgage market and conducts hedging strategies consistent with this outlook. Subject to maintaining our qualification as a REIT and exemption from registration under the 1940 Act, our Manager utilizes derivative financial instruments to hedge all or a portion of the interest rate risk associated with the financing of our investment portfolio. Specifically, our Manager, subject to maintaining our qualification as a REIT, seeks to hedge our exposure to potential interest rate mismatches between the interest that we earn on our investments and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our Manager seeks to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a favorable spread between the yield on our assets and the cost of our financing.

        Non-Agency RMBS.    A key element of the non-Agency RMBS investment process is the forecast of expected losses due to defaults on the underlying non-Agency RMBS loan collateral. The level of losses is dependent on the quantity of loans which default and the loss severity upon liquidation of defaulted loans. Our Manager has developed a number of proprietary tools to analyze residential mortgage loan defaults and loss severities. These tools encompass home price models, default models, and loan loss severity models. When projecting future performance, many assumptions have to be made. Our Manager uses in-house quantitative research from loan level data to project mortgage pool cash flows, analyze security structures, and ultimately assess the risk in its non-Agency RMBS positions. Our Manager also makes qualitative adjustments to reflect the current state of the housing market, securities market liquidity, and potential implications of policy changes and macroeconomic conditions.

        Our Manager's approach to asset acquisition and ongoing surveillance of risk follows similar methodologies. Our Manager uses raw loan level data and loan level time-series in conjunction with economic variables to develop projections of characteristic specific borrower behavior trends. The end result of this research is to produce top line cash flow assumptions that can be applied to each mortgage pool evaluated, and includes default rates, delinquency rolling rates, delinquency curing rates, loss severities, payment velocities, and voluntary prepayments. These variables are analyzed and stratified across various loan level risk factors, including the following: loan status (current, delinquent, foreclosed, bankrupt, real estate owned); credit score; loan payment history; loan-to-value ratio, borrower equity, and home price appreciation/depreciation from origination; loan age and seasoning; geography at the state, metropolitan statistical area, county, and zip code level; loan originator and servicer; payment and interest rate reset shock; and documentation, loan purpose, occupancy, and additional loan terms.

        Given the existing housing environment, our Manager currently believes home price declines and negative equity will be the primary drivers of default risk. The default rate models our Manager has developed are utilized to project residential loan defaults on prime, Alternative-A, and subprime collateral. The strength of the housing market is an important factor in projecting the rate of defaults as the amount of positive or negative equity can be a significant factor in the decision of a borrower to default on a loan.

        The loss severity models assist our Manager in predicting loss severity and recovery rates if borrowers default on their loans. The loss severity models are based on a number of factors including but not limited to the costs of foreclosing and liquidating loans, the loan-to-value ratio of the loan and the cumulative amount of home price appreciation or depreciation since the loan was originated. Voluntary prepayment speeds are determined considering, among other things, historical loan-level detail from other home price depreciation environments, such as California in the early 90s and, more recently, the Midwestern United States. Updated borrower information, loan-to-value data and refinance incentive factor heavily in our Manager's calculations.

        Our Manager scores and forecasts an equilibrium home price level for zip codes throughout the country. This home price appreciation/depreciation forecast is constructed using numerous data such as inflation, personal income growth and unemployment. By combining the loan level analysis and the home price appreciation forecasts, our Manager generates default, loss, and recovery expectations for a given pool of loans.

        The housing, default rate, and loss severity models listed above in addition to other proprietary tools enable our Manager to project prepayment, delinquency, default, and loss severity rates on residential loan pools backing non-Agency RMBS. These assumptions, in conjunction with the payment structure and credit enhancement of the non-Agency RMBS transactions allow our Manager to project bond cashflows, yields, yield spreads, and projected returns across a number of scenarios. This level and variability of these cashflows, yields, yield spreads, and projected returns serve as the basis of our Manager's relative value framework and asset acquisition process.

        Our Manager provides ongoing surveillance of non-Agency RMBS which is utilized in our relative value framework and decisions to sell holdings. As updated security and loan information becomes available including the level of credit enhancement, the paydown of securities, delinquency rates, prepayment rates, default rates, and loss severities, this data is tracked by our Manager. This updated data along with changes in the housing, economic, and interest rate environment serve as the basis for updated projections. As projections of bond cashflows, yields, yield spreads, and returns are updated based on this new information, our Manager's appraisal of overall risk level for each non-agency RMBS is updated. This process serves as the basis for our Manager's asset disposition process.

        CMBS.    Our Manager has been an active participant in the CMBS market since its inception. Our Manager was a significant investor in the Resolution Trust Corporation programs to securitize loans acquired from failed financial institutions. Our Manager invests across the capital structure in large diverse conduit deals, single borrower and single property deals as well one-off deals such as credit tenant lease transactions. The level of analysis for different securities will vary based on the risk profile of the investment being evaluated. To manage risk appropriately for troubled CMBS, our Manager evaluates the potential for losses based on both the structure of the security or loan, as well as how the cash flows and values of the underlying properties will contribute to potential defaults and ultimate recoveries. Specifically, our Manager evaluates the following as a part of this process:

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  The market/metropolitan statistical area dynamics (potential for growth/contraction; future demand for commercial space; changing demographics; and impact of home price depreciation and decreased consumer spending);

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  Current cash flows of the underlying properties (stability of tenants; property rents versus market rents; true cash flow versus pro forma assumptions; and market demand drivers);

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  Broad market metrics (changes in capitalization rates; ability to obtain financing; and new construction and available space coming on line);

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  Default factors (understand borrower's motivations; amount of true equity held by the borrower; ability to cover debt service coverage ratio, both current and projected; and tax implications to borrower); and

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  Potential severities (effectiveness, timing and costs of various work out strategies such as loan modifications, note sales, foreclosures or discounted payoffs); complications relating from loan structure (such as B notes, mezzanine debt and pari passu loans); and ultimate impact on loan or bond structure).

        ABS.    Our Manager evaluates ABS securities by evaluating collateral characteristics, timing of cash flows, strength of issuer and servicer, structural features as well as overall macro economic conditions. The analysis for any specific ABS asset will vary depending on the perceived drivers of risk. Some default and severity related factors our Manager reviews include (to the extent relevant for that asset type):

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  Unemployment and other economic conditions;

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  Personal bankruptcy legislation;

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  Other legislation (including SBA and student loan related);

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  Used car and equipment prices (for auto and equipment related transactions);

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  Historical issuer performance;

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  Issuer quality and creditworthiness;

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  Servicer quality and creditworthiness;

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  Health of manufacturer (for any hard asset);

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  Borrower quality (including FICO for individuals); and

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  Composition and diversity of the receivables pool.

        Our Manager also evaluates principal and interest waterfalls, as well as the various type of credit enhancement available to protect a given class of bonds. Our Manager stresses defaults and severities under various scenarios and also evaluates performance under a range of cash flow scenarios.

Investment sourcing

        Manager takes advantage of the broad network of relationships it has established to identify investment opportunities. Our Manager and its supervised affiliates have extensive long-term relationships with financial intermediaries, including primary dealers, leading investment banks, brokerage firms, leading mortgage originators and commercial banks.

        Investing in, and sourcing financing for, Agency RMBS, non-Agency RMBS, CMBS, ABS and Agency MBS is highly competitive. Although our Manager competes with many other investment managers for profitable investment opportunities in fixed-income asset classes and related investment opportunities and sources of financing, we believe that a combination of our Manager's experience, together with the vast resources and relationships of our Manager, provides us with a significant advantage in identifying and capitalizing on attractive opportunities.

Investment guidelines

        Our board of directors has adopted a set of investment guidelines that sets forth our target asset classes and other criteria to be used by our Manager to evaluate specific assets as well as our overall portfolio composition. Our Manager makes determinations as to the percentage of our assets that will be invested in each of our target asset classes, consistent with the investment guidelines adopted by our board of directors and the limits necessary to maintain compliance with REIT tax rules and our exemption under the 1940 Act. Our Manager's investment decisions depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of our assets that will be invested in any of our target asset classes at any given time, although we are focused on investing in Agency RMBS, and to date have invested almost exclusively in Agency RMBS. We believe that the diversification of our portfolio of assets, our Manager's extensive experience in investing in Agency RMBS and our potential target assets and the flexibility of our strategy, combined with our Manager's and its supervised affiliates' general investment and advisory expertise and comprehensive finance and administrative infrastructure, will enable us to achieve attractive risk-adjusted returns under a variety of market conditions and economic cycles.

        Our board of directors has adopted the following investment guidelines:

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  no investment shall be made that would cause us to fail to qualify as a REIT;

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  no investment shall be made that would cause us to be regulated as an investment company under the 1940 Act;

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  our investments will be focused on Agency RMBS, which may be opportunistically supplemented with our other potential target assets; and

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  until appropriate investments can be identified, our Manager may invest the proceeds of this and any future offerings of our securities in interest-bearing, short-term investments, including money market accounts and/or funds, that are consistent with our intention to qualify as a REIT and maintain exemption from registration under the 1940 Act.

        These investment guidelines may be changed from time to time by our board of directors without the approval of our stockholders. Changes to our investment guidelines may include, without limitation, modification or expansion of the types of assets in which we may invest.

Our financing strategy and leverage

        We fund the acquisition of our assets through the use of leverage from a number of financing sources, subject to maintaining our qualification as a REIT. We finance purchases of Agency RMBS and intend to finance future purchases of our potential target assets primarily through the use of repurchase agreements.

        We use leverage to increase potential returns to our stockholders. We accomplish this by borrowing against existing mortgage-backed securities through repurchase agreements, and using the proceeds to acquire additional assets. There are no limits on the maximum amount of leverage that we may use, and we are not required to maintain any particular debt-to-equity leverage ratio. We may also change our financing strategy and leverage without the consent of stockholders.

        We currently borrow between seven to eleven times the amount of our stockholders' equity (calculated in accordance with U.S. GAAP), although there is no minimum or maximum leverage that our investment policies explicitly require. Depending on the different cost of borrowing funds at different maturities, we vary the maturities of our borrowed funds to attempt to produce lower borrowing costs and reduce interest rate risk. We have entered into repurchase agreements only with institutions that are rated investment grade by at least one nationally-recognized statistical rating organization. As of June 30, 2012, we had entered into repurchase agreements with nine counterparties and had borrowings of approximately $1.7 billion as of that date with those counterparties.

        The leverage that we employ is specific to each asset class and is determined based on several factors, including potential asset price volatility, margin requirements, the current cycle for interest rates, the shape of the yield curve, the outlook for interest rates and our ability to use and the effectiveness of interest rate hedges. We analyze both historical volatility and market-driven implied volatility for each asset class in order to determine potential asset price volatility. Our leverage targets attempt to risk-adjust asset classes based on each asset class's potential price volatility. The goal of our leverage strategy is to ensure that, at all times, our investment portfolio's overall leverage ratio is appropriate for the level of risk inherent in the investment portfolio, and that each asset class has individual leverage targets that are appropriate for its potential price volatility.

        Since June 30, 2012, we have entered into repurchase agreements with an additional four counterparties.

Repurchase agreements

        We use repurchase agreements to finance the purchase of Agency RMBS and intend to use repurchase agreements to finance future purchases of our potential target assets. Repurchase agreements are financings pursuant to which we sell our assets to the repurchase agreement counterparty, the buyer, for an agreed upon price with the obligation to repurchase these assets from the buyer at a future date and at a price higher than the original purchase price. The amount of financing we receive under a repurchase agreement is limited to a specified percentage of the estimated market value of the assets we sell to the buyer. The difference between the sale price and repurchase price is the interest expense of financing under a repurchase agreement. Under repurchase agreement financing arrangements, the buyer, or lender, could require us to provide additional cash collateral to re-establish the ratio of value of the collateral to the amount of borrowing. Haircuts, or the discount attributed to the value of securities sold under repurchase agreements, average between 3% and 10% for Agency RMBS and average between 10% and 50% for non-Agency RMBS, depending on the specific security used as collateral for such repurchase agreements. A significant decrease in advance rate or an increase in the haircut could result in the borrower having to sell securities in order to meet any additional margin requirements by the lender, regardless of market condition. We mitigate our risk of margin calls by employing a prudent amount of leverage that is below what could be used under current advance rates.

        We leverage our Manager's and its supervised affiliates' existing relationships with financial intermediaries, including primary dealers, leading investment banks, brokerage firms, commercial banks and other repurchase agreement counterparties to execute repurchase agreements for certain Agency RMBS and our potential target assets.

        To the extent that we invest in Agency RMBS through TBAs in the future, we may enter into dollar roll transactions using TBAs in which we would sell a TBA and simultaneously purchase a similar, but not identical, TBA. Our ability to enter into dollar roll transactions with respect to TBAs may be limited by the 75% gross income test applicable to REITs. See "U.S. federal income tax considerations—Taxation of Western Asset Mortgage Capital Corporation—Income tests."

Other financing

        Subject to maintaining our qualification as a REIT and exemption from registration under the 1940 Act, we may in the future use other funding sources to acquire our assets, including warehouse facilities, securitizations and other secured and unsecured forms of borrowing.

Our interest rate hedging and risk management strategy

        Subject to maintaining our qualification as a REIT and exemption from registration under the 1940 Act, we, from time to time, utilize derivative financial instruments to hedge the interest rate risk associated with our borrowings. Under the U.S. federal income tax laws applicable to REITs, we generally are able to enter into certain transactions to hedge indebtedness that we incur, or plan to incur, to acquire or carry real estate assets, although our total gross income from interest rate hedges that do not meet this requirement and other non-qualifying sources generally must not exceed 5% of our gross income.

        Subject to maintaining our qualification as a REIT and exemption from registration under the 1940 Act, we may also engage in a variety of interest rate management techniques that seek on one hand to mitigate the influence of interest rate changes on the values of some of our assets and on the other hand help us achieve our risk management objectives. The U.S. federal income tax rules applicable to REITs may require us to implement certain of these techniques through a domestic TRS that is fully subject to U.S. federal corporate income taxation. Our interest rate management techniques may include:

  •
  interest rate swap agreements, interest rate cap agreements, exchange-traded derivatives and swaptions;

  •
  puts and calls on securities or indices of securities;

  •
  Eurodollar futures contracts and options on such contracts;

  •
  U.S. Treasury securities and options on U.S. Treasury securities; and

  •
  other similar transactions.

        We may attempt to reduce interest rate risks and to minimize exposure to interest rate fluctuations through the use of match funded financing structures, when appropriate, whereby we may seek (1) to match the maturities of our debt obligations with the maturities of our assets and (2) to match the interest rates on our assets with like-kind debt (i.e., we may finance floating rate assets with floating rate debt and fixed-rate assets with fixed-rate debt), directly or through the use of interest rate swap agreements, interest rate cap agreements, or other financial instruments, or through a combination of these strategies. We expect these instruments will allow us to minimize, but not eliminate, the risk that we have to refinance our liabilities before the maturities of our assets and to reduce the impact of changing interest rates on our earnings.

        Risk management is a component of our strategy to deliver consistent risk-adjusted returns to our stockholders. Because we acquire primarily fixed-income securities, losses from credit defaults, interest rate volatility or other risks can meaningfully reduce or eliminate our distributions to stockholders. In addition, because we employ financial leverage in funding our portfolio, mismatches in the maturities of our assets and liabilities may create the need to renew or otherwise refinance our liabilities. Our net interest margins are dependent upon a positive spread between the returns on our asset portfolio and our overall cost of funding. In order to minimize the risks to us, we employ security-specific risk measurement and management processes. Our risk management tools include software and services licensed or purchased from third parties, in addition to proprietary systems and analytical methods developed by our Manager. There can be no guarantee that these tools and the other risk management techniques described above will protect us from market risks.

Policies with respect to certain other activities

        If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to REIT distribution requirements) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

        In addition, we may borrow money to finance the acquisition of investments. We use traditional forms of financing, such as repurchase agreements. Our investment guidelines and our portfolio and leverage are periodically reviewed by our board of directors as part of their oversight of our Manager.

        As of the date of this prospectus, we do not intend to offer equity or debt securities in exchange for property. Though we have no current intention to do so, we may in the future repurchase or otherwise reacquire our shares.

        As of the date of this prospectus, we do not intend to invest in the securities of other REITs, other entities engaged in real estate activities or securities of other issuers for the purpose of exercising control over such entities.

        We engage in the purchase and sale of investments. We may make loans to third parties in the ordinary course of business for investment purposes. As of the date of this prospectus, we do not intend to underwrite the securities of other issuers.

        We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and file quarterly reports with the SEC containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

        Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

Risk management

        As part of our risk management strategy, our Manager may, subject to maintaining our qualification as a REIT, seek to actively manage the financing, interest rate, credit, prepayment and convexity risks associated with holding a portfolio of Agency RMBS and our potential target assets.

Interest rate hedging

        Subject to maintaining our qualification as a REIT and exemption from registration under the 1940 Act, we may engage in a variety of interest rate management techniques that seek on one hand to mitigate the influence of interest rate changes on the values of some of our assets and on the other hand help us achieve our risk management objectives. We have utilized or may utilize derivative financial instruments, including, among others, puts and calls on securities or indices of securities, interest rate swaps, interest rate caps, interest rate swaptions, exchange-traded derivatives, U.S. Treasury securities and options on U.S. Treasury securities and interest rate floors to hedge all or a portion of the interest rate risk associated with the financing of our investment portfolio. Specifically, we may hedge our exposure to potential interest rate mismatches between the interest that we earn on our investments and our borrowing costs caused by fluctuations in short-term interest rates. We have purchased or may also purchase interest rate swaps, interest rate swaptions, interest cancelable swaps, interest rate caps, interest rate corridors, eurodollar futures contracts and options on such contracts, and other interest rate and non-interest rate derivatives, including, but not limited to, total return swaps. As of June 30, 2012, we had entered into interest rate swap contracts for a total notional amount of approximately $1 billion. In utilizing leverage and interest rate hedges, our objective is to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a favorable spread between the yield on our assets and the cost of our financing. We rely on our Manager's expertise to manage these risks on our behalf. We may implement part of our hedging strategy through a TRS, which will be subject to U.S. federal, state and, if applicable, local income tax.

Asset/liability risk management

        Because we employ financial leverage in funding our portfolio, mismatches in the maturities of our assets and liabilities can create the risk that we will need to continually renew or otherwise refinance our liabilities. Our net interest margins is dependent upon a positive spread between the returns on our asset portfolio and our overall cost of funding. Our Manager actively employs portfolio-wide and security-specific risk measurement and management processes in our daily operations. Our Manager's risk management tools include software and services licensed or purchased from third parties, in addition to proprietary systems and analytical methods developed internally. There can be no assurance, however, that these tools and the other risk management techniques described above will protect us from asset/liability risks.

Credit risk

        We retain the risk of potential credit losses on the loans underlying the non-Agency RMBS, CMBS and ABS we may hold. We may seek to manage this risk through our pre-acquisition due diligence process, through the use of non-recourse financing that limits our exposure to credit losses to the specific assets that are subject to the non-recourse financing and through the use of derivative financial instruments, including, among others, contracts with respect to the Markit ABX.HE index and the Markit CMBX index. In addition, with respect to any particular target asset, our Manager's investment team evaluates, among other things, relative valuation, supply and demand trends, shape of yield curves, prepayment rates, delinquency and default rates, recovery of various segments of the economy and vintage of collateral.

Investment oversight committee

        Our Manager has appointed an investment oversight committee that is made up of senior investment personnel from our Manager and is tasked with reviewing, considering and approving our interest rate, hedging and leverage strategies. The investment oversight committee is composed of our chief investment officer and senior members of the Agency MBS team, as well as one of our Manager's senior generalist portfolio managers, senior portfolio managers from our Manager's liquidity trading desk and derivatives trading desk and senior personnel from our Manager's portfolio and quantitative analytics team. The investment oversight committee meets as frequently as necessary in order for us to make rapid investment decisions. The investment oversight committee also periodically reviews our investment portfolio and is available to provide updates to our board of directors in connection with its reviews of our investment performance.

Operating and regulatory structure

REIT qualification

        We intend to elect and qualify as a REIT commencing with our taxable year ending December 31, 2012. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

        So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates for the taxable year in which our REIT qualification is lost, and we may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property and our domestic TRSs will be subject to regular corporate income tax.

1940 Act exemption

        We conduct our business so as not to become regulated as an investment company under the 1940 Act, in reliance on the exemption provided by Section 3(c)(5)(C) of the 1940 Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires us to invest at least 55% of our assets in "mortgages and other liens on and interest in real estate" or "qualifying real estate interests" and at least 80% of our assets in qualifying real estate interests and "real estate-related assets." In satisfying this 55% requirement, based on pronouncements of the SEC staff, we may treat Agency RMBS issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate interests. The SEC staff has not issued guidance with respect to whole pool Non-Agency RMBS. Accordingly, based on our own judgment and analysis of the SEC's pronoucements with respect to whole pool Agency RMBS, we may also treat Non-Agency RMBS issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate interests. We may also treat whole mortgage loans that we acquire directly as qualifying real estate interests provided that 100% of the loan is secured by real estate when we acquire it and we have the unilateral right to foreclose on the mortgage. We currently treat partial pool Agency and, to the extent we have acquired such assets, will treat Non-Agency RMBS and partial pool CMBS as real estate-related assets. We treat any interest rate swaps or other derivative hedging transactions we enter into as miscellaneous assets that will not exceed 20% of our total assets. We rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets.

        The SEC recently solicited public comment on a wide range of issues relating to Section 3(c)(5)(C), including the nature of the assets that qualify for purposes of the exemption and whether mortgage REITs should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the 1940 Act status of REITs, including the guidance of the Division of Investment Management of the SEC regarding this exemption, will not change in a manner that adversely affects our operations. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could require us to hold assets we might wish to sell or to sell assets we might wish to hold. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the exemption we rely on from the 1940 Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

        The mortgage-related investments that we acquire are limited by the provisions of the 1940 Act and the rules and regulations promulgated thereunder. We also may be required at times to adopt less efficient methods of financing certain of our mortgage-related investments and we may be precluded from acquiring certain types of mortgage-related investments. This exemption also prohibits us from issuing redeemable securities. If we fail to qualify for an exemption from registration as an investment company under the 1940 Act or an exclusion from the definition of an investment company, our ability to use leverage would be substantially reduced, and we would not be able to conduct our business as described in this prospectus.

Competition

        Our net income depends, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring Agency RMBS, we compete with other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities. See "Management's discussion and analysis of financial condition and results of operations—Factors impacting our operating results." In addition, there are numerous REITs with similar asset acquisition objectives, including a number that have been recently formed, and others may be organized in the future. These other REITs will increase competition for the available supply of mortgage assets suitable for purchase. Many of our anticipated competitors are significantly larger than we are, have access to greater capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than we can. Current market conditions may attract more competitors, which may increase the competition for sources of financing. An increase in the competition for sources of funding could adversely affect the availability and cost of financing, and thereby adversely affect the market price of our common stock. See "Management's discussion and analysis of financial condition and results of operations—Factors impacting our operating results."

        In the face of this competition, we have access to our Manager's professionals and their industry expertise, which may provide us with a competitive advantage and help us assess investment risks and determine appropriate pricing for certain potential investments. We believe that these relationships enable us to compete more effectively for attractive investment opportunities. In addition, we believe that current market conditions may have adversely affected the financial condition of certain competitors. Thus, having a portfolio that was only recently acquired may also enable us to compete more effectively for attractive investment opportunities. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see "Risk factors—Risks related to our business—We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable investments in Agency RMBS and our potential target assets and could also affect the pricing of these securities."

Staffing

        We are managed by our Manager pursuant to the Management Agreement between our Manager and us. All of our officers, apart from our chief financial officer, Steven M. Sherwyn, are employees of our Manager. In addition two, of our directors, James W. Hirschmann III and Gavin L. James, are also employees of our Manager. We employ a chief financial officer that is not an employee of our Manager. See "Our Manager and the Management Agreement—Management agreement."

Legal proceedings

        Neither we nor, to our knowledge, our Manager are currently subject to any legal proceedings which we or our Manager consider to be material.

Management

Our directors and executive officers

        Our board of directors is comprised of five members, two of which are executive officers of our Manager. Our directors have each been elected to serve a term of one year. Our amended and restated bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our amended and restated bylaws are amended, the number of directors may never be less than the minimum number required by the General Corporation Law of the State of Delaware, or the DGCL, or more than 15.

        The following sets forth certain information with respect to our directors and executive officers:

Name	Age	Position Held with Us
James W. Hirschmann III	51	Chairman of the Board
Gavin L. James	51	President, Chief Executive Officer and Director
Edward D. Fox*	65	Director
M. Christian Mitchell*	57	Director
Richard W. Roll*	72	Director
Steven M. Sherwyn	51	Chief Financial Officer
Travis Carr	43	Chief Operating Officer
Stephen P. Fulton	54	Chief Investment Officer

*
Our board of directors has determined that this director is independent for purposes of the NYSE corporate governance listing requirements.

        Set forth below is biographical information for our directors and executive officers.

Directors

        James W. Hirschmann III has been the chairman of our board of directors since July 2009. He has also served as the chief executive officer of our Manager since 1999. Mr. Hirschmann serves on our Manager's board of directors and chairs our Manager's global strategy committee. Mr. Hirschmann has worked at our Manager since 1989. Mr. Hirschmann also served as the president of our Manager's parent company, Legg Mason, from May 2006 to April 2007. Mr. Hirschmann received a BS from Widener University. The board believes Mr. Hirschmann is qualified to serve as a director because of his experience as chief executive officer and member of the board of directors of our Manager and his experience in the financial and investment management industry.

        Gavin L. James has been our president, chief executive officer and director since July 2011 and has over 30 years of investment experience. He is also the director of portfolio operations at our Manager since July 2009. Mr. James also serves as a member of our Manager's global strategy committee and as a member of the management committee of our Pasadena office. Prior to that he served as our Manager's director of global client service and marketing from 2002 to July 2009 and has worked at our Manager since 1998. Mr. James was senior portfolio manager of J.P. Morgan Investment Management from 1990 to 1998. He was also head of fixed income sales and trading for Mellon Bank from 1987 to 1990. Prior to joining Mellon Bank, Mr. James was a cross market trader for Drexel Burnham Lambert from 1981 to 1987. Mr. James received a BA from Kingston College in London. The board believes Mr. James is qualified to serve as a director because of his experience in the management of our Manager and his experience in the financial industry.

        Edward D. Fox joined our board of directors upon pricing of our IPO as an independent member of our board of directors. Mr. Fox has served as chairman and chief executive officer of Vantage Property Investors, LLC, a private real estate investment and development company since January 2003. Mr. Fox was chairman and chief executive officer of Center Trust, a real estate investment trust, from 1998 to January 2003 when Center Trust was acquired by Pan Pacific Retail Properties. Mr. Fox co-founded and served as the chairman of CommonWealth Partners, a fully integrated real estate operating company, from 1995 through October 2003. Prior to forming CommonWealth Partners, Mr. Fox was a senior partner with Maguire Thomas Partners, a national full-service real estate operating company. A certified public accountant, Mr. Fox started his career in public accounting specializing in real estate transactions. Mr. Fox is a director of Thomas Properties Group, Inc., a full-service real estate operating company. Mr. Fox also serves as co-chairman on the Dean's advisory council for the USC School of Architecture, a director of the Orthopaedic Hospital Foundation and on the board of trustees of its foundation and a director of the Los Angeles Boy Scouts. He is a member of the Urban Land Institute and the American Institute of Certified Public Accountants. He received a bachelor's degree in accounting and a master's degree in business, both with honors, from the University of Southern California. The board believes Mr. Fox is qualified to serve as a director due to the depth of his experience in the real estate industry, his previous management experience in both real estate operating companies and real estate investment trusts and his experience on public and private boards.

        M. Christian Mitchell joined our board of directors upon pricing of our IPO as an independent member of our board of directors. Mr. Mitchell retired from Deloitte & Touche LLP in 2003, where he was the national managing partner of the mortgage, banking and finance companies practice. During his 26-year career at Deloitte, he also served as regional managing partner for various practices including audit, enterprise risk services and financial services. He is a director of Marshall & Stevens, a Los Angeles-based national valuation consulting firm, of Special Value Opportunities Fund LLC, a registered investment fund managed by Tennenbaum Capital Partners, LLC, of Reis, Inc., a New York-based real estate information company, and of Grandpoint Capital, a Los Angeles-based bank holding company. Mr. Mitchell previously served as an adjunct professor of accounting at the University of Redlands and is the chapter president of the National Association of Corporate Directors, Southern California, and is designated a NACD Governance Fellow. Mr. Mitchell received a BS from the University of Alabama. The board believes Mr. Mitchell is qualified to serve as a director because of his extensive experience in the real estate and mortgage industry, his professional and educational background in accounting and finance and his previous experience serving on corporate boards. In 2011, Mr. Mitchell was named "one of the 100 most influential people in corporate governance" by Directorship magazine.

        Richard Roll joined our board of directors upon pricing of our IPO as an independent member of our board of directors. Mr. Roll has been a professor at the Anderson Graduate School of Management at the University of California, Los Angeles, or UCLA, since 1976, where he holds the Joel Freid Chair in Applied Finance, and is the principal of the consulting firm, Compensation Valuation, Inc., which he founded in 2003. He was the managing director of WP Capital Management, a fixed-income investment management firm from 1992 to 1995, and he was co-chairman of the board of directors for Roll and Ross Asset Management Corporation, a quantitative investment management firm, from 1985 through 2003. Mr. Roll also served as a vice-president at Goldman, Sachs & Co. from 1985 to 1987. Mr. Roll has a BAE from Auburn University, an MBA from the University of Washington and a PhD from the University of Chicago. The board believes Mr. Roll is qualified to serve as a director based on his academic and professional career focusing on the investment management and finance and his experience serving on corporate boards.

Executive officers

        In addition to Mr. James, the following individuals serve as our executive officers.

        Steven M. Sherwyn has been our chief financial officer since June 2012 and has over 25 years of finance, legal, and real estate experience. From 2010 until becoming our chief financial officer, Mr. Sherwyn served as Chief Financial Officer and Treasurer of Care Investment Trust Inc., a real estate investment trust that invests in healthcare related real estate. In 2009, Mr. Sherwyn served as our Chief Financial Officer and as a consultant to our Manager. Mr. Sherwyn served as Chief Financial Officer for Galiot Capital Corporation, a real estate investment trust, from 2008 to 2009. He also served as Chief Financial Officer and Treasurer for Quadra Realty Trust, a real estate investment trust, from 2007 to 2008. Mr. Sherwyn served as a director, senior director, and managing director of Hypo Real Estate Capital Corp. from 2004 to 2006, 2006 to 2007, and 2007 to 2008, respectively. Mr. Sherwyn is a graduate of The Wharton School of the University of Pennsylvania with a B.S. in economics. Mr. Sherwyn also received a J.D. from Stanford University Law School and an LL.M. in taxation from New York University Law School.

        Travis Carr has been our chief operating officer since July 2011 and has over 18 years of investment experience. He has also served as a product specialist and head of mortgage-related business efforts at our Manager since 2000. Prior to joining our Manager, Mr. Carr was a senior associate for Pacific Investment Management Company from 1997 to 2000. He was also a secondary market analyst for Royal Thrift and Loan Company from 1994 to 1997. Mr. Carr was a mortgage broker for Home State Financial Corp. from 1993 to 1994. Mr. Carr is a CFA charter holder. He received his BA from UCLA.

        Stephen P. Fulton has been our chief investment officer since March 2011 and has over 28 years of investment experience. Mr. Fulton has served as head of Agency RMBS since March 2010 and is a member of the U.S. Broad Markets Committee. Prior to that Mr. Fulton served as a product specialist focusing on Agency RMBS for our Manager from 2000 to 2010. Prior to joining our Manager, Mr. Fulton worked in MBS sales at Greenwich Capital Markets, Inc. as senior vice president of fixed income sales and as a member of their fixed income executive committee from 1996 to 1999. Prior to 1996, he was senior vice president of fixed income sales for Lehman Brothers Holdings Inc. from 1994 to 1996. Mr. Fulton also worked at J.P. Morgan Securities as director of Fixed Income Sales and a member of the Fixed Income Management committee from 1992 to 1994. Mr. Fulton was vice president of fixed income sales for The Goldman Sachs Group, Inc. from 1985 to 1992. Mr. Fulton also worked at Gibraltar Savings as the head of mortgage portfolio management and asset/liability Management from 1983 to 1985. Mr. Fulton received an MBA from the Amos Tuck School at Dartmouth College and a BA from UCLA.

Corporate governance—Board of directors and committees

        Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines described under "Business—Investment guidelines" for our Manager to follow in its day-to-day management of our business. A majority of our board of directors is "independent," as determined by the requirements of the NYSE and the regulations of the SEC. Our directors keep informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

        Upon completion of our IPO, our board of directors formed an audit committee, a compensation committee and a nominating and corporate governance committee and adopted charters for each of these committees. Each of these committees has three directors. In accordance with the rules of the NYSE, the audit committee is composed exclusively of independent directors. Each of the compensation committee and the nominating and corporate governance committee is composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the compensation committee is composed exclusively of individuals who, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code.

Audit committee

        The audit committee is comprised of Messrs. Fox, Mitchell and Roll, each of whom are "financially literate" under the rules of the NYSE. Each of Messrs. Fox, Mitchell and Roll is an independent director. Mr. Mitchell chairs our audit committee and serves as our audit committee financial expert, as that term is defined by the SEC.

        The audit committee assists our board of directors in overseeing:

  •
  our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

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  our compliance with legal and regulatory requirements;

  •
  the independent auditor's qualifications and independence; and

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  the performance of our internal audit function and independent auditor.

        The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation committee

        The compensation committee is comprised of Messrs. Fox, Mitchell and Roll, each of whom is an independent director. Mr. Roll chairs our compensation committee.

        The compensation committee is responsible for:

  •
  annually reviewing and approving the corporate goals and objectives relevant to the compensation, if any, we pay our chief executive officer, evaluating our chief executive officer's performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by our board of directors), determining and approving the compensation, if any, we pay to our chief executive officer based on such evaluation;

  •
  annually reviewing and approving the corporate goals and objectives relevant to the compensation, if any, we pay to our chief financial officer and our other executive officers, evaluating the performance of our chief financial officer and our other executive officers in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by our board of directors), determining and approving the compensation, if any, we pay to our chief financial officer and our other executive officers based on such evaluation;

  •
  overseeing our equity incentive plans; and

  •
  determining from time to time the remuneration for our non-executive directors.

        The compensation committee is also responsible for reviewing and discussing the compensation discussion and analysis that we will include in our annual proxy statement filed with the SEC, and to approve the compensation committee report for inclusion in such filings, as required by the rules of the SEC.

Nominating and corporate governance committee

        The nominating and corporate governance committee is comprised of Messrs. Fox, Mitchell and Roll, each of whom is an independent director. Mr. Fox chairs our nominating and corporate governance committee.

        The nominating and corporate governance committee is responsible for:

  •
  providing counsel to our board of directors with respect to the organization, function and composition of our board of directors and its committees;

  •
  overseeing the self-evaluation of our board of directors and our board of director's evaluation of management;

  •
  periodically reviewing and, if appropriate, recommending to our board of directors changes to our corporate governance policies and procedures; and

  •
  identifying and recommending to the board of directors potential director candidates for nomination.

Executive and director compensation

Director Compensation

  Executive Directors

        A member of our board of directors who is also an employee of our Manager or any of our or its affiliates is referred to as an executive director. Executive directors do not receive cash compensation for serving on our board of directors. However, we may grant equity incentive awards to executive directors pursuant to one of our equity incentive plans. The purpose of any such grants will be to encourage their respective individual efforts toward our continued success, long-term growth and profitability and to reward and retain them.

  Independent Directors

        Each independent director receives an annual cash retainer of $50,000 in quarterly payments in arrears. In addition, each independent director receives an annual retainer of $30,000 in the form of restricted shares of our common stock. The first installment of restricted stock was granted upon completion of our IPO, with subsequent grants intended to be made immediately following our annual stockholders' meeting, in each case vesting in full on the first anniversary of the grant date, subject to continuing service on our board of directors on the vesting date. Any new independent director who joins our board of directors in the future will be granted restricted shares of our common stock that will vest in full on the first anniversary of the grant date, provided that such director continues to serve on our board of directors as of the applicable vesting date. We also reimburse our directors for reasonable out-of-pocket expenses incurred in connection with performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance at full board and committee meetings. In addition, the chair of our audit committee is paid an annual cash retainer of $10,000, and the chairs of our compensation committee and our nominating and corporate governance committee each is paid an annual cash retainer of $5,000, in each case in addition to the annual retainer of $80,000 paid in cash and restricted shares of our common stock.

Executive compensation

        We pay our Manager the fees described in "Our Manager and the Management Agreement—Management agreement—Management fee and expense reimbursements." We directly compensate our chief financial officer with a customary compensation package, including (without limitation) a base salary, cash bonus and equity compensation. Because our Management Agreement provides that our Manager is responsible for managing our affairs, our executive officers who are employees of our Manager and not our employees do not receive cash compensation from us for serving as our executive officers.

        Our Manager currently employs and compensates each of our executive officers apart from our chief financial officer. On May 25, 2012, we appointed Steven M. Sherwyn as our Chief Financial Officer and Treasurer, effective June 25, 2012. We do not currently have an employment contract with Mr. Sherwyn. We have adopted equity incentive plans pursuant to which we may make awards based on our common stock to: (a) our Manager and its affiliates, (b) employees of our Manager and its affiliates who provide services to us, including, but not limited to, our current executive officers, (c) any executive officers that we may directly employ in the future, and (d) our independent directors, none of whom are employed by or affiliated with our Manager or any of its affiliates. These awards will be made to encourage the efforts of our Manager and these individuals toward our continued success, long-term growth and profitability and to attract, reward and to retain key personnel. See "—Equity incentive plans" below for a detailed description of our equity incentive plans.

        Upon completion of our IPO, we granted our Manager an equity incentive award under our Manager Equity Plan. In the future, we may make additional equity incentive awards to our Manager to encourage its efforts toward our continued success, long-term growth and profitability. In addition, we may grant awards under our equity incentive plans directly to our executive officers, even if they are directly employed by our Manager, and other employees of our Manager who provide services to us, in order to encourage their respective individual efforts toward our continued success, long-term growth and profitability and to reward and retain them.

Equity incentive plans

        We have adopted two equity incentive plans under which our employees, directors and officers and our Manager and its employees, respectively, are eligible to receive common stock-based awards. The aggregate number of shares that may be made subject to awards under these equity incentive plans is equal to 3.0% of the total number of issued and outstanding shares of our common stock (on a fully diluted basis) at the time of each award (other than any shares issued or subject to awards made pursuant to one of our equity incentive plans). Therefore, if we sell 12,000,000 shares of our common stock in this offering, the number of shares of common stock reserved for issuance under our equity incentive plans upon completion of this offering will be 602,221 shares (after deduction of the grant of 51,159 shares of restricted common stock to our Manager and an aggregate of 4,500 shares of restricted common stock to our three independent directors upon the consummation of our IPO and the grant of 10,455 shares of restricted common stock to our chief financial officer on June 25, 2012).

Equity Plan

        On May 9, 2012, we adopted the Western Asset Mortgage Capital Corporation Equity Plan, or the Equity Plan, which provides for the issuance of equity-based awards, including incentive stock options and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock awards and other awards based on our common stock to our directors and officers. Incentive stock options may be granted only to our employees. Shares of common stock issued to our independent directors in respect of their annual fees paid in restricted stock are issued under this plan.

        The Equity Plan is administered by our board of directors, which may delegate its authority to the compensation committee of our board of directors. The plan administrator has the full authority to (1) grant awards; (2) determine the persons to whom and the time or times at which awards will be granted; (3) determine the type and number of awards to be granted, the number of shares of common stock to which an award may relate and the terms, conditions, restrictions and performance criteria relating to any award; (4) determine whether, to what extent, and under what circumstances an award may be settled, cancelled, forfeited, exchanged, or surrendered; (5) make adjustments in the terms and conditions of awards; (6) construe and interpret the Equity Plan and any award; (7) prescribe, amend and rescind rules and regulations relating to the Equity Plan; (8) determine the terms and provisions of the award agreements; and (9) make all other determinations deemed necessary or advisable for the administration of the Equity Plan. In connection with this authority, the plan administrator may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. Except as provided below with respect to equitable adjustments, the plan administrator may not take any action that would have the effect of reducing the exercise or purchase price of any award granted under the Equity Plan without first obtaining the consent of our stockholders.

        The maximum number of shares that may be made subject to awards under the Equity Plan is equal to 3.0% percent of the number of shares of our common stock (on a fully diluted basis) at the time of each award (other than any shares issued or subject to awards made pursuant to one of our equity incentive plans), less any shares of common stock issued or subject to awards granted under our Manager Equity Plan. To the extent required to comply with the requirements of Section 162(m) of the Internal Revenue Code, the aggregate number of shares of our common stock subject to awards awarded to any one participant during any calendar year may not, subject to adjustment, exceed the total number of shares of common stock reserved for issuance under our two equity incentive plans. All shares of common stock reserved for issuance under the Equity Plan may be made subject to awards of incentive stock options. If any shares subject to an award granted under the Equity Plan are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares to the participant, or if shares of our common stock are surrendered or withheld by us as payment of either the exercise price of an award and/or withholding taxes in respect of an award, the shares of common stock with respect to such award will again be available for awards under the Equity Plan. Upon the exercise of any award granted in tandem with any other award, the related award will be cancelled to the extent of the number of shares of common stock as to which the award is exercised and, notwithstanding the foregoing, that number of shares will no longer be available for awards under the Equity Plan.

        In the event that the plan administrator determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event, affects our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Equity Plan, then the plan administrator will make equitable changes or adjustments to: (i) the number and kind of shares of common stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of common stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the exercise price, base price or purchase price relating to any award and (iv) the performance criteria, if any, applicable to outstanding awards. In addition, the plan administrator may determine that any equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of our common stock).

        Each stock option and stock appreciation right granted under the Equity Plan will have a term of no longer than 10 years, and will have an exercise price that is no less than 100% of the fair market value of our common stock on the date of grant of the award. No stock option and stock appreciation right may be exercised unless (1) the participant is then providing services to us and (2) the participant has continuously maintained such relationship since the date of grant; provided, that the award agreement may contain provisions extending the exercisability of stock options or stock appreciation rights, in the event of specified terminations of service, to a date not later than the expiration date of such stock option stock appreciation right. The exercise price for stock option may generally be paid in cash or by an exchange of common stock previously owned by the participant, through a "broker cashless exercise" procedure approved by the plan administrator or a combination of the above, in any case in an amount having a combined value equal to such exercise price. The other terms of stock options and stock appreciation rights granted by us under the Equity Plan will be determined by the plan administrator. Stock appreciation rights may be granted alone or in tandem with another award.

        The plan administrator determines the terms and conditions of each grant of restricted stock or restricted stock units under the Equity Plan. Restricted stock units confer on the participant the right to receive cash, common stock or other property, as determined by the plan administrator, having a value equal to the number of shares of our common stock that are subject to the award. Unless otherwise determined by the plan administrator, holders of restricted stock will have all of the rights of a stockholder including, without limitation, the right to vote restricted stock and the right to receive dividends and distributions thereon. Unless otherwise determined by the plan administrator, (1) dividends and distributions paid on awards of restricted stock will be paid at the dividend or distribution payment date, provided that such payments may be deferred to such date as determined by the plan administrator, and in any event will be payable in cash or in shares of common stock having a fair market value equal to the amount of such dividends and distributions and (2) common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend or distribution, will be subject to restrictions and a risk of forfeiture to the same extent as the awards of restricted stock to which such dividend or distribution relates. The plan administrator is authorized to grant to holders of restricted stock units the right to receive dividend equivalents and distribution equivalents for the period prior to settlement of the restricted stock unit. Dividend equivalents or distribution equivalents may be paid currently or credited to an account for the holder of restricted stock units, may be settled in cash or common stock, and may be subject to such conditions, restrictions and contingencies as the plan administrator may establish. Unless otherwise determined by the plan administrator, any such dividend equivalents or distribution equivalents will be paid or credited, as applicable, on the dividend or distribution payment date to the holders of restricted stock units as though each such restricted stock unit were a share of outstanding common stock. Upon termination of service to us during the applicable restriction period, awards of restricted stock and restricted stock units and any accrued but unpaid dividends or distributions or, in the case of restricted stock units, dividend equivalents and distribution equivalents, that are then subject to restrictions will be forfeited; provided, that the plan administrator may provide or may determine in any individual case, that restrictions or forfeiture conditions relating to awards of restricted stock and restricted stock units will be waived in whole or in part in the event of a termination.

        The plan administrator may determine to make grants of our common stock that are not subject to any restrictions or a substantial risk of forfeiture or to grant other stock-based awards to eligible participants, the terms and conditions of which will be determined by the plan administrator at the time of grant.

        The Equity Plan automatically expires on May 9, 2022. Our board of directors may terminate, amend, modify or suspend the Equity Plan at any time, subject to stockholder approval as required by law or stock exchange rules. The plan administrator may amend the terms of any outstanding award under the Equity Plan at any time. No amendment or termination of the Equity Plan or any outstanding award may adversely affect any of the rights of an award holder without the holder's consent.

        Effective as of the completion of our IPO, we granted awards of an aggregate of 4,500 shares of our restricted common stock under the Equity Plan to our three independent directors, as set forth in the table below. With respect to the grants to our independent directors, each grant vests in full on the first anniversary of the grant date, provided that such director continues to serve on our board of directors as of the applicable vesting date. The grantees are entitled to receive dividends and distributions that become payable on the shares during the restricted period. If the grantee's services to us terminate for any reason prior to the date on which the shares become vested, any unvested shares will be immediately forfeited, except that if the grantee's service is terminated other than for Cause (as defined in the Equity Plan) or because such individual retires, dies or becomes disabled, any then unvested shares of restricted stock will become immediately vested.

Name of Grantee and Title	Number of Shares of Restricted Stock
Edward D. Fox, Director	1,500
M. Christian Mitchell, Director	1,500
Richard W. Roll, Director	1,500

On June 25, 2012, we granted an award of 10,455 shares of our restricted common stock under the Equity Plan to our chief financial officer, Steven M. Sherwyn, upon his appointment as chief financial officer. One third of the grant vests on each of January 1, 2013, January 1, 2014 and January 1, 2015, respectively, provided that Mr. Sherwyn continues to serve as our chief financial officer as of the applicable vesting date. Mr. Sherwyn is entitled to receive dividends and distributions that become payable on the shares during the restricted period. If Mr. Sherwyn's services to us terminate for any reason prior to the date on which the shares become vested, any unvested shares will be immediately forfeited, except that if Mr. Sherwyn's service is terminated other than for Cause (as defined in the Equity Plan) or because Mr. Sherwyn retires, dies or becomes disabled, any then unvested shares of restricted stock will become immediately vested.

Manager Equity Plan

        On May 9, 2012, we adopted the Western Asset Mortgage Capital Corporation Manager Equity Plan, or the Manager Equity Plan, which provides for the issuance of equity-based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock awards and other awards based on our common stock to our Manager, employees of our Manager and affiliates of our Manager, who may or may not be eligible to be granted awards under our Equity Plan, or entities owned by our Manager, its executives and employees.

        The Manager Equity Plan is administered by our board of directors, which may delegate its authority to the compensation committee of our board of directors. The plan administrator has the full authority to (1) grant awards; (2) determine the persons to whom and the time or times at which awards will be granted; (3) determine the type and number of awards to be granted, the number of shares of common stock to which an award may relate and the terms, conditions, restrictions and performance criteria relating to any award; (4) determine whether, to what extent, and under what circumstances an award may be settled, cancelled, forfeited, exchanged, or surrendered; (5) make adjustments in the terms and conditions of awards; (6) construe and interpret the Manager Equity Plan and any award; (7) prescribe, amend and rescind rules and regulations relating to the Manager Equity Plan; (8) determine the terms and provisions of the award agreements; and (9) make all other determinations deemed necessary or advisable for the administration of the Manager Equity Plan. In connection with this authority, the plan administrator may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse.

        Our Manager may make awards to its directors, officers, employees, advisors or consultants, or those of its affiliates, which are in the form of or based on the shares of our common stock acquired by our Manager under the Manager Equity Plan, in which case, our Manager will make all determinations concerning the eligible persons who may receive such awards, which form the awards will take, and the terms and conditions of the awards.

        Except as provided below with respect to equitable adjustments, the plan administrator may not take any action that would have the effect of reducing the exercise or purchase price of any award granted under the Manager Equity Plan without first obtaining the consent of our stockholders.

        The maximum number of shares that may be made subject to awards under the Manager Equity Plan is equal to 3.0% percent of the number of shares of our common stock (on a fully diluted basis) at the time of each award (other than any shares issued or subject to awards made pursuant to one of our equity incentive plans), less any shares of common stock issued or subject to awards granted under our Equity Plan. To the extent required to comply with the requirements of Section 162(m) of the Internal Revenue Code, the aggregate number of shares of our common stock subject to awards awarded to any one participant during any calendar year may not, subject to adjustment, exceed the total number of shares of common stock reserved for issuance under our two equity incentive plans. All shares of common stock reserved for issuance under the Manager Equity Plan may be made subject to awards of incentive stock options. If any shares subject to an award granted under the Manager Equity Plan are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares to our Manager, or if shares of our common stock are surrendered or withheld by us as payment of the exercise price of an award, the shares of common stock with respect to such award will again be available for awards under the Manager Equity Plan. Upon the exercise of any award granted in tandem with any other award, the related award will be cancelled to the extent of the number of shares of common stock as to which the award is exercised and, notwithstanding the foregoing, that number of shares will no longer be available for award under the Manager Equity Plan.

        In the event that the plan administrator determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event, affects our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Manager Equity Plan, then the plan administrator will make equitable changes or adjustments to: (i) the number and kind of shares of common stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of common stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the exercise price, base price or purchase price relating to any award and (iv) the performance criteria, if any, applicable to outstanding awards. In addition, the plan administrator may determine that any equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of our common stock).

        Each stock option and stock appreciation right granted under the Manager Equity Plan will have a term of no longer than 10 years, and will have an exercise price that is no less than 100% of the fair market value of our common stock on the date of grant of the award. The exercise price for stock option may generally be paid in cash or by an exchange of common stock previously owned by the participant, through a "broker cashless exercise" procedure approved by the plan administrator or a combination of the above, in any case in an amount having a combined value equal to such exercise price. The other terms of stock options and stock appreciation rights granted under the Manager Equity Plan will be determined by the plan administrator. Stock appreciation rights may be granted alone or in tandem with another award.

        The plan administrator determines the terms and conditions of each grant of restricted stock or restricted stock units under the Manager Equity Plan. Restricted stock units confer on the participant the right to receive cash, common stock or other property, as determined by the plan administrator, having a value equal to the number of shares of our common stock that are subject to the award. Unless otherwise determined by the plan administrator, holders of restricted stock will have all of the rights of a stockholder including, without limitation, the right to vote restricted stock and the right to receive dividends and distributions thereon. Unless otherwise determined by the plan administrator,

(1) dividends and distributions paid on awards of restricted stock will be paid at the dividend or distribution payment date, provided that such payments may be deferred to such date as determined by the plan administrator, and in any event will be payable in cash or in shares of common stock having a fair market value equal to the amount of such dividends and distributions and (2) common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend or distribution, will be subject to restrictions and a risk of forfeiture to the same extent as the awards of restricted stock to which such dividend or distribution relates. The plan administrator is authorized to grant to holders of restricted stock units the right to receive dividend equivalents and distribution equivalents for the period prior to settlement of the restricted stock unit. Dividend equivalents or distribution equivalents may be paid currently or credited to an account for the holder of restricted stock units, may be settled in cash or common stock, and may be subject to such conditions, restrictions and contingencies as the plan administrator may establish. Unless otherwise determined by the plan administrator, any such dividend equivalents or distribution equivalents will be paid or credited, as applicable, on the dividend or distribution payment date to the holders of restricted stock units as though each such restricted stock unit were a share of outstanding common stock.

        The plan administrator may determine to make grants of our common stock that are not subject to any restrictions or a substantial risk of forfeiture or to grant other stock-based awards to our Manager, the terms and conditions of which will be determined by the plan administrator at the time of grant.

        If the Management Agreement with our Manager (1) is terminated by us for cause or (2) expires following our Manager's issuance of a termination notice for a termination without cause (as described herein under "Our Manager and the Management Agreement—Management agreement—Term and termination"), all unvested awards then held by our Manager and all accrued and unpaid dividends or dividend equivalents related to such awards will be immediately cancelled and forfeited without consideration. If the Management Agreement expires or is terminated for any other reason, any award then held by our Manager that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to such award will be deemed to be fully achieved. Unless otherwise determined by the plan administrator, all unvested awards then held by a holder who is not our Manager and who ceases to provide services to our Manager will be immediately cancelled and forfeited without consideration. The terms of award agreements will set forth the terms under which a stock option or stock appreciation right may remain exercisable following such a termination of service with our Manager.

        The Manager Equity Plan automatically expires on the May 9, 2022. Our board of directors may terminate, amend, modify or suspend the Manager Equity Plan at any time, subject to stockholder approval as required by law or stock exchange rules. The plan administrator may amend the terms of any outstanding award under the Manager Equity Plan at any time. No amendment or termination of the Manager Equity Plan or any outstanding award may adversely affect any of the rights of an award holder without the holder's consent.

        Effective as of the completion of our IPO, we granted to our Manager 51,159 shares of restricted common stock. One-third of these shares vest on each of the first, second and third anniversaries of the grant date.

Code of conduct

        Our board of directors has established a code of conduct that applies to our directors, officers and employees. Any such director, officer or employee who is also subject to our Manager's code of conduct will, in the event of a conflict in policy, be held to the more restrictive provision. Among other matters, our code of conduct is designed to deter wrongdoing and to promote:

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  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

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  compliance with applicable governmental laws, rules and regulations;

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  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

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  accountability for adherence to the code.

        Waivers of any provisions of the code of conduct may be granted in writing by our chief executive officer, except that any waiver sought by one of our directors or executive officers may be granted only by the nominating and corporate governance committee of our board of directors. In considering any request for a waiver, the chief executive officer will consult with appropriate senior management, our legal and compliance department and/or external legal advisors, as appropriate under the circumstances. Any changes to or waivers of the code of conduct will, to the extent required, be disclosed as required by applicable rules and regulations of the SEC and the NYSE.

Conflicts of interest

Dependence on our Manager and its personnel

        We are dependent on our Manager for our day-to-day management. All of our officers, apart from our chief financial officer, Steven M. Sherwyn, are employees of our Manager. In addition two, of our directors, James W. Hirschmann III and Gavin L. James, are also employees of our Manager. We do not have any employees other than our chief financial officer. Our Manager does not serve us exclusively and is not obligated to dedicate any of its personnel to us. Because our Manager serves other clients in addition to us, it is difficult to estimate the amount of time our Manager or its personnel will allocate to our business. The obligations of our Manager and its officers and personnel to engage in other business activities may reduce the time our Manager and its officers and personnel spend managing us.

Management agreement and fees

        Our Management Agreement with our Manager was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm's length with an unaffiliated third party.

        We pay our Manager a management fee that is not tied to our performance. The management fee may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns for us. This could hurt both our ability to make distributions to our stockholders and the market price of our common stock.

Investment allocation policies

        Our Manager has an investment allocation policy in place that is designed to treat all of its client accounts fairly and equitably with the goal of providing all clients with the best execution under the circumstances for transactions in fixed-income securities. Our Manager's investment allocation policy provides that no single client is intentionally favored over another and the procedures associated with this policy require our Manager's investment management department to allocate trades in a fair and equitable manner. When possible, in order to minimize transaction costs and seek best execution for all client accounts, transactions may be bunched or blocked together, with securities generally allocated to client accounts on a pro rata basis. According to our Manager's investment allocation policy, investments may be allocated by taking into account factors, including but not limited to investment goals or guidelines, available cash, liquidity requirements, odd lot positions, minimum allocations, existing portfolio holdings compared to target weightings, regulatory and legal restrictions and the tax implications of an investment. Our Manager's investment allocation policy requires that these bunched or blocked trades be allocated on the same day they are executed and requires that all clients receive the same average cost for the transaction.

        Our Manager periodically reviews its client accounts to identify situations where a potential conflict may exist, and when appropriate, may design specific procedures to address these situations. The investment allocation policy may be amended by our Manager at any time without our consent. To the extent that our Manager's or our business changes in such a way as to give rise to conflicts not currently addressed by our Manager's investment allocation policy, our Manager may need to refine its investment allocation policy to address such situation. Our independent directors review our Manager's compliance with its investment allocation policy and the conflicts or potential conflicts of interest surrounding our Manager. In addition, to avoid any actual or perceived conflicts of interest with our Manager, prior to an acquisition of any security structured or issued by an entity managed by our Manager or any of its affiliates or the purchase or sale by us of any asset from us or to us by an entity managed by our Manager or any of its affiliates, such transaction must be approved by our board of directors, including a majority of our independent directors.

Other clients of our Manager

        We do not have any agreement or understanding with our Manager that would give us any priority over any other client of our Manager in opportunities to invest in Agency RMBS or any class of our potential target assets. Accordingly, we may compete for investment opportunities in these asset classes directly with other investment portfolios managed by our Manager. As discussed further below, several investment portfolios managed by our Manager invest primarily in real estate or real estate-related assets, including Agency RMBS and our potential target assets and a substantial number of investment portfolios managed by our Manager have exposure to Agency RMBS and our potential target assets. In addition, our Manager may in the future have additional clients that may compete with us for investment opportunities in Agency RMBS and our potential our target assets.

        As of June 30, 2012, our Manager had a total of approximately $446 billion in assets under management. Of this total, approximately $65.8 billion was invested in Agency RMBS and our potential target assets, of which approximately $40.5 billion was invested in Agency RMBS, approximately $13.2 billion in non-Agency RMBS, approximately $2.6 billion in CMBS and approximately $9.5 billion in ABS. Our Manager manages a number of portfolios in strategies that invest primarily in real estate or real estate-related assets, including Agency RMBS and our potential target assets. These portfolios include mutual funds, private commingled investment vehicles and separate accounts as described below.

        Our Manager began managing its first portfolio that invests primarily in Agency RMBS and our potential target assets in December 2004. Since that time, our Manager has managed up to 32 portfolios that primarily invest in Agency RMBS and our potential target assets. Of these 32 portfolios, (i) 23 are or have been separate accounts managed on behalf of private institutional clients, 15 of which are currently active, (ii) seven are or have been commingled investment vehicles, six of which are currently active, (iii) one was merged into one of the seven commingled investment vehicles described above in February 2007, and (iv) one was merged into another commingled investment vehicle with a broad market investment strategy in 2007. As of June 30, 2012, our Manager managed approximately $3.1 billion in 15 separate accounts and $5.9 billion in six commingled investment vehicles, which include mutual funds and private commingled investment vehicles, that invest primarily in Agency RMBS and our potential target assets.

        Our Manager also manages broad market portfolios that may have a material allocation to real estate or real estate related assets, including Agency RMBS and our potential target assets, but have not invested primarily in real estate or real estate related assets. Our Manager's broad market strategies that have exposure to Agency RMBS and our potential target assets but do not invest primarily in real estate or real estate related assets include the following:

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  US Core: These portfolios use diversified strategies and cover all investment grade sectors of the fixed income market in seeking to add value while minimizing risk.

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  US Core Full: These portfolios use diversified strategies and cover all sectors of the fixed income market in seeking to add value while minimizing risk.

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  US Enhanced Cash: These portfolios use diversified strategies and cover all investment grade sectors of the fixed income market in seeking to add value while minimizing risk.

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  US Index Plus: These portfolios use a synthetic index component that provides exposure to the equity benchmark through the use of derivatives, and a short duration component that employs a long term value oriented approach utilizing diversified strategies and covering all sectors of the fixed income market in an attempt to add value while minimizing risk.

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  US Intermediate: These portfolios use diversified strategies and cover all investment grade sectors of the fixed income market in seeking to add value while minimizing risk.

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  US Limited Duration: These portfolios use diversified strategies and cover all investment grade sectors of the fixed income market in seeking to add value while minimizing risk.

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  Total Return Unconstrained: These portfolios employ an actively managed, diversified fixed income strategy.

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  Global Core Full: These portfolios use diversified strategies and cover all sectors of the fixed income market in seeking to add value while minimizing risk.

Other business activities of our affiliates

        We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us. However, subject to our Manager's investment allocation policy, our code of conduct contains a conflicts of interest policy that prohibits our directors, officers and personnel, as well as employees of our Manager who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us.

 Our Manager and the Management Agreement

General

        We are externally managed and advised by our Manager. All of our officers, apart from our chief financial officer, Steven M. Sherwyn, are employees of our Manager. In addition two, of our directors, James W. Hirschmann III and Gavin L. James, are also employees of our Manager. Our Manager is entitled to receive a management fee and to be reimbursed certain expenses pursuant to the Management Agreement. The executive offices of our Manager are located at 385 East Colorado Boulevard, Pasadena, California 91101, and the telephone number of our Manager's executive offices is (626) 844-9400.

Executive officers of our Manager

        The following sets forth certain information with respect to each of the executive officers of our Manager:

Executive Officer	Age	Position Held with Our Manager
James W. Hirschmann III	51	Director and Chief Executive Officer
Bruce D. Alberts	51	Chief Financial Officer
Brett B. Canon	50	Director of Risk Management and Operations
James J. Flick	52	Director of Client Service and Marketing
Gavin L. James	51	Director of Portfolio Operations
Charles A. Ruys de Perez	54	General Counsel and Secretary

        Set forth below is biographical information for the officers of our Manager. See "Management—Our directors and executive officers" for biographical information regarding Messrs. Hirschmann and James.

        Bruce D. Alberts has served as a member of our Manager's global strategy committee and chairs our Manager's management committee. Mr. Alberts is a certified public accountant and a certified valuation analyst. Mr. Alberts received a BA from the University of California, Santa Barbara and an MBA from the Anderson Graduate School of Management at UCLA.

        Brett B. Canon has served as our Manager's director of risk management and operations since September 2006. Prior to that he served as our Manager's director of operations from 2000 to 2006. Mr. Canon is a certified public accountant. He received a BS from California State University, Northridge.

        James J. Flick has served as our Manager's director of global client service and marketing since July 2009, and a member of our Manager's global strategy committee since July 2009. From 1998 to July 2009, Mr. Flick served as a senior portfolio manager for our Manager. Prior to joining our Manager, Mr. Flick was a portfolio manager at Transamerica Investment Services from 1996 to 1998. Mr. Flick has a MBA from the University of Chicago and a BS from Ohio State University.

        Charles A. Ruys de Perez has served as the secretary and general counsel of our Manager since March 2007. Prior to joining our Manager, Mr. Ruys de Perez served as a managing director and chief compliance officer at Putnam Investments from 2004 to 2007. Mr. Ruys de Perez received a BA from Yale University and a JD from Harvard Law School.

Other key personnel of our Manager

        Our chief investment officer, Mr. Fulton, who also serves as the head of our Manager's Agency RMBS team, is, along with two senior portfolio managers from the Agency RMBS team, primarily responsible for overseeing the management of our assets. The Agency RMBS team works alongside and is able to utilize the resources of our Manager's structured products team, which focuses on managing and evaluating our potential target assets, including non-Agency RMBS, CMBS and ABS. The Agency RMBS team is also able to call on the experience of a number of our Manager's other investment professionals, not specifically dedicated to managing our assets, but with expertise that covers certain aspects of our potential target assets as well as on specialists in derivatives and liquidity who are part of our Manager's broader investment team. The collective team operates under the purview of our Manager's U.S. broad markets committee which sets overall sector allocations for broad market accounts. Our Manager seeks to unite groups of specialists dedicated to different market sectors. The daily interaction among the different teams is designed to develop a consensus approach that draws on the expertise of all team members. Our Manager's overall investment management team consists of 124 investment professionals.

        The senior members of our Agency RMBS team, in addition to Mr. Fulton, are Sean O. Johnson and Bonnie M. Wongtrakool.

        Sean O. Johnson is a portfolio manager at our Manager and focuses on Agency RMBS. Mr. Johnson has been in his current role since June 2010. Prior to that, Mr. Johnson served as a research analyst focusing on Agency RMBS for our Manager from 1995 to June 2010. Prior to joining our Manager in 1995, Mr. Johnson was a portfolio analyst at Pacific Investment Management Co. from 1993 to 1995. Mr. Johnson is a chartered financial analyst. He received a BS from the University of Southern California.

        Bonnie M. Wongtrakool is a portfolio manager at our Manager focusing on Agency RMBS. Ms. Wongtrakool has been in her current role since June 2010. Prior to that, Ms. Wongtrakool served as a research analyst focusing on Agency RMBS for our Manager from 2003 to June 2010. Prior to joining our Manager in 2003, Ms. Wongtrakool worked at Mercer Management Consulting from 2000 to 2003. Ms. Wongtrakool is a CFA charterholder, received a BA from Harvard College and a JD from Harvard Law School.

Management agreement

        On May 9, 2012, we entered into a Management Agreement with our Manager, pursuant to which our Manager provides for the day-to-day management of our operations and our investments. The Management Agreement requires our Manager to manage our business affairs in conformity with the investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager's role as Manager is under the supervision and direction of our board of directors.

Management services

        Our Manager is responsible for (1) the selection, purchase and sale of our portfolio investments, (2) our financing activities, and (3) providing us with investment advisory services. Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

  •
  serving as our consultant with respect to the periodic review of the investment guidelines and other parameters for our investments, financing activities and operations, which review will occur no less often than annually, any modification to which will be approved by a majority of our independent directors;

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  investigating, analyzing and selecting possible investment opportunities and acquiring, financing, retaining, selling, restructuring or disposing of investments consistent with the investment guidelines;

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  with respect to prospective purchases, sales or exchanges of investments, conducting negotiations on our behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

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  negotiating, entering into and executing, on our behalf, repurchase agreements, interest rate agreements, swap agreements, brokerage agreements, resecuritizations, securitizations, warehouse facilities and other agreements and instruments required for us to conduct our business;

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  engaging and supervising, on our behalf and at our expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, custodial services and all other services (including transfer agent and registrar services) as may be required relating to our operations or investments (or potential investments);

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  coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;

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  providing executive and administrative personnel, office space and office services required in rendering services to us;

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  administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

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  communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading exchanges or markets and to maintain effective relations with such holders;

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  counseling us in connection with policy decisions to be made by our board of directors;

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  evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with our qualification as a REIT and with our investment guidelines;

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  counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and U.S. Treasury regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;

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  counseling us regarding the maintenance of our exemption from the status of an investment company required to register under the 1940 Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause us to maintain such exemption from such status;

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  furnishing reports and statistical and economic research to us regarding our activities and services performed for us;

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  monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

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  investing and reinvesting any moneys and securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;

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  causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and, if applicable, TRSs, and to conduct quarterly compliance reviews with respect thereto;

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  assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

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  assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including assisting in the preparation of all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by the NYSE or other stock exchange requirements, as applicable;

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  assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting information from stockholders to the extent required by the provisions of the Internal Revenue Code applicable to REITs;

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  placing, or arranging for the placement of, all orders pursuant to our Manager's investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

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  handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its supervised affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of directors;

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  using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

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  advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing, in each case consistent with our investment guidelines;

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  serving as our consultant with respect to decisions regarding any of our financings, hedging activities or borrowings undertaken by us, including (1) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (2) advising us with respect to obtaining appropriate financing for our investments;

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  providing us with portfolio management;

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  arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

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  maintaining our website;

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  performing such other services as may be required from time to time for management and other activities relating to our assets and business as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

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  using commercially reasonable efforts to cause us to comply with all applicable laws.

Liability and indemnification

        Pursuant to the Management Agreement, our Manager does not assume any responsibility other than to render the services called for thereunder in good faith and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations, including as set forth in our investment guidelines. Our Manager maintains a contractual as opposed to a fiduciary relationship with us, although our officers who are also employees of our Manager has a fiduciary duty to us under the DGCL as our officers. Under the terms of the Management Agreement, our Manager, and its affiliates and their officers, stockholders, members, managers, directors and personnel and any person providing sub-advisory services to our Manager are not liable to us, our directors or our stockholders for acts or omissions performed in accordance with and pursuant to the Management Agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the Management Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We indemnify our Manager and its officers, stockholders, members, managers, directors and personnel and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of such parties not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement. Our Manager has agreed to indemnify us, our directors and officers, personnel, agents and any persons controlling or controlled by us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the Management Agreement or any claims by our Manager's personnel relating to the terms and conditions of their employment by our Manager. Our Manager is not be liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (such as a transaction that was effected in violation of our investment guidelines) or in the trade process (such as a buy order that was entered instead of a sell order, or the wrong purchase or sale of security, or a transaction in which a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing, our Manager carries errors and omissions and other customary insurance and will name us as an insured under those policies upon the completion of this offering.

Management team

        Pursuant to the terms of the Management Agreement our Manager is required to provide us with our management team, which may include a chief executive officer and a chief investment officer, or similar positions, along with appropriate support personnel to provide the management services to be provided by our Manager to us. None of the officers or employees of our Manager will be dedicated exclusively to us.

        Because our Management Agreement provides that our Manager is responsible for managing our affairs, all of our officers who are employees of our Manager do not receive cash compensation from us for serving as our executive officers. Instead we pay our Manager the fees described in "—Management fee and expense reimbursements."

        Our Manager is required to refrain from any action that, in its sole judgment made in good faith, (1) is not in compliance with the investment guidelines, (2) would adversely and materially affect our qualification as a REIT under the Internal Revenue Code or our status as an entity exempted or excluded from investment company status under the 1940 Act or (3) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or of any exchange on which our securities may be listed or that would otherwise not be permitted by our amended and restated certificate of incorporation or amended and restated bylaws. If our Manager is ordered to take any action by our board of directors, our Manager will promptly notify our board of directors if it is our Manager's judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or our amended and restated certificate of incorporation or amended and restated bylaws. Neither our Manager nor any affiliate of our Manager is liable to us, our board of directors or our stockholders, for any act or omission by our Manager or any of its affiliates, except as provided in the Management Agreement.

Term and termination

        The Management Agreement may be amended, supplemented or modified by agreement between us and our Manager. The initial term of the Management Agreement expires on the third anniversary of the closing of our IPO, May 15, 2015, and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors review our Manager's performance and any fees payable to our Manager annually and, following the initial term, the Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon (1) our Manager's unsatisfactory performance that is materially detrimental to us or (2) our determination that any fees payable to our Manager are not fair, subject to our Manager's right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We are required to provide our Manager 180 days prior notice of any such termination. Unless terminated for cause, we are required to pay our Manager a termination fee equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

        We may also terminate the Management Agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from our board of directors for cause, which is determined by a majority of our independent directors, and is defined as:

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  our Manager's continued material breach of any provision of the Management Agreement (including our Manager's failure to comply with our investment guidelines) following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

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  our Manager's fraud, misappropriation of funds, or embezzlement against us;

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  our Manager's gross negligence in the performance of its duties under the Management Agreement;

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  the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

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  our Manager is convicted (including a plea of nolo contendere) of a felony; or

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  the dissolution of our Manager.

        Our Manager may assign the Management Agreement in its entirety or delegate certain of its duties under the Management Agreement to any of its supervised affiliates without the approval of our independent directors if such assignment or delegation does not require our approval under the Investment Advisers Act of 1940, as amended, or the Advisers Act. Under the Advisers Act, the Management Agreement shall terminate automatically without the payment of any termination fee in the event that the Manager assigns the Management Agreement, in whole or in part, unless such assignment is consented to in writing by us with the consent of a majority of our independent directors.

        Our Manager may terminate the Management Agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we are not required to pay a termination fee. Our Manager may decline to renew the Management Agreement by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, our Manager may terminate the Management Agreement upon 60 days' written notice. If the Management Agreement is terminated by our Manager upon our breach, we are required to pay our Manager the termination fee described above.

        We may not assign our rights or responsibilities under the Management Agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization that is our successor (by merger, consolidation, purchase of assets or other transaction), in which case such successor organization will be bound under the Management Agreement and by the terms of such assignment in the same manner as we are bound under the Management Agreement.

Management fee and expense reimbursements

        We do not maintain a separate office or directly employ personnel other than our chief financial officer. Instead, we rely on the facilities and resources of our Manager to manage our day-to-day operations.

Management fee

        Our Manager is entitled to a management fee in an amount equal to 1.5% per annum, calculated and payable quarterly in arrears, of our stockholders' equity. For purposes of calculating the management fee, our "stockholders' equity" means the sum of the net proceeds from any issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings, calculated in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay for repurchases of our shares of common stock, excluding any unrealized gains, losses or other non-cash items that have impacted stockholder's equity as reported in our financial statements prepared in accordance with U.S. GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income, and excluding one-time events pursuant to changes in U.S. GAAP and certain other non-cash charges after discussions between our Manager and our independent directors and after approval by a majority of our independent directors. However, if our stockholders' equity for any given quarter is negative based on the calculation described above, our Manager will not be entitled to receive any management fee for that quarter. Assuming that we sell 12,000,000 shares of common stock in this offering (which assumes no exercise of the underwriters' over-allotment option), the management fee payable to our Manager for the 12-month period beginning on October 1, 2012 (assuming no additional equity is issued within this 12-month period) would be approximately $         million. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. The management fee is payable independent of the performance of our portfolio.

        The management fee of our Manager is calculated and delivered to us within 30 days after the end of each quarter. We are obligated to pay the management fee in cash within five business days after delivery to us of the written statement of our Manager setting forth the computation of the management fee for such quarter.

        As a component of our Manager's compensation, we issue stock-based compensation to our Manager under our Manager Equity Plan. See "Management—Equity incentive plans—Manager Equity Plan."

        For the period from May 15, 2012 (commencement of operations) through June 30, 2012, the management fee payable to our Manager was approximately $0.4 million.

Reimbursement of expenses

        We are required to reimburse our Manager for the expenses described below. Expense reimbursements to our Manager are made in cash on a monthly basis following the end of each month. Our reimbursement obligation is not subject to any dollar limitation. Because our Manager's personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis.

        We also pay all operating expenses, except those specifically required to be borne by our Manager under the Management Agreement. The expenses required to be paid by us include, but are not limited to:

  •
  expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of our investments;

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  costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for us by providers retained by our Manager or, if provided by our Manager's personnel, in amounts that are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis;

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  the compensation and expenses of our directors (excluding those directors who are officers of our Manager) and the cost of liability insurance to indemnify our directors and officers;

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  costs associated with the establishment and maintenance of any of our credit facilities, other financing arrangements or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;

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  expenses connected with communications to holders of our securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our securities on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;

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  costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;

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  expenses incurred by directors, officers, personnel and agents of our Manager for travel on our behalf, and other out-of-pocket expenses incurred by directors, officers, personnel and agents of our Manager in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of our repurchase agreements, securitizations or any of our securities offerings;

  •
  costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

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  compensation and expenses of our custodian and transfer agent, if any;

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  the costs of maintaining compliance with all U.S. federal, state and local rules and regulations or any other regulatory agency;

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  all taxes and license fees;

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  all insurance costs incurred in connection with the operation of our business, except for the costs attributable to the insurance that our Manager elects to carry for itself and its personnel;

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  costs and expenses incurred in contracting with third parties, including affiliates of our Manager, for the servicing and special servicing of our assets;

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  all other costs and expenses relating to our business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

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  expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for us or our investments separate from the office or offices of our Manager;

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  expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by our board of directors to or on account of holders of our securities, including, without limitation, in connection with any dividend reinvestment plan;

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  expenses related to litigation and other legal matters involving us, including the fees and expenses of outside counsel;

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  any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or against any trustee, director, partner, member or officer of us in his capacity as such for which we are required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and

  •
  all other expenses actually incurred by our Manager (except as otherwise specified in the Management Agreement) that are reasonably necessary for the performance by our Manager of its duties and functions under the Management Agreement.

        We will not reimburse our Manager or its affiliates for the salaries and other compensation of its personnel.

        In addition, we may be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations.

Conflicts of interest policy

        To avoid any actual or perceived conflicts of interest with our Manager, the Management Agreement provides that (i) an investment in any security structured or managed by our Manager or (ii) any sale of our assets to our Manager and its affiliates requires the proper approval of our board of directors, including a majority of our independent directors. Our independent directors have established parameters within which our Manager and its affiliates may act as our counterparty and provide broker, dealer and lending services to us in order to enable transactions to occur in an orderly and timely manner.

Licensing

        The Management Agreement includes terms governing our use of the "Western Asset" name and logo.

Grants of equity compensation to our Manager, its personnel and affiliates and to our officers and directors

        Under our equity incentive plans, the plan administrator is authorized to approve grants of equity-based awards to our Manager and to our officers and directors. Future equity awards may be made to our officers or directors and to our Manager under our equity incentive plans. See "Management—Equity incentive plans."

Principal stockholders

        The following table sets forth certain information, prior to and after this offering, regarding the ownership of each class of our capital stock by:

  •
  each of our directors;

  •
  each of our executive officers;

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  each holder of 5% or more of each class of our capital stock; and

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  all of our directors and executive officers as a group.

        In accordance with SEC rules, each listed person's beneficial ownership includes:

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  all shares the investor actually owns beneficially or of record;

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  all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

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  all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days).

        Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 385 East Colorado Boulevard, Pasadena, California 91101.

	Percentage of Common Stock Outstanding
	Immediately Prior to this Offering		Immediately After this Offering(1)
Name and Address	Shares Owned	Percentage	Shares Owned	Percentage
The Pine River Capital Management Funds(2)	1,519,023	13.26%	1,519,023
Southern California Edison Company Retirement Plan Trust(3)	1,125,000	9.82%	1,125,000
Western Asset Management Company(4)	97,202	*	97,202	*
James W. Hirschmann III	1,015	*	1,015	*
Gavin L. James	10,600	*	10,600	*
Steven M. Sherwyn(5)	10,455	*	10,455	*
Stephen P. Fulton	78,000	*	78,000	*
Travis Carr	4,000	*	4,000	*
Edward D. Fox(6)	6,900	*	6,900	*
M. Christian Mitchell(6)	1,500	*	1,500	*
Richard W. Roll(6)	1,500	*	1,500	*
All directors and executive officers as a group (8 persons)	112,955	*	112,955

*
Less than 1%.

(1)
Does not reflect any shares of our common stock reserved for issuance upon exercise of the underwriters' option to purchase up to an additional 1,800,000 shares or issuable upon exercise of the warrants issued in the concurrent private placement to our IPO to certain institutional investors..

(2)
Share information obtained solely by reference to the Schedule 13G filed with the SEC on May 25, 2012. Includes 962,048 shares of common stock and 481,024 shares of common stock issuable upon exercise of the warrants issued in connection with the concurrent private placement to our IPO for which Pine River Master Fund Ltd. has shared voting and dispositive power. Brian Taylor and Pine River Capital Managemnet L.P. reported that they have shared voting and dispositive power over 1,012,682 shares of common stock and 506,341 shares of common stock issuable upon exercise of the warrants issued in connection with the concurrent private placement to our IPO. Brian Taylor is the sole member of Pine River Capital Management LLC, an entity which is the general partner of Pine River Capital Management L.P. Mr. Taylor, Pine River

  Capital Management L.P. and Pine River Fixed Income Master Fund Ltd. disclaim beneficial ownership of any of the securities owned thereby other than to the extent of his or its pecuniary interest therein, and the foregoing disclosure shall not be deemed an admission that Mr. Taylor, Pine River Capital Management L.P. or Pine River Capital Management LLC is the beneficial owner of such securities for purposes of Section 16 under the Exchange Act or for any other purpose. The address of each of the Pine River Capital Management Funds is 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305.

(3)
Includes 375,000 shares of common stock issuable upon exercise of the warrants issued in connection with the concurrent private placement to our IPO issued to the Southern California Edison Company Retirement Plan Trust ("SCE Retirement Trust"). The Board of Directors of the Southern California Edison Company appointed the Trust Investment Committee as Named Fiduciary of the SCE Retirement Trust. The Trust Investment Committee may be deemed to have dispositive power over the assets held in the SCE Retirement Trust. The Trust Investment Committee disclaims beneficial ownership of these shares. The address of the SCE Retirement Trust is 2244 Walnut Grove Ave, Rosemead, CA 91770.

(4)
Upon the completion of our IPO, we granted 51,159 shares of restricted common stock to our Manager under our Manager Equity Plan. Concurrently with the completion of our IPO, our Manager's deferred compensation plan purchased 46,043 shares of our common stock on behalf of the beneficiaries of this plan, which includes certain executives and other employees of our Manager and its affiliates. The board of directors of Legg Mason has investment control and dispositive power with respect to the shares held by Legg Mason and its subsidiaries, including our Manager.

(5)
Represents a grant of our restricted common stock to our chief financial officer under our Equity Plan upon his appointment as chief financial officer.

(6)
Represents a grant of our restricted common stock to our independent directors under our Equity Plan upon the completion of our IPO.

Certain relationships and related transactions

        On May 9, 2012, we entered into a Management Agreement with our Manager, pursuant to which our Manager provides the day-to-day management of our operations. The Management Agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved by our board of directors. The Management Agreement has an initial three-year term and will be automatically renewed for one-year terms thereafter unless terminated by either us or our Manager. Our Manager is entitled to receive a termination fee from us, under certain circumstances. We are also obligated to reimburse certain expenses incurred by our Manager. Our Manager is entitled to receive from us a management fee. See "Our Manager and the Management Agreement—Management agreement."

        Our Management Agreement is intended to provide us with access to our Manager's pipeline of assets and its personnel and its experience in capital markets, credit analysis, debt structuring and risk and asset management, as well as assistance with corporate operations, legal and compliance functions and governance.

        Our chief executive officer, who is also one of our directors, and our chief investment officer also serve as officers and employees of our Manager. In addition, another of our directors, James W. Hirschmann III, also serves as an officer and employee of our Manager. As a result, the Management Agreement between us and our Manager was negotiated between related parties, and the terms, including fees and other payments payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See "Management—Conflicts of interest" and "Risk factors—Risks associated with our relationship with our Manager—There are conflicts of interest in our relationship with our Manager that could result in decisions that are not in the best interests of our stockholders."

Related party transaction policies

        To avoid any actual or perceived conflicts of interest with our Manager, the Management Agreement provides that (i) an investment in any security structured or managed by our Manager or (ii) the acquisition of any security structured or issued by an entity managed by our Manager or any of its affiliates or the purchase or sale of any asset from or to an entity managed by our Manager or any of its affiliates requires the proper approval of our board of directors, including a majority of our independent directors. Our independent directors have established parameters within which our Manager and its affiliates may act as our counterparty and provide broker, dealer and lending services to us in order to enable transactions to occur in an orderly and timely manner.

        Our board of directors intends to adopt a policy regarding the approval of any "related person transaction," which is any transaction or series of transactions in which we are or are to be a participant, the amount involved exceeds $120,000, and a "related person" (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Secretary any related person transaction and all material facts about the transaction. Our Secretary would then assess and promptly communicate that information to the compensation committee of our board of directors. Based on its consideration of all of the relevant facts and circumstances, the compensation committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the compensation committee which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy will require any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

Restricted common stock and other equity-based awards

        On May 9, 2012, we adopted two equity incentive plans under which our directors and officers and our Manager and its employees, respectively, are eligible to receive common stock-based awards. The aggregate number of shares that may be made subject to awards under these equity incentive plans will be equal to 3.0% of the total number of issued and outstanding shares of our common stock (on a fully diluted basis) at the time of each award (other than any shares issued or subject to awards made pursuant to one of our equity incentive plans). For information regarding grants that have been made pursuant to these equity incentive plans, see "Manager—Equity incentive plans"

Registration rights

        On May 15, 2012, we completed our IPO and concurrently completed an institutional private placement in which we sold 2,231,787 of our units to certain institutional investors and an additional private placement in which we sold 46,043 shares of our common stock to our Manager's deferred compensation plan. On May 15, 2012, we entered into a registration rights agreement with the purchasers of our units in the institutional private placement, the trustee of our Manager's deferred compensation plan and our Manager pursuant to which we have agreed to register the resale of the 2,231,787 shares of common stock originally comprising a part of the units, the 1,115,893 shares of common stock issuable upon exercise of the warrants originally comprising a part of the units, the 46,043 shares of common stock sold to our Manager's deferred compensation plan, and any shares of common stock that we have granted or may grant to our Manager under the Manager Equity Plan, which we collectively refer to as the registrable shares. Pursuant to the registration rights agreement, all holders of the registrable shares (other than our Manager) and their direct and indirect transferees have the right to demand that we cause their registrable shares to be registered for resale on a registration statement; however, we will not be required to file such registration statement until November 12, 2012. The registration rights agreement also requires us to file a "shelf registration statement" for the remaining registerable shares as soon as practicable after we become eligible to use Form S-3 and we must maintain the effectiveness of this shelf registration statement until all the registerable shares have been sold under the shelf registration statement or sold pursuant to Rule 144 under the Securities Act. At any time prior to the filing of this shelf registration statement, if we file a registration statement providing for a public offering (such as the registration statement that includes this prospectus), we must notify the holders of registerable shares of the proposed offering within five business days of the initial filing of the registration statement and the holders of registerable shares have 20 days to request to have their shares included on this registration statement subject to customary exceptions pursuant to the registration rights agreement. All holders of registrable shares have waived their rights to sell shares of our common stock in this offering.

Limitations on liability and indemnification of officers and directors

        Our amended and restated certificate of incorporation and amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, except that such directors and officers will not be indemnified to the extent that any such person has committed willful misfeasance, bad faith, gross negligence or reckless disregard involved in the conduct of such person's duty to or for us. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable to the extent such director has committed willful misfeasance, bad faith, gross negligence or reckless disregard of such director's duties involved in the conduct of the office of director.

        We have entered into indemnification agreements with each of our directors and executive officers that provides for indemnification to the maximum extent permitted by Delaware law.

        The above-described limitation of liability and indemnification may be held not to be enforceable for violations of the federal securities laws of the United States.

Description of capital stock

        The following is a summary of the rights and preferences of our common stock, preferred stock, units and warrants (which are represented by certificates) and the related provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as each is in effect as of May 4, 2012. While we believe that the following description covers the material terms of our capital stock and other securities, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our amended and restated certificate of incorporation, amended and restated bylaws and warrants and warrant certificates and the other documents we refer to for a more complete understanding of our capital stock and other securities. Copies of our amended and restated certificate of incorporation, amended and restated bylaws and warrants and warrant certificates are filed as exhibits to the registration statement of which this prospectus is a part. See "Where you can find more information."

General

        Our amended and restated certificate of incorporation provides that we may issue up to 500,000,000 shares of common stock and 100,000,000 shares of preferred stock, both having par value $0.01 per share. After giving effect to this offering, 22,343,944 shares of our common stock will be issued and outstanding on a fully diluted basis (24,143,944 shares if the underwriters' option to purchase up to an additional 1,800,000 shares is exercised in full), and no shares of preferred stock will be issued and outstanding.

Common stock

Voting rights

        Subject to the restrictions contained in our amended and restated certificate of incorporation regarding the transfer and ownership of our capital stock and except as may otherwise be specified in the terms of any class or series of common stock, our common stockholders will be entitled to one vote per share. Our common stockholders will not be entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of our common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our amended and restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares of common stock, voting together as a single class.

Dividend rights

        Subject to the restrictions contained in our amended and restated certificate of incorporation regarding the transfer and ownership of our capital stock, our common stockholders will share ratably (based on the number of common shares held) if and when any dividend is declared by our board of directors. Dividends consisting of common stock may be paid only as follows: (i) common stock may be paid only to holders of common stock; and (ii) shares shall be paid proportionally with respect to each outstanding common share. We may not subdivide or combine shares of any class of common stock or issue a dividend on shares of any class of common stock without at the same time proportionally subdividing or combining shares of any other class or issuing a similar dividend on any other class.

Liquidation rights

        Upon our liquidation, dissolution or winding up, each of our common stockholders will be entitled to a pro rata dividend of any assets available for dividend to common stockholders.

Other matters

        In the event of our merger or consolidation with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), our common stockholders will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). No shares of our common stock will be subject to redemption or have preemptive rights to purchase additional shares. All the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Warrants

        The following is a brief summary of certain provisions of the warrants to purchase an aggregate of 1,115,893 shares of our common stock, which warrants we issued on May 15, 2012. The following summary does not purport to be complete and is qualified in its entirety by reference to the warrants and warrant certificates a copy of which is filed with the SEC together as an exhibit to the registration statement of which this prospectus is a part.

Exercise of warrants

        Each warrant entitles the warrantholder to purchase 0.5 of one share of our common stock, which we refer to as the warrant shares. The initial exercise price of the warrants is $20.50 per share. The initial exercise price is subject to adjustment as described under "—Adjustments." The warrants will become exercisable, in whole or in part (but in each case for a minimum of at least 5,000 warrant shares or such lesser number of warrant shares for which a warrant remains exercisable), six months after the date of issuance and will expire at the close of business on May 15, 2019. The warrants have not been, and will not be, registered under the Securities Act and the warrants may not be exercised unless an exemption from such registration is available in respect of the issuance of the warrant shares.

        Upon receipt of payment of the exercise price and the applicable warrant certificate, together with a form of election attached thereto, properly completed and duly executed at our office, we will, within a reasonable time, forward the warrant shares issuable upon exercise of the warrants. Payment may be made (i) in cash or by certified bank check or by wire transfer of funds to an account designated by us for such purpose or (ii) without the payment of cash as set forth below under "—Cashless exercise."

Adjustments

        The exercise price of the warrants and the number of warrant shares issuable upon exercise of the warrants are subject to adjustment from time to time as set forth below.

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  If we sell common stock (or other securities convertible into or exchangeable for our common stock) in a public offering or a private placements, in each case after the closing of our IPO, for cash at a price per share (after the deduction of underwriting discounts or placement fees and other expenses incurred by us that are attributable to the offering) that is less than the closing price of our common stock immediately prior (a) to the announcement of the proposed public offerings or (b) the execution of the purchase agreement in the case of private placement, the exercise price of the warrants will be adjusted by multiplying (x) the exercise price in effect immediately before the announcement of the public offering or the execution of the private placement purchase agreement, as applicable, by (y) a fraction the numerator of which is our net proceeds per share (after the deduction of underwriting discounts or placement fees and other expenses incurred by us that are attributable to the offering) from the sale of common stock in the public offering or private placement, as applicable, and the denominator of which is the applicable closing price. The adjustment described above will not apply to (i) any of the customary anti-dilution adjustment events described below, (ii) the exercise of the warrants, or the conversion or exchange of other securities convertible or exchangeable for our common stock, or the issuance of our common stock upon the exercise of the warrants or other securities convertible or exchangeable for our common stock, (iii) any shares of our common stock issued pursuant to any at-the-market, controlled equity or similar programs or (iv) the issuance of shares of our common stock (and options exercisable therefor) to our employees, officers, directors, consultants or advisors (whether or not still in such capacity on the date of exercise) pursuant to one of our equity incentive plans. For any shares issued pursuant to any "at-the-market" offering, controlled equity or similar programs, the warrant price shall be adjusted by the percentage sales commission payable to the sales agent of the program as a one-time adjustment made as of the commencement of the program.

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  If we pay a dividend or make a distribution on our common stock in shares of our common stock, subdivide our outstanding shares of common stock into a greater number of shares or combine our outstanding shares of common stock into a smaller number of shares or issue by reclassification of our outstanding shares of common stock any shares of our capital stock, then (i) the exercise price in effect immediately prior to the date on which such change becomes effective will be adjusted by multiplying such exercise price by a fraction, the numerator of which will be the number of shares of our common stock outstanding immediately prior to such change and the denominator of which will be the number of shares of our common stock outstanding immediately after giving effect to such change, and (ii) the number of warrant shares purchasable upon exercise of the warrants will be adjusted by multiplying the number of warrant shares purchasable upon exercise of the warrants immediately prior to (but not including) the date on which such change becomes effective by a fraction, the numerator of which will be the exercise price in effect immediately prior to (but not including) the date on which such change becomes effective and the denominator of which will be the exercise price in effect immediately after giving effect to such change, calculated in accordance with clause (i) above. These adjustments will be made successively whenever any event listed above shall occur.

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  If any (i) capital reorganization or reclassification of our capital stock, (ii) consolidation or merger with another corporation in which we are not the survivor, (iii) sale, transfer or other disposition of all or substantially all of our assets to another corporation or (iv) purchase offer, tender offer or exchange offer pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other shares of stock, securities or assets and such offer has been accepted by the holders of 50% or more of our outstanding common stock (we refer to each of such transactions as a Fundamental Transaction) is effected, then, as a condition of such Fundamental Transaction, lawful and adequate provision will be made whereby each warrantholder shall have the right to purchase and receive upon the basis and in lieu of the warrant shares immediately issuable upon exercise of the warrants, the highest amount of such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of warrant shares equal to the number of warrant shares immediately up to that time issuable upon exercise of the warrants, had such Fundamental Transaction not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each warrantholder to the end that the provisions in the warrant will be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise. We will not consummate any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof the successor corporation (if other than us) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the warrantholder such shares of stock, securities or assets as each warrantholder may be entitled to purchase, and the other obligations under the warrants. The provisions of this paragraph will similarly apply to any successive Fundamental Transactions. Notwithstanding the foregoing, in the event of a Fundamental Transaction, other than one in which a successor entity, whose common stock is quoted or listed for trading on an Eligible

    Market (as defined in the warrants), or a Public Successor, assumes the warrants and the warrant shares immediately up to that time issuable upon exercise of the warrants may be exercisable for the publicly traded common stock of such Public Successor, at the request of a warrantholder delivered before the 90th day after such Fundamental Transaction, we (or the successor entity) will purchase the warrant from such warrantholder by paying to such warrantholder, within five business days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value (as defined in the warrants) of the remaining unexercised portion of the warrant on the date of such Fundamental Transaction.

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  If we fix a payment date for the making of a distribution to all holders of our common stock of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in the first bullet point above), or subscription rights or warrants, the exercise price to be in effect after such payment date will be determined by multiplying the exercise price in effect immediately prior to (but not including) such payment date by a fraction, the numerator of which will be the total number of shares of our common stock outstanding multiplied by the Market Price (as defined in the warrants) per share of our common stock immediately prior to (but not including) such payment date, less the fair market value (as determined by our board of directors in good faith) of such assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of our common stock outstanding multiplied by such Market Price per share of our common stock immediately prior to (but not including) such payment date. These adjustments will be made successively whenever such a payment date is fixed.

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  Upon the occurrence of any event requiring an adjustment of the exercise price as described above, we will promptly give written notice to each warrantholder, stating the adjusted exercise price and the adjusted number of warrant shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation was based.

Redemption

        If (i) there is an effective shelf registration statement available for the warrant shares to be issued upon exercise of the warrants and (ii) the trading price of our common stock has been $10.00 or greater than the warrant exercise price of the warrants for 20 of the last 30 trading days, we will have the option, but not the obligation, to redeem all, but not less than all, of the outstanding warrants at a price of $0.01 per each warrant issuable if the warrants were to be exercised. In the event we elect to exercise our redemption option, we will furnish to each warrantholder a written notice of redemption setting forth the redemption date, which may be set no earlier than 30 days following the date the redemption notice is furnished to warrantholders. Each warrantholder will have the option to exercise its warrants, at any time prior to (but not including) the redemption date described above.

Cashless exercise

        Each warrant includes a cashless exercise provision which permits the warrantholder to elect to exercise the warrant without paying the cash exercise price, and receive a number of shares determined by multiplying (i) the number of shares for which the warrant is being exercised by (ii) the difference between the volume weighted average price for the 20 trading days immediately prior to (but not including) the date of exercise of the warrant and the exercise price in effect on the date immediately prior to (but not including) the date of exercise of the warrant, and dividing such product by the volume weighted average price for the 20 trading days immediately prior to (but not including) the date of exercise.

Limitations on exercise

        Each warrant contains restrictions on the number of warrant shares that may be acquired by the warrantholder upon an exercise of the warrant. No warrantholder (including its affiliates) may beneficially or constructively own more than 9.8% of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of our common stock issuable upon such exercise). For additional information on the ownership restrictions of our capital stock, please see "—Restrictions on ownership and transfer of our capital stock."

No rights as stockholder

        Prior to the exercise of a warrant, a warrantholder will not have or exercise any rights as a stockholder by virtue of its ownership of a warrant.

Preferred stock

        Our amended and restated certificate of incorporation provides that our board of directors has the authority, without action by the stockholders, to designate and issue up to 100,000,000 shares of preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. There are no shares of preferred stock outstanding. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Restrictions on ownership and transfer of our capital stock

        In order to qualify as a REIT under the Internal Revenue Code for each taxable year beginning after December 31, 2012, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for our taxable years beginning after December 31, 2012, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.

        Our amended and restated certificate of incorporation, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our amended and restated certificate of incorporation provides that (subject to certain exceptions described below) no person may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock. Pursuant to our amended and restated certificate of incorporation, our board of directors has the power to increase or decrease the percentage of common or capital stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our common or capital stock, as the case may be, is in excess of such decreased stock ownership limit until that person's percentage ownership of our common or capital stock, as the case may be, equals or falls below the decreased stock ownership limit. Until such a person's percentage ownership of our common or capital stock, as the case may be, falls below such decreased stock ownership limit, any further acquisition of common stock will be in violation of the decreased stock ownership limit. If our board of directors changes the stock ownership limit, it will (i) notify each stockholder of record of any such change, and (ii) publicly announce any such change, in each case at least 30 days prior to the effective date of such change. For purposes of this calculation, warrants treated as held by any stockholder will be deemed to have been exercised when calculating such holder's ownership of capital stock. However, warrants held by other unrelated persons will not be deemed to have been exercised.

        Our amended and restated certificate of incorporation also prohibits any person from beneficially or constructively owning shares of our capital stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and from transferring shares of our capital stock if the transfer would result in our capital stock being beneficially owned by fewer than 100 persons. In addition, no such person may own an interest in any tenant that would cause us to own, actually or constructively, more than a 9.9% interest in such tenant. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our capital stock that are transferred to the trust (as described below), is required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations and undertakings and satisfy such conditions, in each case as our board of directors may deem reasonably necessary to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our board of directors may also require a ruling from the IRS or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions.

        Any attempted transfer of our capital stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our amended and restated certificate of incorporation) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership contained in our amended and restated certificate of incorporation, our amended and restated certificate of incorporation provides that the purported transfer will be void ab initio. Shares of our capital stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our capital stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of capital stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of capital stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our amended and restated certificate of incorporation) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our capital stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

        In addition, shares of our capital stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in number or in value of all classes or series of our capital stock, including shares of our common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our capital stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall, upon demand, be required to provide to us such information as we may request, in good faith, to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the 9.8% ownership limitations in our amended and restated certificate of incorporation.

        These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or might otherwise be in the best interests of our stockholders.

Anti-takeover effects of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws

        Our amended and restated certificate of incorporation, which has been filed with the State of Delaware and became effective immediately prior to the completion of our IPO on May 15, 2012, and our amended and restated bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless the takeover or change in control is approved by our board of directors. In addition to the above-described restrictions regarding the transfer and ownership of our capital stock, these provisions include the following:

Stockholder action by written consent

        Our amended and restated certificate of incorporation provides that stockholder action may not be taken by written consent in lieu of a meeting and that stockholder action may be taken only at an annual or special meeting of stockholders.

Elimination of the ability to call special meetings

        Our amended and restated bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our president, pursuant to a resolution adopted by a majority of our board of directors or a committee of our board of directors that has been duly designated by our board of directors and whose powers and authority include the power to call such meetings, or by the chairman of our board of directors. Stockholders are not permitted to call a special meeting or to require our board of directors to call a special meeting.

Removal of directors; board of directors vacancies

        Our amended and restated certificate of incorporation provides that members of our board of directors may only be removed for cause, and only with the affirmative vote of the holders of at least 66% of the combined voting power of all the shares of all classes of our capital stock entitled to vote generally in the election of directors. Our amended and restated bylaws provide that only our board of directors may fill vacant directorships. These provisions would prevent a stockholder from gaining control of our board of directors by removing incumbent directors and filling the resulting vacancies with such stockholder's own nominees.

Amendment of amended and restated certificate of incorporation and amended and restated bylaws

        The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend or repeal a corporation's amended and restated certificate of incorporation or amended and restated bylaws, unless the amended and restated certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation generally requires the approval of both a majority of the combined voting power of all the classes of shares of our capital stock entitled to vote generally in the election of directors and a majority of the members of our board of directors to amend any provisions of our amended and restated certificate of incorporation, except that provisions of our amended and restated certificate of incorporation relating to the powers, numbers, classes, elections, terms and removal of our directors, as well as the ability to fill vacancies on our board of directors requires the affirmative vote of at least 66% of the combined voting power of all the shares of all classes of our capital stock entitled to vote generally in the election of directors. In addition, our amended and restated certificate of incorporation (i) grants our board of directors the authority to amend and repeal our amended and restated bylaws without a stockholder vote in any manner not inconsistent with the DGCL and (ii) requires that stockholders may only amend our amended and restated bylaws with the affirmative vote of 66% of the combined voting power of all the shares of all classes of our capital stock entitled to vote generally in the election of directors.

        The foregoing provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control.

These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Section 203 of the DGCL

        We will not be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. In our amended and restated certificate of incorporation, we have elected not to be bound by Section 203 of the DGCL.

Limitations on liability and indemnification of officers and directors

        Our amended and restated certificate of incorporation and amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, except that such directors and officers will not be indemnified to the extent that any such person has committed willful misfeasance, bad faith, gross negligence or reckless disregard involved in the conduct of such person's duty to or for us. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable to the extent such director has committed willful misfeasance, bad faith, gross negligence or reckless disregard of such director's duties involved in the conduct of the office of director.

        We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Delaware law.

        The above-described limitation of liability and indemnification may be held not to be enforceable for violations of the federal securities laws of the United States.

Transfer agent and registrar

        The transfer agent and registrar for our shares of common stock is American Stock Transfer and Trust Company.

Shares eligible for future sale

        After giving effect to this offering, we will have 22,343,944 shares of common stock outstanding on a fully diluted basis. No assurance can be given as to (1) the likelihood that an active market for our shares of common stock will continue, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of our shares of common stock. See "Risk factors—Risks related to our common stock."

        For a description of certain restrictions on transfers of our shares of common stock held by certain of our stockholders, see "Description of capital stock—Restrictions on ownership and transfer of our capital stock."

Future shares of common stock and outstanding restricted common stock

        In connection with the private placement to certain institutional investors concurrently with our IPO, we reserved for future issuance approximately 1,115,893 shares of our common stock, which is the number of shares initially issuable upon exercise of the warrants comprising a part of the 2,231,787 units offered in such concurrent private placement.

        Our equity incentive plans include provisions for grants of restricted common stock and other equity based awards to our Manager and its employees and to our directors and officers. We are able to issue under these equity incentive plans up to 3.0% of the total number of issued and outstanding shares of our common stock (on a fully diluted basis) at the time of each award (other than any shares issued or subject to awards made pursuant to one of our equity incentive plans). Therefore, if we sell 12,000,000 shares of our common stock in this offering, the number of shares of common stock reserved for issuance under our equity incentive plans will be 602,221 shares (after deduction of the grant of 51,159 shares of restricted common stock to our Manager, an aggregate of 4,500 shares of restricted common stock to our three independent directors upon the consummation of our IPO and the grant of 10,455 shares of restricted common stock to our chief financial officer on June 25, 2012).

        Upon the completion of our IPO, we granted 51,159 shares of restricted common stock to our Manager. One-third of these shares will vest on each of the first, second and third anniversaries of the grant date. Upon the completion of our IPO, we also granted to each of our three independent directors 1,500 shares of restricted common stock, each of which grants vests in full on the first anniversary of the grant date. On June 25, 2012, we granted 10,455 shares of restricted common stock to our chief financial officer, Steven M. Sherwyn, of which one third of the grant vests of each of January 1, 2013, January 1, 2014 and January 1, 2015. See "Management—Equity incentive plans" for a further description of the vesting terms of the initial grants of restricted common stock to our Manager, our three independent directors and our chief financial officer.

        On May 15, 2012, we entered into a registration rights agreement with the purchasers of our units in the institutional private placement described above, the trustee of our Manager's deferred compensation plan and our Manager pursuant to which we have agreed to register the resale of the 2,231,787 shares of common stock originally comprising a part of the units, the 1,115,893 shares of common stock issuable upon exercise of the warrants originally comprising a part of the units, the 46,043 shares of common stock sold to our Manager's deferred compensation plan, and any shares of common stock that we have granted or may grant to our Manager under the Manager Equity Plan. . See "—Registration rights" below.

Rule 144

        2,343,944 of our outstanding shares of common stock are "restricted" securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

        In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Lock-up agreements

        In connection with our IPO, our Manager, our directors and executive officers, and the executive officers of our Manager entered into lock up agreements with the underwriters pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days from our IPO, may not, without the prior written consent of the representatives of the underwriters, sell or transfer any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. Specifically, pursuant to these agreements, these persons and entities, with limited exceptions, may not, without the prior written consent of the representatives, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such persons or entities in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the applicable restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the applicable restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the applicable restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        We, our Manager, each of our directors and executive officers, and each of the executive officers of our Manager have entered into lock up agreements, substantially similar to those entered into in connection with our IPO, with the underwriters of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 60 days after the date of this prospectus, may not, without the prior written consent of the representatives of the underwriters, sell or transfer any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. On May 15, 2012, we sold 46,043 shares of our common stock to our Manager's deferred compensation plan, which made such investment on behalf of the beneficiaries of this plan, including certain executives and other employees of our Manager and its affiliates. These shares are subject to a two-year lock-up agreement with the representatives of the underwriters of the IPO. The terms of this two-year lock-up agreement are substantially similar to the 180-day lock up agreements described above except that it will apply until May 14, 2014.

        The representatives of the underwriters of this offering or the IPO may, in their sole discretion, at any time from time to time, waive in writing the terms and conditions of the 60-day, 180-day or two-year lock-up agreements described above. However, each of our directors and executive officers and each executive officer of our Manager may transfer or dispose of our shares during the applicable restricted period in the case of gifts or for estate planning purposes where the donee agrees to a similar lock-up agreement for the remainder of the restricted period.

Registration rights

        On May 15, 2012, we entered into a registration rights agreement with the purchasers of our units in the institutional private placement described above, the trustee of our Manager's deferred compensation plan and our Manager pursuant to which we have agreed to register the resale of the 2,231,787 shares of common stock originally comprising a part of the units, the 1,115,893 shares of common stock issuable upon exercise of the warrants originally comprising a part of the units, the 46,043 shares of common stock sold to our Manager's deferred compensation plan, and any shares of common stock that we have granted or may grant to our Manager under the Manager Equity Plan, which we collectively refer to as the registrable shares. Pursuant to the registration rights agreement, all holders of the registrable shares (other than our Manager) and their direct and indirect transferees have the right to demand that we cause their registrable shares to be registered for resale on a registration statement; however, we will not be required to file such registration statement until November 11, 2012. The registration rights agreement also requires us to file a "shelf registration statement" for the remaining registerable shares as soon as practicable after we become eligible to use Form S-3 and we must maintain the effectiveness of this shelf registration statement until all the registerable shares have been sold under the shelf registration statement or sold pursuant to Rule 144 under the Securities Act. At any time prior to the filing of this shelf registration statement, if we file a registration statement providing for a public offering (such as the registration statement that includes this prospectus), we must notify the holders of registerable shares of the proposed offering within five business days of the initial filing of the registration statement and the holders of registerable shares have 20 days to request to have their shares included on this registration statement subject to customary exceptions pursuant to the registration rights agreement. All holders of registrable shares have waived their rights to sell shares of our common stock in this offering.

U.S. federal income tax considerations

        The following is a summary of the material U.S. federal income tax consequences of an investment in common stock of Western Asset Mortgage Capital Corporation. For purposes of this section under the heading "U.S. federal income tax considerations," references to "Western Asset Mortgage Capital Corporation," "we," "our" and "us" mean only Western Asset Mortgage Capital Corporation and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Department of the Treasury, or the Treasury, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

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  financial institutions;

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  insurance companies;

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  broker-dealers;

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  regulated investment companies;

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  partnerships and trusts;

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  persons who hold our stock on behalf of other persons as nominees;

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  persons who receive our stock through the exercise of employee stock options or otherwise as compensation;

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  persons holding our stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

and, except to the extent discussed below:

  •
  tax-exempt organizations; and

  •
  foreign investors.

        This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

        The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder's particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of Western Asset Mortgage Capital Corporation

        We intend to elect to be taxed as a REIT commencing with our taxable year ending December 31, 2012, upon the filing of our U.S. federal income tax return for such year. We believe that, commencing with such taxable year, we are organized and operate in such a manner as to qualify for taxation as a

REIT under the applicable provisions of the Internal Revenue Code. We intend to continue to operate in such a manner to qualify for taxation as a REIT.

        The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with our formation and election to be taxed as a REIT. In connection with this offering of our common stock, we will receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2012. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be based on various assumptions relating to our organization and operation, and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in general

        As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under "—Requirements for qualification—General." While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See "—Failure to qualify."

        Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

        For tax years through 2012, most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. federal income tax rate of 15% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. Under current law, the highest marginal non-corporate U.S. federal income tax rate applicable to ordinary income is 35%. See "—Taxation of stockholders—Taxation of taxable domestic stockholders—Distributions."

        Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See "—Taxation of stockholders—Taxation of taxable domestic stockholders—Distributions."

        If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

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  We will be taxed at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains.

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  We may be subject to the "alternative minimum tax" on our items of tax preference, including any deductions of net operating losses.

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  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "—Prohibited transactions," and "—Foreclosure property," below.

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  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property," we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

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  If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

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  If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

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  If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

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  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in "—Requirements for qualification—General."

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  A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm's-length terms.

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  If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

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  The earnings of our TRSs are subject to U.S. federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

        In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for qualification—General

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

  1.
  that is managed by one or more trustees or directors;

  2.
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  3.
  that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

  4.
  that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

  5.
  the beneficial ownership of which is held by 100 or more persons;

  6.
  in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

  7.
  that meets other tests described below, including with respect to the nature of its income and assets.

        The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation's initial tax year as a REIT (which, in our case, will be 2012). Our amended and restated certificate of incorporation provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above.

        To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stocks. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We adopted December 31 as our year-end, and thereby satisfy this requirement.

Effect of subsidiary entities

        Ownership of partnership interests.    If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership's assets, and to earn our proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership's assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership's assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

        Disregarded subsidiaries.    If we own a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary's assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See "—Asset tests" and "—Income tests."

        Taxable subsidiaries.    In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

        We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

        The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We intend that all of our transactions with our TRSs, if any, will be conducted on an arm's-length basis.

Income tests

        In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions," discharge of indebtedness and certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), "rents from real property," dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

        Interest income.    Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

        We invest in Agency and non-Agency mortgage-backed securities that are either mortgage pass-through certificates or CMOs. We expect that such mortgage-backed securities will be treated either as interests in a grantor trust or as interests in a real estate mortgage investment conduit, or REMIC, for U.S. federal income tax purposes. In the case of mortgage-backed securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of mortgage-backed securities treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. We expect that substantially all of our income from mortgage-backed securities will be qualifying income for purposes of the REIT gross income tests.

        We may purchase Agency RMBS through "to-be-announced" forward contracts, or TBAs, and may recognize income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise. There is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. Consequently, our ability to enter into dollar roll transactions and other dispositions of TBAs could be limited. No assurance can be given that the IRS will treat such income as qualifying income. We do not have significant income from the disposition of TBAs, and therefore do not expect such income to adversely affect our ability to meet the 75% and 95% gross income tests. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income when added to any other non-qualifying income exceeded 25% of our gross income.

        Dividend income.    We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

        REMIC interest apportionment.    The interest apportionment tax rules provide that, if a mortgage is secured by both real property and other property, the REIT is required to apportion its annual interest income between the portion attributable to a mortgage on the real property and the portion attributable to other property (which is not treated as mortgage interest). The interest apportionment tax regulations apply only if the mortgage loan in question is secured by both real property and other property. We expect that all or most of the mortgage loans that we acquire will be secured only by real property and no other property value is taken into account in our underwriting process.

        In addition, the Internal Revenue Code provides that a regular or a residual interest in a REMIC is generally treated as a real estate asset for the purpose of the REIT asset tests, and any amount includible in our gross income with respect to such an interest is generally treated as interest on an obligation secured by a mortgage on real property for the purpose of the REIT gross income tests. If, however, less than 95% of the assets of a REMIC in which we hold an interest consist of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for the purpose of determining the amount of income from the REMIC that is treated as interest on an obligation secured by a mortgage on real property. In connection with the recently expanded HARP program, the IRS recently issued guidance providing that, among other things, if a REIT holds a regular interest in an "eligible REMIC," or a residual interest in an "eligible REMIC" that informs the REIT that at least 80% of the REMIC's assets constitute real estate assets, then the REIT may treat 80% of the gross income received with respect to the interest in the REMIC as interest on an obligation secured by a mortgage on real property for the purpose of the 75% gross income test. For this purpose, a REMIC is an "eligible REMIC" if (i) the REMIC has received a guarantee from the FNMA or the FHLMC that will allow the REMIC to make any principal and interest payments on its regular and residual interests and (ii) all of the REMIC's mortgages and pass-through certificates are secured by interests in single-family dwellings. If we were to acquire an interest in an eligible REMIC less than 95% of the assets of which constitute real estate assets, the IRS guidance described above may generally allow us to treat 80% of the gross income derived from the interest as qualifying income for the purposes of 75% REIT gross income test. Although the portion of the income from such a REMIC interest that does not qualify would likely be qualifying income for the purpose of the 95% REIT gross income test, the remaining 20% of the REMIC interest generally would not qualify as a real estate asset, which could adversely affect our ability to satisfy the REIT asset tests.

        Fee income.    Fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally will not be qualifying income for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

        Hedging transactions.    Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred to acquire or carry "real estate assets" (as described below under "—Asset tests"), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.

        Failure to satisfy the gross income tests.    If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, including as a result of income and gains from the disposition of TBAs, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. Even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

        Timing differences between receipt of cash and recognition of income.    Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

        We may acquire mortgage-backed securities in the secondary market for less than their face amount. In addition, pursuant to our ownership of certain mortgage-backed securities, we may be treated as holding certain debt instruments acquired in the secondary market for less than their face amount. The discount at which such securities or debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as "market discount" for U.S. federal income tax purposes. Accrued market discount is generally recognized as income when, and to the extent that, any payment of principal on the mortgage-backed security or debt instrument is made. If we collect less on the mortgage-backed security or debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

        Moreover, some of the mortgage-backed securities that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the securities, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such securities. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and we will be taxed based on the assumption that all future payments due on the mortgage-backed securities in question will be made, with consequences similar to those described in the previous paragraph if all payments on the securities are not made.

        In addition, pursuant to our ownership of certain mortgage-backed securities, we may be treated as holding distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are "significant modifications" under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed. Following such a taxable modification, we would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes. To the extent that such modifications are made with respect to a debt instrument held by a TRS that is treated as a dealer or trader and that makes an election to use mark-to-market accounting, such TRS would be required at the end of each taxable year, including the taxable year in which any such modification were made, to mark the modified debt instrument to its fair market value as if the debt instrument were sold. In that case, the TRS could recognize a loss at the end of the taxable year in which the modifications were made to the extent that the fair market value of such debt instrument at such time was less than the instrument's tax basis.

        In addition, in the event mortgage-backed securities, or any debt instruments we are treated as holding pursuant to our investments in mortgage-backed securities, are delinquent as to mandatory principal and interest payments, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

        Finally, we may be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

        Due to each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this "phantom income" is recognized. See "—Annual distribution requirements."

Asset tests

        At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include some kinds of mortgage-backed securities and mortgage loans, as well as interests in real property and stock of other corporations that qualify as REITs. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

        Second, the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets.

        Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to "straight debt" having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.

        Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 25% of the value of our total assets.

        Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as "securities" for purposes of the 10% asset test, as explained below).

        Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute "straight debt," which includes, among other things, securities having certain contingency features. A security does not qualify as "straight debt" where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer's outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership's income is of a nature that it would satisfy the 75% gross income test described above under "—Income tests." In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate interest in the equity and certain debt securities issued by that partnership.

        We invest in Agency and non-Agency mortgage-backed securities that are either mortgage pass-through certificates or CMOs. We expect that these securities will be treated either as interests in grantor trusts or as interests in REMICs for U.S. federal income tax purposes. In the case of mortgage-backed securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans will generally qualify as real estate assets to the extent that they are secured by real property. We expect that substantially all of our mortgage-backed securities treated as interests in grantor trusts will qualify as real estate assets.

        In the case of mortgage-backed securities treated as interests in a REMIC, such interests will generally qualify as real estate assets. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the REIT asset tests. In connection with the recently expanded HARP program, the IRS recently issued guidance providing that, among other things, if a REIT holds a regular interest in an "eligible REMIC," or a residual interest in an "eligible REMIC" that informs the REIT that at least 80% of the REMIC's assets constitute real estate assets, then the REIT may treat 80% of the value of the interest in the REMIC as a real estate asset for the purpose of the REIT asset tests. For this purpose, a REMIC is an "eligible REMIC" if (i) the REMIC has received a guarantee from the FNMA or the FHLMC that will allow the REMIC to make any principal and interest payments on its regular and residual interests and (ii) all of the REMIC's mortgages and pass-through certificates are secured by interests in single-family dwellings. If we were to acquire an interest in an eligible REMIC less than 95% of the assets of which constitute real estate assets, the IRS guidance described above may generally allow us to treat 80% of our interest in such a REMIC as a qualifying real estate asset for the purpose of the REIT asset tests. The remaining 20% of the REMIC interest generally would not qualify as a real estate asset, which could adversely affect our ability to satisfy the REIT asset tests.

        If we hold a "residual interest" in a REMIC from which we derive "excess inclusion income," we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities or charitable remainder trusts, may be subject to corporate-level income tax in our hands, whether or not it is distributed.

        We enter into sale and repurchase agreements under which we nominally sell certain of our mortgage-backed securities to a counterparty and simultaneously enter into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Economically, these agreements are financings, which are secured by the securities "sold" pursuant thereto. We believe that we will be treated for REIT asset and income test purposes as the owner of the securities that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the mortgage-backed securities during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

        We may purchase Agency RMBS through TBAs. There is no direct authority with respect to the qualification of TBAs as real estate assets or Government securities for purposes of the 75% asset test. Consequently, our ability to purchase TBAs could be limited. No assurances can be given that the IRS will treat TBAs as qualifying assets. We do not expect that a significant portion of our assets will be comprised of TBAs, and therefore we do not expect any TBAs to adversely affect our ability to meet the 75% asset test. In the event that TBAs were determined not to be qualifying for the 75% asset test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such assets when added to any other non-qualifying assets exceeded 25% of our gross assets.

        No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

        However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

        In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT's total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

        If we should fail to satisfy the asset tests at the end of a calendar quarter, including any failure to satisfy the 75% asset test as a result of any investments in TBAs, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

Annual distribution requirements

        In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)
the sum of

            (i)  90% of our net taxable income, computed without regard to our net capital gains and the deduction for dividends paid, and

           (ii)  90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b)
the sum of specified items of non-cash income.

        We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be "preferential dividends." A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

        To the extent that we distribute at least 90%, but less than 100%, of our net taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.

        To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See "—Taxation of stockholders—Taxation of taxable domestic stockholders—Distributions."

        If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed net taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

        As discussed above under "—Income tests—Timing differences between receipt of cash and recognition of income," it is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash and our inclusion of items in income for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for U.S. federal income tax purposes, taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits.

        We may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

Prohibited transactions

        Net income that we derive from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We structure our activities to avoid prohibited transaction characterization.

Foreclosure property

        Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently

35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. Because we will invest primarily in mortgage-backed securities, we do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Derivatives and hedging transactions

        We may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable mortgage pools and excess inclusion income

        An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Internal Revenue Code if

  •
  substantially all of its assets consist of debt obligations or interests in debt obligations,

  •
  more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates,

  •
  the entity has issued debt obligations (liabilities) that have two or more maturities, and

  •
  the payments required to be made by the entity on its debt obligations (liabilities) "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

        Under regulations issued by the Treasury, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs, with the consequences as described below.

        Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not adversely affect the qualification of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.

        A portion of the REIT's income from the TMP arrangement could be treated as "excess inclusion income." The REIT's excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of "excess inclusion income" allocated to them. A stockholder's share of excess inclusion income:

  •
  cannot be offset by any net operating losses otherwise available to the stockholder,

  •
  is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and

  •
  results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

        See "—Taxation of stockholders." To the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity or charitable remainder trust), the REIT may be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder's ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT's compliance with its distribution requirements. See "—Annual distribution requirements." The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

        If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes, and potentially would be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Asset-backed securities

        Investments in asset-backed securities, or ABS, generally are not qualifying assets for purposes of the 75% asset test applicable to REITs and generally do not generate qualifying income for purposes of the 75% income test applicable to REITs. As a result, we may be limited in our ability to invest in such assets.

Failure to qualify

        If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in "—Income tests" and "—Asset tests."

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to most domestic stockholders that are U.S. individuals, trusts and estates will generally be taxable at the preferential income tax rates (i.e., the 15% maximum federal rate through 2012) for qualified dividends. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Taxation of stockholders

Taxation of taxable domestic stockholders

        Distributions.    So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 15% maximum U.S. federal rate through 2012) for qualified dividends received by most domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

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  income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

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  dividends received by the REIT from TRSs or other taxable C corporations; or

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  income in the prior taxable year from the sales of "built-in gain" property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

        Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See "Taxation of Western Asset Mortgage Capital Corporation—Annual distribution requirements." Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 15% (through 2012) in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

        Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder's shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See "Taxation of Western Asset Mortgage Capital Corporation—Annual distribution requirements." Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

        Dispositions of Western Asset Mortgage Capital Corporation stock.    In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 15% (through 2012) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2012) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

        If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards "tax shelters," are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

        Passive activity losses and investment interest limitations.    Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any "passive losses" against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of foreign stockholders

        The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. stockholders. A "non-U.S. stockholder" is any person other than:

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  a citizen or resident of the United States;

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  a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

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  an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

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  a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

        If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

        The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

        Ordinary dividends.    The portion of dividends received by non-U.S. stockholders that is (1) payable out of our earnings and profits, (2) which is not attributable to our capital gains and (3) which is not effectively connected with a U.S. trade or business of the non-U.S. stockholder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

        In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder's investment in our stock is, or is treated as, effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation.

        Non-dividend distributions.    Unless our stock constitutes a U.S. real property interest (a "USRPI"), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder's proportionate share of our earnings and profits, plus (b) the stockholder's basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder's share of our earnings and profits.

        Capital gain dividends.    Under FIRPTA, a distribution that we make to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under "—Taxation of foreign stockholders—Ordinary dividends," for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains. We do not expect that a significant portion of our assets will be USRPIs.

        A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see "—Taxation of foreign stockholders—Ordinary dividends"), if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. stockholder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be "regularly traded" on an established securities exchange.

        Dispositions of Western Asset Mortgage Capital Corporation stock.    Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. stockholder generally will not be subject to U.S. taxation under FIRPTA. Our stock will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our stock will constitute a USRPI. However, we cannot assure you that our stock will not become a USRPI.

        Even if the foregoing 50% test is met, our stock will not constitute a USRPI if we are a "domestically controlled qualified investment entity." A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. We believe that we will be and will remain a domestically controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we will be or will remain a domestically controlled qualified investment entity.

        In the event that we are not a domestically controlled qualified investment entity, but our stock is "regularly traded," as defined by applicable Treasury regulations, on an established securities market, a non-U.S. stockholder's sale of our common stock nonetheless also would not be subject to tax under

FIRPTA as a sale of a USRPI, provided that the selling non-U.S. stockholder held 5% or less of our outstanding common stock any time during the one-year period ending on the date of the sale. We expect that our common stock will be regularly traded on an established securities market.

        If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a domestic stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder's investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a domestic stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to "regularly traded" stock described above), a non-U.S. stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. stockholder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

        Estate tax.    If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual's death, the stock will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

        Foreign stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning Western Asset Mortgage Capital Corporation stock.

Taxation of tax-exempt stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income ("UBTI"). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as "debt financed property" within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

        Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

        In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a "pension-held REIT." We will not be a pension-held REIT unless (1) we are required to "look through" one or more of our pension trust stockholders in order to satisfy the REIT "closely-held" test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

        Tax-exempt stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning Western Asset Mortgage Capital Corporation stock.

Backup withholding and information reporting

        We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder comes within an exempt category and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholder who fails to certify their non-foreign status.

        We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

        Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Other tax considerations

Legislative or other actions affecting REITs

        The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

Medicare 3.8% tax on investment income

        Under recently enacted legislation, for taxable years beginning after December 31, 2012, certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends and certain other investment income, including capital gains from the sale or other disposition of our common stock.

Foreign Account Tax Compliance Act

        Recently enacted legislation will require, after December 31, 2013, withholding at a rate of 30% on dividends in respect of, and, after December 31, 2014, gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which we will in turn provide to the Secretary of the Treasury. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. stockholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

State, local and foreign taxes

        We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

Underwriting

        We are offering the shares of common stock described in this prospectus through a number of underwriters named in the table below. Deutsche Bank Securities Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Jefferies & Company, Inc. are acting as joint book-running managers of the offering and Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are acting as representatives on behalf of the underwriters. We and our Manager have entered into an underwriting agreement with the representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Deutsche Bank Securities Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Jefferies & Company, Inc.
Total	12,000,000

        The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

        The underwriters propose to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $        per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $        per share from the offering price. After the offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The underwriters have an option to buy up to 1,800,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

        We estimate that the total expenses of this offering payable will be approximately $         million.

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

        We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives for a period of 60 days after the date of this prospectus, other than (i) the issuance and sale of shares of common stock in this offering, or (ii) the grant of any common stock-based awards under one of our equity incentive plans. Our Manager, our directors and executive officers, and the executive officers of our Manager have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 60 days after the date of this prospectus, may not, without the prior written consent of the representatives, sell or transfer any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.

        Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day period described above, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of this 60-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of this 60-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

        Our common stock is listed on the NYSE under the symbol "WMC".

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional shares referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' option to purchase additional shares. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the option to purchase additional shares. The underwriters may also make "naked" short sales of shares in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

        In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

        These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

        The offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the offering price, we and the representatives of the underwriters expect to consider a number of factors including:

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  the information set forth in this prospectus and otherwise available to the representatives;

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  our prospects and the history and prospects for the industry in which we compete;

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  an assessment of our management;

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  our prospects for future earnings;

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  the general condition of the securities markets at the time of this offering;

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  the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

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  other factors deemed relevant by the underwriters and us.

        Neither we nor the underwriters can assure investors that an active trading market will develop for our shares of common stock, or that the shares will trade in the public market at or above the initial public offering price.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") is implemented in that Relevant Member State (the "Relevant Implementation Date") an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

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  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. The underwriters or their affiliates have engaged in transactions with, and have performed underwriting, investment banking, lending and advisory services for Legg Mason and/or its affiliates in the ordinary course of their business and may do so for us as well as Legg Mason and/or its affiliates in the future. Certain of the underwriters have previously acted as financial advisors to Legg Mason and/or its affiliates and have entered into repurchase agreements, credit default swaps, equity swaps, foreign exchange contracts, guarantees or other derivative contracts with Legg Mason. They have received or will receive customary fees and reimbursements of expenses for these transactions and services. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

        Certain legal matters relating to this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.

Experts

        The balance sheet as of March 31, 2012 included in this Prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

        We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act, with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC's website at www.sec.gov.

        We are subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

Index to the financial statements of
Western Asset Mortgage Capital Corporation

Report of Independent Registered Public Accounting Firm

To the Stockholder of Western Asset Mortgage Capital Corporation:

        In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Western Asset Mortgage Capital Corporation (a corporation in the development stage) at March 31, 2012, in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this financial statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
April 26, 2012

Western Asset Mortgage Capital Corporation

Balance sheet

March 31, 2012
ASSETS
Assets
Cash and cash equivalents	$1,000

Total assets	$1,000

STOCKHOLDER'S EQUITY
Commitments and contingencies Note (3)
Stockholder's equity
Common Stock, $0.01 par value. 100,000 shares authorized, 100 shares issued and outstanding	$1
Additional paid in capital	999

Total stockholder's equity	$1,000

See accompanying notes to the balance sheet.

Western Asset Mortgage Capital Corporation

Notes to the audited balance sheet

1. Organization

        Western Asset Mortgage Capital Corporation (the "Company") was organized in the state of Delaware on June 3, 2009. The Company filed a Certificate of Dissolution in Delaware on May 5, 2010 and revoked such dissolution by filing a Certificate of Revocation of Dissolution on March 24, 2011. Under the Company's charter, the Company is authorized to issue up to 100,000 shares of common stock. The Company has not commenced operations. The Company has selected December 31 as its year-end.

        The sole stockholder of the Company is the Company's manager, Western Asset Management Company ("WAM"), an investment advisor registered with the Securities and Exchange Commission. On March 24, 2011, WAM made a $1,000 initial capital contribution to the Company. WAM is a wholly-owned subsidiary of Legg Mason, Inc.

        The Company is considered in the development stage as defined in ASC Topic 915, "Accounting and Reporting by Development Stage Enterprises" and is subject to the risks associated with development stage enterprises.

2. Formation of the Company and initial public offering

        The Company's ability to commence operations is contingent upon obtaining sufficient equity capital through a successful initial public offering of common stock (the "IPO"), which is anticipated to be finalized in May 2012. The Company's management has broad discretion with respect to the use of net proceeds from the IPO, although WAM's stated intention, in its role as manager, is to use the proceeds to invest in the Company's target assets including residential mortgage-backed securities, commercial mortgage-backed securities and other asset-backed securities.

        The Company will be subject to the risks involved with real estate and real estate-related debt instruments. These include, among others, the risks normally associated with changes in the general economic climate, changes in the mortgage market, changes in tax laws, interest rate levels and the availability of financing. The Company intends to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code commencing with its taxable period ending December 31, 2012. As a REIT, the Company will generally not be subject to corporate income taxes on taxable income distributed to stockholders. In order to maintain its tax status as a REIT, the Company plans to distribute at least 90% of its net taxable income to its stockholders.

3. Significant accounting policies

Use of estimates

        The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Cash and cash equivalents

        Cash and cash equivalents include non-interest bearing non-restricted cash and may also include highly liquid investments with original maturities of three months or less.

Western Asset Mortgage Capital Corporation

Notes to the audited balance sheet

3. Significant accounting policies (Continued)

Underwriting commissions and offering costs

        Underwriting commissions and offering costs to be incurred in connection with the Company's securities offerings will be reflected as a reduction of additional paid-in-capital when it is probable that the Company will be responsible for such costs and they can be reasonably estimated. Costs incurred that are not directly associated with the completion of the offerings will be accrued and expensed as incurred to the extent that the Company is responsible for such expenses.

        WAM has agreed to pay all such underwriting commissions as well as placement agent fees for the private placement of units that the Company is conducting concurrently with the IPO; therefore no such costs will be borne by the Company. As of March 31, 2012, WAM has incurred approximately $650,000 related to the offering or organizational costs. Upon successful completion of the IPO, the Company will be required to reimburse WAM for these costs from the proceeds of the offerings up to $1.2 million. Amounts in excess of $1.2 million will be borne by WAM.

4. Subsequent events

        Management has evaluated events and transactions occurring through the date of filing this financial statement. Such evaluation resulted in no adjustments to the accompanying financial statement.

Western Asset Mortgage Capital Corporation

Balance Sheets (Unaudited)

(in thousands—except share and per share data)

	June 30, 2012	December 31, 2011
Assets:
Cash and cash equivalents	$26,781	$1
Residential mortgage-backed securities, at fair value ($1,819,089 pledged as collateral, at fair value)	1,918,832	—
Investment related receivables	102,336	—
Accrued interest receivable	7,076	—
Due from counterparties	8,000	—
Derivative assets, at fair value	1,283	—
Other assets	552	—

Total Assets	2,064,860	1

Liabilities and Stockholders' Equity:
Liabilities:
Borrowings under repurchase agreements	$1,736,493	$—
Investment related payables	106,019	—
Accrued interest payable	1,000	—
Due to counterparties	4,309	—
Derivative liability, at fair value	6,327	—
Accounts payable and accrued expenses	433	—
Payable to related party	1,607	—

Total Liabilities	1,856,188	—

Commitments and contingencies
Stockholders' Equity:
Common stock, $0.01 par value, 500,000,000 and 100,000 shares authorized, 10,343,944 and 100 shares issued and outstanding, respectively	103	—
Preferred stock, $0.01 par value, 100,000,000 shares authorized and no shares outstanding	—	—
Additional paid-in capital	204,308	1
Retained earnings	4,261	—

Total Stockholders' Equity	208,672	1

Total Liabilities and Stockholders' Equity	$2,064,860	$1

See notes to unaudited financial statements.

Western Asset Mortgage Capital Corporation

Statement of Operations (Unaudited)

(in thousands—except share and per share data)

For the period from May 15, 2012 (commencement of operations) through June 30, 2012
Net Interest Income:
Interest income	$6,850
Interest expense	725

Net Interest Income	6,125

Other Income (Loss):
Realized gain on sale of Residential mortgage-backed securities and other securities, net	1,120
Other loss on Residential mortgage-backed securities	(605)
Unrealized gain on Residential mortgage-backed securities and other securities, net	3,925
Loss on derivative instruments (includes ($5,408) mark-to-market adjustments on derivative instruments), net	(5,313)

Other Income (Loss), net	(873)

Operating Expenses:
General and administrative (includes $54 non-cash stock based compensation)	584
Management fee—related party	407

Total Operating Expenses	991

Net income available to Common Stock and participating securities	$4,261

Earnings per Common Share—Basic and Diluted	$0.41

Basic and diluted weighted average number of common shares outstanding	10,334,824
Dividends Declared per Share of Common Stock	$—

See notes to unaudited financial statements.

Western Asset Mortgage Capital Corporation

Statement of Changes in Stockholders' Equity (Unaudited)

(in thousands—except shares and share data)

	Common Stock
			Additional Paid-In Capital	Retained Earnings
	Shares	Par			Total
Balance at May 15, 2012 (commencement of operations)	100	$—	$1	$—	$1
Redemption of common stock	(100)	—	(1)	—	(1)
Proceeds from public offering of common stock	8,000,000	80	159,920	—	160,000
Offering costs	—	—	(1,200)	—	(1,200)
Proceeds from private placement of common stock	2,277,830	23	42,588	—	42,611
Warrants	—	—	2,946	—	2,946
Grants of restricted stock	66,114	—	—	—	—
Vesting of restricted stock	—	—	54	—	54
Net income	—	—	—	4,261	4,261
Dividends on common stock	—	—	—	—	—

Balance at June 30, 2012	10,343,944	$103	$204,308	$4,261	$208,672

See notes to unaudited financial statements.

Western Asset Mortgage Capital Corporation

Statement of Cash Flows (Unaudited)

(in thousands)

For the period from May 15, 2012 (commencement of operations) through June 30, 2012
Cash flows from operating activities:
Net income	$4,261
Adjustments to reconcile net income to net cash provided by operating activities:
Premium amortization and (discount accretion), net	2,198
Restricted stock amortization expense	54
Unrealized (gain) loss on Residential mortgage-backed securities and other securities, net	(3,925)
Mark-to-market adjustments on derivative instruments	5,408
Other loss on Residential mortgage-backed securities	605
Realized (gain) loss on sale of Residential mortgage-backed securities and other securities, net	(1,120)
Changes in operating assets and liabilities:
Increase in accrued interest receivable	(7,076)
Increase in other assets	(552)
Increase in accrued interest payable	1,000
Increase in accounts payable and accrued expenses	433
Increase in payable to related party	407

Net cash provided by operating activities	1,693

Cash flows from investing activities:
Purchase of Residential mortgage-backed securities and other securities	(2,158,676)
Proceeds from sale of Residential mortgage-backed securities and other securities	237,390
Principal payments received on Residential mortgage-backed securities and other securities	8,015

Net cash used in investing activities	(1,913,271)

Cash flows from financing activities:
Proceeds from issuance of common stock	160,000
Proceeds from private placements of units and common stock (concurrent with initial public offering)	45,557
Redemption of common stock	(1)
Proceeds from repurchase agreement borrowings	3,192,929
Repayments of repurchase agreement borrowings	(1,456,436)
Due from counterparties	(8,000)
Due to counterparties	4,309

Net cash provided by financing activities	1,938,358

Net increase in cash and cash equivalents	26,780
Cash and cash equivalents beginning of period	1

Cash and cash equivalents end of period	$26,781

Supplemental disclosure of operating cash flow information:
Interest paid	$446

Supplemental disclosure of non-cash financing/investing activities:
Offering costs to be settled with related party	$1,200

Mortgage-backed securities sold, not settled	$102,336

Mortgage-backed securities purchased, not settled	$(106,019)

See notes to unaudited financial statements.

Western Asset Mortgage Capital Corporation

Notes to Financial Statements (Unaudited)

(in thousands—except share and per share data)

        The following defines certain of the commonly used terms in these Notes to Financial Statements: "Agency" or "Agencies" refer to a federally chartered corporation, such as the Federal National Mortgage Association ("FNMA" or "FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC" or "FHLMC"), or an agency of the U.S. Government, such as the Government National Mortgage Association ("GNMA" or "GNMA"); references to "RMBS" refer to residential mortgage-backed securities, "Agency RMBS" refer to RMBS issued or guaranteed by the Agencies while "non-Agency RMBS "refer to RMBS that are not issued or guaranteed by the Agencies; references to "ARMs" refers to adjustable rate mortgages; and references to "Agency Derivatives" or "Agency Interest-Only Strips" refer to interest-only("IO) and inverse interest-only ("IIO") securities issued as part of or collateralized with Agency RMBS.

Note 1—Organization

        Western Asset Mortgage Capital Corporation (is referred to throughout this report as the "Company") is a residential real estate finance company that invests in residential mortgage assets in the United States. The Company has selectively constructed a portfolio of assets that currently consists of Agency RMBS and that over time may be diversified to cover a broader range of other residential mortgage assets, including non-Agency RMBS, as well as asset-backed securities ("ABS") and commercial mortgage-backed securities ("CMBS").

        The Company was organized in the state of Delaware on June 3, 2009. The Company filed a Certificate of Dissolution in Delaware on May 5, 2010 and revoked such dissolution by filing a Certificate of Revocation of Dissolution on March 24, 2011. On March 24, 2011, Western Asset Management Company ("WAM", or the "Manager"), an investment advisor registered with the Securities and Exchange Commission, made a $1,000 initial capital contribution to the Company. WAM is a wholly-owned subsidiary of Legg Mason, Inc and is the external manager of the Company. The Company intends to elect and qualify to be taxed as a real estate investment trust or "REIT" commencing with its taxable year ending December 31, 2012.

        Through May 14, 2012, the Company complied with the reporting requirements for development stage enterprises. The Company incurred organizational, accounting and offering costs in connection with the Company's initial public offering (the "IPO") of its common stock and concurrent private placements. In accordance with the Management Agreement (as defined herein in Note 8) between the Company and the Manager, the Company will reimburse the Manager for up to $1.2 million of offering and other related organization costs, which have been paid by the Manager, from the proceeds of the IPO and concurrent private placements on May 15, 2012. The Manager has agreed to pay for all costs in excess of $1.2 million. The Company ceased reporting as a development stage company on May 15, 2012.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Western Asset Mortgage Capital Corporation

Notes to Financial Statements (Unaudited) (Continued)

(in thousands—except share and per share data)

Note 2—Summary of Significant Accounting Policies (Continued)

        In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary have been made to present fairly the Company's financial position, results of operations and cash flows. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted in accordance with Article 10 of Regulation S-X and the instructions to Form 10-Q. These financial statements should be read in conjunction with the Company's Registration Statement on Form S-11, as originally filed on and declared effective on May 9, 2012 with the Securities and Exchange Commission ("SEC"). The results of operations for the period ended June 30, 2012 are not necessarily indicative of the results to be expected for the full year or any other future period.

        The Company currently operates as one business segment.

Cash and Cash Equivalents

        The Company considers all highly-liquid short term investments with original maturities of 90 days or less when purchased to be cash equivalents. Cash and cash equivalents are exposed to concentrations of credit risk. The Company places its cash and cash equivalents with what it believes to be high credit quality institutions. At times such investments may be in excess of the Federal Deposit Insurance Corporation insurance limit.

Classification of mortgage-backed securities and valuations of financial instruments

Mortgage-backed and US Treasury securities—Fair value election

        The Company has elected the fair value option for all of its RMBS and US Treasury securities at the date of purchase, which permits the Company to measure these securities at estimated fair value with the change in estimated fair value included as a component of earnings. In the Manager's view, this election more appropriately reflects the results of the Company's operations for a particular reporting period, as financial asset fair value changes are presented in a manner consistent with the presentation and timing of the fair value changes of economic hedging instruments.

Balance Sheet Presentation

        The Company's mortgage-backed securities purchases and sales are recorded on the trade date, which results in an investment related payable (receivable) for RMBS purchased (sold) for which settlement has not taken place as of the balance sheet date. The Company's RMBS pledged as collateral against borrowings under repurchase agreements are included in residential mortgage-backed securities on the balance sheet, with the fair value of such securities pledged disclosed parenthetically.

Valuation of financial instruments

        The Company discloses the estimated fair value of its financial instruments according to a fair value hierarchy (Levels I, II, and III, as defined below). In accordance with GAAP, the Company is required to provide enhanced disclosures regarding instruments in the Level III category (which require significant management judgment), including a separate reconciliation of the beginning and ending balances for each major category of assets and liabilities. GAAP establishes a framework for measuring estimated fair value and expands financial statement disclosure requirements for fair value

Western Asset Mortgage Capital Corporation

Notes to Financial Statements (Unaudited) (Continued)

(in thousands—except share and per share data)

Note 2—Summary of Significant Accounting Policies (Continued)

measurements. GAAP further specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

          Level I—Quoted prices in active markets for identical assets or liabilities.

          Level II—Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

          Level III—Prices are determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used.

        The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

        When available, the Company uses quoted market prices to determine the estimated fair value of an asset or liability. If quoted market prices are not available, the Company consults with independent pricing services or third party broker quotes, provided that there is no ongoing material event that affects the issuer of the securities being valued or the market thereof. If there is such an ongoing event, or if quoted market prices are not available, the Company will determine the estimated fair value of the securities using valuation techniques that use, when possible, current market-based or independently-sourced market parameters, such as interest rates. In the event pricing is based on broker quotes, the Company performs additional analysis on prices received based on broker quotes to validate the prices and adjustments are made as deemed necessary by management to capture current market information.

        Valuation techniques for RMBS may be based on models that consider the estimated cash flows of each debt tranche of the issuer, establish a benchmark yield, and develop an estimated tranche-specific spread to the benchmark yield based on the unique attributes of the tranche including, but not limited to, assumptions related to prepayment speed, the frequency of defaults and, for non-Agency RMBS, severity of defaults, and attributes of the collateral underlying such securities. To the extent the inputs are observable and timely, the values would be categorized in Level II of the fair value hierarchy; otherwise they would be categorized as Level III.

        The Company will determine the estimated fair value of derivative financial instruments and obtain quotations from a third party to facilitate the process of determining these fair values.

        In May 2011, the Board issued amendments, which were adopted by the Company, to achieve common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards. New disclosures, with a particular focus on Level III measurement were required. All transfers between Level I and Level II were required to be disclosed. Information about when the current use of a non-financial asset measured at fair value differs from its highest and best use is to be disclosed. The Company does not hold any Level III assets and therefore, this update has no significant effect on the Company's financial statements.

        Fair value under GAAP represents an exit price in the normal course of business, not a forced liquidation price. If the Company were forced to sell assets in a short period to meet liquidity needs,

Western Asset Mortgage Capital Corporation

Notes to Financial Statements (Unaudited) (Continued)

(in thousands—except share and per share data)

Note 2—Summary of Significant Accounting Policies (Continued)

the prices it receives could be substantially less than their recorded fair values. Furthermore, the analysis of whether it is more likely than not that the Company will be required to sell securities in an unrealized loss position prior to an expected recovery in value (if any), the amount of such expected required sales, and the projected identification of which securities would be sold is also subject to significant judgment, particularly in times of market illiquidity.

        Any changes to the valuation methodology will be reviewed by the Company to ensure the changes are appropriate. As markets and products develop and the pricing for certain products becomes more transparent, the Company will continue to refine its valuation methodologies. The methods used by the Company may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company anticipates that its valuation methods will be appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the estimated fair value of certain financial instruments could result in a different estimate of estimated fair value at the reporting date. The Company uses inputs that are current as of the measurement date, which may include periods of market dislocation, during which price transparency may be reduced.

Interest income recognition

        Interest income on mortgage-backed securities is accrued based on the outstanding principal balance and their contractual terms. Premiums and discounts associated with Agency RMBS and, to the extent the Company invests in such assets, non-Agency RMBS rated AA and higher at the time of purchase, are amortized into interest income over the estimated life of such securities using the effective yield method. Adjustments to premium and discount amortization are made for actual prepayment activity. The Company estimates prepayments for its securities and as a result, if prepayments increase (or are expected to increase), the Company will accelerate the rate of amortization on premiums or discounts and make a retrospective adjustment to historical amortization. Alternatively, if prepayments decrease (or are expected to decrease) the Company will reduce the rate of amortization on the premiums or discounts and make a retrospective adjustment to historical amortization.

        To the extent the Company invests in non-Agency RMBS that are purchased at a discount to par value and/or are rated below AA at the time of purchase and Agency Interest-Only Strips that are not classified as a derivative, interest income will be recognized based on the effective yield method. The effective yield on these securities will be based on the projected cash flows from each security, which will be estimated based on the Company's observation of the then current information and events and will include assumptions related to interest rates, prepayment rates and the timing and amount of credit losses. On at least a quarterly basis, the Company will review and, if appropriate, make adjustments to its cash flow projections based on input and analysis received from external sources, internal models, and its judgment about interest rates, prepayment rates, the timing and amount of credit losses, and other factors. Changes in cash flows from those originally projected, or from those estimated at the last evaluation, may result in a prospective change in the yield/interest income recognized on such securities. Actual maturities of the securities will be affected by the contractual lives of the associated mortgage collateral, periodic payments of principal, and prepayments of principal. Therefore, actual maturities of the securities will generally be shorter than stated contractual maturities.

Western Asset Mortgage Capital Corporation

Notes to Financial Statements (Unaudited) (Continued)

(in thousands—except share and per share data)

Note 2—Summary of Significant Accounting Policies (Continued)

        Based on the projected cash flow of any non-Agency RMBS purchased at a discount to par value, the Company may designate a portion of such purchase discount as credit protection against future credit losses and, therefore, not accrete such amount into interest income. The amount designated as credit discount may be adjusted over time, based on the actual performance of the security, its underlying collateral, actual and projected cash flow from such collateral, economic conditions and other factors. If the performance of a security with a credit discount is more favorable than forecasted, a portion of the amount designated as credit discount may be accreted into interest income prospectively.

Earnings per share

        GAAP requires use of the two-class method of computing earnings per share for all periods presented for each class of common stock and participating securities as if all earnings for the period had been distributed. Under the two-class method, during periods of net income, the net income is first reduced for dividends declared on all classes of securities to arrive at undistributed earnings. During periods of net losses, the net loss is reduced for dividends declared on participating securities only if the security has the right to participate in the earnings of the entity and an objectively determinable contractual obligation to share in net losses of the entity.

        The remaining earnings are allocated to common stockholders and participating securities, to the extent that each security shares in earnings, as if all of the earnings for the period had been distributed. Each total is then divided by the applicable number of shares to arrive at basic earnings per share. For the diluted earnings, the denominator includes all outstanding common shares and all potential common shares assumed issued if they are dilutive. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of these potential common shares.

Due from counterparties/Due to counterparties

        Due from counterparties represents cash posted with its counterparties as collateral for the Company's interest rate swaps and repurchase agreements. Due to counterparties represents cash posted with the Company by its counterparties as collateral under the Company's interest rate swaps and repurchase agreements. Due from counterparties and Due to counterparties is carried at cost, which approximates fair value.

Hedging instruments and hedging activities

        Subject to maintaining its qualification as a REIT for U.S. federal income tax purposes, the Company utilizes derivative financial instruments, including interest rate swaps, U.S. treasuries and Agency Interest-Only Strips to hedge the interest rate risk associated with its portfolio and related borrowings. Derivatives will be used for hedging purposes rather than speculation. The Company will determine the estimated fair value of its derivative positions and obtain quotations from a third party to facilitate the process of determining these estimated fair values. If the Company's hedging activities do not achieve the desired results, reported earnings may be adversely affected.

        GAAP requires an entity to recognize all derivatives as either assets or liabilities and to measure those instruments at fair value. The accounting for changes in the fair value of derivatives depends on

Western Asset Mortgage Capital Corporation

Notes to Financial Statements (Unaudited) (Continued)

(in thousands—except share and per share data)

Note 2—Summary of Significant Accounting Policies (Continued)

the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives are classified as either hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge) or hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). Fair value adjustments are recorded in earnings immediately, if the Company does not elect hedge accounting for a derivative instrument.

        The Company elected not to apply hedge accounting for its derivative instruments and records the change in estimated fair value and net interest rate swap payments (including accrued amounts) related to interest rate swaps in earnings.

        The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For stock-based derivative financial instruments, the Company uses a variation of the adjusted Black-Scholes option valuation model to value the derivative instruments at inception. In addition, certain of the Company's Agency Interest-Only Strips may be considered derivatives for GAAP purposes.

Repurchase agreements

        Mortgage-backed securities sold under repurchase agreements are treated as collateralized financing transactions, unless they meet sales treatment. Securities financed through a repurchase agreement remain on the Company's balance sheet as an asset and cash received from the lender is recorded in the Company's balance sheet as a liability. Interest paid in accordance with repurchase agreements is recorded as interest expense.

        In instances where the Company acquires securities through repurchase agreements with the same counterparty from which the securities were purchased, the Company will account for the purchase commitment and repurchase agreement on a net basis and record a forward commitment to purchase securities as a derivative instrument if the transaction does not comply with the criteria for gross presentation. Such forward commitments will be recorded at fair value with subsequent changes in fair value recognized in income. Additionally, the Company will record the cash portion of its investment in securities as a mortgage-related receivable from the counterparty on its balance sheet. If the transaction complies with the criteria for gross presentation, the Company will record the assets and the related financing on a gross basis in its balance sheet and the corresponding interest income and interest expense in its statement of operations.

Share-based compensation

        The Company accounts for share-based compensation to its independent directors, to its employees, to its Manager and to employees of its Manager and its affiliates using the fair value based methodology prescribed by GAAP. Compensation cost related to restricted common stock issued to the Company's independent directors and employees of the Company is measured at its estimated fair value at the grant date, and amortized into expense over the vesting period on a straight-line basis. Compensation costs related to restricted common stock issued to the Manager and to employees of the Manager and its affiliates will initially be measured at estimated fair value at the grant date, and

Western Asset Mortgage Capital Corporation

Notes to Financial Statements (Unaudited) (Continued)

(in thousands—except share and per share data)

Note 2—Summary of Significant Accounting Policies (Continued)

amortized into expense over the vesting period on a straight-line basis and remeasured on subsequent dates to the extent the awards are unvested.

Warrants

        The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Financial instruments without these features are recorded as a component of equity. For the Company's warrants, the Company uses a variation of the adjusted Black-Scholes option valuation model to record the financial instruments at their relative fair values at issuance. The warrants issued with the Company's common stock in the private placement to certain accredited institutional investors have been evaluated by the Company and have been recorded at their relative fair value as a component of equity.

Income taxes

        The Company intends to elect and qualify to be taxed as a REIT commencing with its taxable year ending December 31, 2012. Accordingly, the Company will generally not be subject to corporate U.S. federal or state income tax to the extent that the Company makes qualifying distributions to stockholders, and provided that the Company satisfies, on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and stock ownership tests. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, the Company will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which the Company lost its REIT qualification. Accordingly, the failure to qualify as a REIT could have a material adverse impact on the Company's results of operations and amounts available for distribution to stockholders.

        The dividends paid deduction for qualifying dividends paid to stockholders is computed using the Company's taxable income as opposed to net income reported on the financial statements. Taxable income, generally, will differ from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not GAAP.

        The Company may create and elect to treat certain subsidiaries as Taxable REIT Subsidiaries ("TRS"). In general, a TRS may hold assets and engage in activities that the Company cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes and its value may not exceed 25% of the value of the Company. As of June 30, 2012, the Company does not have a TRS.

        While a TRS will generate net income, a TRS can declare dividends to the Company, which will be included in the Company's taxable income and necessitate a distribution to the Company's stockholders. Conversely, if the earnings are retained at a TRS level, no distribution is required, thereby increasing the book equity of the Company.

Western Asset Mortgage Capital Corporation

Notes to Financial Statements (Unaudited) (Continued)

(in thousands—except share and per share data)

Note 2—Summary of Significant Accounting Policies (Continued)

        The Company evaluates uncertain tax positions, if any, and classifies interest and penalties, if any, related to unrecognized tax benefits as a component of provision for income taxes.

Offering costs

        Offering costs incurred by the Company in connection with the IPO and concurrent private placements are reflected as a reduction of additional paid-in-capital.

Accounting standards applicable to emerging growth companies

        The JOBS Act contains provisions that relax certain requirements for "emerging growth companies", which includes us. For as long as the Company is an emerging growth company, which may be up to five full fiscal years, unlike other public companies, the Company will not be required to: (i) comply with any new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies under Section 102(b)(1) of the JOBS Act; (ii) provide an auditor's attestation report on management's assessment of the effectiveness of the Company's system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (iii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; or (iv) comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise. We have not made a decision whether to take advantage of all of these exemptions, but we may take advantage of any or all of such exemptions.

        As noted above, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies. The Company intends to take advantage of such extended transition period. Since the Company will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, its financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If the Company were to elect to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Recent accounting pronouncements

        Accounting Standards to be Adopted in Future Periods

        In May 2011, the FASB issued guidance that clarifies its intent regarding the application of existing fair value measurement requirements including: 1) prohibiting the inclusion of block discounts in all fair value measurements, not just Level I measurements; 2) adding guidance on when to include other premiums and discounts in fair value measurements; 3) clarifying that the concepts of "highest and best use" and "valuation premise" apply only when measuring the fair value of non-financial assets and 4) adding an exception that allows the measurement of a group of financial assets and liabilities with offsetting risks (e.g., a portfolio of derivative contracts) at their net exposure to a particular risk if certain criteria are met. For non-public entities, this guidance is effective for fiscal years beginning after

Western Asset Mortgage Capital Corporation

Notes to Financial Statements (Unaudited) (Continued)

(in thousands—except share and per share data)

Note 2—Summary of Significant Accounting Policies (Continued)

December 15, 2011. The Company does not hold any Level III assets and therefore, this update will have no significant effect on the Company's financial statements.

        In December 2011, the FASB issued guidance requiring additional disclosure information about offsetting and related arrangements. Entities will be required to disclose both gross information and net information about both instruments and transactions eligible for offset in the balance sheet as well as instruments and transactions subject to an agreement similar to a master netting arrangement. This scope would include derivatives, sale and repurchase agreements and reverse sale and repurchase agreements. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards ("IFRS"). The guidance is effective for periods beginning on or after January 1, 2013 and interim periods within those annual periods. While this guidance may result in certain additional disclosures, it is not expected to have a material impact on the Company's financial statements.

Note 3—Fair Value of Financial Instruments

Fair Value Accounting Elections

        The Company has elected the fair value option for all of its RMBS and as a result, all changes in the estimated fair value of such securities are reflected in the results of operations.

Financial Instruments carried at Fair Value

        The following tables present the Company's financial instruments carried at fair value as of June 30, 2012, based upon the valuation hierarchy:

	Estimated Fair Value
	Level I	Level II	Level III	Total
Asset
Agency RMBS	$—	$1,891,988	$—	$1,891,988
Agency interest-only strips accounted for as derivatives, included in RMBS	—	26,844	—	26,844
Derivative assets	—	1,283	—	1,283

Total	$—	$1,920,115	$—	$1,920,115

Liabilities
Derivative liabilities	$—	$6,327	$—	$6,327

Total	$—	$6,327	$—	$6,327

        The Company uses third party pricing services to price its RMBS and derivative instruments. The Company compares this pricing to pricing from other third party pricing services to validate the reasonableness of the pricing obtained from the primary pricing service for its RMBS and derivative instruments. .

Western Asset Mortgage Capital Corporation

Notes to Financial Statements (Unaudited) (Continued)

(in thousands—except share and per share data)

Note 3—Fair Value of Financial Instruments (Continued)

Other Fair Value Disclosures

        Cash and cash equivalents on the Company's balance sheet are reflected at cost which approximates estimated fair value.

        The fair value of the repurchase agreements is based on an expected present value technique. This method discounts future estimated cash flows using rates the Company determined best reflect current market interest rates that would be offered for loans with similar characteristics and credit quality. The use of different market assumptions or estimation methodologies could have a material effect on the estimated fair value amounts. At June 30, 2012, the Company's repurchase agreements had a fair value of approximately $1.7 billion and a carrying value of approximately $1.7 billion.

Note 4—Residential Mortgage-Backed Securities

        The following table presents certain information about the Company's investment portfolio at June 30, 2012:

	Principal Balance(1)	Unamortized Premium (Discount), net	Amortized Cost(1)	Unrealized Gain (Loss), net	Estimated Fair Value(1)	Net Weighted Average Coupon(2)		Weighted Average Yield(3)
Agency RMBS:
30-Year Mortgage	$1,440,818	$87,234	$1,528,052	$3,930	$1,531,982	3.8%		2.8%
20-Year Mortgage	210,990	13,070	224,060	(340)	223,720	3.6%		2.4%
CMO—Fixed rate	66,000	11,124	77,124	(316)	76,808	6.5%		4.9%
IOs and IIOs(4)	—	—	58,827	651	59,478	4.3%		8.6%
Agency interest-only strips accounted for as derivatives(4)	—	—		—	26,844	4.2	%(5)	1.6%

Total	$1,717,808	$111,428	$1,888,063	$3,925	1,918,832	4.0%		3.0%

(1)
Includes unsettled purchases with an aggregate cost of $105,912 and estimated fair value of $106,019 at June 30, 2012.

(2)
Net weighted average coupon as of June 30, 2012 is presented, net of servicing and other fees.

(3)
Weighted average yield as of June 30, 2012 incorporates estimates for future prepayment and loss assumptions.

(4)
IOs and IIOs and Agency interest-only strips accounted for as derivatives have no principal balances and bear interest based on a notional balance. The notional balance is used solely to determine interest distributions on interest-only class of securities.

(5)
Interest on these securities is reported as a component of Loss on derivative instruments.

Weighted average expected remaining term to maturity of the investment portfolio is 5.6 years.

Western Asset Mortgage Capital Corporation

Notes to Financial Statements (Unaudited) (Continued)

(in thousands—except share and per share data)

Note 4—Residential Mortgage-Backed Securities (Continued)

        The components of the carrying value of the Company's investment portfolio are as follows:

June 30, 2012
Principal balance	$1,717,808
Amortized cost of IOs and IIOs	58,827
Carrying value of Agency interest-only strips accounted for as derivatives	26,844
Unamortized premium	111,428
Unamortized discount	—
Gross unrealized gains	6,543
Gross unrealized losses	(2,618)

Estimated fair value	$1,918,832

        As of June 30, 2012, the Company held Agency RMBS with a fair value of approximately $641.2 million in an unrealized loss position of approximately $2.6 million. As of June 30, 2012, the Company held no investments in an unrealized loss position for greater than one year. At June 30, 2012, the Company did not intend to sell any of its Agency RMBS that were in an unrealized loss position, and it is "more likely than not" that the Company will not be required to sell these Agency RMBS before recovery of their amortized cost basis, which may be at their maturity.

        The Company assesses its Agency RMBS for other-than-temporary impairment on at least a quarterly basis. When the fair value of an investment is less than its amortized cost at the balance sheet date of the reporting period for which impairment is assessed, the impairment is designated as either "temporary" or "other-than-temporary." In deciding on whether or not a security is other than temporarily impaired, the Company considers several factors, including the nature of the investment, communications from the trustees of securitizations regarding the credit quality of the security, the severity and duration of the impairment, the cause of the impairment, and the Company's intent that it is more likely than not that the Company can hold the security until recovery of its cost basis. The Company did not have other than temporary impairments for the period from May 15, 2012 (commencement of operations) through June 30, 2012.

        For non-Agency RMBS that are purchased at a discount to par value and/or are rated below AA at the time of purchase and Agency interest-rate strips (IOs and IIOs) that are not classified as derivatives, an other-than-temporary impairment is deemed to have occurred when there is an adverse change in the expected cash flows (principal or interest) to be received and the fair value of the beneficial interest is less than its carrying amount. These adjustments are reflected in the Company's Statement of Operations as Other loss on Residential mortgage-backed securities. In determining whether an adverse change in cash flows occurred, the present value of the remaining cash flows, as estimated at the initial transaction date (or the last date previously revised), was compared to the present value of the expected cash flows at the current reporting date. The estimated cash flows reflect those a "market participant" would use and were discounted at a rate equal to the current effective yield. If an other-than-temporary impairment was recognized as a result of this analysis, the yield was changed to the market rate. The last revised estimated cash flows were then used for future impairment analysis purposes.

Western Asset Mortgage Capital Corporation

Notes to Financial Statements (Unaudited) (Continued)

(in thousands—except share and per share data)

Note 4—Residential Mortgage-Backed Securities (Continued)

        The following table presents components of interest income on the Company's Agency RMBS.

	For the period from May 15, 2012 (commencement of operations) through June 30, 2012
	Coupon Interest	Net (Premium) Discount Amortization	Interest Income
Agency RMBS	$9,048	$(2,198)	$6,850

Total	$9,048	$(2,198)	$6,850

Note 5—Borrowings Under Repurchase Agreements

        As of June 30, 2012, the Company had master repurchase agreements with nine (9) counterparties, and was in discussions with additional counterparties, to finance substantially its entire Agency RMBS portfolio. As of June 30, 2012, the Company had borrowings under repurchase agreements with nine (9) counterparties. For the period from May 15, 2012 (commencement of operations) through June 30, 2012, the Company had average borrowings under its repurchase agreements of approximately $1.5 billion and had a maximum month-end balance during the period of approximately $1.7 billion.

        The repurchase agreements bear interest at a contractually agreed-upon rate and typically have terms ranging from one month to three months. The Company's repurchase agreement borrowings are accounted for as secured borrowings given that the Company maintains effective control of the financed assets. Under the repurchase agreements, the respective lender retains the right to mark the underlying collateral to fair value. A reduction in the value of pledged assets would require the Company to post additional securities as collateral, pay down borrowings or establish cash margin accounts with the counterparties in order to re-establish the agreed-upon collateral requirements, referred to as margin calls. The inability of the Company to post adequate collateral for a margin call by the counterparty could result in a condition of default under the Company's repurchase agreements, thereby enabling the counterparty to liquidate the collateral pledged by the Company, which may have an adverse effect on the Company's financial condition and results of operations.

        Further, if the Company is unable to renew, replace or expand repurchase financing with other sources of financing on substantially similar terms it may have an adverse effect on the Company's business and results of operations, due to the long term nature of the Company's investments and relatively short-term maturities of the Company's repurchase agreements. The financial covenants of certain of the repurchase agreements require the Company to maintain certain equity and leverage metrics. The Company is in compliance with these covenants at June 30, 2012.

Western Asset Mortgage Capital Corporation

Notes to Financial Statements (Unaudited) (Continued)

(in thousands—except share and per share data)

Note 5—Borrowings Under Repurchase Agreements (Continued)

        The following table summarizes certain characteristics of the Company's repurchase agreements at June 30, 2012:

RMBS Pledged	Repurchase Agreement Borrowings	Weighted Average Interest Rate on Borrowings Outstanding at end of period	Weighted Average Remaining Maturity (days)
Agency RMBS	$1,736,493	0.42%	54

Total	$1,736,493	0.42%	54

Note 6—Collateral Positions

        The following tables summarize the Company's collateral positions, with respect to its borrowings under repurchase agreements, derivatives and clearing margin account at June 30, 2012:

	Assets Pledged-Fair Value	Amortized Cost	Accrued Interest	Fair Value of Assets Pledged and Accrued Interest
Assets pledged for borrowings under repurchase agreements:
Agency RMBS	$1,819,089	$1,815,774	$5,397	$1,824,486
Cash collateral for derivatives(1):	8,000	—	—	8,000

Total	$1,827,089	$1,815,774	$5,397	$1,832,486

(1)
Cash posted as collateral is included in Due from counterparties on the Company's balance sheet.

        A reduction in the value of pledged assets typically results in the repurchase agreement counterparty initiating a daily margin call. At June 30, 2012, Agency RMBS held by counterparties as security for repurchase agreements totaled approximately $1.8 billion. Cash collateral held by counterparties at June 30, 2012 was $8.0 million. In addition, the Company's counterparties have posted cash of $4.3 million as collateral under the Company's interest rate swaps and repurchase agreements, which is included in Due to counterparties in the balance sheet.

Note 7—Derivative Instruments

        The Company's derivatives currently include interest rate swaps ("interest rate swaps") and Agency Interest-Only Strips that are classified as derivatives.

Interest rate swaps

        The Company is exposed to certain risk arising from both its business operations and economic conditions. Specifically, the Company's primary source of debt funding is repurchase agreements and the Company enters into derivative financial instruments to manage exposure to variable cash flows on portions of its borrowings under those repurchase agreements. Since the interest rates on repurchase agreements typically change with market interest rates such as the London interbank offered rate or

Western Asset Mortgage Capital Corporation

Notes to Financial Statements (Unaudited) (Continued)

(in thousands—except share and per share data)

Note 7—Derivative Instruments (Continued)

LIBOR, the Company is exposed to constantly changing interest rates, which accordingly affects cash flows associated with these rates on its borrowings. To mitigate the effect of changes in these interest rates, the Company enters into interest rate swap agreements ("interest rate swaps") which help to mitigate the volatility in the interest rate exposures and their related cash flows. Interest rate swaps involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the interest rate swap without exchange of the underlying notional amount.

        While the Company has not elected to account for its interest rate swap derivative instruments as "hedges" under GAAP, it does not use derivatives for speculative purposes, but rather uses such instruments to manage interest rate risk and views them as economic hedges. Changes in the estimated fair value of derivatives not designated in hedging relationships are recorded directly in earnings together with or including periodic net interest settlement amounts.

        The Company's interest rate swap derivative instruments consist of the following at June 30, 2012:

	Notional Amount	Estimated Fair Value	Accrued Interest
Interest rate swaps, assets	$89,000	$1,283	$95
Interest rate swaps, liabilities	926,500	(6,327)	627

Total derivative instruments	$1,015,500	$(5,044)	$722

        The following table summarizes the average fixed pay rate and average maturity for the Company's interest rate swaps as of June 30, 2012:

Term to Maturity	Notional Amount	Average Fixed Pay Rate	Average Maturity (Years)
Greater than 1 year and less than 3 years	$320,000	0.7%	2.4
Greater than 3 years and less than 5 years	165,000	1.1	4.6
Greater than 5 years	530,500	1.8	10.0

Total	$1,015,500	1.3%	6.7

        As of June 30, 2012, approximately 22% of these instruments are forward starting swaps (approximately one year forward). The Company's agreements with certain of its interest rate swap counterparties may be terminated at the option of the counterparty if we do not maintain certain equity and leverage metrics. Through June 30, 2012, the Company was in compliance with the terms of such financial tests.

        As of June 30, 2012, the estimated fair value of derivatives in a net liability position, which includes accrued interest, related to these agreements was approximately $6.7 million. The Company has minimum collateral posting thresholds with certain of its derivative counterparties, for which it typically pledges cash. As of June 30, 2012, the Company had cash pledged as collateral of $8.0 million, which is reported on the balance sheet as Due from counterparties. If the Company had breached any

Western Asset Mortgage Capital Corporation

Notes to Financial Statements (Unaudited) (Continued)

(in thousands—except share and per share data)

Note 7—Derivative Instruments (Continued)

of these provisions at June 30, 2012, it could have been required to settle its obligations under the agreements at their termination value of approximately $6.7 million.

Agency Interest-Only Strips

        The Company also invests in Agency Interest-Only Strips. The Company has evaluated the terms and conditions of its holdings of Agency Interest-Only Strips to determine if these instruments have the characteristics of investments or would be considered derivatives under GAAP. Accordingly, interest-only strips having the characteristics of derivatives have been accounted for at fair value with changes in recognized in Loss on derivative instruments in the Statement of Operations, along with any interest received. The carrying value of these Agency Interest-Only Strips is included in Residential mortgage-backed securities on the balance sheet.

        The following table summarizes the amounts recognized on the statements of operations related to the Company's derivative instruments for the period from May 15, 2012 (commencement of operations) through June 30, 2012:

Derivative Instrument	Interest Income (expense), net	Mark-to-market adjustments on derivative instruments	Loss on derivative instruments
Interest rate swaps(1)	$(722)	$(5,044)	$(5,766)
Agency Interest-Only Strips(2)	817	(364)	453

Total	$95	$(5,408)	$(5,313)

(1)
Interest income (expense), net on interest rate swaps represents the net amount paid, including accrued amounts, for swaps during the period and realized gains (losses) on swap terminations.

(2)
Interest Income (expense), net on Agency Interest-Only Strips represents interest income on these securities based on the actual coupon.

Note 8—Related Party Transactions

Management Agreement

        In connection with the Company's initial public offering (the "IPO") in May 2012, the Company entered into a Management Agreement (the "Management Agreement") with the Manager, which describes the services to be provided by the Manager and compensation for such services. The Manager is responsible for managing the Company's operations, including: 1) performing all of its day-to-day functions other than those provided by the Company's chief financial officer; (2) determining investment criteria in conjunction with the board of directors; (3) sourcing, analyzing and executing investments, asset sales and financings; (4) performing asset management duties; and (5) performing financial and accounting management, subject to the direction and oversight of the Company's board of directors. Pursuant to the terms of the Management Agreement, the Manager is paid a management fee equal to 1.50% per annum of the Company's adjusted stockholders' equity, calculated and payable (in cash) quarterly in arrears. For purposes of calculating the management fee, "adjusted stockholders' equity" means the sum of the net proceeds from any issuances of the Company's equity securities since

Western Asset Mortgage Capital Corporation

Notes to Financial Statements (Unaudited) (Continued)

(in thousands—except share and per share data)

Note 8—Related Party Transactions (Continued)

inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus retained earnings, calculated in accordance with GAAP, at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount paid for repurchases of the Company's shares of common stock, excluding any unrealized gains, losses or other non-cash items that have impacted stockholder's equity as reported in the Company's financial statements prepared in accordance with GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income, and excluding one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between the Manager and the Company's independent directors and after approval by a majority of the Company's independent directors. However, if the Company's stockholders' equity for any given quarter is negative based on the calculation described above, the Manager will not be entitled to receive any management fee for that quarter.

        In addition, the Company may be required to reimburse the Manager for certain expenses as described below. Expense reimbursements to the Manager are made in cash on a monthly basis following the end of each month. The Company's reimbursement obligation is not subject to any dollar limitation. Because the Manager's personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, the Manager may be paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis.

        The Management Agreement may be amended, supplemented or modified by agreement between the Company and the Manager. The initial term of the Management Agreement expires on May 15, 2015 and it is automatically renewed for one-year terms on each anniversary thereafter unless previously terminated as described below. The Company's independent directors will review the Manager's performance and any fees payable to the Manager annually and, following the initial term, the Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of the Company's independent directors, based upon: (1) the Manager's unsatisfactory performance that is materially detrimental to the Company; or (2) the Company's determination that any fees payable to the Manager are not fair, subject to the Manager's right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds (2/3) of the Company's independent directors. The Company will provide the Manager 180 days prior notice of any such termination. Unless terminated for cause, the Company will pay the Manager a termination fee equal to three (3) times the average annual management fee earned by the Manager during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

        The Company may also terminate the Management Agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from the Company's board of directors for cause, which will be determined by a majority of the Company's independent directors, which is defined as: i) the Manager's continued material breach of any provision of the Management Agreement (including the Manager's failure to comply with the Company's investment guidelines); ii) the Manager's fraud, misappropriation of funds, or embezzlement against the

Western Asset Mortgage Capital Corporation

Notes to Financial Statements (Unaudited) (Continued)

(in thousands—except share and per share data)

Note 8—Related Party Transactions (Continued)

Company; iii) the Manager's gross negligence in the performance of its duties under the Management Agreement; iv) the occurrence of certain events with respect to the bankruptcy or insolvency of the Manager, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition; v) the Manager is convicted (including a plea of nolo contendere) of a felony; or vi) the dissolution of the Manager.

        For the period from May 15, 2012 (commencement of operations) through June 30, 2012, the Company incurred approximately $0.4 million in management fees. In addition to the management fee, the Company is also responsible for reimbursing the Manager for certain expenses paid by the Manager on behalf of the Company and for certain services provided by the Manager to the Company. For the period from May 15, 2012 (commencement of operations) through June 30, 2012, the Manager did not request reimbursement from the Company for any such expenses. Notwithstanding the foregoing, any such expenses incurred by the Manager and reimbursed by the Company are typically included in the Company's general and administrative expense on its statement of operations, or may be reflected on the balance sheet and associated statement of changes in stockholders' equity, based on the nature of the item. At June 30, 2012, approximately $0.4 million for management fees incurred but not yet paid was included in payable to related party on the balance sheet.

Offering Costs

        For the period from May 15, 2012 (commencement of operations) through June 30, 2012, the Company incurred $1.2 million of offering costs in connection with the Company's IPO of its common stock and concurrent private placements. The Manager has agreed to pay for all costs in excess of $1.2 million. At June 30, 2012, $1.2 million of these costs is included in payable to related party on the balance sheet.

Note 9—Share-Based Payments

        In conjunction with the Company's IPO and concurrent private placement, the Company's board of directors approved the Western Asset Mortgage Capital Corporation Equity Plan (the "Equity Plan ") and the Western Asset Manager Equity Plan (the "Manager Equity Plan" and collectively the "Equity Incentive Plans").

        On May 15, 2012, the Company granted 51,159 shares of restricted common stock to the Manager under the Manager Equity Plan that is equal to 0.5% of the aggregate number of shares of common stock sold in the IPO and units sold in the concurrent private placement to certain institutional accredited investors. These shares vest on each of the first, second and third anniversaries of the grant date.

        On May 15, 2012, the Company granted a total of 4,500 shares (1,500 each) of restricted common stock under the Equity Plan to the Company's three independent directors. These restricted shares will vest in full on the first anniversary of the grant date.

        On June 25, 2012, the Company granted 10,455 shares of restricted common stock to its Chief Financial Officer under the Equity Plan. One-third of these restricted shares will vest on January 1, 2013, one-third will vest on January 1, 2014 and the remaining one-third will vest on January 1, 2015.

Western Asset Mortgage Capital Corporation

Notes to Financial Statements (Unaudited) (Continued)

(in thousands—except share and per share data)

Note 9—Share-Based Payments (Continued)

        The Equity Incentive Plans include provisions for grants of restricted common stock and other equity-based awards to the Manager, its employees and employees of its affiliates and to the Company's directors, officers and employees. The Company can issue up to 3.0% of the total number of issued and outstanding shares of our common stock (on a fully diluted basis) at the time of each award (other than any shares issued or subject to awards made pursuant to one of our Equity Incentive Plans) under these Equity Incentive Plans. There are 308,335 shares of common stock initially reserved for issuance under the Equity Incentive Plans. The Company recognized stock-based compensation expense of approximately $54 thousand for the period from May 15, 2012 (commencement of operations) through June 30, 2012.

        All restricted common shares granted possess all incidents of ownership, including the right to receive dividends and distributions, and the right to vote. The awards agreements includes restrictions whereby the restricted shares cannot be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of prior to the lapse of restrictions under the respective award agreement. The restrictions lapse on the unvested restricted shares awarded when vested, subject to the grantee's continuing to provide services to the Company as of the vesting date. Unvested restricted shares and rights to dividends thereon are forfeited upon termination of grantee.

        The following is a summary of restricted common stock vesting dates as of June 30, 2012:

Vesting Date	Shares Vesting
January 2013	3,485
May 2013	21,553
January 2014	3,485
May 2014	17,053
January 2015	3,485
May 2015	17,053

66,114

Note 10—Initial Public Offering and Private Placements

        On May 9, 2012, the Company entered into: (i) a binding underwriting agreement with a group of underwriters to sell 8.0 million shares of the Company's common stock for $20.00 per share for an aggregate offering price of $160.0 million; (ii) unit purchase agreements, pursuant to a private placement, with certain institutional accredited investors to sell 2,231,787 warrant units for $20.00 per unit for an aggregate offering price of approximately $44.6 million; and (iii) an agreement to sell 46,043 shares of the Company's common stock, for $20.00 per share to our Manager's deferred compensation plan in another private placement for an aggregate offering price of approximately $0.9 million.

        Each of the aforementioned warrant units consist of one share of our common stock and a warrant to purchase 0.5 of a share of our common stock. Each warrant has an exercise price of $20.50 per share, subject to adjustment upon the occurrence of customary events triggering an anti-dilution adjustment and certain sales of the Company's common stock and subject to certain limitations on exercise. The warrants expire on May 15, 2019.

Western Asset Mortgage Capital Corporation

Notes to Financial Statements (Unaudited) (Continued)

(in thousands—except share and per share data)

Note 10—Initial Public Offering and Private Placements (Continued)

        In summary, the net proceeds to the Company from the IPO and two private placements were approximately $204.4 million, net of offering expenses of $1.2 million for which the Company agreed to be responsible. The Manager agreed to be responsible for: (i) all offering expenses in excess of $1.2 million; and (ii) the underwriting discount and other costs in the IPO and the placement agent fees in the two private placements (in the aggregate, approximately $7.8 million).

Note 11—Net Income per Common Share

        The table below presents basic and diluted net income per share of common stock for the period from May 15, 2012 (commencement of operations) through June 30, 2012:

Numerator:
Net income attributable to common stockholders and participating securities for basic and diluted earnings per share	$4,261

Denominator:
Weighted average shares of common stock outstanding	10,277,830
Weighted average participating securities	56,994

Denominator for basic and diluted earnings per share—weighted average shares of common stock outstanding and common stock equivalents outstanding	10,334,824

Basic and diluted net income per weighted average share of common stock	$0.41

Note 12—Income Taxes

        Based on the Company's analysis of any potential uncertain income tax positions, the Company concluded that it does not have any uncertain tax positions that meet the recognition or measurement criteria as of June 30, 2012. In the event that the Company incurs income tax related interest and penalties, the Company's policy is to classify them as a component of provision for income taxes.

Note 13—Subsequent Events

        On July 26, 2012, the Company declared a dividend of $0.38 per share with a record date of August 6, 2012 and a payment date of August 14, 2012.

12,000,000 Shares

Western Asset Mortgage Capital Corporation

Common Stock

Deutsche Bank Securities	Citigroup	J.P. Morgan	Jefferies

                        , 2012

Part II
Information not required in prospectus

Item 31.    Other expenses of issuance and distribution.

        The following table shows the fees and expenses, other than underwriting discount, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee and the Financial Industry Regulatory Authority, Inc. filing fee are estimates.

Securities and Exchange Commission registration fee	$40,110
Financial Industry Regulatory Authority, Inc. filing fee	38,000
NYSE listing fee	66,240
Legal fees and expenses (including Blue Sky fees)	150,000
Accounting fees and expenses	100,000
Printing and engraving expenses	50,000
Miscellaneous	25,000

Total	$469,350

Item 32.    Sales to special parties.

        None.

Item 33.    Recent sales of unregistered securities.

        On May 9, 2012, the SEC declared effective our registration statement (File No. 333-159962), pursuant to which we registered 8,000,000 shares of our common stock. On May 15, 2012, we consummated our IPO and sold 8,000,000 shares of common stock to the public at a price of $20.00 per share for an aggregate offering price of $160.0 million. In connection with our IPO, $6,400,000 in underwriting discounts and commissions were paid by the Manager. We received net proceeds from our IPO of approximately $158.8 million, after deducting the offering expenses payable by us of approximately $1.2 million.

        Our IPO was underwritten by Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Jefferies & Company, Inc. acting as the joint book runners for the offering, Stifel, Nicolaus & Company, Incorporated, RBC Capital Markets, LLC and JMP Securities LLC acting as co-lead managers and National Securities Corporation, Sterne, Agee & Leach, Inc. and Wunderlich Securities, Inc. acting as co-managers.

        On May 15, 2012, concurrent with the consummation of the IPO, we completed two private placements in which we sold: (i) 2,231,787 units to certain institutional accredited investors, with each unit consisting of one share of common stock and one warrant to purchase 0.5 of a share of common stock, at a price of $20.00 per unit; and (ii) 46,043 shares of common stock for $20.00 per share to the Manager's deferred compensation plan. The warrants have an initial exercise price of $20.50. The aggregate proceeds from these private offerings were approximately $44.6 million. In connection with the private placement to certain institutional accredited investors, our Manager paid the placement agent, Deutsche Bank Securities Inc., a placement agent fee of approximately $0.9 million.

Item 34.    Indemnification of directors and officers.

        Section 102 of the Delaware General Corporation Law, as amended, or the DGCL, allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

        Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses, (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred by the indemnified person and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event such person is adjudged liable to the corporation unless a court believes that in light of all the circumstances indemnification should apply.

        Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

        Article Sixth of our amended and restated certificate of incorporation provides that our directors shall not be personally liable to us and our stockholders except for liability (i) for any breach of the director's duty of loyalty to us or any stockholder (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, pursuant to Section 174 of the DGCL, or for any transaction from which the Director derived an improper personal benefit.

        Our amended and restated bylaws and amended and restated certificate of incorporation provide that we may indemnify any person who is or was a director, officer, employee or agent of us to the fullest extent permitted by Delaware law. The indemnification provisions contained in our amended and restated bylaws and amended and restated certificate of incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

Item 35.    Treatment of proceeds from stock being registered.

        None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial statements and exhibits.

        (a)    Financial statements.    See page F-1 for an index to the financial statements included in the registration statement.

        (b)    Exhibits.    The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit Number		Exhibit Description
1.1		Form of Underwriting Agreement by and among Western Asset Mortgage Capital Corporation and the underwriters named therein

3.1	*	Amended and restated certificate of incorporation of Western Asset Mortgage Capital Corporation, incorporated by reference to Exhibit 3.1 to Amendment No. 10 Form S-11 (Registration Statement No. 333-159962), filed May 8, 2012

3.2	*	Amended and restated bylaws of Western Asset Mortgage Capital Corporation, incorporated by reference to Exhibit 3.2 to Amendment No. 10 Form S-11 (Registration Statement No. 333-159962), filed May 8, 2012

4.1	*	Specimen Common Stock Certificate of Western Asset Mortgage Capital Corporation, incorporated by reference to Exhibit 4.1 to Amendment No. 10 Form S-11 (Registration Statement No. 333-159962), filed May 8, 2012

5.1		Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (including consent of such firm)

8.1		Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (including consent of such firm)

10.1	*	Form of Unit Purchase Agreement between Western Asset Mortgage Capital Corporation and certain institutional accredited investors, incorporated by reference to Exhibit 10.1 to Amendment No. 9 Form S-11 (Registration Statement No. 333-159962), filed April 30, 2012

10.2	*	Form of Warrant, incorporated by reference to Exhibit 10.2 to Amendment No. 9 Form S-11 (Registration Statement No. 333-159962), filed April 30, 2012

10.3	*	Management Agreement between Western Asset Mortgage Capital Corporation and Western Asset Management Company, incorporated by reference to Exhibit 10.4 to Form 10-Q, filed August 14, 2012

10.4	*	Registration Rights Agreement among Western Asset Mortgage Capital Corporation, Western Asset Management Company and certain individual holders, incorporated by reference to Exhibit 10.5 to Form 10-Q, filed August 14, 2012

10.5	*	Western Asset Mortgage Capital Corporation Equity Plan, incorporated by reference to Exhibit 10.5 to Amendment No. 9 Form S-11 (Registration Statement No. 333-159962), filed April 30, 2012

10.6	*	Western Asset Mortgage Capital Corporation Manager Equity Plan, incorporated by reference to Exhibit 10.6 to Amendment No. 9 Form S-11 (Registration Statement No. 333-159962), filed April 30, 2012

10.7	*	Form of Indemnification Agreement between Western Asset Mortgage Capital Corporation and a director, incorporated by reference to Exhibit 10.7 to Amendment No. 9 Form S-11 (Registration Statement No. 333-159962), filed April 30, 2012

10.9	*	Restricted Stock Award Agreement for Western Asset Management Company, incorporated by reference to Exhibit 10.9 to Form 10-Q, filed August 14, 2012

10.10	*	Form of Restricted Stock Award Agreement for independent directors, incorporated by reference to Exhibit 10.2 to the Form S-8 (Registration Statement No. 1-35543), filed May 15, 2012

Exhibit Number		Exhibit Description
21.1	*	Subsidiaries of Western Asset Mortgage Capital Corporation, incorporated by reference to Exhibit 21.1 to Amendment No. 9 Form S-11 (Registration Statement No. 333-159962), filed April 30, 2012

23.1		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

23.2		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

23.3	*	Consent of PricewaterhouseCoopers LLP

101.INS	*	XBRL Instance Document

101.SCH	*	XBRL Taxonomy Extension Schema Document

101.CAL	*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	*	XBRL Taxonomy Extension Presentation Linkbase Document

*
Previously filed.

**
These interactive data files are furnished and not deemed filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act, and are not deemed filed for purposes of Section 18 of the Exchange Act, and otherwise are not subject to liability under those sections.

Item 37.   Undertakings.

(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby further undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on September 27, 2012.

Western Asset Mortgage Capital Corporation
By:	/s/ GAVIN L. JAMES Gavin L. James President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ GAVIN L. JAMES Gavin L. James	President, Chief Executive Officer and Director (principal executive officer)	September 27, 2012
By:	/s/ STEVEN M. SHERWYN Steven M. Sherwyn	Chief Financial Officer (principal financial officer and principal accounting officer)	September 27, 2012
By:	/s/ JAMES W. HIRSCHMANN III James W. Hirschmann III	Chairman of the Board	September 27, 2012
By:	/s/ EDWARD D. FOX Edward D. Fox	Director	September 27, 2012
By:	/s/ M. CHRISTIAN MITCHELL M. Christian Mitchell	Director	September 27, 2012
By:	/s/ RICHARD W. ROLL Richard W. Roll	Director	September 27, 2012

Exhibit index

Exhibit Number		Exhibit Description
1.1		Form of Underwriting Agreement by and among Western Asset Mortgage Capital Corporation and the underwriters named therein

3.1	*	Amended and restated certificate of incorporation of Western Asset Mortgage Capital Corporation, incorporated by reference to Exhibit 3.1 to Amendment No. 10 Form S-11 (Registration Statement No. 333-159962), filed May 8, 2012

3.2	*	Amended and restated bylaws of Western Asset Mortgage Capital Corporation, incorporated by reference to Exhibit 3.2 to Amendment No. 10 Form S-11 (Registration Statement No. 333-159962), filed May 8, 2012

4.1	*	Specimen Common Stock Certificate of Western Asset Mortgage Capital Corporation, incorporated by reference to Exhibit 4.1 to Amendment No. 10 Form S-11 (Registration Statement No. 333-159962), filed May 8, 2012

5.1		Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (including consent of such firm)

8.1		Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (including consent of such firm)

10.1	*	Form of Unit Purchase Agreement between Western Asset Mortgage Capital Corporation and certain institutional accredited investors, incorporated by reference to Exhibit 10.1 to Amendment No. 9 Form S-11 (Registration Statement No. 333-159962), filed April 30, 2012

10.2	*	Form of Warrant, incorporated by reference to Exhibit 10.2 to Amendment No. 9 Form S-11 (Registration Statement No. 333-159962), filed April 30, 2012

10.3	*	Management Agreement between Western Asset Mortgage Capital Corporation and Western Asset Management Company, incorporated by reference to Exhibit 10.4 to Form 10-Q, filed August 14, 2012

10.4	*	Registration Rights Agreement among Western Asset Mortgage Capital Corporation, Western Asset Management Company and certain individual holders, incorporated by reference to Exhibit 10.5 to Form 10-Q, filed August 14, 2012

10.5	*	Western Asset Mortgage Capital Corporation Equity Plan, incorporated by reference to Exhibit 10.5 to Amendment No. 9 Form S-11 (Registration Statement No. 333-159962), filed April 30, 2012

10.6	*	Western Asset Mortgage Capital Corporation Manager Equity Plan, incorporated by reference to Exhibit 10.6 to Amendment No. 9 Form S-11 (Registration Statement No. 333-159962), filed April 30, 2012

10.7	*	Form of Indemnification Agreement between Western Asset Mortgage Capital Corporation and a director, incorporated by reference to Exhibit 10.7 to Amendment No. 9 Form S-11 (Registration Statement No. 333-159962), filed April 30, 2012

10.9	*	Restricted Stock Award Agreement for Western Asset Management Company, incorporated by reference to Exhibit 10.9 to Form 10-Q, filed August 14, 2012

10.10	*	Form of Restricted Stock Award Agreement for independent directors, incorporated by reference to Exhibit 10.2 to the Form S-8 (Registration Statement No. 1-35543), filed May 15, 2012

Exhibit Number		Exhibit Description
21.1	*	Subsidiaries of Western Asset Mortgage Capital Corporation, incorporated by reference to Exhibit 21.1 to Amendment No. 9 Form S-11 (Registration Statement No. 333-159962), filed April 30, 2012

23.1		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

23.2		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

23.3	*	Consent of PricewaterhouseCoopers LLP

101.INS	*	XBRL Instance Document

101.SCH	*	XBRL Taxonomy Extension Schema Document

101.CAL	*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	*	XBRL Taxonomy Extension Presentation Linkbase Document

*
Previously filed.

**
These interactive data files are furnished and not deemed filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act, and are not deemed filed for purposes of Section 18 of the Exchange Act, and otherwise are not subject to liability under those sections.